As filed with the Securities and Exchange Commission on March 21, 2016

Registration No. 333-209419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in its charter)

Georgia	7389	58-2567903
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 Glenlake Parkway, North Tower,

Atlanta, Georgia 30328-3473

(770) 829-8000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David L. Green, Esq.

Executive Vice President, General Counsel and Corporate Secretary

Global Payments Inc.

10 Glenlake Parkway, North Tower,

Atlanta, Georgia 30328-3473

(770) 829-8234

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marni J. Lerner, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2502	Charles Kallenbach, Esq. General Counsel and Chief Legal Officer Heartland Payment Systems, Inc. 90 Nassau Street, Second Floor Princeton, NJ 08542 (609) 683-3831	Edward D. Herlihy, Esq. Matthew M. Guest, Esq. Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 (212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon completion of the mergers described in the enclosed proxy/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities to be issued in connection with the mergers has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 21, 2016

[●], 2016

Dear Stockholder of Heartland Payment Systems, Inc.:

On December 15, 2015, Heartland Payment Systems, Inc., which we refer to as Heartland, and Global Payments Inc., which we refer to as Global Payments, Data Merger Sub One, Inc., (a wholly owned subsidiary of Global Payments, which we refer to as Merger Sub One) and Data Merger Sub Two, LLC (a wholly owned subsidiary of Global Payments, which we refer to as Merger Sub Two, and together with Merger Sub One, the Merger Subs) entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, under which Global Payments will acquire Heartland.

Under the terms of the merger agreement, Global Payments will acquire Heartland by way of two mergers (which we refer to as the mergers). First, Merger Sub One will merge with and into Heartland, with Heartland continuing as a wholly owned subsidiary of Global Payments. Second, Heartland will merge with and into Merger Sub Two immediately following the initial merger, with Merger Sub Two surviving the second merger as a wholly owned subsidiary of Global Payments. If the mergers contemplated by the merger agreement are completed, for each share of Heartland common stock you own, you will have the right to receive, (subject to adjustment as set forth in the next sentence) $53.28 in cash (which we refer to as the cash consideration), without interest, and 0.6687 of a share of common stock of Global Payments (which we refer to as the stock consideration, and together with the cash consideration, the per share merger consideration), with cash paid in lieu of fractional shares of Global Payments common stock. Under the terms of the merger agreement, in the event that the number of shares of common stock of Global Payments issuable as a result of the mergers would exceed 19.9% of the issued and outstanding shares of common stock of Global Payments immediately prior to the closing of the mergers, the stock consideration will be reduced so that (i) no more than 19.9% of the outstanding shares of common stock of Global Payments become issuable in the mergers and the cash consideration will be increased by a corresponding amount, and (ii) the value of the per share merger consideration at closing will remain the same. Because this calculation will be made immediately prior to the mergers, you will not know at the time of the special meeting whether any such adjustment will be required to be made or, if such an adjustment is required, the exact combination of cash and Global Payments common stock that you will receive in the mergers.

The value of the cash consideration is fixed at $53.28 (subject to adjustments as set forth above), but the value of the stock consideration will fluctuate as the market price of Global Payments common stock fluctuates before the completion of the mergers, and may be more or less than the value of the stock consideration on the date of the special meeting. Based on the closing stock price of Global Payments common stock on the New York Stock Exchange, which we refer to as the “NYSE,” on December 15, 2015, the date of the public announcement of the mergers, of $71.42, the value of the stock consideration was $47.76. Based on the closing stock price of Global Payments common stock on the NYSE on December 9, 2015, the last full trading day before the publication of news reports relating to a potential acquisition of Heartland by Global Payments, of $69.63, the value of the stock consideration was $46.56. Based on the closing stock price of Global Payments common stock on the NYSE on [●], 2016, the latest practicable date before the mailing of this proxy statement/prospectus, of $[●], the value of the stock consideration was $[●]. You may obtain current stock price quotations for Global Payments common stock and Heartland common stock before you vote. Global Payments common stock is quoted on the NYSE under the symbol “GPN.” Heartland common stock is quoted on the NYSE under the symbol “HPY.”

The mergers cannot be completed unless the holders of a majority of the outstanding shares of Heartland common stock entitled to vote as of the close of business on March 24, 2016, the record date for the special meeting, vote to adopt the merger agreement at the special meeting. Failure to vote in favor of the adoption of the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The special meeting of Heartland stockholders will be held on April 21, 2016 at 300 Carnegie Center, Princeton, New Jersey 08540, at 9:00 a.m., local time.

Your vote is very important, regardless of the number of shares of Heartland common stock you own. To ensure your representation at the Heartland special meeting, please take time to vote by following the instructions contained in this proxy statement/prospectus and on your proxy card. Please vote promptly whether or not you expect to attend the Heartland special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the Heartland special meeting.

The Heartland board of directors unanimously recommends that Heartland stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the other matters to be considered at the Heartland special meeting. In considering the recommendation of the board of directors of Heartland, you should be aware that certain directors and executive officers of Heartland may have interests in the mergers that are different from, or in addition to, the interests of Heartland stockholders generally. For additional information, see the section entitled “Proposal 1: The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58 of the accompanying proxy statement/prospectus.

The accompanying proxy statement/prospectus describes the special meeting of Heartland stockholders, the mergers, the documents relating to the mergers and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 29, for a discussion of the risks relating to the proposed mergers, and the Annexes and documents incorporated by reference into the accompanying proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Heartland’s proxy solicitor, by calling toll-free at (888) 750-5834 if you are a stockholder or collect at (212) 750-5833 if you are a broker or bank.

Sincerely,

Robert O. Carr

Chairman and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [●], 2016 and is first being mailed to Heartland stockholders on or about [●], 2016.

Heartland Payment Systems, Inc.

90 Nassau Street

Princeton, NJ 08542

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 21, 2016

Dear Stockholder of Heartland Payment Systems, Inc.:

You are cordially invited to attend a special meeting of Heartland stockholders. The special meeting will be held on April 21, 2016, at 300 Carnegie Center, Princeton, New Jersey 08540, at 9:00 a.m. local time, to consider and vote upon the following matters:

1.	a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 15, 2015, by and among Heartland Payment Systems, Inc., Global Payments Inc., Data Merger Sub One, Inc., and Data Merger Sub Two, LLC, which we refer to as the merger proposal;

2.	a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Heartland’s named executive officers in connection with the mergers, which we refer to as the compensation proposal; and

3.	a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement, which we refer to as the adjournment proposal.

The record date for the special meeting is March 24, 2016. Only stockholders of record as of the close of business on March 24, 2016 are entitled to notice of, and to vote at, the special meeting. All stockholders of record as of that date are cordially invited to attend the special meeting in person. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Heartland common stock. Approval of the compensation proposal requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the special meeting and entitled to vote thereon; however, such vote is advisory (non-binding) only. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the votes present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Heartland board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, has determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to and in the best interests of Heartland stockholders, and unanimously recommends that Heartland stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal. In considering the recommendation of the board of directors of Heartland, you should be aware that certain directors and executive officers of Heartland may have interests in the mergers that are different from, or in addition to, the interests of Heartland stockholders generally. See the section entitled “Proposal 1: The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58 of the accompanying proxy statement/prospectus.

Your vote is very important, regardless of the number of shares of Heartland common stock that you own. We cannot complete the mergers unless Heartland stockholders approve the merger proposal. Failure to vote in favor of the adoption of the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Even if you plan to attend the special meeting in person, Heartland requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of Heartland common stock will be represented at the special meeting. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting and vote in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of Heartland common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the merger proposal.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING, REQUEST A REVOCATION OF YOUR SUBMITTED PROXY AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Heartland’s proxy solicitor, by calling toll-free at (888) 750-5834 if you are a stockholder or collect at (212) 750-5833 if you are a broker or bank.

By Order of the Board of Directors Charles H.N. Kallenbach Chief Legal Officer, General Counsel and Secretary

Princeton, New Jersey

Dated [●], 2016

-i-

-ii-

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Global Payments Inc., which we refer to as Global Payments, and Heartland Payment Systems, Inc., which we refer to as Heartland, that is contained in documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, and that is not included in or delivered with this document. You may obtain this information without charge through the SEC’s website (www.sec.gov) or upon your written or oral request from the appropriate company at the following addresses and telephone numbers:

Global Payments Inc. Investor Relations 10 Glenlake Parkway, North Tower Atlanta, Georgia 30328 (770) 829-8234	Heartland Payment Systems, Inc. Investor Relations 90 Nassau Street Second Floor Princeton, NJ 08542 (609) 683-3831

To ensure timely delivery of a copy of this proxy statement/prospectus or any of the documents incorporated by reference herein in advance of the special meeting of the Heartland stockholders to be held on April 21, 2016, you must request the information no later than five business days prior to the date of the special meeting, by April 14, 2016.

For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S–4 filed with the SEC by Global Payments (File No. 333–209419), constitutes a prospectus of Global Payments under Section 5 of the Securities Act of 1933, as amended, which we refer to as the Securities Act, with respect to the shares of common stock, without par value, of Global Payments, which we refer to as Global Payments common stock, to be issued to Heartland stockholders pursuant to the Agreement and Plan of Merger, dated as of December 15, 2015, by and among Heartland, Global Payments, Data Merger Sub One, Inc. and Data Merger Sub Two, LLC., as it may be amended from time to time, which we refer to as the merger agreement. This document also constitutes a proxy statement of Heartland under Section 14(a) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. It also constitutes a notice of meeting with respect to the special meeting, at which Heartland stockholders will be asked to consider and vote upon the adoption of the merger agreement.

Global Payments has supplied all information contained or incorporated by reference herein relating to Global Payments and Heartland has supplied all such information related to Heartland.

You should rely only on the information contained or incorporated by reference in this document. Global Payments and Heartland have not authorized anyone to provide you with different information. This document is dated [●], 2016. You should not assume that information contained in this document is accurate as of any date other than that date. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Heartland stockholders nor the issuance by Global Payments of Global Payments common stock pursuant to the merger agreement will create any implication to the contrary.

QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Heartland, may have regarding the mergers, which we describe below, and the merger agreement, and brief answers to those questions. Heartland urges you to read carefully the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you with respect to the mergers. Additional important information is also contained in the annexes and exhibits to, and the documents incorporated by reference in, this proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

Q: Why am I receiving this proxy statement/prospectus?

A: Heartland has agreed to be acquired by Global Payments under the terms of the merger agreement that are described in this proxy statement/prospectus. In order to complete the mergers, Heartland stockholders must vote to approve and adopt the merger agreement.

If the merger agreement is adopted by Heartland stockholders and the other conditions to closing under the merger agreement are satisfied or waived, Data Merger Sub One, Inc., a Delaware corporation and a wholly owned subsidiary of Global Payments (which we refer to as Merger Sub One), will merge with and into Heartland (we refer to such transaction as the initial merger), with Heartland continuing as the surviving entity, followed by a merger of Heartland with and into Data Merger Sub Two, LLC, a Delaware limited liability company (which we refer to as Merger Sub Two), with Merger Sub Two continuing as the surviving entity and a wholly owned subsidiary of Global Payments (we refer to such transaction as the second merger and together with the initial merger, the mergers).

Q: What am I being asked to vote on at the Heartland special meeting?

Heartland is holding the special meeting to ask its stockholders to consider and vote upon a proposal to approve and adopt the merger agreement, which we refer to as the merger proposal.

You are also being asked to consider and vote upon (1) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Heartland’s named executive officers in connection with the mergers, which we refer to as the compensation proposal, and (2) a proposal to grant authority to proxy holders to vote in favor of adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement, which we refer to as the adjournment proposal. This proxy statement/prospectus includes important information about the mergers, the merger agreement (a copy of which is attached as Annex A to this proxy statement/prospectus) and the special meeting. Heartland stockholders should read this information carefully and in its entirety. The enclosed voting materials allow stockholders to vote their shares without attending the special meeting in person.

Q: Who can vote at the special meeting?

A: All holders of record of Heartland common stock as of the close of business on March 24, 2016, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting, or any postponement or adjournment thereof.

Q: What is the vote required to approve each proposal at the Heartland special meeting?

The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of common stock, par value $0.001 per share, of Heartland (which we refer to as Heartland common stock) outstanding and entitled to vote. Any failure to vote in favor of the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The approval of the compensation proposal requires the affirmative vote of the holders of a majority of the shares of Heartland common stock present in person or represented by proxy at the special meeting and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of Heartland common stock are present at the special meeting but your shares are not voted on the compensation proposal, or if you vote to abstain on the compensation proposal, it will have the same effect as a vote “AGAINST” the compensation proposal. If you fail to submit a proxy and fail to attend the special meeting and vote your shares in person, or if you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee, as applicable, to vote your shares of Heartland common stock, your shares of Heartland common stock will not be voted, but this will not have an effect on the vote for the compensation proposal except to the extent such non-vote results in there being insufficient shares present at the meeting to establish a quorum.

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of Heartland common stock present in person or represented by proxy at the special meeting and entitled to vote thereon, whether or not a quorum is present. If your shares of Heartland common stock are present at the special meeting but are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy and fail to attend the special meeting and vote your shares in person, or if you hold your shares of Heartland common stock through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee, as applicable, to vote your shares of Heartland common stock, your shares of Heartland common stock will not be voted, but this will not have an effect on the approval of the adjournment proposal.

Q: How important is my vote?

A: Your vote is very important. Because the affirmative vote required to adopt the merger proposal is based upon the total number of outstanding shares of Heartland common stock, if you vote to abstain, fail to submit a proxy or vote in person at the special meeting, or you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee, as applicable, to vote your shares of Heartland common stock, this will have the same effect as a vote “AGAINST” the merger proposal.

Q: What is the recommendation of the Heartland board of directors?

A: The board of directors of Heartland, which we refer to as the Heartland board or Heartland board of directors, unanimously recommends that Heartland stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal. For additional information, see the sections entitled “Proposal 1: The Mergers—Heartland’s Reasons for the Mergers” and “Proposal 1: The Mergers—Recommendation of the Heartland Board” beginning on pages 44 and 46, respectively, of this proxy statement/prospectus.

Q: What will I receive if the mergers are completed?

A: If the initial merger is completed, each share of Heartland common stock issued and outstanding immediately prior to the effective time of the initial merger, which we refer to as the effective time, will be converted into the right to receive $53.28 in cash, without interest (which we refer to as the cash consideration), and 0.6687 of a share of Global Payments common stock (which ratio we refer to as the exchange ratio and which amount we refer to as the stock consideration, and together with the cash consideration, the per share merger consideration), with cash paid in lieu of fractional shares of Global Payments common stock. The per share merger consideration is subject to adjustment under limited circumstances as set forth in the merger agreement, including if the exchange ratio would otherwise result in Global Payments issuing in excess of 19.9% of its outstanding common stock immediately prior to the effective time as a result of the mergers. For additional information, see the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares” beginning on page 68 of this proxy statement/prospectus.

Q: How will I receive the per share merger consideration to which I am entitled?

A: After receiving the proper documentation from you, following the effective time, the exchange agent will forward to you evidence of the stock consideration and cash consideration to which you are entitled. For additional information concerning the documentation you are required to deliver to the exchange agent see the section entitled “The Merger Agreement—Merger Consideration; Conversion of Shares” beginning on page 68 of this proxy statement/prospectus. Please do not return any Heartland stock certificates with your proxy card.

Q: What will happen to Heartland as a result of the mergers?

A: Merger Sub One will merge with and into Heartland, followed by a merger of Heartland with and into Merger Sub Two, with Merger Sub Two continuing as the surviving entity and a wholly owned subsidiary of Global Payments (which we refer to as the surviving company). As a result of the mergers, Heartland will no longer be a publicly traded company. Following the mergers, Heartland common stock will be delisted from the New York Stock Exchange, which we refer to as the NYSE, and deregistered under the Exchange Act.

Q: What equity stake will Heartland stockholders hold in Global Payments immediately following the mergers?

A: Based on the number of issued and outstanding shares of Global Payments common stock and Heartland common stock as of March 4, 2016, and based on the exchange ratio, holders of shares of Heartland common stock immediately prior to the closing of the mergers are expected to hold, in the aggregate, approximately 17% of the issued and outstanding shares of Global Payments common stock immediately following the closing of the mergers.

Q: When do you expect the mergers to be completed?

A: Subject to the satisfaction or waiver of the closing conditions set forth in the merger agreement, including the adoption of the merger agreement by Heartland stockholders at the special meeting, Global Payments and Heartland expect that the mergers will close in the second quarter of the 2016 calendar year. However, it is possible that factors outside the control of both companies could result in the mergers being completed at a different time or not at all. For additional information, see the section entitled “The Merger Agreement— Conditions to the Consummation of the Mergers” beginning on page 83 of this proxy statement/prospectus.

Q: When and where will the special meeting be held?

A: The special meeting will take place on April 21, 2016 at 300 Carnegie Center, Princeton, New Jersey 08540, at 9:00 a.m. local time. For additional information, see the section entitled “Information About the Special Meeting—Time Place and Purpose of the Special Meeting” beginning on page 36 of this proxy statement/prospectus.

Q: Who is entitled to vote at the special meeting?

A: All holders of record of Heartland common stock as of the close of business on March 24, 2016, the record date for the special meeting, which we refer to as the record date, are entitled to receive notice of, and to vote at, the special meeting.

Q: How many votes do I have?

A: Each holder of Heartland common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of Heartland common stock that such holder owned of record as of the record date. As of the record date, there were [●] outstanding shares of Heartland common stock.

Q: What should I do if I receive more than one set of voting materials?

A: Please vote each proxy card and voting instruction card that you receive. You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, stockholders who hold shares in more than one brokerage account will receive a separate voting instruction card for each brokerage account in which shares are held. In addition, if shares are held in more than one name, stockholders will receive more than one proxy card or voting instruction card. For information on electronic voting via the Internet or telephone, see the section entitled “Information About the Special Meeting—Vote Required for Approval” beginning on page 36 of this proxy statement/prospectus.

Q: Why am I being asked to consider and vote on the proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Heartland’s named executive officers in connection with the mergers?

A: Under SEC rules, Heartland is required to seek an advisory (non-binding) vote with respect to the compensation that may be paid or become payable to its named executive officers that is based on, or otherwise relates to, the mergers.

Q: What will happen if Heartland stockholders do not approve the compensation proposal?

A: Approval of the compensation proposal is not a condition to completion of the mergers. The vote is an advisory vote and will not be binding on Heartland or the surviving company in the mergers. If the mergers are completed, such compensation may be paid to Heartland’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Heartland stockholders do not approve, by advisory (non-binding) vote, such compensation.

Q: Do any of Heartland’s directors or executive officers have interests in the mergers that may differ from those of Heartland stockholders?

A: Heartland’s directors and executive officers may have interests in the mergers that are different from, or in addition to, the interests they may have as Heartland stockholders. The members of the Heartland board of directors were aware of and considered these interests, among other matters, in evaluating the merger agreement and the mergers, and in recommending that Heartland stockholders adopt the merger agreement. For additional information, see the section entitled “Proposal 1: The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58 of this proxy statement/prospectus.

Q: What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A: If your shares of Heartland common stock are registered directly in your name with Heartland’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to Heartland or to a third party to vote at the special meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee, as applicable, is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee, as applicable, will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee, as applicable, that holds your shares, giving you the right to vote the shares at the special meeting.

Q: If my shares of Heartland common stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee, as applicable, automatically vote those shares for me?

A: No. Your bank, brokerage firm or other nominee, as applicable, will only be permitted to vote your shares of Heartland common stock if you instruct them how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee, as applicable, regarding the voting of your shares of Heartland common stock. In accordance with the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of Heartland common stock in street name for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to non-routine matters, such as the adoption of the merger agreement, the approval of the compensation proposal, and approval of the adjournment proposal. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms and other nominees are not empowered to vote such shares. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. The effect of not instructing your bank, brokerage firm or other nominee, as applicable, how you wish your shares to be voted will be the same as a vote “AGAINST” the merger proposal, but will not have an effect on the approval of the compensation proposal (except to the extent there are insufficient shares present at the meeting to establish a quorum) or on the approval of the adjournment proposal.

Q: What constitutes a quorum for the special meeting?

A: The presence, in person or represented by proxy, of holders of a majority of all of the outstanding shares of Heartland common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions are considered present for purposes of establishing a quorum.

Q: What happens if I sell my shares of Heartland common stock before the special meeting?

A: The record date is earlier than both the date of the special meeting and the effective time. If you transfer your shares of Heartland common stock after the record date but before the special meeting, you will, unless the transferee requests a proxy from you, retain your right to vote at the special meeting but will transfer the right to receive the per share merger consideration to the transferee. In order to receive the per share merger consideration, you must hold your shares at the effective time.

Q: Who will solicit and pay the cost of soliciting proxies?

A: Heartland has engaged Innisfree M&A Incorporated to assist in the solicitation of proxies for the special meeting. Heartland estimates that it will pay Innisfree a fee of approximately $25,000. Heartland has agreed to reimburse Innisfree for certain out-of-pocket fees and expenses and also will indemnify Innisfree against certain losses, claims, damages, liabilities or expenses. Heartland also may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Heartland common stock. Heartland’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q: Should I send in my stock certificates now?

A: No, please do NOT return your stock certificate(s), if any are physically held, with your proxy. If the merger agreement is adopted by Heartland stockholders and the mergers are completed, and you hold physical stock certificates, you will be sent a letter of transmittal as soon as reasonably practicable after the completion of the mergers describing how you may exchange your shares of Heartland common stock for the per share merger consideration. If your shares of Heartland common stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee, as applicable, as to how to effect the surrender of your “street name” shares of Heartland common stock in exchange for the per share merger consideration.

Q: How can I change or revoke my vote?

A: If you are a holder of record of Heartland common stock on the record date for the Heartland special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Heartland special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can submit a new, valid proxy card bearing a later date; or

•	you can attend the Heartland special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

For additional information see the section entitled “Information About the Special Meeting—Revocability of Proxies” beginning on page 38 of this proxy statement/prospectus.

Q: Can I exercise appraisal rights?

A: Heartland stockholders are entitled to appraisal rights under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For additional information regarding appraisal rights, see the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement/prospectus. In addition, a copy of Section 262 of the DGCL is attached as Annex C to this proxy statement/prospectus. If you fail to strictly comply with Section 262 of the DGCL you may be waiving, or you may become unable to exercise, appraisal rights.

Q: Are there any risks that I should consider in deciding whether to vote for the adoption of the merger agreement?

A: Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus. You also should read and carefully consider the risk factors of Global Payments and Heartland contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q: What is the value of the per share merger consideration?

A: Upon completion of the initial merger, subject to the terms and conditions of the merger agreement, each share of Heartland common stock issued and outstanding (other than certain shares owned by the parties to the merger agreement (which will be cancelled), by stockholders who have properly exercised and perfected appraisal rights under Delaware law (as described below in the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement/prospectus), or by any direct or indirect wholly owned subsidiary of Heartland (which will remain outstanding)) will be converted into the right to receive, subject to adjustment under limited circumstances described in the paragraph below, $53.28 in cash, without interest, and 0.6687 of a share of Global Payments common stock. Other than the possible adjustment described in the paragraph below, the exchange ratio of 0.6687 of a share of Global Payments common stock is fixed, which means that it will not change between now and the date of the mergers, including as a result of a change in the trading price of Global Payments common stock or Heartland common stock. Therefore, the value of the shares of Global Payments common stock received by Heartland stockholders in the mergers will depend on the market price of Global Payments common stock at the time the mergers are completed.

Under the terms of the merger agreement, in the event that the number of shares of common stock of Global Payments issuable as a result of the mergers would exceed 19.9% of the issued and outstanding shares of common stock of Global Payments immediately prior to the closing of the mergers, the stock consideration will be reduced so that no more than 19.9% of the outstanding shares of common stock of Global Payments become issuable in the mergers and the cash consideration will be increased by a corresponding amount, so that the value of the per share merger consideration at closing will remain the same.

Q: What happens if the mergers are not completed?

A: If the merger agreement is not adopted by Heartland stockholders or if the mergers are not completed for any other reason, Heartland stockholders will not receive the per share merger consideration for their shares of Heartland common stock. Instead, Heartland will remain an independent public company, and Heartland common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act. Heartland is required to pay Global Payments a termination fee of $153 million if the merger agreement is terminated in certain circumstances including if Global Payments terminates the merger agreement following a change of recommendation of the Heartland board of directors, if Heartland terminates the merger agreement to enter into a definitive agreement with a third party with respect to a superior acquisition proposal, or if the merger agreement is terminated under certain circumstances and Heartland subsequently enters into, or consummates, an alternative acquisition proposal within twelve months. For additional information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement and Termination Fee” beginning on page 84 of this proxy statement/prospectus.

Q: What are the material United States federal income tax consequences of the mergers?

A: The mergers are intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Assuming that the mergers do qualify as a reorganization for U.S. federal income tax purposes, a U.S. holder of shares of Heartland common stock generally will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of Global Payments common stock and cash received pursuant to the mergers (excluding any cash received in lieu of fractional shares) over the holder’s adjusted tax basis in its shares of Heartland common stock surrendered pursuant to the mergers) and (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the mergers, and such holder will recognize gain or loss with respect to any cash received in lieu of fractional shares of Global Payments common stock. Heartland stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the mergers to them. For additional information, see the section entitled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 119 of this proxy statement/prospectus.

Q: Whom should I call if I have questions?

A: If you have additional questions about the mergers, need assistance in submitting your proxy or voting your shares of Heartland common stock, or need additional copies of this proxy statement/prospectus, please contact Innisfree M&A Incorporated, by calling toll-free at (888) 750-5834 if you are a stockholder or collect at (212) 750-5833 if you are a broker or bank.

SUMMARY

This summary highlights selected material information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger agreement fully and for a more complete description of the legal terms of the mergers, you should carefully read the entire documents to which we have referred you, including the complete merger agreement included with this proxy statement/prospectus as Annex A. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

All references to “Heartland” in this proxy statement/prospectus refer to Heartland Payment Systems, Inc., a Delaware corporation; all references to “Global Payments” refer to Global Payments Inc., a Georgia corporation; all references to “Merger Sub One” refer to Data Merger Sub One, Inc., a Delaware corporation and a wholly owned subsidiary of Global Payments formed solely for the purpose of implementing the mergers; all references to “Merger Sub Two” refer to Data Merger Sub Two, LLC, a Delaware limited liability company and a wholly owned subsidiary of Global Payments formed solely for the purpose of implementing the mergers; all references to “Merger Subs” refer, collectively, to Merger Sub One and Merger Sub Two; all references to the “initial merger” refer to the merger of Merger Sub One with and into Heartland, with Heartland continuing as a wholly owned subsidiary of Global Payments; all references to the “second merger” refer to the merger of Heartland with and into Merger Sub Two immediately following the initial merger, with Merger Sub Two surviving as a wholly owned subsidiary of Global Payments; all references to the “mergers” refer, collectively, to the initial merger and the second merger; all references to “Heartland common stock” refer to shares of common stock, par value $0.001 per share, of Heartland; all references to “Global Payments common stock” refer to shares of common stock, without par value, of Global Payments; all references to the “Heartland board” or “Heartland board of directors” refer to the board of directors of Heartland; all references to the “Global Payments board” or “Global Payments board of directors” refer to the board of directors of Global Payments; unless otherwise indicated or as the context otherwise requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of December 15, 2015, and as may be amended from time to time, by and among Heartland, Global Payments and the Merger Subs, a copy of which is included as Annex A to this proxy statement/prospectus.

The Companies (page 34)

Heartland Payment Systems, Inc.

Heartland’s primary business is to provide payment services to merchants throughout the United States. This involves providing end-to-end electronic payment services to merchants by facilitating the exchange of information and funds between them and cardholders’ financial institutions. It undertakes merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support, and risk management. It also sells and rents point-of-sale devices. Its card-accepting customers primarily fall into two categories: small and mid-sized merchants and network services merchants, which are predominantly petroleum industry merchants of all sizes.

Heartland also provides additional services such as:

•	integrated commerce solutions, payment services, higher education loan services and open and closed-loop payment solutions to higher-education institutions through its Campus Solutions segment;

•	school nutrition, point-of-sale solutions (POS), and associated payment solutions, including online prepayment solutions, to kindergarten through 12th grade (K-12) schools through its Heartland School Solutions segment;

•	full-service payroll processing and related tax filing services throughout the United States provided by its Heartland Payroll Solutions segment; and

•	other services including (1) prepaid and stored-value card solutions throughout the United States and Canada provided by its Micropayments segment, (2) POS solutions and other adjacent business service applications through its Heartland Commerce segment, and (3) marketing solutions including loyalty and gift cards which we provide through its Heartland Marketing Solutions segment.

Heartland is organized under the laws of the state of Delaware. The address and telephone number of Heartland’s principal executive offices are 90 Nassau Street, Second Floor, Princeton, NJ 08542 and (609) 683-3831.

Global Payments Inc.

Global Payments is a leading worldwide provider of payment technology services delivering innovative solutions to its customers. Its partnerships, technologies and employee expertise enable it to provide a broad range of services that allow its customers to accept various payment types. Global Payments distributes its services across a variety of channels to merchants and partners in 29 countries throughout North America, Europe, the Asia-Pacific region and Brazil. It also provides payment and digital commerce solutions and operates in three reportable segments: North America, Europe and Asia-Pacific.

Global Payments was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Global Payments has been in the payment technology services business since 1967.

Global Payments is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 and (770) 829-8234.

Data Merger Sub One, Inc.

Merger Sub One is a Delaware corporation and a wholly owned subsidiary of Global Payments formed solely for the purpose of implementing the mergers. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

The address and telephone number of the principal executive offices of Merger Sub One are 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 and (770) 829-8234.

Data Merger Sub Two, LLC

Merger Sub Two is a Delaware limited liability company and a wholly owned subsidiary of Global Payments formed solely for the purpose of implementing the mergers. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

The address and telephone number of the principal executive offices of Merger Sub Two are 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 and (770) 829-8234.

Information About the Special Meeting (page 36)

The Heartland special meeting is scheduled to be held on April 21, 2016, at 300 Carnegie Center, Princeton, New Jersey 08540, at 9:00 a.m. local time, for the purpose of considering and voting on the following matters:

•	a proposal to approve and adopt the merger agreement;

•	a proposal to approve by advisory (non-binding) vote, certain compensation arrangements for Heartland’s named executive officers in connection with the mergers;

•	a proposal to approve the adjournment of the Heartland special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the merger agreement and approve the transactions contemplated by the merger agreement; and

•	such other business as may properly come before the Heartland special meeting.

The Heartland board of directors unanimously recommends that Heartland stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal and “FOR” the adjournment proposal.

Record Date and Vote Required for the Heartland Special Meeting

Holders of record of Heartland common stock at the close of business on March 24, 2016, the record date for the Heartland special meeting, will be entitled to notice of, and to vote at, the Heartland special meeting or any postponements or adjournments thereof. You are entitled to one vote for each share of Heartland common stock that you owned as of the close of business on the record date. As of the record date, there were [●] shares of Heartland common stock outstanding and entitled to vote at the Heartland special meeting, approximately [●] of which were held by directors and executive officers of Heartland. Heartland currently expects that Heartland’s directors and executive officers will vote their shares in favor of each of the proposals to be presented at the Heartland special meeting, although none of them has entered into any agreements obligating them to do so.

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Heartland common stock. Approval of the compensation proposal and approval of the adjournment proposal each requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Mergers (page 68)

Heartland, Global Payments and the Merger Subs entered into the merger agreement. Pursuant to the terms and subject to the conditions set forth in the merger agreement, Global Payments will acquire Heartland by way of two mergers. First, Merger Sub One will merge with and into Heartland, with Heartland continuing as a wholly owned subsidiary of Global Payments in the initial merger. Second, Heartland will merge with and into Merger Sub Two immediately following the initial merger, with Merger Sub Two surviving the second merger as a wholly owned subsidiary of Global Payments. For additional information, see the section entitled “Proposal 1: The Mergers”.

A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus. You are encouraged to read the merger agreement carefully in its entirety because it is the legal agreement that governs the mergers.

Merger Consideration (page 68)

Upon completion of the initial merger, subject to the terms and conditions of the merger agreement, each share of Heartland common stock issued and outstanding immediately prior to the effective time of the initial merger will be converted into the right to receive, subject to adjustment under limited circumstances described below, in exchange for each share of Heartland common stock held immediately prior to the effective time of the initial merger, a combination $53.28 in cash, without interest (which we refer to as the cash consideration), and 0.6687 of a share of Global Payments common stock (which ratio we refer to as the exchange ratio and which amount of Global Payments common stock we refer to as the stock consideration, and together with the cash consideration, the per share merger consideration). Global Payments will not issue any fractional shares of Global Payments common stock in the mergers. Heartland stockholders who would otherwise be entitled to a fractional share of Global Payments common stock will instead receive an amount in cash based on the volume weighted average trading price of Global Payments common stock on the New York Stock Exchange, which we refer to as the NYSE, for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers. In connection with the payment of the aggregate stock consideration, Global Payments expects to issue approximately 26 million shares of common stock to Heartland stockholders. It is currently expected that the closing date of the mergers will occur no later than three business days after the special meeting in accordance with the merger agreement.

Other than the possible adjustment described in the paragraph below, the exchange ratio is fixed, which means that it will not change between now and the date of the closing of the mergers, including as a result of a change in the trading price of Global Payments common stock or Heartland common stock. Therefore, the value of the shares of Global Payments common stock received by Heartland stockholders in the mergers will depend on the market price of Global Payments common stock at the time the mergers are completed.

The exchange ratio will be adjusted if the exchange ratio would otherwise result in Global Payments issuing in excess of 19.9% of its common stock outstanding immediately prior to the effective time as a result of the mergers. In such circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Global Payments common stock issued or issuable as a result of the mergers will equal 19.9% of its common stock outstanding immediately prior to the effective time, and the cash consideration will be increased by an equivalent value (based on the volume weighted average trading price of Global Payments common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers).

As of the time the merger agreement was executed, the number of shares of Global Payments common stock expected to be issued in the mergers constituted less than 19.9% of Global Payments outstanding shares of common stock, and Global Payments and Heartland currently do not anticipate that any adjustment to the exchange ratio will be required. A vote by Heartland stockholders for the approval of the merger proposal will remain effective whether or not the exchange ratio is adjusted as described above.

Treatment of Equity Awards (page 69)

Stock Options. At the effective time, each outstanding stock option to purchase shares of Heartland common stock will be cancelled and converted into the right to receive the per share merger consideration with respect to each share of Heartland common stock relating to such stock option, net of the applicable exercise price. Any stock option with an exercise price that equals or exceeds the value of the per share merger consideration as of the effective time (using the volume weighted average trading price of Global Payments common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers to calculate the value of the stock consideration) will be cancelled for no consideration.

Restricted Stock Units. At the effective time, each restricted stock unit award (other than a performance share unit award) in respect of Heartland common stock will fully vest and be cancelled and converted into the right to receive the per share merger consideration in respect of each share of Heartland common stock underlying the restricted stock unit award. Any accrued but unpaid dividend equivalents corresponding to each such restricted stock unit award will become fully vested and be paid in cash at the time the corresponding restricted stock unit award is settled.

Performance Share Units. At the effective time, each performance share unit award in respect of Heartland common stock will fully vest (with any performance-based vesting condition deemed to have been satisfied at either maximum or target levels, depending on whether the award was granted prior to, or on or after, December 1, 2015, respectively) and be cancelled and converted into the right to receive the per share merger consideration in respect of each share of Heartland common stock underlying the performance share unit award. Any accrued but unpaid dividend equivalents corresponding to each such performance share unit award will become fully vested (assuming achievement of maximum performance) and be paid in cash at the time the corresponding performance share unit award is settled.

Recommendation of the Heartland Board and Reasons for the Mergers (pages 46 and 44, respectively)

The Heartland board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, has determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to and in the best interests of Heartland stockholders, and unanimously recommends that Heartland stockholders vote “FOR” the merger proposal. For a description of the reasons considered by the Heartland board of directors in deciding to recommend adoption of the merger agreement, see the sections entitled “Proposal 1: The Mergers—Heartland’s Reasons for the Mergers” and “Proposal 1: The Mergers—Recommendation of the Heartland Board.”

Opinion of Greenhill & Co., LLC (page 49)

In connection with the mergers, Greenhill & Co., LLC, which we refer to as Greenhill, delivered a written opinion, dated December 15, 2015, to the Heartland board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than shares held by Heartland as treasury stock or by a subsidiary of Heartland, or shares held by Global Payments or the Merger Subs (which we collectively refer to as excluded holders)). The full text of Greenhill’s written opinion, dated December 15, 2015, is attached as Annex B to this proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion. Greenhill delivered its opinion to the Heartland board for the information of the Heartland board (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view and did not express any opinion as to any other term, aspect or implication of the mergers (other than the fairness, from a financial point of view, of the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders)). Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the mergers. Greenhill’s opinion is not and did not constitute a recommendation to the members of the Heartland board as to whether to approve the mergers or the merger agreement, or as to how any stockholder should vote or act in connection with the mergers.

Interests of Certain Persons in the Mergers (page 58)

Heartland stockholders should be aware that Heartland’s directors and executive officers may have interests in the mergers that are different from, or in addition to, interests of Heartland stockholders generally. These interests include, among others, the treatment of outstanding Heartland equity awards pursuant to the merger agreement, certain payments and benefits payable under employment agreements entered into with executive officers, and rights to ongoing indemnification and insurance coverage by the surviving company for acts or omissions occurring prior to the mergers. The Heartland board of directors was aware of and considered those interests, among other matters, in reaching its decisions to approve the merger agreement and the transactions contemplated thereby and to recommend the adoption of the merger agreement to Heartland common stockholders. For a more detailed description of these interests, see the section entitled “The Merger—Interests of Certain Persons in the Mergers”.

Global Payments Board of Directors Following the Mergers (page 63)

The parties have agreed to select two Heartland nominees for appointment to the Global Payments board of directors. In connection with such appointment, Global Payments has agreed to take all appropriate action to submit to the Global Payments board of directors such nominees for appointment in accordance with Global Payments’ sixth amended and restated bylaws, which we refer to as the Global Payments bylaws. Currently, the Global Payments board of directors consists of eight directors. Following the appointment of the Heartland nominees, the Global Payments board of directors would consist of ten directors. For additional information, see the section entitled “Proposal 1: The Mergers—Global Payments Board of Directors Following the Mergers”.

Regulatory Approvals (page 63)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and the related rules and regulations issued by the Federal Trade Commission, which we refer to as the FTC, certain transactions, including the mergers, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the United States Department of Justice, which we refer to as the DOJ, and the applicable waiting periods have expired or been terminated. The completion of the mergers is conditioned upon the expiration or early termination of the HSR Act waiting period. On December 30, 2015, Global Payments and Heartland filed their respective notification and report forms under the HSR Act with the DOJ and the FTC and the waiting period expired at 11: 59 p.m. on January 29, 2016. For additional information, see the sections entitled “Proposal 1: The Mergers—Regulatory Approvals” and “The Merger Agreement—Covenants—Efforts”.

Financing (page 64)

Global Payments anticipates that the funds needed to complete the transactions will be derived from a combination of (1) available cash on hand of Global Payments and (2) third-party debt financing, which we refer to as the debt financing, consisting of term loan facilities, a revolving credit facility and a delayed draw term loan facility. The consummation of the mergers is not conditioned on the receipt of such debt financing. For additional information, see the section entitled “Proposal 1: The Mergers—Financing”.

Closing and Effective Time (page 65)

Global Payments and Heartland expect that the mergers will close in the second quarter of the 2016 calendar year, subject to the adoption of the merger agreement by Heartland stockholders, the satisfaction or valid waiver of the other conditions to closing, and the completion of the marketing period in connection with the debt financing. However, it is possible that factors outside the control of both companies could result in the mergers being completed at a different time or not at all. For additional information, see the section entitled “Proposal 1: The Mergers—Closing and Effective Time”.

The closing of the mergers will occur on the third business day after the date on which all of the closing conditions to the mergers are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) and the completion of the marketing period in connection with the debt financing, or at such other time as the parties may mutually agree.

For purposes of the merger agreement, the effective time means the time when the certificate of merger for the initial merger is duly filed with the Secretary of State of the State of Delaware or a mutually agreed later time that is specified in the certificate of merger for the initial merger.

Stock Exchange Listing of Global Payments Common Stock and Delisting and Deregistration of Heartland Common Stock (page 66)

Application will be made to have the shares of Global Payments common stock to be issued in the mergers approved for listing on the NYSE, where Global Payments common stock is currently traded. If the mergers are consummated, Heartland common stock will no longer be listed on the NYSE, and will be deregistered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. For additional information, see the section entitled “Proposal 1: The Mergers—Stock Exchange Listing of Global Payments Common Stock and Delisting and Deregistration of Heartland Common Stock”.

Accounting Treatment (page 66)

Global Payments and Heartland prepare their financial statements in accordance with accounting principles generally accepted in the United States (which we refer to as GAAP). The mergers will be accounted for using the acquisition method of accounting. Global Payments will be treated as the acquirer for accounting purposes. For additional information, see the section entitled “Proposal 1: The Mergers—Accounting Treatment”.

Material United States Federal Income Tax Consequences (page 66)

The mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. Assuming that the mergers do qualify as a reorganization for U.S. federal income tax purposes, a U.S. holder of shares of Heartland common stock generally will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of Global Payments common stock and cash received pursuant to the mergers (excluding any cash received in lieu of fractional shares) over the holder’s adjusted tax basis in its shares of Heartland common stock surrendered pursuant to the mergers) and (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the mergers, and such holder will recognize gain or loss with respect to any cash received in lieu of fractional shares of Global Payments common stock. Heartland stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the mergers to them. For additional information, see the section entitled “Material United States Federal Income Tax Consequences of the Mergers”.

Appraisal Rights (page 67)

Heartland stockholders who do not vote for the adoption of the merger agreement, who continuously hold their shares of Heartland common stock through the effective time of the mergers and who otherwise comply with the applicable provisions of Section 262 of the Delaware General Corporation Law (which we refer to as DGCL) will be entitled to seek appraisal of the fair value of their shares of Heartland common stock, as determined by the Delaware Court of Chancery, if the mergers are completed. The “fair value” of your shares of Heartland common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the per share merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. For additional information, see the section entitled “Appraisal Rights”.

No Solicitation by Heartland (page 77)

Subject to certain exceptions, Heartland has agreed not to solicit, induce, encourage, facilitate, or participate in discussions or negotiations concerning acquisition proposals with third parties, or provide non-public information relating to Heartland and its subsidiaries in connection with third party proposals. Notwithstanding these restrictions, however, the merger agreement provides that, under specified circumstances and before Heartland stockholders adopt the merger proposal, the Heartland board is permitted to provide access to its properties, books and records, information or data, and engage in negotiations or discussions with, a third party making an acquisition proposal (subject to such third party executing an acceptable confidentiality agreement), but only in response to an unsolicited bona fide written acquisition proposal if the Heartland board (1) determines in good faith, after consultation with Heartland’s outside legal counsel and financial advisor, that such acquisition proposal is reasonably expected to constitute or result in a superior proposal to the mergers and (2) determines in good faith, after consultation with, and taking into account the advice of, outside legal counsel, that failure to take such action would be reasonably likely to be a violation of the Heartland board’s fiduciary duties under applicable law. For additional information, see the section entitled “The Merger Agreement—Covenants—No Solicitation”.

Change of Recommendation; Match Rights (page 79)

The Heartland board recommends that Heartland stockholders vote “FOR” the merger proposal, which we refer to as the recommendation. The merger agreement provides that the Heartland board may not change its recommendation except in limited circumstances, including either (1) in response to an unsolicited bona fide written acquisition proposal that the Heartland board determines in good faith, after consultation with Heartland’s outside legal counsel and financial advisor, constitutes a superior proposal and, after consultation with outside legal counsel, that the failure to change its recommendation would be reasonably likely to be a violation of the Heartland board’s fiduciary duties under applicable law or (2) if there exists, with respect to Heartland or its subsidiaries, any event, development, change, effect or occurrence that was not known by the Heartland board or, if known, the consequences of which were not known or reasonably foreseeable as of the date of the merger agreement and the Heartland board further determines in good faith, after consultation with, and taking into account the advice of, outside legal counsel, that the failure to change its recommendation would be reasonably likely to be a violation of the Heartland board’s fiduciary duties under applicable law. In addition, Heartland must provide Global Payments with prior notice of any such change in its recommendation and negotiate with Global Payments for a specific period in advance of any such change. For additional information, see the section entitled “The Merger Agreement—Covenants—Change of Recommendation; Match Rights”.

Conditions to the Consummation of the Mergers (page 83)

The obligations of each party to complete the mergers are conditioned upon:

•	the expiration or early termination of the applicable waiting period under the HSR Act;

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Heartland common stock entitled to vote thereon;

•	the listing of the shares of Global Payments common stock issuable pursuant to the merger agreement on the NYSE;

•	the effectiveness under the Securities Act of 1933, as amended, which we refer to as the Securities Act, of the registration statement of which this proxy statement/prospectus forms a part, which shall not be the subject of any stop order or proceedings seeking a stop order to suspend the effectiveness of such registration statement;

•	the absence of any applicable law which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement, including the mergers;

•	the accuracy of the representations and warranties of the other party, subject to certain materiality thresholds; and

•	the performance and compliance, in all material respects, by the other party of all of its covenants, obligations and agreements contained in the merger agreement to be performed and complied with by it at or prior to the effective time.

Additionally, the obligations of Global Payments and the Merger Subs to complete the mergers are conditioned upon the absence of any material adverse effect of Heartland.

For additional information, see the section entitled “The Merger Agreement—Conditions to the Consummation of the Mergers”.

Termination of the Merger Agreement (page 84)

The merger agreement may be terminated:

•	by mutual written consent of each of Heartland and Global Payments;

•	by either Heartland or Global Payments (unless, in the case of the first three bullets below, the terminating party is in material breach of the merger agreement):

•	if the closing does not occur on or before June 15, 2016, which we refer to as the termination date (provided that in certain cases if all closing conditions have otherwise been satisfied and the marketing period in connection with the debt financing has commenced but not yet ended such date will be automatically extended for twenty-one business days from the first day of the marketing period);

•	if there is a law that makes the closing of the mergers illegal or if any government authority issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the mergers;

•	if the other party breaches or fails to perform its representations, warranties, covenants or other agreements contained in the merger agreement and such breach or failure to perform would give rise to a failure of a closing condition relating to the accuracy of such breaching party’s representations and warranties or compliance with the terms of the merger agreement, and such breach or failure to perform is not cured within a specified period of time; or

•	if the approval of Heartland stockholders of the merger proposal is not obtained at the special meeting or at the final adjournment or postponement of the special meeting;

•	by Heartland before approval of Heartland stockholders of the merger proposal is obtained, if the Heartland board, after compliance with the terms and conditions of the merger agreement (including its non-solicitation obligations and Global Payments’ match rights), determines to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal; or

•	by Global Payments, if the Heartland board of directors does any of the following (which we refer to collectively as the change of recommendation termination rights):

•	makes a change of recommendation;

•	fails to include the recommendation in this proxy statement/prospectus;

•	recommends, approves or otherwise declares advisable to Heartland stockholders an acquisition proposal other than the mergers;

•	fails to have published, sent or given to its stockholders, within ten business days following the commencement of a tender offer or exchange offer that constitutes an acquisition proposal (or subsequent material amendment thereof), a statement recommending that its stockholders reject such tender offer or exchange offer and affirming the recommendation;

•	fails to publicly reaffirm the recommendation within ten business days of Global Payments’ request to do so following the public announcement or public disclosure by any person of an acquisition proposal or an intention to make an acquisition proposal; or

•	formally resolves to effect or publicly announces an intention to effect any of the foregoing, prior to obtaining the approval of Heartland stockholders of the merger proposal.

For additional information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement and Termination Fee—Termination”.

Termination Fee (page 86)

Under the merger agreement, Heartland will be required to pay to Global Payments a termination fee of $153 million in connection with a termination of the merger agreement in certain circumstances, including (1) if Global Payments terminates the merger agreement pursuant to any of the change of recommendation termination rights or if the merger agreement is terminated after a failure to obtain the approval of Heartland stockholders of the merger proposal at a time when Global Payments could have terminated the merger agreement pursuant to any of the change of recommendation termination rights, (2) if Heartland terminates the merger agreement to enter into a definitive agreement with a third party with respect to a superior proposal to the mergers, or (3) if the merger agreement is terminated (either at the termination date prior to obtaining the approval of Heartland stockholders of the merger proposal, due to a failure to obtain the approval of Heartland stockholders of the merger proposal or due to Heartland’s breach of the merger agreement) under certain circumstances following a third party having publicly made an alternative acquisition proposal, and Heartland subsequently enters into, or consummates, within twelve months, an alternative acquisition proposal.

For additional information, see the section entitled “The Merger Agreement—Termination of the Merger Agreement and Termination Fee—Termination Fee”.

Specific Performance (page 87)

Each party is entitled to an injunction, specific performance and other equitable remedies to prevent and restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or, if such court declines to accept jurisdiction over a particular matter, in any state or federal court located in the State of Delaware. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Expenses (page 87)

Each party will bear all its own expenses in connection with the merger agreement and the transactions contemplated thereby, whether or not such transactions are consummated, except, subject to certain exceptions, Global Payments will bear the cost of filings under the HSR Act and will reimburse Heartland and its subsidiaries for their costs incurred in connection with their cooperation in obtaining the debt financing.

Comparison of the Rights of Shareholders of Global Payments and Stockholders of Heartland (page 110)

The rights of Heartland stockholders are governed by Heartland’s amended and restated certificate of incorporation, which we refer to as the Heartland charter or the Heartland certificate of incorporation, and

Heartland’s amended and restated bylaws, which we refer to as the Heartland bylaws, and by Delaware corporate law. Following the mergers, your rights as a stockholder of Global Payments will be governed by Global Payments’ second amended and restated articles of incorporation, which we refer to as the Global Payments charter or the Global Payments articles of incorporation, the Global Payments bylaws and by Georgia corporate law. Your rights under the Global Payments charter, the Global Payments bylaws and Georgia corporate law will differ in some respects from your rights under the Heartland charter, the Heartland bylaws and Delaware corporate law. For additional information, see the section entitled “Comparison of Rights of Stockholders”.

Comparative Stock Price Data and Dividends (page 26)

Global Payments common stock is listed on the NYSE under the symbol “GPN.” Heartland common stock is listed on the NYSE under the symbol “HPY.”

Global Payments has historically paid a quarterly dividend on its common stock and last paid a dividend on February 26, 2016 of $0.01 per share. Future cash dividends paid by Global Payments, if any, are subject to the sole discretion of the Global Payments board. Under the terms of the merger agreement, during the period before the closing of the mergers, Global Payments is prohibited from paying any dividends other than its ordinary course quarterly dividends in accordance with past practice.

Heartland has historically paid a quarterly dividend on its common stock and last paid a dividend on March 15, 2016 of $0.10 per share. Under the terms of the merger agreement, during the period before the closing of the mergers, Heartland is prohibited from paying any dividends other than its ordinary course quarterly dividends in accordance with past practice.

For additional information, see the section entitled “Comparative Stock Price Data and Dividends”.

Litigation Relating to the Mergers (page 67)

Heartland, the Heartland Board, Global Payments, Merger Sub One, and Merger Sub Two have been named as defendants in a putative class action lawsuit challenging the proposed mergers. The suit was filed in the New Jersey Superior Court, Mercer County, Civil Division, and is captioned Kevin Merchant v. Heartland Payment Systems, et al., L-45-16 (filed January 8, 2016). The complaint alleges, among other things, that the directors of Heartland breached their fiduciary duties to Heartland stockholders by agreeing to sell Heartland for inadequate consideration, agreeing to improper deal protection terms in the merger agreement, and failing to properly value Heartland. In addition, the complaint alleges that Heartland, Global Payments, Merger Sub One, and Merger Sub Two aided and abetted these purported breaches of fiduciary duty. Plaintiff seeks, among other things, an injunction barring the mergers, rescission of the mergers or rescissory damages to the extent they have already been implemented, and an award of damages and attorney’s fees. On February 29, 2016, Plaintiff Kevin Merchant filed an amended complaint that further alleges that the February 5, 2016 preliminary proxy statement contains allegedly materially misleading statements and omissions. The defendants believe the lawsuit is without merit.

For additional information, see the section entitled “Proposal 1: The Mergers—Litigation Relating to the Mergers”.

Risk Factors (page 29)

In evaluating the mergers, merger agreement and transactions contemplated thereby, you should carefully read this proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”.

SELECTED HISTORICAL FINANCIAL DATA OF GLOBAL PAYMENTS

The following table sets forth Global Payments’ selected historical consolidated financial data for the periods ended and as of the dates indicated. This information has been derived from Global Payments’ consolidated financial statements filed with the SEC. Historical financial data as of and for the six months ended November 30, 2015 and 2014 are unaudited and include, in management’s opinion, all known adjustments necessary for a fair presentation of the results of operations and financial condition of Global Payments. These adjustments consist of normal recurring accruals and estimates that affect the carrying amount of assets and liabilities. You should not assume the results of operations for past periods are indicative of results for any future periods.

You should read this information in conjunction with (i) the historical consolidated financial statements of Global Payments and the related notes presented in its Annual Report on Form 10-K for the year ended May 31, 2015, (ii) updated portions of Global Payments’ Annual Report on Form 10-K for the year ended May 31, 2015 filed with the SEC in a Current Report on Form 8-K on February 5, 2016 to reflect, for all periods presented, the retrospective effects of a change in reportable segments, the adoption of accounting standards updates and a stock split effected in the form of a dividend paid on November 2, 2015, and (iii) the historical consolidated financial statements of Global Payments and related notes presented in Global Payments’ Quarterly Report on Form 10-Q for the period ended November 30, 2015. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

	Unaudited
	Six Months Ended November 30,		Year Ended May 31,
	2015	2014	2015	2014	2013	2012	2011
	(in thousands, except per share data)
Income statement data:
Revenues	$1,471,146	$1,402,186	$2,773,718	$2,554,236	$2,375,923	$2,203,847	$1,859,802
Operating income	260,937	248,382	456,597	405,499	357,213	307,349	331,594
Net income	176,126	169,690	309,115	269,952	238,713	217,566	229,131
Net income attributable to Global Payments	165,418	150,147	278,040	245,286	216,125	188,161	209,238
Per share data:
Basic earnings per share	$1.27	$1.11	$2.07	$1.70	$1.39	$1.19	$1.31
Diluted earnings per share	1.27	1.10	2.06	1.69	1.38	1.18	1.30
Dividends per share	0.02	0.02	0.04	0.04	0.04	0.04	0.04
Balance sheet data (at period end):
Total assets	$5,328,101	$4,526,929	$5,779,301	$4,002,527	$3,114,025	$2,665,678	$3,348,720
Lines of credit	685,178	530,721	592,629	440,128	187,461	215,391	270,745
Long-term debt	1,915,803	1,598,198	1,740,067	1,390,507	960,749	312,953	353,904
Total equity	926,099	1,022,236	863,553	1,132,799	1,286,607	1,445,343	1,471,675

SELECTED HISTORICAL FINANCIAL DATA OF HEARTLAND

The following table sets forth Heartland’s selected historical consolidated financial and other data for the periods ended and as of the dates indicated. This information has been derived from Heartland’s consolidated financial statements filed with the SEC. You should not assume the results of operations for past periods indicate results for any future periods. You should read this information in conjunction with Heartland’s consolidated financial statements and related notes thereto in Heartland’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this proxy statement/prospectus. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

	Year Ended December 31,
	2015	2014	2013	2012	2011
	(in thousands, except per share data)
Income statement data:
Total revenues	$2,682,396	$2,311,381	$2,135,372	$2,013,436	$1,985,577
Total costs of services	2,292,843	2,001,342	1,835,706	1,763,701	1,783,731
General and administrative	244,005	190,554	173,568	139,934	125,765
Goodwill impairment charge	—	18,490	—	—	—
Asset impairment charges	—	18,875	—	—	—
Total expenses	2,536,848	2,229,261	2,009,274	1,903,635	1,909,496
Income from operations	145,548	82,120	126,098	109,801	76,081
Net income from continuing operations	84,732	31,868	74,102	64,353	42,988
Net income attributable to Heartland	84,732	33,879	78,626	65,889	43,939

Basic earnings per share:
Income from continuing operations	$2.31	$0.93	$2.03	$1.67	$1.10
Income from discontinued operations	$—	$—	$0.11	$0.04	$0.03
Basic earnings per share	$2.31	$0.93	$2.14	$1.71	$1.13

Diluted earnings per share:
Income from continuing operations	$2.28	$0.91	$1.96	$1.60	$1.07
Income from discontinued operations	$—	$—	$0.10	$0.04	$0.02
Diluted earnings per share	$2.28	$0.91	$2.06	$1.64	$1.09

Weighted average number of common shares outstanding:
Basic	36,646	36,354	36,791	38,468	38,931
Diluted	37,237	37,187	38,053	40,058	40,233

Dividends declared per share	$0.40	$0.34	$0.28	$0.24	$0.16

	As of December 31,
	2015	2014	2013	2012	2011
	(in thousands)
Balance sheet data:
Total assets	$1,536,679	$1,378,465	$890,757	$802,939	$590,175
Current portion of borrowings	43,793	36,792	—	102,001	15,003
Long-term borrowings	437,842	523,122	150,000	50,000	70,000
Total liabilities	1,200,857	1,127,705	624,094	591,778	370,123
Total stockholders’ equity	335,822	250,760	260,475	209,786	219,410

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The following tables present unaudited pro forma condensed combined financial information about Global Payments’ consolidated balance sheet and statement of income, after giving effect to the proposed acquisition of Heartland. The information under “Unaudited Pro Forma Condensed Combined Income Statement Data” in the table below gives effect to the mergers as if they had been consummated on June 1, 2014, the beginning of the earliest period presented. The information under “Unaudited Pro Forma Condensed Combined Balance Sheet Data” in the table below assumes the mergers had been consummated on November 30, 2015. This unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, with Global Payments considered the acquirer of Heartland for accounting purposes. For additional information, see the section entitled “Proposal 1: The Mergers” beginning on page 40 of this proxy statement/prospectus.

In addition, the unaudited pro forma condensed combined financial information includes adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of results that actually would have occurred or that may occur in the future had the mergers been completed on the dates indicated, nor is it necessarily indicative of the future operating results or financial position of Global Payments after the mergers. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus.

The information presented below should be read in conjunction with the historical consolidated financial statements of Global Payments and Heartland, including the related notes, filed by each with the SEC, and with the pro forma condensed combined financial information of Global Payments and Heartland, including the related notes, appearing elsewhere in this proxy statement/prospectus. For additional information, see the sections entitled “Where You Can Find More Information” and “Unaudited Pro Forma Condensed Combined Financial Information” beginning on pages 127 and 92, respectively, of this proxy statement/prospectus.

	Six Months Ended November 30, 2015	Year Ended May 31, 2015
	(in thousands, except per share data)
Unaudited Pro Forma Condensed Combined Income Statement Data:
Revenue	$2,016,275	$3,666,921
Operating income	258,737	356,052
Net income attributable to controlling shareholders	130,767	137,316
Net income per share:
Basic	$0.84	$0.86
Diluted	$0.84	$0.86

As of November 30, 2015
(in thousands)
Unaudited Pro Forma Condensed Combined Balance Sheet Data:
Total assets	$10,408,876
Long-term debt	4,420,671
Total liabilities	7,903,418
Total equity	2,505,458

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth selected historical per share information of Global Payments and Heartland and unaudited pro forma combined per share information after giving effect to the mergers, using the acquisition method of accounting, assuming that 0.6687 of a share of Global Payments common stock had been issued in exchange for each share of Heartland common stock.

In accordance with the requirements of the SEC, the pro forma and pro forma combined equivalent per share information gives effect to the mergers as if they had been completed on June 1, 2014, in the case of earnings per share data, and November 30, 2015, in the case of book value per share data. You should read this information in conjunction with the selected historical financial information, included elsewhere in this proxy statement/prospectus, and the historical financial statements of Global Payments and Heartland and related notes that have been filed with the SEC. For additional information, see the sections entitled “Selected Historical Financial Data of Global Payments”, “Selected Historical Financial Data of Heartland” and “Where You Can Find More Information” beginning on pages 20, 21 and 127, respectively, of this proxy statement/prospectus. The unaudited Global Payments pro forma combined per share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included herein. For additional information, see the section entitled “Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 23 of this proxy statement/prospectus.

The pro forma per share data as of and for the six months ended November 30, 2015 and the per share data as of and for the year ended May 31, 2015 have been prepared utilizing period ends for Heartland that differ by fewer than 93 days, as permitted by Regulation S-X and as discussed further below.

The historical book share data of Heartland as of November 30, 2015 reflects the financial position of Heartland as of September 30, 2015 and was derived from its Quarterly Report on Form 10-Q for the period ended September 30, 2015. The historical per share data of Heartland for the six months ended November 30, 2015 reflects the results of operations of Heartland for the six months ended September 30, 2015 determined by (i) taking the results of operations of Heartland for the nine months ended September 30, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended September 30, 2015, and (ii) subtracting the results of operations of Heartland for the three months ended March 31, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2015. The historical financial information of Heartland for the year ended May 31, 2015 reflects the results of operations of Heartland for the twelve months ended March 31, 2015 determined by taking (i) the results of operations of Heartland for the year ended December 31, 2014, which were derived from its Annual Report on Form 10-K for the year ended December 31, 2015, subtracting (ii) the results of operations of Heartland for the three months ended March 31, 2014, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2014, and (iii) adding the results of operations of Heartland for the three months ended March 31, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2015.

The unaudited pro forma Heartland per share equivalents were calculated by multiplying the unaudited pro forma combined per share amounts by the exchange ratio of 0.6687. The exchange ratio does not include $53.28 of cash consideration.

The unaudited pro forma combined per share information does not purport to represent what the actual results of operations of Global Payments and Heartland would have been had the companies been combined during these periods or to project the combined company’s results of operations that may be achieved after the mergers.

	As of and for the Six Months Ended November 30, 2015	As of and for the Year Ended May 31, 2015
Global Payments’ Historical Per Share Data
Earnings per share—basic	$1.27	$2.07
Earnings per share—diluted	$1.27	$2.06
Cash dividends declared per common share	$0.02	$0.04
Book value per share	$7.16	$6.61

	As of and for the Six Months Ended September 30, 2015	As of and for the Twelve Months Ended March 31, 2015
Heartland’s Historical Per Share Data
Earnings per share—basic	$1.22	$0.97
Earnings per share—diluted	$1.21	$0.95
Cash dividends declared per common share	$0.20	$0.35
Book value per share	$8.63	$7.32

	As of and for the Six Months Ended November 30, 2015	As of and for the Year Ended May 31, 2015
Unaudited Pro Forma Combined Per Share Data
Earnings per share—basic	$0.84	$0.86
Earnings per share—diluted	$0.84	$0.86
Cash dividends declared per common share(1)	n/a	n/a
Book value per share	$16.16	n/a

	As of and for the Six Months Ended November 30, 2015	As of and for the Year Ended May 31, 2015
Unaudited Pro Forma Combined Equivalent Per Share Data for Heartland(2)
Earnings per share—basic	$0.56	$0.58
Earnings per share—diluted	$0.56	$0.58
Cash dividends declared per common share(1)	n/a	n/a
Book value per share	$10.81	n/a

(1)	Pro forma combined cash dividends per common share is not presented as the dividend policy for the combined company will be determined by the Global Payments board of directors following the completion of the mergers.
(2)	The unaudited pro forma combined equivalent per share data for Heartland are calculated by multiplying the preliminary unaudited pro forma combined per share data by the exchange ratio of 0.6687.

COMPARATIVE STOCK PRICE DATA AND DIVIDENDS

Market Values of Global Payments Securities

Global Payments common stock is listed on the NYSE under the symbol “GPN.” The table below sets forth, for the fiscal quarters indicated, the high and low per share sale prices of Global Payments common stock as reported by the NYSE and cash dividends declared. The amounts below have been adjusted to reflect a two-for-one stock split of Global Payments common stock, paid to Global Payments shareholders in the form of a stock dividend on November 2, 2015.

	High	Low	Dividends Per Share
Fiscal Year Ended May 31, 2014
First Quarter	$24.88	$22.42	$0.01
Second Quarter	32.21	23.68	0.01
Third Quarter	35.39	30.61	0.01
Fourth Quarter	36.92	32.33	0.01
Fiscal Year Ended May 31, 2015
First Quarter	37.23	33.67	0.01
Second Quarter	43.36	34.30	0.01
Third Quarter	46.50	38.58	0.01
Fourth Quarter	53.03	43.84	0.01
Fiscal Year Ending May 31, 2016
First Quarter	59.29	50.69	0.01
Second Quarter	72.91	54.03	0.01
Third Quarter	74.64	51.29	0.01
Fourth Quarter (through March 18, 2016)	63.48	58.11	—

Market Values of Heartland Securities

Heartland common stock is listed on the NYSE under the symbol “HPY.” The table below sets forth, for the fiscal quarters indicated, the high and low per share sale prices of Heartland common stock as reported by the NYSE and cash dividends declared.

	High	Low	Dividends Per Share
Fiscal Year Ended December 31, 2013
First Quarter	$33.70	$29.30	$0.07
Second Quarter	37.39	30.29	0.07
Third Quarter	40.38	36.73	0.07
Fourth Quarter	50.36	37.57	0.07
Fiscal Year Ended December 31, 2014
First Quarter	50.44	38.67	0.085
Second Quarter	43.52	37.25	0.085
Third Quarter	49.46	40.61	0.085
Fourth Quarter	56.28	46.67	0.085
Fiscal Year Ended December 31, 2015
First Quarter	55.16	46.65	0.10
Second Quarter	55.89	47.64	0.10
Third Quarter	65.30	52.89	0.10
Fourth Quarter	96.47	59.03	0.10
Fiscal Year Ending December 31, 2016
First Quarter (through March 18, 2016)	95.28	86.64	0.10

On December 15, 2015, the trading day of the announcement of the mergers, the last reported sale price of Global Payments common stock on the NYSE was $71.42 and the last reported sale price of Heartland common stock on the NYSE was $85.10. On December 9, 2015, the last trading day before the publication of news reports relating to a potential acquisition of Heartland by Global Payments, the last reported sale price of Global Payments common stock on the NYSE was $69.63, and the last reported sale price of Heartland common stock on the NYSE was $77.84. On [●], 2016, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sale price of Global Payments common stock on the NYSE was [●] and the last reported sale price of Heartland common stock on the NYSE was [●]. We urge you to obtain current stock price quotations for Global Payments common stock and Heartland common stock from a newspaper, the internet or your broker.

Dividends

Global Payments has historically paid a quarterly dividend on its common stock and last paid a dividend on February 26, 2016 of $0.01 per share. Future cash dividends paid by Global Payments, if any, are subject to the sole discretion of the Global Payments board. Notwithstanding the foregoing, under the terms of the merger agreement, during the period before the closing of the mergers, Global Payments is prohibited from paying any dividends other than its ordinary course quarterly dividends in accordance with past practice.

Heartland has historically paid a quarterly dividend on its common stock and last paid a dividend on March 15, 2016 of $0.10 per share. Under the terms of the merger agreement, during the period before the closing of the mergers, Heartland is prohibited from paying any dividends other than its ordinary course quarterly dividends in accordance with past practice.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Information included in this proxy statement/prospectus (including information included or incorporated by reference in this document) contain forward-looking statements and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties and depend upon future events or conditions. Actual events or results might differ materially from those expressed or forecasted in these forward-looking statements. Accordingly, Global Payments and Heartland cannot guarantee you that their plans and expectations will be achieved. Such statements may include, but are not limited to, statements about the benefits of the mergers, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Forward-looking statements speak only as of the date they are made and should not be relied upon as representing plans and expectations as of any subsequent date. Global Payments and Heartland undertake no obligation to revise any of these statements to reflect future circumstances or the occurrence of unanticipated events.

Important factors, among others, associated with the mergers that could cause actual events or results to differ materially from those anticipated by forward-looking statements or historical performance include those factors set forth under the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus, as well as, among others, risks and uncertainties relating to: the ability to meet closing conditions at all or on the expected terms and schedule, including without limitation the approval of Heartland stockholders and other regulatory approvals required for the mergers; the possibility of a delay in closing the mergers or failure to consummate the mergers as a result of litigation or otherwise; business disruption during the pendency of the mergers or thereafter making it more difficult to maintain business and operational relationships, including the possibility that the announcement of the mergers could disrupt Heartland’s relationships with sponsors, merchants, employees or other partners; difficulties and delays in integrating the Heartland business or fully realizing cost savings and other benefits of the mergers at all or within the expected time period; the ability to accurately predict future market conditions; and changes in laws, regulations or network rules or interpretations thereof impacting Global Payments or Heartland.

Additional important factors, among others, not directly associated with the mergers but that may otherwise cause actual events or results to differ materially from those anticipated by forward-looking statements or historical performance include, with respect to both Global Payments and Heartland, the potential failure to safeguard data; increased competition from nontraditional competitors; the ability to update products and services in a timely manner; potential systems interruptions or failures; software defects or undetected errors; the ability to maintain American Express, Discover, Visa, MasterCard and other registration and financial institution sponsorship; reliance on financial institutions to provide clearing services in connection with settlement activities; potential failure to comply with card network requirements; increased merchant, referral partner or, with respect to Global Payments, ISO attrition; the ability to increase each company’s share of existing markets and expand into new markets; unanticipated increases in chargeback liability; increases in credit card network fees; changes in laws, regulations or network rules or interpretations thereof; foreign currency exchange and interest rate risks; political, economic and regulatory changes in the foreign countries in which the companies operate; future performance, integration and conversion of acquired operations (including Heartland, with respect to Global Payments); loss of key personnel; and other risk factors presented in Global Payments’ Annual Report on Form 10-K for the fiscal year ended May 31, 2015 and Heartland’s Annual Report on Form 10-K for the year ended December 31, 2015, and each of Global Payments’ and Heartland’s subsequently filed Quarterly Reports on Form 10-Q, and any amendments thereto.

Global Payments and Heartland caution that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is discussed under the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus and elsewhere in this proxy statement/prospectus and in documents incorporated herein by reference. All subsequent written and oral forward-looking statements concerning Global Payments, Heartland, Heartland’s special meeting, the mergers, any related transactions or other matters related to the companies or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including, but not limited to, the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the adoption of the merger agreement. In addition, you should read and consider the risks associated with each of the businesses of Global Payments and Heartland because these risks will relate to the surviving company in the mergers and the shares of Global Payments common stock payable as the stock consideration in connection with the mergers. These risk factors may be found under Item 1A. “Risk Factors” in Global Payments’ Annual Report on Form 10-K for the fiscal year ended May 31, 2015, Heartland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and in subsequent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q filed by Global Payments and Heartland and incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of Global Payments common stock will fluctuate, Heartland stockholders cannot be sure of the value of the per share merger consideration they will receive.

Upon the completion of the initial merger, each share of Heartland common stock issued and outstanding immediately prior to the mergers will be converted into the right to receive, subject to adjustment under limited circumstances, a combination of $53.28 in cash, without interest, and 0.6687 of a share of Global Payments common stock, with cash paid in lieu of fractional shares of Global Payments common stock. Because the exchange ratio of 0.6687 of a share of Global Payments common stock is fixed (subject to adjustment under limited circumstances if the number of shares of Global Payments common stock issuable in the mergers would otherwise exceed 19.9% of the outstanding Global Payments common stock prior to the mergers), the value of the stock consideration will depend on the market price of Global Payments common stock at the time the initial merger is completed. The value of the stock consideration will vary between the date of the announcement of the merger agreement, the date that this proxy statement/prospectus was mailed to Heartland stockholders, the date of the special meeting of Heartland stockholders, the date the initial merger is completed, and thereafter. Accordingly, at the time of the special meeting of Heartland stockholders, Heartland stockholders will not know or be able to calculate the market value of the per share merger consideration they would receive upon completion of the initial merger. The share price of Global Payments common stock may fluctuate for a variety of reasons related specifically to Global Payments or generally to the market for publicly traded equity securities, and the market price of Global Payments common stock has experienced volatility in the past. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Global Payments’ and Heartland’s respective businesses, operations and prospects and regulatory considerations. Many of these factors are beyond Global Payments’ and Heartland’s control. There will be no adjustment to the per share merger consideration for changes in the market price of either shares of Global Payments common stock or shares of Heartland common stock, and neither company is permitted to terminate the merger agreement or resolicit the vote of Heartland stockholders solely because of changes in the market prices of either company’s stock. You should obtain current market quotations for shares of Global Payments common stock and for shares of Heartland common stock.

Global Payments may fail to realize the anticipated benefits of the mergers or may be subject to additional or unanticipated transaction and acquisition-related costs, which could adversely affect Global Payments’ results of operations and the value of Global Payments common stock received in the mergers.

Global Payments and Heartland have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers will depend, in part, on Global Payments’ ability to successfully integrate Heartland’s operations in a manner that produces the anticipated synergies and other benefits. The achievement of the anticipated benefits of the mergers is subject to a number of uncertainties, including whether Heartland’s business can be integrated into Global Payments’ business in an efficient and effective manner and the amount of transaction costs that Global Payments will incur in connection with the mergers. If the mergers are completed, there can be no assurance that (1) the anticipated benefits of the mergers, including synergies, will be fully realized in the time frame anticipated or at all; (2) the costs or difficulties related to the integration of Heartland’s business and operations into Global Payments’ business and operations will not be greater than expected; (3) Global Payments will be able to retain key personnel; or (4) the mergers will not cause disruption to Heartland’s business and operations and relationships with financial institution sponsors, customers, merchants, employees and other partners. Further, integration efforts may divert management attention and resources. If one or more of these risks are realized or one or more of the anticipated benefits is not achieved, it could negatively affect Global Payments’ operating results, cash flows, business, financial condition, operating results and prospects, and the mergers may not be accretive and may cause dilution to Global Payments’ earnings per share.

The parties may not be able to successfully or timely complete the mergers, which could affect the business and operations of Global Payments or Heartland.

Risks and uncertainties related to the completion of the mergers include, among others, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement. Specifically, completion of the mergers is subject to the satisfaction of certain conditions set forth in the merger agreement, including the adoption of the merger agreement by the holders of a majority of the outstanding shares of Heartland common stock, the listing of shares of Global Payments common stock issuable pursuant to the merger agreement on the NYSE, the effectiveness under the Securities Act of the registration statement filed by Global Payments on Form S-4 in connection with the mergers, the absence of any applicable law which restrains, enjoins otherwise prohibits the consummation of the transactions contemplated by the merger agreement, including the mergers and, subject to certain materiality exceptions, the accuracy of the representations and warranties made by the parties and compliance by the parties with their respective obligations under the merger agreement. If any condition to the closing of the mergers is not satisfied or waived, the mergers may not be completed. In addition, satisfying the conditions to the closing of the mergers may take longer than the parties expect. There can be no assurance that any of the conditions to closing will be satisfied or waived or that other events will not intervene to delay or result in the failure to complete the mergers.

Failure to complete the mergers could negatively affect the future business and financial results of Global Payments and Heartland. Global Payments and Heartland could also be subject to litigation related to any failure to complete the mergers. If the merger agreement is terminated in certain circumstances, Heartland is required to pay Global Payments a termination fee of $153 million. Global Payments and Heartland will be required to pay certain transaction costs and expenses related to the mergers, whether or not the mergers are completed. Additionally, under the merger agreement, Heartland is subject to certain restrictions on the conduct of its business prior to completing the mergers, which may affect its ability to execute certain of its business strategies. Further, matters relating to the mergers (including integration planning) may require substantial commitments of time and resources by Global Payments and Heartland management, which could otherwise have been devoted to other opportunities that may have been beneficial to Global Payments or Heartland as independent companies.

Further, each of Global Payments and Heartland has incurred substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the mergers. If the mergers are not completed, Global Payments and Heartland will have incurred these expenses without realizing any of the expected benefits of the mergers.

The pendency of the mergers could adversely affect the respective business and operations of Global Payments and Heartland.

In connection with the pending mergers, some customers, suppliers and other entities with whom Global Payments or Heartland have a business relationship may delay or defer decisions, which could negatively impact revenues, earnings and cash flows of Global Payments or Heartland, as well as the market price of Global Payments common stock or Heartland common stock, regardless of whether the mergers are completed.

The market price of Global Payments common stock after the mergers may be affected by factors different from those affecting the price of Global Payments or Heartland common stock currently.

Upon completion of the mergers, holders of Heartland common stock will become holders of Global Payments common stock. The businesses of Global Payments and Heartland differ in certain respects and, accordingly, the results of operations and cash flows of the combined company and the market price of Global Payments common stock following the mergers may be affected by factors different from those currently affecting the independent results of operations and cash flows of Global Payments and Heartland. For a discussion of the businesses of Global Payments and Heartland and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement/prospectus referred to in the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

The merger agreement limits Heartland’s ability to pursue alternatives to the mergers and may discourage other companies from trying to acquire Heartland for greater consideration than what Global Payments has agreed to pay.

The merger agreement contains provisions that make it more difficult for Heartland to sell its business to a person other than Global Payments. These provisions include a general prohibition on Heartland soliciting any alternative acquisition proposal to the mergers. If the merger agreement is terminated in certain circumstances, Heartland is required to pay Global Payments a termination fee of $153 million. Further, there are only limited exceptions to Heartland’s agreement that the Heartland board will not withdraw or modify in a manner adverse to Global Payments the recommendation of the Heartland board in favor of the adoption of the merger agreement and to Heartland’s agreement not to enter into an agreement with respect to an alternative acquisition proposal to the mergers.

Directors and officers of Heartland may have conflicts of interest that may influence them to support or approve the mergers.

Certain members of the Heartland board and certain executive officers of Heartland may have interests in the transactions contemplated by the merger agreement that may be different from, or are in addition to, the general interests of Heartland stockholders. For additional information, see the section entitled “Proposal 1: The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58 of this proxy statement/prospectus.

Litigation filed against Heartland, the Heartland board, Global Payments and the Merger Subs could prevent or delay the consummation of the mergers or result in the payment of damages following the completion of the mergers.

In connection with the mergers, a purported stockholder of Heartland has filed a putative stockholder class action lawsuit against Heartland, the Heartland board, Global Payments and the Merger Subs. Among other remedies, the plaintiff seeks to enjoin the mergers. The outcome of any such litigation is uncertain. If a dismissal is not granted or a settlement is not reached, any such lawsuit could prevent or delay the completion of the mergers and result in substantial costs to Heartland and Global Payments, including any costs associated with indemnification. Additional lawsuits may be filed against Heartland, Global Payments, the Merger Subs or the directors and officers of either Heartland or Global Payments in connection with the mergers. The defense or settlement of any such lawsuit or claim that remains unresolved at the time the mergers are consummated could negatively affect Global Payments’ operating results and cash flows. See the section entitled “Proposal 1: The Mergers—Litigation Relating to the Mergers” beginning on page 67 of this proxy statement/prospectus.

Global Payments will take on additional indebtedness to finance the mergers, which could adversely affect Global Payments, including by decreasing its business flexibility.

In connection with the consummation of the mergers, Global Payments intends to increase its indebtedness. Global Payments has entered into an amended credit facility providing for approximately $4.78 billion of financing to fund the cash consideration for the mergers, repay certain of Heartland’s indebtedness and pay related fees and expenses, subject in each case to the conditions set forth in the amended credit facility. Global Payments’ increased level of debt and the covenants to which Global Payments will agree in connection with the debt financing could have negative consequences on Global Payments, including, among other things, (1) requiring Global Payments to dedicate a larger portion of its cash flow from operations to servicing and repayment of the debt, (2) reducing funds available for strategic initiatives and opportunities, working capital and other general corporate needs and (3) limiting Global Payments’ ability to incur certain kinds or amounts of additional indebtedness, which could restrict its flexibility to react to changes in its business, its industry and economic conditions.

Heartland stockholders will have different rights with respect to their stockholdings following the mergers.

Upon consummation of the mergers, Heartland stockholders, who presently hold stock in a public Delaware corporation, will become shareholders of Global Payments, a public Georgia corporation, and their rights as stockholders will be governed by the Global Payments charter, the Global Payments bylaws and Georgia law. There are material differences between the rights of stockholders of a Delaware corporation and the rights of stockholders of a Georgia corporation and between the rights of Heartland stockholders under the Heartland charter and the Heartland bylaws and the rights of Global Payments shareholders under the Global Payments charter and the Global Payments bylaws. For additional information, see the section entitled “Comparison of Rights of Stockholders” beginning on page 110 of this proxy statement/prospectus.

After the completion of the mergers, shares of Heartland common stock will represent a significantly lower ownership and voting interest in Global Payments than they currently represent in Heartland and ownership thereof will exercise less influence over management.

Based on the number of issued and outstanding shares of Global Payments common stock and Heartland common stock as of March 4, 2016, and based on the exchange ratio of 0.6687, former holders of shares of Heartland common stock as of immediately prior to the closing of the mergers are expected to hold, in the aggregate, approximately 17% of the issued and outstanding shares of Global Payments common stock immediately following the closing of the mergers. Consequently, former Heartland stockholders will have less influence over the management and policies of Global Payments after the completion of the mergers than they currently have over the management and policies of Heartland.

The unaudited pro forma condensed combined financial information for Global Payments and Heartland included in this proxy statement/prospectus are preliminary, and Global Payments’ actual financial position and results of operations after the completion of the mergers may differ materially from the unaudited pro forma condensed combined financial information included in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information for both Global Payments and Heartland in this proxy statement/prospectus are presented for illustrative purposes only and are not necessarily indicative of what Global Payments’ actual financial position or operations would have been had the mergers been completed on the dates indicated in such unaudited pro forma condensed combined financial information. For additional information, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 92 of this proxy statement/prospectus.

Issuance of shares of Global Payments common stock in connection with the mergers may adversely affect the market price of Global Payments common stock.

In connection with the payment of the aggregate stock consideration, Global Payments expects to issue approximately 26 million shares of common stock to Heartland stockholders. The issuance of these new shares of Global Payments common stock will reduce the existing shareholders’ ownership and voting interest in Global Payments and, as a result, Global Payments’ existing shareholders will be able to exert less influence. The issuance of these new shares of Global Payments common stock may also result in fluctuations in the market price of Global Payments common stock, including a stock price decrease.

THE COMPANIES

Heartland Payment Systems, Inc.

Heartland’s primary business is to provide payment services to merchants throughout the United States. This involves providing end-to-end electronic payment services to merchants by facilitating the exchange of information and funds between them and cardholders’ financial institutions. To accomplish this, it undertakes merchant set-up and training, transaction authorization and electronic draft capture, clearing and settlement, merchant accounting, merchant assistance and support, and risk management. It also sells and rents point-of-sale devices. Its card-accepting customers primarily fall into two categories: small and mid-sized merchants and network services merchants, which are predominantly petroleum industry merchants of all sizes.

Heartland also provides additional services such as:

•	integrated commerce solutions, payment services, higher education loan services and open and closed-loop payment solutions to higher-education institutions through its Campus Solutions segment;

•	school nutrition, point-of-sale solutions (POS), and associated payment solutions, including online prepayment solutions, to kindergarten through 12th grade (K-12) schools through its Heartland School Solutions segment;

•	full-service payroll processing and related tax filing services throughout the United States provided by its Heartland Payroll Solutions segment; and

•	other services including (1) prepaid and stored-value card solutions throughout the United States and Canada provided by its Micropayments segment, (2) POS solutions and other adjacent business service applications through its Heartland Commerce segment, and (3) marketing solutions including loyalty and gift cards which we provide through its Heartland Marketing Solutions segment.

Heartland is organized under the laws of the state of Delaware. The address and telephone number of Heartland’s principal executive offices are 90 Nassau Street, Second Floor, Princeton, NJ 08542 and (609) 683-3831.

Global Payments Inc.

Global Payments is a leading worldwide provider of payment technology services delivering innovative solutions to its customers. Its partnerships, technologies and employee expertise enable it to provide a broad range of services that allow its customers to accept various payment types. Global Payments distributes its services across a variety of channels to merchants and partners in 29 countries throughout North America, Europe, the Asia-Pacific region and Brazil. It also provides payment and digital commerce solutions and operates in three reportable segments: North America, Europe and Asia-Pacific.

Global Payments was incorporated in 2000 and spun-off from its former parent company in 2001. Including its time as part of its former parent company, Global Payments has been in the payment technology services business since 1967.

Global Payments is organized under the laws of the state of Georgia. The address and telephone number of its executive offices are 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 and (770) 829-8234.

Data Merger Sub One, Inc.

Merger Sub One is a Delaware corporation and a wholly owned subsidiary of Global Payments formed solely for the purpose of implementing the mergers. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

The address and telephone number of the principal executive offices of Merger Sub One are 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 and (770) 829-8234.

Data Merger Sub Two, LLC

Merger Sub Two is a Delaware limited liability company and a wholly owned subsidiary of Global Payments formed solely for the purpose of implementing the mergers. It has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the merger agreement.

The address and telephone number of the principal executive offices of Merger Sub Two are 10 Glenlake Parkway, North Tower, Atlanta, Georgia 30328 and (770) 829-8234.

INFORMATION ABOUT THE SPECIAL MEETING

Time Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to Heartland stockholders as part of the solicitation of proxies by the Heartland board for use at the special meeting to be held on April 21, 2016, at 300 Carnegie Center, Princeton, New Jersey 08540, at 9:00 a.m. local time, or at any postponement or adjournment thereof.

At the special meeting, Heartland stockholders will be asked to consider and vote upon (1) a proposal to approve and adopt the merger agreement, (2) a proposal to approve, by advisory (non-binding) vote, certain compensation arrangements for Heartland’s named executive officers in connection with the mergers and (3) a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal.

Heartland stockholders must adopt and approve the merger agreement in order for the mergers to occur. If Heartland stockholders fail to approve the merger proposal, the mergers will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety.

Board Recommendation

The Heartland board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, has determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to and in the best interests of Heartland stockholders, and unanimously recommends that Heartland stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.

Stockholders Entitled to Vote

Holders of record of Heartland common stock at the close of business on March 24, 2016, the record date fixed by the Heartland board of directors for the special meeting, will be entitled to notice of, and to vote at, the Heartland special meeting or any postponements or adjournments thereof. You are entitled to one vote for each share of Heartland common stock that you owned on the record date.

As of the close of business on March 17, 2016, there were 36,999,176 shares of Heartland common stock outstanding. On the record date, there were [●] shares of Heartland common stock outstanding and entitled to vote at the Heartland special meeting.

On the record date, approximately [●]% of the outstanding shares of Heartland common stock were held by Heartland directors and executive officers and their respective affiliates. Heartland currently expects that the directors and executive officers of Heartland will vote their shares in favor of each of the proposals to be presented at the Heartland special meeting, although none of them has entered into any agreements obligating him or her to do so.

Vote Required for Approval

Quorum

Stockholders who hold a majority of the total number of shares of Heartland common stock issued and outstanding on the record date must be present or represented by proxy to constitute a quorum at the Heartland special meeting. All Heartland common stock represented at the Heartland special meeting, including abstentions, will be treated as present for purposes of determining the presence or absence of a quorum at the Heartland special meeting.

Required Vote

Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Heartland common stock entitled to vote thereon. Approval of each of the compensation proposal and the adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

Effect of Not Voting, Withheld Votes and Abstentions

If you are a Heartland stockholder and fail to vote, if you hold your shares through a bank, brokerage firm or other nominee and fail to instruct your broker, bank or nominee, as applicable, to vote, or abstain from voting, it will have the same effect as a vote “AGAINST” the merger proposal.

If your shares of Heartland common stock are present at the special meeting but your shares are not voted on the compensation proposal, or if you vote to abstain on the compensation proposal, it will have the same effect as a vote “AGAINST” the compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee, as applicable, to vote your shares of Heartland common stock, your shares of Heartland common stock will not be voted, but this will not have an effect on the vote for the compensation proposal except to the extent such non-vote results in there being insufficient shares present at the meeting to establish a quorum.

If your shares of Heartland common stock are present at the special meeting but your shares are not voted on the adjournment proposal, or if you vote to abstain on the adjournment proposal, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you hold your shares through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee, as applicable, to vote your shares of Heartland common stock, your shares of Heartland common stock will not be voted, but this will not have an effect on the vote for the adjournment proposal.

Voting in Person

If you plan to attend the Heartland special meeting and wish to vote in person, you may vote by ballot at the Heartland special meeting. Please note, however, that if your Heartland shares are held in “street name,” and you wish to vote at the Heartland special meeting, you must bring to the Heartland special meeting a “legal proxy” executed in your favor from the record holder (your broker, bank, trust company or other nominee) of the Heartland shares authorizing you to vote at the Heartland special meeting.

In addition, you may be asked to present valid photo identification, such as a driver’s license or passport, before being admitted to the Heartland special meeting. If you hold your Heartland shares in “street name,” you also may be asked to present proof of ownership to be admitted to the Heartland special meeting. A brokerage statement or letter from your broker, bank, trust company or other nominee proving ownership of the Heartland shares on the record date for the Heartland special meeting are examples of proof of ownership. Heartland stockholders will not be allowed to use cameras, recording devices or other similar electronic devices at the Heartland special meeting.

Voting of Proxies

A proxy card is enclosed for your use. Heartland requests that you sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. You may also vote your shares by telephone or through the Internet. Information and applicable deadlines for voting by telephone or through the Internet are set forth below and on the enclosed proxy card.

•	By Internet. You may authorize a proxy to vote your shares via the Internet by going to the website address found on your proxy card and following the instructions provided. Internet proxy authorization is available 24 hours per day. You will be given the opportunity to confirm that your voting instructions have been properly submitted. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares through the Internet. IF YOU AUTHORIZE A PROXY TO VOTE VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	By Telephone. You also have the option to authorize a proxy to vote your shares by telephone by calling the toll-free number listed on your proxy card. Telephone proxy authorization is available 24 hours per day. When you call, please have your proxy card/voting instruction form in hand, and you will receive a series of voice instructions which will allow you to authorize a proxy to vote your Heartland common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. If you are a beneficial owner, your broker may provide additional instructions to you regarding voting your shares by telephone. IF YOU AUTHORIZE A PROXY TO VOTE BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

When the accompanying proxy is returned properly executed, the shares of Heartland common stock represented by it will be voted at the Heartland special meeting or any postponement or adjournment thereof in accordance with the instructions contained in the proxy card.

If a proxy is returned without an indication as to how the shares of Heartland common stock represented by the proxy are to be voted with regard to a particular proposal, the Heartland common stock represented by the proxy will be voted in favor of each such proposal. At the date hereof, the management of Heartland has no knowledge of any business that will be presented for consideration at the Heartland special meeting and which would be required to be set forth in this proxy statement/prospectus other than the matters set forth in the accompanying Notice of Special Meeting of Stockholders of Heartland. If any other matter is properly presented at the Heartland special meeting for consideration, it is intended that the persons named in the enclosed form of proxy and acting thereunder will vote in accordance with their best judgment on such matter.

Your vote is important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Heartland special meeting in person.

Shares Held in Street Name

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee, as applicable, is considered the stockholder of record with respect to those shares. Your bank, brokerage firm or other nominee, as applicable, will send you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the special meeting; however, you may not vote these shares in person at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee, as applicable, that holds your shares, giving you the right to vote the shares at the special meeting.

If you are a Heartland stockholder and you do not instruct your broker, bank or nominee, as applicable, to vote, your broker, bank or nominee, as applicable, may not vote those shares, and it will have the same effect as a vote “AGAINST” the merger proposal.

Solicitation of Proxies

Heartland is paying the costs of printing, mailing and distributing this proxy statement/prospectus to its stockholders, as well as the costs of the proxy solicitation on behalf of the Heartland board of directors.

Heartland will provide copies of this proxy statement/prospectus to banks, brokerage houses, fiduciaries and custodians holding, in their names, shares of Heartland common stock beneficially owned by others so that they may forward this proxy statement/prospectus to the beneficial owners. After this proxy statement/prospectus becomes available to stockholders, proxies may be solicited by directors, officers and employees of Heartland and its subsidiaries personally, by telephone, facsimile, email or otherwise. Such persons will not receive any fees or other compensation for such solicitation. Heartland has retained Innisfree M&A Incorporated, for a fee not expected to exceed $25,000, plus expense reimbursement to assist in proxy solicitation activities associated with the Heartland special meeting. In addition, Heartland will reimburse brokers, custodians, nominees and other persons holding shares for others for their reasonable expenses in sending proxy materials to the beneficial owners of such shares and in obtaining their proxies.

Revocability of Proxies

If you are a holder of record of Heartland common stock on the record date for the Heartland special meeting, you have the power to revoke your proxy at any time before your proxy is voted at the Heartland special meeting. You can revoke your proxy in one of three ways:

•	you can send a signed notice of revocation;

•	you can submit a new, valid proxy card bearing a later date; or

•	you can attend the Heartland special meeting and vote in person, which will automatically cancel any proxy previously given, or you can revoke your proxy in person, but your attendance alone will not revoke any proxy that you have previously given.

If you choose the first method, your notice of revocation must be received by the Secretary of Heartland at Attn: Corporate Secretary, Heartland Payment Systems, Inc., 90 Nassau Street, Princeton, New Jersey 08542 no later than the beginning of the Heartland special meeting. If you have voted your shares by telephone or through the Internet, you may revoke your prior telephone or Internet vote by recording a different vote using the telephone or Internet, or by signing and returning a proxy card dated as of a date that is later than your last telephone or Internet vote.

If your Heartland shares are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

Once voting on a particular matter is completed at the Heartland special meeting, a Heartland stockholder will not be able to revoke its proxy or change its vote as to that matter.

Adjournments

If less than a quorum shall be in attendance at the time for which the Heartland special meeting shall have been called, the meeting may be adjourned from time to time by the chairman of the Heartland board of directors or by vote of the stockholders holding a majority of the issued and outstanding shares of the capital stock of Heartland entitled to vote who are present in person or by proxy at such meeting. Any meeting or adjournment thereof at which a quorum is present may also be adjourned in a like manner, for such time without notice or call, or upon such notice or call as may be determined by such majority vote. At any adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted if the Heartland special meeting had been held as originally called.

PROPOSAL 1: THE MERGERS

The following is a discussion of the proposed mergers and the merger agreement. This is a summary only and may not contain all of the information that is important to you. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A and is incorporated by reference herein. Heartland stockholders are urged to read this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the mergers.

The Mergers; Merger Consideration

Pursuant to the terms and subject to the conditions set forth in the merger agreement, Global Payments will acquire Heartland by way of two mergers. First, Merger Sub One will merge with and into Heartland, with Heartland continuing as a wholly owned subsidiary of Global Payments. Second, Heartland will merge with and into Merger Sub Two immediately following the initial merger, with Merger Sub Two surviving the second merger as a wholly owned subsidiary of Global Payments.

Upon completion of the initial merger, subject to the terms and conditions of the merger agreement, each share of Heartland common stock issued and outstanding, other than shares owned by (1) Global Payments, the Merger Subs or Heartland (which will be cancelled), (2) stockholders who have properly exercised and perfected appraisal rights under Delaware law (as described below in the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement/prospectus), or (3) any direct or indirect wholly owned subsidiary of Heartland (which will remain outstanding), will be converted into the right to receive, subject to adjustment under limited circumstances described in the paragraph below, $53.28 in cash, without interest, and 0.6687 of a share of Global Payments common stock. Other than the possible adjustment described in the paragraph below, the exchange ratio of 0.6687 of a share of Global Payments common stock is fixed, which means that it will not change between now and the effective time, including as a result of a change in the trading price of Global Payments common stock or Heartland common stock. Therefore, the value of the shares of Global Payments common stock received by Heartland stockholders in the mergers will depend on the market price of Global Payments common stock at the time the mergers are completed.

The per share merger consideration will be equitably adjusted if between the signing of the merger agreement and the effective time of the mergers, the outstanding Global Payments common stock or Heartland common stock is changed into a different number of shares or different class of shares by reasons of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares or any similar event, such that the holders of Heartland common stock will be provided with the same economic effect as contemplated by the merger agreement. In addition, the exchange ratio will be adjusted if the exchange ratio would otherwise result in Global Payments issuing in excess of 19.9% of its common stock outstanding immediately prior to the effective time as a result of the mergers. In such circumstance, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Global Payments common stock issued or issuable as a result of the mergers will equal 19.9% of its common stock outstanding immediately prior to the effective time and the cash consideration will be increased by an equivalent value (based on the volume weighted average trading price of Global Payments common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers).

As of the signing of the merger agreement, the number of shares of Global Payments common stock expected to be issued in the mergers constituted less than 19.9% of the outstanding shares of Global Payments common stock, and Global Payments and Heartland currently do not anticipate that any adjustment to the exchange ratio will be required. A vote by Heartland stockholders for the adoption of the merger agreement constitutes approval of the mergers whether or not the exchange ratio is adjusted as described above.

Background of the Mergers

The Heartland board of directors has regularly reviewed and discussed Heartland’s business strategy, performance and prospects in the context of developments in the payments industry and the competitive landscape. Among other things, these discussions have included possible strategic alternatives which might be available to Heartland, such as potential acquisitions or business combinations involving potential strategic partners. These strategic discussions have in the past led to acquisitions by Heartland to diversify its business and enhance its product offerings, including Heartland’s acquisition of TouchNet Information Systems, Inc. in 2014. In addition, Heartland has periodically discussed with other industry participants possible business combinations, none of which resulted in an actionable proposal. Heartland management and the Heartland board of directors decided to proceed with a potential transaction with Global Payments for various reasons, as discussed in the section entitled “—Heartland’s Reasons for the Mergers” beginning on page 44 of this proxy statement/prospectus.

The management and board of directors of Global Payments continually review Global Payments’ results of operations as well as strategic alternatives to create and maximize value for Global Payments’ shareholders. Part of this regular evaluation includes the exploration of potential strategic acquisitions. Over the past several years, Global Payments has, organically and through acquisition, focused on expanding direct distribution of its services, both domestically and internationally, as well as enabling technology related services for its customers. Global Payments’ recent acquisitions of Accelerated Payment Technologies, Payment Processing, Ezidebit, and Realex, among others, have evidenced this focus. In 2015, management continued its exploration of potential acquisitions, including Heartland. As a sizeable company in the payment services industry whose payment services are almost exclusively distributed on a direct basis, including significant technology-led distribution capabilities, the potential acquisition of Heartland was consistent with Global Payments’ focused approach.

In October 2015, after discussion with William I Jacobs, chairman of the Global Payments board of directors, Jeffrey S. Sloan, chief executive officer of Global Payments, reached out to Heartland’s chairman and chief executive officer, Robert O. Carr, to request a meeting for the purposes of discussing among other matters, a potential combination of Global Payments and Heartland. Mr. Carr and Mr. Sloan agreed to meet at a future date to have preliminary discussions concerning such a strategic combination and its possible merits.

In early November 2015, Mr. Sloan and Mr. Carr met in person to discuss their respective views on the current trends in the payment technology services industry and the merits of a strategic combination of Heartland and Global Payments. Mr. Carr and Mr. Sloan spoke shortly thereafter by telephone, during which conversation each agreed they would discuss the possibility of a combination of Global Payments and Heartland with their respective boards of directors.

On November 10, 2015, the Heartland board of directors held a regularly scheduled in person meeting, which was also attended by Heartland management, Heartland’s financial advisors, FT Partners, which we refer to as FT, and Greenhill, and Heartland’s outside legal counsel, which we refer to as Wachtell Lipton. At this meeting, Mr. Carr informed the Heartland board of directors of the discussions which had taken place regarding a potential combination of Global Payments and Heartland, and received authorization to continue such discussions.

On November 18, 2015, the members of the Global Payments board of directors attended a dinner with members of the Global Payments management team, including David E. Mangum, president and chief operating officer, Cameron M. Bready, executive vice president and chief financial officer, and David L. Green, executive vice president, general counsel and corporate secretary. At the dinner, the members of the Global Payments board and management team discussed the potential combination with Heartland and determined that Mr. Sloan should communicate to Mr. Carr that Global Payments wished to continue discussions to determine whether the parties could agree on the terms of a potential transaction. Mr. Sloan and Mr. Carr spoke the next day and confirmed their respective interest in the continuation of discussions between the parties.

On November 19, 2015, Global Payments and Heartland entered into a mutual confidentiality and standstill agreement. Over the next several weeks, the parties conducted mutual due diligence investigations, including meetings between members of Heartland’s and Global Payments’ respective management teams and the parties’ external advisors.

On November 20, 2015, Messrs. Sloan, Mangum and Bready met in person with Mr. Carr and other members of Heartland’s senior management team so that the Global Payments management team could conduct preliminary high level business due diligence on Heartland. Mr. Carr, Samir Zabaneh, Heartland’s chief financial officer, and other members of the Heartland senior management team delivered a management presentation to Messrs. Sloan, Mangum and Bready.

On November 24, 2015, the Global Payments board of directors held a telephonic meeting at which they authorized Mr. Sloan to submit a proposal for Global Payments to acquire Heartland. The Global Payments board of directors authorized management to proceed with an offer to acquire Heartland for $97.50 per share, consisting of a mixture of cash and stock. The Global Payments board believed that such a mixture of consideration would be beneficial to Global Payments shareholders who would benefit from the accretion from the acquisition while providing the combined entity with an acceptable level of leverage. The Global Payments board also believed that such mixture of consideration would allow Heartland stockholders to participate in the future growth and opportunities of the combined company. Later that day, Mr. Sloan sent a letter to Mr. Carr proposing, on a preliminary, non-binding basis, the acquisition of Heartland for $97.50 per share, with the consideration to consist of a mix of Global Payments common stock (valued at a fixed exchange ratio) and cash. After sending the letter, Mr. Sloan called Mr. Carr to confirm receipt of the letter, during which call Mr. Carr reported to Mr. Sloan that Mr. Carr would discuss the proposal with the Heartland board of directors.

After receiving the letter, Mr. Carr contacted members of the Heartland board to discuss Heartland’s response to Global Payments. Following discussion, it was agreed that Heartland should inform Global Payments that Heartland was willing to continue to evaluate and negotiate the potential transaction and proceed with consideration consisting of a mixture of cash and Global Payments common stock (as proposed in Mr. Sloan’s letter), but that the Heartland board believed that it would only support a transaction at a value of at least $100 per share of Heartland common stock.

Mr. Carr subsequently called Mr. Sloan to discuss the terms of the November 24th proposal. Mr. Carr informed Mr. Sloan that the Heartland board of directors had authorized him to proceed with discussions based on the terms proposed by Global Payments, subject to negotiation and agreement on key terms including price and contract provisions, and that members of the Heartland board were interested in a $100 per share price. Mr. Sloan indicated that Global Payments would potentially reconsider its proposed price following the completion of Global Payments’ due diligence investigation of Heartland.

During this time, Heartland and Global Payments each provided the other party and its advisors with access to due diligence materials. Also in late November, Global Payments engaged Simpson Thacher & Bartlett LLP, which we refer to as Simpson Thacher, to act as its legal advisor in connection with Global Payments’ discussions with Heartland concerning the potential acquisition.

In late November and early December, senior management of Heartland and Global Payments continued to negotiate the parameters of a transaction. In addition, in early December Simpson Thacher delivered a draft merger agreement to Wachtell Lipton, which included, among other things, the payment of a termination fee to Global Payments equal to $170 million if, among other things, Global Payments were to terminate the merger agreement in response to Heartland’s board of directors changing its recommendation or if Heartland entered into an alternative acquisition proposal after a termination of the merger agreement in certain circumstances, and the reimbursement of up to $25 million of Global Payment’s expenses in the event the merger agreement were to be terminated as a result of the failure of Heartland to obtain stockholder approval, which we refer to as a no vote expense reimbursement fee. The draft agreement also included a marketing period for the proposed debt financing. The parties and their counsel subsequently had regular discussions on the terms of the draft merger agreement.

On December 3, 2015, the Heartland board of directors held a telephonic special meeting, which was also attended by Heartland management and representatives of Greenhill, FT and Wachtell Lipton. At this meeting, Mr. Carr and Mr. Zabaneh provided the board an update on the status of discussions with Global Payments, including the progress of mutual due diligence. The Heartland board of directors authorized Heartland management to continue their discussions with Global Payments regarding a potential transaction.

Throughout the period of discussions, Global Payments continued its due diligence investigation of Heartland, including in person meetings and presentations by subject matter experts, including on information technology, operations, finance, sales and product matters. Also during this time Heartland conducted reverse due diligence investigations on Global Payments, including in person meetings and review of materials. Global Payments and Heartland also discussed financing plans for the potential transaction.

On December 10, 2015, multiple news organizations publicly reported that Global Payments and Heartland were engaged in discussions regarding the potential acquisition of Heartland by Global Payments. No specific price or other terms were reported. The reports included speculation that a deal was targeted for announcement as early as during the month of December. Following the news reports on December 10th, the parties determined to accelerate discussions, subject to approval by each of their respective boards of directors.

On December 13, 2015, the Heartland board of directors held a telephonic special meeting, which was also attended by Heartland management, representatives of Greenhill, FT and Wachtell Lipton. Mr. Carr, Mr. Zabaneh and other members of the Heartland senior management team updated the Heartland board of directors on the status of the proposed mergers, and reviewed the strategic rationale and the anticipated benefits of the proposed mergers. Representatives of Heartland’s management and advisors discussed the results of the due diligence conducted on Global Payments and of the reaction to the news reports of a potential transaction, including equity analyst commentary and stock market price reaction. Each of Greenhill and FT reviewed financial aspects of the proposed mergers, including a preliminary discussion of various financial methodologies expected to be utilized in its analysis. Representatives of Wachtell Lipton discussed the terms of the merger agreement with the board and further advised the board of directors on its fiduciary duties. Following these discussions, the board authorized management to continue discussions and negotiations with Global Payments.

Also on December 13, 2015, the Global Payments board held a telephonic meeting with members of management present. At the meeting, management updated the board on the current status of negotiations between Global Payments and Heartland, including the progress of the third party debt financing for the contemplated acquisition, an update on the public rumors of the potential transaction and a summary of the results of Global Payments’ due diligence review of Heartland. With respect to the third party debt financing, Mr. Bready described to the Global Payments board that it was contemplated that the financing would be comprised of a new term loan and draws on Global Payments’ existing revolving credit facility, which would be amended to accommodate the transaction. Mr. Bready also summarized for the Global Payments board the anticipated leverage profile of the combined entity as well as its ability to de-lever over time after the closing. Mr. Green reviewed with the board a summary of the terms of the draft merger agreement, which included the parties’ agreement on a break-up fee equal to $153 million. The Global Payments board then authorized management to continue negotiations and discussions with Heartland with respect to a potential transaction.

On December 14, 2015 Global Payments and Heartland continued to negotiate the terms of the merger agreement, including with respect to price, the circumstances upon which a break-up fee would be payable by Heartland and the terms of the marketing period and covenants relating to financing. Global Payments agreed that it would not receive a no vote expense reimbursement fee.

On December 15, 2015, Global Payments and Heartland negotiated the final terms of the merger agreement and Global Payments agreed to increase its offer price to $100 per share, comprised of 0.6687 of a share of Global Payments common stock and $53.28 in cash. Global Payments also finalized the negotiations concerning its committed financing for the transaction.

Also on December 15, 2015, the Heartland board of directors held a meeting to consider the terms of the proposed transaction with Global Payments. Members of Heartland’s management team and representatives from Greenhill, FT and Wachtell Lipton were also in attendance. At the meeting, members of Heartland’s management updated the Heartland board of directors on the status of the proposed mergers, and reviewed the strategic rationale and the anticipated benefits of the proposed mergers. Representatives of Heartland’s management and advisors updated the Heartland board on the results of the due diligence conducted on Global Payments. Greenhill reviewed its analysis of the per share merger consideration and rendered an oral opinion, confirmed by delivery of a written opinion dated December 15, 2015, to the Heartland board to the effect that, as of that date and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill as set forth in such opinion, the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders) was fair, from a financial point of view, to such holders of Heartland common stock, as more fully described under the section entitled “—Opinion of Greenhill & Co., LLC” beginning on page 49 of this proxy statement/prospectus. Representatives of Wachtell Lipton discussed the terms of the merger agreement with the board and further advised the board of directors on its fiduciary duties. After considering the proposed terms of the mergers with Heartland’s management and advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Heartland board, including the strategic alternatives discussed at those meetings and the factors described under the sections entitled “—Heartland’s Reasons for the Mergers” and “—Recommendation of the Heartland Board” beginning on pages 44 and 46, respectively, of this proxy statement/prospectus, the Heartland board of directors unanimously determined the mergers, the merger agreement and the other transactions contemplated by the proposed merger agreement, to be in the best interests of Heartland and its stockholders, and the directors unanimously approved and adopted the proposed merger agreement and the transactions contemplated by it, including the mergers, and determined to recommend that Heartland stockholders approve and adopt the merger agreement.

Also on December 15, 2015, the Global Payments board held a telephonic meeting with members of management and representatives of its financial advisor and Simpson Thacher present. The Global Payments board reviewed and discussed the final terms of the merger agreement and proposed acquisition of Heartland together with management and their outside legal and financial advisors. Mr. Bready also reviewed with the Global Payments board the status of the proposed debt financing. After discussion, the board approved the execution, delivery and performance of the merger agreement and related documents, including the financing for the transaction, and the consummation of the mergers and the other transactions contemplated by the merger agreement, and declared advisable the entry into the merger agreement.

Shortly after the close of market on December 15, 2015, Global Payments and Heartland issued a joint press release announcing the transaction, which press release also announced Global Payments’ third quarter 2015 financial results.

Heartland’s Reasons for the Mergers

In reaching its decision to adopt and approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and to recommend that its stockholders approve the merger agreement, the Heartland board evaluated the mergers in consultation with Heartland management, as well as Heartland’s financial and legal advisors, and considered a number of factors, including the following material factors:

•	the implied value of the per share merger consideration and the fact that it represented a 21% premium to the closing price of Heartland common stock on December 14, 2015, the last trading day prior to the meeting of the Heartland board to approve the merger agreement, and a 29% premium to the closing price of Heartland common stock on December 9, 2015, the last full trading day before the publication of news reports relating to a potential acquisition of Heartland by Global Payments, in each case based on the closing price of Global Payments common stock on December 14, 2015;

•	the fact that the cash consideration offers Heartland stockholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

•

the fact that the stock consideration offers Heartland stockholders the opportunity to participate in the future growth and opportunities of the combined company, and the intended tax treatment of the mergers as a “reorganization” for U.S. federal income tax purposes, as further described under the section entitled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 119 of this proxy statement/prospectus (although the treatment as a reorganization is not a condition to the closing of the mergers);

•	the financial presentation and opinion, dated December 15, 2015, of Greenhill to the Heartland board as to the fairness, from a financial point of view and as of such date, of the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders), which opinion was based on and subject to the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken, as more fully described under the section entitled “—Opinion of Greenhill & Co., LLC” beginning on page 49 of this proxy statement/prospectus;

•	the strategic benefits of the mergers and the synergies expected to be achieved by the combined company upon completion of the mergers, and the potential for Heartland stockholders, as future shareholders of Global Payments, to benefit through their interest in the combined company from the synergies of the mergers and the anticipated pro forma impact of the mergers, and the expectation that the mergers will be accretive to Global Payments’ financial results in fiscal year 2017;

•	the expectation that the mergers will result in a combined company, with an enhanced merchant base and vertical reach, that is a leading global provider of integrated payments technology solutions with the ability to cross-sell Heartland’s integrated point of sale, payroll, loyalty and gift solutions into Global Payments’ core markets;

•	the Heartland board’s familiarity with and understanding of Heartland’s business, results of operations, financial and market position and expectations concerning Heartland’s future earnings and prospects;

•	information and discussions regarding Global Payments’ business, results of operations, financial and market position and future earnings and prospects and its due diligence investigation;

•	the historical performance of each of Heartland common stock and Global Payments common stock;

•	the Heartland board’s evaluation, with the assistance of Heartland’s management and advisors, of strategic alternatives which might be available to Heartland for enhancing long-term value and the potential risks, rewards and uncertainties associated with such alternatives, and the Heartland board’s belief that the mergers are the best option available to Heartland and its stockholders;

•	the expectation that the regulatory approvals required to consummate the mergers are reasonably likely to be obtained without the imposition of unacceptable conditions;

•	the course of negotiations of the merger agreement, the fiduciary duties of the Heartland board in negotiating and entering into the merger agreement, and the terms and conditions of the merger agreement, all of which it reviewed with its outside legal advisor, including, among other things, Heartland’s ability to take certain actions in response to an unsolicited bona fide written acquisition proposal under specific circumstances, the conditions to closing of the mergers, the possibility that Heartland would be required to pay a termination fee to Global Payments under certain circumstances, the fact that Heartland stockholders will have an opportunity to vote on the mergers and that their approval is a condition to completion of the mergers, and the terms of the merger agreement that restrict Heartland’s ability to solicit alternative transactions, and the provisions of the merger agreement generally requiring Heartland to conduct its business in the ordinary course and the other restrictions on the conduct of Heartland’s business prior to completion of the mergers;

•	the risk that the mergers may not be consummated or that the closing may be unduly delayed, including as a result of factors outside the control of Heartland and Global Payments;

•	the risk that the value of the stock consideration could decrease prior to the consummation of the mergers, due to the fact that the exchange ratio is fixed;

•	the risk that Heartland management attention and resources will be diverted from the operation of Heartland’s business during the pendency of the mergers, and the possibility of employee losses or adverse effects on Heartland’s business relationships as a result of the announcement and pendency of the mergers;

•	the potential risks and costs associated with successfully integrating Heartland’s business, operations and employees with those of Global Payments, including the risk of not realizing all of the anticipated benefits of the mergers or not realizing them in the expected timeframe; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” beginning on pages 29 and 28, respectively, of this proxy statement/prospectus.

In considering the recommendation of the Heartland board, you should be aware that certain directors and executive officers of Heartland may have interests in the mergers that are different from, or in addition to, interests of Heartland stockholders generally and may create potential conflicts of interest. The Heartland board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the mergers and the other transactions contemplated by the merger agreement, and in recommending to Heartland stockholders that they vote in favor of the merger proposal. For additional information, see the section entitled “—Interests of Certain Persons in the Mergers” beginning on page 58 of this proxy statement/prospectus.

This discussion of the information and factors considered by the Heartland board includes the material factors considered by the Heartland board, but is not intended to be exhaustive and may not include all the factors considered by the Heartland board. In view of the wide variety of factors considered, and the complexity of these matters, the Heartland board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement. Rather, the Heartland board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with Heartland’s management and financial and legal advisors. In addition, individual members of the Heartland board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Heartland board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/prospectus.

For the reasons set forth above, the Heartland board of directors unanimously recommends that Heartland stockholders vote “FOR” the merger proposal.

Recommendation of the Heartland Board

Heartland’s board of directors has unanimously approved the merger agreement and the transactions contemplated thereby, including the mergers, has determined that the merger agreement and the transactions contemplated thereby, including the mergers, are fair to and in the best interests of Heartland’s stockholders, and unanimously recommends that Heartland stockholders vote “FOR” the merger proposal, “FOR” the compensation proposal, and “FOR” the adjournment proposal.

Heartland Projections

Heartland does not as a matter of course make public long-term projections as to future sales, revenues, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the management of Heartland has prepared and is including in this proxy statement/prospectus the prospective financial information set forth below to provide its stockholders access to previously non-public unaudited prospective financial information that was made available to Global Payments. Unaudited prospective financial information was also made available to the Heartland board of directors and Heartland’s financial advisors in connection with the mergers. The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the published rules or guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Heartland’s management, the accompanying unaudited prospective financial information (at the time it was prepared) was prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time it was prepared, and presented, to the best of Heartland’s management’s knowledge and belief, the expected course of action and the expected future financial performance of Heartland on a standalone basis and not considering the impact of the mergers. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The inclusion of the unaudited prospective financial information should not be regarded as an indication that any of Heartland, its financial advisors, Global Payments or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Global Payments, Heartland, or their respective affiliates, advisors, or other representatives assumes any responsibility for the ultimate performance of Heartland relative to this information.

Neither Heartland’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Stockholders are urged to review Heartland’s SEC filings for a description of risk factors with respect to Heartland’s business. For additional information, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

The following table presents selected unaudited prospective financial information for the fiscal years ending 2015 through 2021 as prepared by Heartland management in connection with the proposed transaction.

Summary of the Projections

(dollars in millions, except per share data)

	2015(1)	2016	2017	2018	2019	2020	2021
Net Revenue(2)	$821	$911	$1,002	$1,098	$1,199	$1,311	$1,432
Operating Income	$153	$173	$218	$264	$312	$365	$423
Earnings Per Share	$2.31	$2.58	$3.28	$3.98	$4.65	$5.40	$6.20

(1)	Prospective financial information for 2015 was calculated prior to the end of fiscal year 2015 based upon actual results through October 31, 2015 and projections for November and December, 2015. Prospective financial information for 2015 is not reflective of actual results.
(2)	For purposes of the prospective financial information, net revenue, which is not a GAAP measure, is defined as total revenue less interchange fees and card network dues, assessments and fees.

Global Payments Projections

Global Payments does not as a matter of course make public long-term projections as to future revenues, earnings, or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, the management of Global Payments has prepared and is including in this proxy statement/prospectus the prospective financial information set forth below to provide Heartland stockholders access to previously non-public unaudited prospective financial information that was made available to Heartland and its financial advisors. Unaudited prospective financial information was also made available to the Global Payments board of directors and Global Payments’ financial advisor in connection with the mergers. The accompanying unaudited prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the published rules or guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information. In the view of Global Payments’ management, the accompanying unaudited prospective financial information (at the time it was prepared) was prepared on a reasonable basis, reflected the best currently available estimates and judgments at the time it was prepared, and presented, to the best of Global Payments’ management’s knowledge and belief, the expected course of action and the expected future financial performance of Global Payments on a standalone basis and not considering the impact of the mergers. However, this information is not fact and should not be relied upon as being indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information. The unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. The inclusion of the unaudited prospective financial information should not be regarded as an indication that any of Global Payments, Heartland, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results. None of Heartland, Global Payments, or their respective affiliates, advisors, or other representatives assumes any responsibility for the ultimate performance of Global Payments relative to this information.

Neither Global Payments’ independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited prospective financial information.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, such information by its nature becomes less predictive with each successive year. Stockholders are urged to review Global Payments’ SEC filings for a description of risk factors with respect to Global Payments’ business. For additional information, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/prospectus and “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

The following table presents selected unaudited prospective financial information for the fiscal years ending May 31, 2016 through 2020 as prepared by Global Payments management in connection with the proposed transaction.

Summary of the Projections(1)

(dollars in millions, except per share data)

	2016	2017	2018	2019	2020
Net Revenue(2)	$2,063	$2,246	$2,411	$2,611	$2,833
Cash Operating Income(2)	$600	$680	$739	$810	$891
Cash Earnings Per Share(2)	$2.95	$3.32	$3.74	$4.21	$4.80

(1)	Prospective financial information for fiscal year 2016 was prepared based on actual results through October 31, 2015 and projections for the period November 2015 through May 2016. Projections for fiscal year 2016 reflect foreign currency assumptions as of October 2015. Prospective financial information for fiscal years 2017 through 2020 assume foreign currency exchange rates consistent with those reflected in the fiscal year 2016 projections.

(2)	Net revenue, cash operating income and cash earnings per share are not GAAP measures. For purposes of the prospective financial information, (i) net revenue is defined as total revenue excluding gross-up related payments associated with certain wholesale lines of business; and (ii) cash operating income and cash earnings per share are defined as operating income and earnings per share, respectively, excluding acquisition-related amortization expense, share-based compensation expense and, for cash earnings per share, the related income tax effects.

Opinion of Greenhill & Co., LLC

Heartland has retained Greenhill as its financial advisor in connection with the mergers. Greenhill is an internationally recognized investment banking firm regularly engaged in providing financial advisory services in connection with mergers and acquisitions. Heartland selected Greenhill as its financial advisor in connection with the mergers on the basis of Greenhill’s experience in similar transactions, its reputation in the investment community and its familiarity with Heartland and its business.

As part of Greenhill’s engagement, the Heartland board requested that Greenhill evaluate the fairness, from a financial point of view, of the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders). At the December 15, 2015 meeting of the Heartland board held to evaluate the mergers, Greenhill rendered an oral opinion, confirmed by delivery of a written opinion dated December 15, 2015, to the Heartland board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion, the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders) was fair, from a financial point of view, to such holders.

The full text of Greenhill’s written opinion, dated December 15, 2015, is attached as Annex B to this proxy statement/prospectus and is incorporated in this document by reference. The written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations and qualifications on the review undertaken by Greenhill in rendering its opinion. The following summary of Greenhill’s opinion is qualified in its entirety by reference to the full text of the opinion. Greenhill delivered its opinion to the Heartland board for the information of the Heartland board (in its capacity as such) in connection with and for purposes of its evaluation of the per share merger consideration from a financial point of view and did not express any opinion as to any other term, aspect or implication of the mergers (other than the fairness, from a financial point of view, of the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders)). Greenhill was not requested to opine as to, and its opinion did not in any manner address, the underlying business decision to proceed with or effect the mergers. Greenhill’s opinion is not and did not constitute a recommendation to the members of the Heartland board as to whether to approve the mergers or the merger agreement, or as to how any stockholder should vote or act in connection with the mergers.

In connection with its opinion, Greenhill, among other things:

•	reviewed an execution copy of the merger agreement as provided to Greenhill on December 15, 2015;

•	reviewed certain publicly available financial statements of each of Heartland and Global Payments that Greenhill deemed relevant;

•	reviewed certain other publicly available business, operating and financial information relating to each of Heartland and Global Payments that Greenhill deemed relevant;

•

reviewed certain information prepared by the management of Heartland, including financial projections and other financial and operating data concerning Heartland (which such projections and other data we refer to as the Heartland Forecasts), and reviewed certain information prepared by the management of Global Payments, including financial projections and other financial and operating data concerning Global Payments (which such projections and other data we refer to as the Global Payments Forecasts);

•	discussed the past and present operations and financial condition and the prospects of Heartland and Global Payments with the respective senior executives of Heartland and Global Payments;

•	reviewed the historical market prices and trading activity for Heartland common stock and Global Payments common stock and analyzed their respective implied valuation multiples;

•	compared the purchase prices and implied premiums paid in certain publicly available transactions that Greenhill deemed relevant;

•	analyzed the trading valuations of certain publicly traded companies that Greenhill deemed relevant to Heartland and Global Payments;

•	analyzed the valuation derived by discounting future cash flows and a terminal value of each of Heartland and Global Payments at discount rates Greenhill deemed appropriate;

•	participated in discussions and negotiations among representatives of Heartland and its legal advisors and representatives of Global Payments and its legal and financial advisors; and

•	performed such other analyses and considered such other factors as Greenhill deemed appropriate.

Greenhill assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to Greenhill by representatives and managements of Heartland and Global Payments for the purposes of its opinion and further relied upon the assurances of the representatives and managements of Heartland and Global Payments that they were not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to the Heartland Forecasts that were furnished or otherwise provided to Greenhill and that Greenhill was directed to utilize in its analyses, Greenhill assumed that the Heartland Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of Heartland’s management as to the matters reflected therein, and Greenhill relied upon the Heartland Forecasts in arriving at its opinion. With respect to the Global Payments Forecasts that were furnished or otherwise provided to Greenhill and that Greenhill was directed to utilize in its analyses, Greenhill assumed that the Global Payments Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Global Payments as to the matters reflected therein, and Greenhill relied upon the Global Payments Forecasts in arriving at its opinion. Greenhill expressed no opinion with respect to the Heartland Forecasts, the Global Payments Forecasts or the assumptions upon which they were based. Greenhill relied upon the assessments of the managements of Heartland and Global Payments as to, among other things, (1) the potential impact on Heartland and Global Payments of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the payment processing industry, (2) the products, technology and intellectual property of Heartland and Global Payments and associated risks, (3) existing and future contracts and relationships, agreements and arrangements with, and the ability of Heartland and Global Payments to attract, retain and/or replace, key employees, bank sponsors, clearing services providers and other commercial relationships of Heartland and Global Payments and (4) the ability to integrate the businesses and operations of Heartland and Global Payments. Greenhill assumed that there would be no developments with respect to any such matters that would have an adverse effect on Heartland, Global Payments, the mergers or the contemplated benefits of the mergers that would be meaningful in any respect to Greenhill’s analyses or opinion.

Greenhill did not make any independent evaluation or appraisal of the assets or liabilities (contingent, accrued, off-balance sheet or otherwise) of Heartland, Global Payments or any other entity, nor was Greenhill furnished with any such appraisals. Greenhill assumed that the mergers would be consummated in accordance with the terms set forth in the final, executed merger agreement, which Greenhill further assumed would be identical in all material respects to the execution copy thereof that Greenhill reviewed, without waiver, modification or amendment of any material terms or conditions set forth in the merger agreement, and that the mergers would be consummated in accordance with all applicable laws. Greenhill also assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the mergers would be obtained without any effect on Heartland, Global Payments, the mergers or the contemplated benefits of the mergers in any respect meaningful to its analyses or opinion. Greenhill did not express any opinion as to the prices at which shares of Heartland common stock, Global Payments common stock or any other securities of Heartland or Global Payments would trade or otherwise be transferable at any time. Greenhill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Greenhill as of, the date of its opinion. It should be understood that subsequent developments may affect Greenhill’s opinion, and that Greenhill does not have any obligation to update, revise, or reaffirm its opinion.

In connection with its engagement, Greenhill was not requested to, and it did not, solicit expressions of interest from any third parties with respect to the sale of Heartland or any other alternative transaction; however, Greenhill in the past had discussions with Heartland and, at Heartland’s direction, with selected third parties regarding certain potential strategic transactions involving Heartland.

Greenhill did not express any opinion as to any terms, aspects or implications of the mergers (other than the fairness, from a financial point of view, of the per share merger consideration to be received in the initial merger pursuant to the merger agreement by the holders of Heartland common stock (other than excluded holders)), including the form or structure of the mergers, any tax consequences of the mergers or any agreement, arrangement or understanding to be entered into in connection with the mergers or otherwise. Greenhill expressed no opinion with respect to the amount or nature of any compensation or other consideration to any officers, directors or employees of Heartland, or any class of such persons, relative to the per share merger consideration or otherwise or with respect to the fairness of any such compensation. Greenhill also expressed no opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice and Greenhill assumed that opinions, counsel and interpretations regarding such matters were or would be obtained from appropriate professional sources. The issuance of Greenhill’s opinion was approved by Greenhill’s fairness opinion committee. Except as described in this summary, the Heartland board imposed no other instructions or limitations on the investigations made or procedures followed by Greenhill in rendering its opinion.

The following is a summary of the material financial analyses provided by Greenhill in connection with its opinion, dated December 15, 2015, to the Heartland board. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Greenhill, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Greenhill. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Greenhill. For purposes of the analyses described below, the term (1) implied per share merger consideration means $100.31 per share calculated as (a) the cash consideration of $53.28 per share and (b) the implied value of the stock consideration of $47.03 per share based on the 0.6687 per share exchange ratio and the closing price of Global Payments common stock of $70.33 per share on December 14, 2015 (the last trading day prior to the meeting of the Heartland board to approve the merger agreement), and (2) (a) EBITDA means earnings before interest, taxes, depreciation and amortization, (b) adjusted EBITDA means EBITDA, plus stock-based compensation, less one-time non-recurring items, as applicable, and, in the case of Heartland, less payout of ordinary course sales force bonuses and accrued buyout liabilities and (c) cash EPS means earnings per share derived from generally accepted accounting principles in the United States plus amortization of acquisition-related intangible assets, stock-based compensation expense and other non-recurring items, as applicable.

Heartland Financial Analyses

Selected Public Companies Analysis. Greenhill reviewed publicly available financial and stock market information of Heartland and the following four selected publicly traded companies with operations in the merchant acquiring industry, which we collectively refer to as the Heartland selected companies:

•	First Data Corporation

•	Global Payments

•	Total System Services, Inc.

•	Vantiv, Inc.

Greenhill reviewed, among other things, enterprise values of the Heartland selected companies, calculated as fully-diluted equity values based on closing stock prices on December 14, 2015 plus debt and less cash and cash equivalents and minority interests, as a multiple of calendar year 2016 and calendar year 2017 estimated adjusted EBITDA. Greenhill also reviewed equity values, based on closing stock prices on December 14, 2015, as a multiple of calendar year 2016 and calendar year 2017 estimated cash EPS. Financial data of the Heartland selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information and calendarized to December 31 year-end for comparative purposes and, in the case of Global Payments, the Global Payments Forecasts. Financial data of Heartland was based on the Heartland Forecasts. Mean and median multiples were calculated excluding First Data Corporation given its limited trading history and leverage level.

The overall low to high calendar year 2016 and calendar year 2017 estimated adjusted EBITDA multiples observed for the Heartland selected companies were 12.5x to 15.0x (with a mean of 13.9x and a median of 14.3x) and 11.8x to 13.7x (with a mean of 12.8x and a median of 12.9x), respectively. The overall low to high calendar year 2016 and calendar year 2017 estimated cash EPS multiples observed for the Heartland selected companies were 11.6x to 22.2x (with a mean of 20.7x and a median of 20.5x) and 9.8x to 19.7x (with a mean of 18.8x and a median of 19.5x), respectively. Greenhill noted that the calendar year 2016 and calendar year 2017 estimated adjusted EBITDA multiples observed for Heartland, based on the Heartland Forecasts, were 13.4x and 11.4x, respectively, as of December 14, 2015 and 12.7x and 10.8x, respectively, as of December 9, 2015 (which was the last trading day prior to market rumors regarding a potential transaction involving Heartland and Global Payments). Greenhill also noted that the calendar year 2016 and calendar year 2017 estimated cash EPS multiples observed for Heartland, based on the Heartland Forecasts, were 25.4x and 21.2x, respectively, as of December 14, 2015 and 23.9x and 19.9x, respectively, as of December 9, 2015.

Greenhill then applied a selected range of calendar year 2016 and calendar year 2017 estimated adjusted EBITDA multiples of 12.5x to 15.0x and 11.9x to 13.7x, respectively, and a selected range of calendar year 2016 and calendar year 2017 estimated cash EPS multiples of 19.4x to 22.2x and 17.3x to 19.7x, respectively, derived from the Heartland selected companies to corresponding data of Heartland based on the Heartland Forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for Heartland, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Ranges Based on:
2016E Adjusted EBITDA	2017E Adjusted EBITDA	2016E Cash EPS	2017E Cash EPS	Implied Per Share Merger Consideration
$76.54 – $94.03	$86.88 – $101.27	$63.14 – $72.45	$67.37 – $76.98	$100.31

No company used in this analysis is identical or directly comparable to Heartland. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Heartland was compared.

Selected Precedent Transactions Analysis. Using publicly available information, Greenhill reviewed financial data relating to the following nine selected transactions involving target companies with operations in the merchant acquiring industry, collectively referred to as the selected transactions:

Announcement Date	Acquirer	Target
October 13, 2014	• Vista Equity Partners	• TransFirst Inc.
July 17, 2014	• Ontario Teachers’ Pension Plan	• First American Payment Systems, L.P.
May 12, 2014	• Vantiv, Inc.	• Mercury Payment Systems, LLC
January 24, 2014	• Global Payments Inc.	• Payment Processing, Inc. (d/b/a PayPros)
August 15, 2012	• Global Payments Inc.	• Accelerated Payment Technologies, Inc.
July 2, 2012	• Cielo S.A.	• Merchant e-Solutions, Inc.
September 15, 2010	• Fifth Third Processing Solutions, LLC	• National Processing Company
August 6, 2010	• Advent International Corporation and Bain Capital, LP	• RBS Global Merchant Services (d/b/a RBS WorldPay) (80%)
March 1, 2010	• Total System Services, Inc. (TSYS)	• First National Merchant Solutions, LLC (51%)

Greenhill reviewed, among other things, transaction values of the selected transactions, calculated as the purchase prices paid for the target companies (adjusted, as applicable, to reflect the acquisition of 100% of the outstanding equity securities of the target companies), as a multiple of such target companies’ latest 12 months EBITDA or adjusted EBITDA, as applicable. Financial data of the selected transactions were based on publicly available information. Financial data of Heartland was based on public filings and the Heartland Forecasts.

The overall low to high latest 12 months adjusted EBITDA (or EBITDA when adjusted EBITDA was not available) multiples observed for the selected transactions for which information was publicly available were 7.7x to 17.8x (with a mean of 11.0x and a median of 10.0x). Greenhill then applied a selected range of latest 12 months EBITDA or adjusted EBITDA multiples of 12.0x to 17.8x derived from the selected transactions to Heartland’s calendar year 2015 estimated adjusted EBITDA. This analysis indicated the following approximate implied per share equity value reference range for Heartland, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$60.93 – $96.11	$100.31

No company or transaction used in this analysis is identical or directly comparable to Heartland or the mergers. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values for the companies or the transactions to which Heartland or the mergers were compared.

Discounted Cash Flow Analysis. Greenhill performed a discounted cash flow analysis of Heartland by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Heartland was forecasted to generate during the fiscal years ending December 31, 2015 through December 31, 2020 based on the Heartland Forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense given its recurring nature. Greenhill calculated terminal values for Heartland by applying to Heartland’s estimated adjusted EBITDA for the fiscal year ending December 31, 2020 a selected range of EBITDA multiples of 12.0x to 13.0x. The present values (as of December 31, 2015) of Heartland’s cash flows and terminal values were then calculated using a selected discount rate range of 8.5% to 10.5%. This analysis indicated the following approximate implied per share equity value reference range for Heartland, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$96.38 – $114.12	$100.31

Premiums Paid Analysis. Greenhill performed an analysis of the premiums paid in (i) 65 selected mergers and acquisition transactions involving acquisitions of U.S. publicly-traded target companies, (ii) 56 selected mergers and acquisition transactions involving acquisitions of U.S. publicly-traded target companies by strategic buyers, (iii) 40 selected mergers and acquisition transactions involving acquisitions of U.S. publicly-traded target companies for all-cash consideration and (iv) 17 selected mergers and acquisition transactions involving acquisitions of U.S. publicly-traded target companies for cash and stock consideration, in each case announced between December 14, 2011 and December 14, 2015 involving target companies with approximate enterprise values of $3 billion to $5 billion based on closing stock prices of the target companies involved in such transactions one trading day, five trading days and 30 trading days prior to public announcement of the relevant transactions.

The overall low to high one trading day, five trading days and 30 trading days implied premiums derived from these transactions (excluding target companies with negative 30 trading day premiums) were approximately 23.6% to 28.8%, 27.1% to 29.9% and 27.2% to 38.1%, respectively. Greenhill then applied a selected range of premiums of 23.6% to 38.1% to the closing stock price of Heartland common stock of $77.84 per share on December 9, 2015, the last trading day prior to market rumors regarding a potential transaction involving Heartland and Global Payments. This analysis indicated the following approximate implied per share equity value reference range for Heartland, as compared to the implied per share merger consideration:

Implied Per Share Equity Value Reference Range	Implied Per Share Merger Consideration
$96.23 – $107.50	$100.31

Global Payments Financial Analyses

Selected Public Companies Analysis. Greenhill reviewed publicly available financial and stock market information of Global Payments and the following four selected publicly traded companies with operations in the merchant acquiring industry, which we collectively refer to as the Global Payments selected companies:

•	First Data Corporation

•	Heartland

•	Total System Services, Inc.

•	Vantiv, Inc.

Greenhill reviewed, among other things, enterprise values of the Global Payments selected companies, calculated as fully-diluted equity values based on closing stock prices on December 14, 2015 (or, in the case of Heartland, both as of December 14, 2015 and December 9, 2015), plus debt and minority interests less cash and cash equivalents, as a multiple of calendar year 2016 and calendar year 2017 estimated adjusted EBITDA. Greenhill also reviewed equity values, based on closing stock prices on December 14, 2015, as a multiple of calendar year 2016 and calendar year 2017 estimated cash EPS. Financial data of the Global Payments selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information and calendarized to December 31 year-end for comparative purposes and, in the case of Heartland, the Heartland Forecasts. Financial data of Global Payments was based on the Global Payments Forecasts. Mean and median multiples were calculated excluding First Data Corporation given its limited trading history and leverage level and Heartland as of December 14, 2015.

The overall low to high calendar year 2016 and calendar year 2017 estimated adjusted EBITDA multiples observed for the Global Payments selected companies were 12.5x to 14.3x (with a mean of 13.2x and a median of 12.7x) and 10.8x to 12.9x (with a mean of 11.9x and a median of 11.9x), respectively. The overall low to high calendar year 2016 and calendar year 2017 estimated cash EPS multiples observed for the Global Payments selected companies were 11.6x to 25.4x (with a mean of 21.3x and a median of 20.5x) and 9.8x to 21.2x (with a mean of 18.9x and a median of 19.5x), respectively. Greenhill noted that the calendar year 2016 and calendar year 2017 estimated adjusted EBITDA multiples observed for Global Payments, based on the Global Payments Forecasts, were 15.0x and 13.7x, respectively. Greenhill also noted that the calendar year 2016 and calendar year 2017 estimated cash EPS multiples observed for Global Payments, based on the Global Payments Forecasts, were 22.2x and 19.7x, respectively.

No company used in this analysis is identical or directly comparable to Global Payments. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which Global Payments was compared.

Discounted Cash Flow Analysis. Greenhill performed a discounted cash flow analysis of Global Payments by calculating the estimated present value of the standalone unlevered, after-tax free cash flows that Global Payments was forecasted to generate during the fiscal years ending May 31, 2016 through May 31, 2020 based on public filings, publicly available information and the Global Payments Forecasts. For purposes of this analysis, stock-based compensation was treated as a cash expense given its recurring nature. Greenhill calculated terminal values for Global Payments by applying to Global Payments’ estimated adjusted EBITDA for the fiscal year ending May 31, 2020 a selected range of EBITDA multiples of 13.5x to 14.5x. The present values (as of May 31, 2015) of Global Payments’ cash flows and terminal values were then calculated using a selected discount rate range of 7.5% to 9.5%. This analysis indicated the following approximate implied per share equity value reference range for Global Payments, as compared to the closing stock price of Global Payments common stock on December 14, 2015:

Implied Per Share Equity Value Reference Range	Closing Stock Price of Global Payments Common Stock
$71.46 – $82.93	$70.33

Other Information. Greenhill noted certain additional information that was not considered part of Greenhill’s financial analyses with respect to its opinion but was referenced for informational purposes, including, among other things, the following:

•	publicly available one-year forward Wall Street research analysts’ stock price targets for Heartland common stock and Global Payments common stock, which indicated target stock price ranges for Heartland common stock of $70.00 to $90.00 per share (with a median of $74.00 per share) and for Global Payments common stock of $68.00 to $84.00 per share (with a median of $70.00 per share);

•	historical exchange ratios of Heartland common stock and Global Payments common stock over the latest 12 months (as of December 14, 2015), which indicated an average implied exchange ratio during such 12-month period of 1.09x; and

•	the potential pro forma financial impact of the mergers on Global Payments’ estimated cash EPS for the fiscal years ending May 31, 2017 and May 31, 2018, utilizing the Heartland Forecasts (as calendarized to May 31 year-end for comparative purposes), the Global Payments Forecasts and publicly available information, which indicated, based on the implied per share merger consideration, that the mergers could be dilutive to Global Payments’ estimated cash EPS in the fiscal years ending May 31, 2017 and May 31, 2018 by approximately (4.6%) and (1.5%), respectively, excluding potential synergies resulting from the mergers, and that pre-tax synergies of approximately $33 million and $12 million would need to be realized in Global Payments’ fiscal years ending May 31, 2017 and May 31, 2018, respectively, in order for Global Payments to achieve breakeven cash EPS.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses provided by Greenhill to the Heartland board in connection with its opinion and is not a comprehensive description of all analyses undertaken or factors considered by Greenhill in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Greenhill believes that the analyses summarized above must be considered as a whole. Greenhill further believes that selecting portions of its analyses or factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of such analyses or factors, could create a misleading or incomplete view of the processes underlying Greenhill’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Greenhill considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Heartland and Global Payments. The estimates of the future performance of Heartland and Global Payments in or underlying Greenhill’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Greenhill’s analyses. These analyses were prepared solely as part of Greenhill’s analysis of the fairness, from a financial point of view, of the per share merger consideration and were provided to the Heartland board in connection with the delivery of Greenhill’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or acquired or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Greenhill’s view of the actual value of Heartland or Global Payments.

The type and amount of consideration payable in the initial merger were determined through negotiations between Heartland and Global Payments, and was approved by the Heartland board. The decision to recommend and to enter into the merger agreement was solely that of the Heartland board. As described above, Greenhill’s opinion and analyses were only one of many factors considered by the Heartland board in its evaluation of the mergers and should not be viewed as determinative of the views of the Heartland board, management or any other party with respect to the mergers or the per share merger consideration.

In connection with Greenhill’s engagement, Heartland has agreed to pay Greenhill for its financial advisory services in connection with the mergers an aggregate fee currently estimated to be approximately $16 million, of which a portion was payable upon the rendering of Greenhill’s opinion (regardless of the conclusion reached) and approximately $14 million is payable contingent upon consummation of the initial merger. Heartland also has agreed to indemnify Greenhill for certain liabilities, including liabilities under the federal securities laws, and to reimburse Greenhill for its reasonable expenses arising from its engagement.

During the two-year period preceding the date of its opinion, Greenhill was not engaged to perform investment banking services for Heartland unrelated to the mergers or to Global Payments for which services Greenhill received compensation, other than certain financial advisory services performed for Heartland in connection with potential merger and acquisition transactions. Greenhill and its affiliates in the future may provide investment banking services to Heartland, Global Payments and/or their respective affiliates, for which services Greenhill and its affiliates would expect to receive compensation. As the Heartland board was aware, in 2001, certain private equity funds previously affiliated with Greenhill acquired an equity interest in Heartland, which was converted into shares of Heartland common stock at the time of Heartland’s initial public offering in 2005, and, in connection with such private investment in 2001, a senior member of the Greenhill transaction advisory team joined the Heartland board on which he served until 2005. In 2008, such private equity funds distributed the shares of Heartland common stock held by such funds to their general and limited partners, including the senior member of the Greenhill transaction advisory team, 47,045 shares of which such senior member continued to beneficially own as of the date of Greenhill’s opinion.

Global Payments’ Reasons for the Mergers

In reaching its decision to authorize management to enter into the merger agreement and approve the mergers and the other transactions contemplated by the merger agreement, the Global Payments board evaluated the mergers in consultation with Global Payments management, as well as Global Payments’ financial and legal advisors, and considered a number of factors, including the following material factors:

•	The proposed Heartland acquisition enables Global Payments to increase the scale of its U.S. business, in line with its strategic goals;

•	The acquisition continues Global Payments’ shift towards direct distribution of its payment technology services;

•	The acquisition significantly expands Global Payments’ U.S. direct small and medium-sized enterprise distribution, merchant base and vertical reach;

•	Heartland’s strengths in direct sales and technology-led distribution are highly complementary to Global Payments’ existing expertise;

•	There is little overlap between the verticals served by Heartland and those served by Global Payments;

•	The growth profiles of the two companies are highly complementary;

•	The acquisition provides for opportunities to cross-sell Heartland’s educational, point of sale, payroll, loyalty and gift solutions into Global Payments’ existing core U.S. and international markets;

•	The acquisition strengthens Global Payments’ position and increases its scale in the United States, its largest market and one of the most dynamic payments markets worldwide;

•	Global Payments’ belief that the acquisition of Heartland will allow for the opportunity to derive significant operational and technological synergies;

•	Global Payments expects to realize at least $50 million in synergies in fiscal 2017 and approximately $125 million of annual run-rate synergies thereafter;

•	The possibility that the acquisition will create enhanced shareholder value and Global Payments’ belief that the acquisition will be additive to the rate of revenue growth and margin expansion and be mid-single digit accretive to its shareholders on a percentage basis to cash earnings per share in its 2017 fiscal year and double-digit accretive thereafter;

•	The terms and conditions of the merger agreement, including the conditions to the completion of the mergers, the circumstances under which the merger agreement could be terminated and the impact of such termination (including the potential payment by Heartland of a termination fee of $153 million);

•	Availability for financing of the cash consideration to be paid to Heartland stockholders, including the committed financing Global Payments obtained as of the signing of the merger agreement;

•	The positive results of the due diligence review of Heartland;

•	The risk that, because the stock consideration under the merger agreement would not be adjusted due to changes in the market price of Global Payments common stock, the value of the per share merger consideration to be paid to Heartland stockholders upon the consummation of the mergers could be more than the value of the per share merger consideration immediately prior to the announcement of the proposed acquisition;

•	The risk that the anticipated synergies would be more difficult to achieve than anticipated, or that it would take longer to realize the anticipated synergies than expected;

•	The risk that integrating Heartland and its platform would be more challenging than anticipated, or that it would take longer than anticipated; and

•	The risk that the proposed financing for the acquisition, which will increase Global Payments’ leverage, will decrease its ability to engage in future strategic transactions or react to changes in the market generally.

This discussion of the information and factors considered by the Global Payments board includes the material factors considered by the Global Payments board, but is not intended to be exhaustive and may not include all the factors considered by the Global Payments board. In view of the wide variety of factors considered, and the complexity of these matters, the Global Payments board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the mergers and the other transactions contemplated by the merger agreement. Rather, the Global Payments board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with Global Payments’ management and its financial and legal advisors. In addition, individual members of the Global Payments board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the Global Payments board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 28 of this proxy statement/prospectus.

Interests of Certain Persons in the Mergers

In considering the recommendations of the Heartland board of directors with respect to the mergers, Heartland’s stockholders should be aware that Heartland’s directors and executive officers have agreements or arrangements that provide them with interests in the mergers, including financial interests, that may be different from, or in addition to, the interests of the other stockholders of Heartland. The Heartland board of directors was aware of these interests during its deliberations of the merits of the mergers and in determining to recommend to Heartland’s stockholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the mergers. For additional information, see the sections entitled “—Background of the Mergers” and “—Recommendation of the Heartland Board” beginning on pages 41 and 46, respectively, of this proxy statement/prospectus. These interests are described in more detail below, and certain of them are quantified in the narrative and table below.

Treatment of Heartland Equity Awards

Stock Options. At the effective time, each outstanding stock option to purchase shares of Heartland common stock will be cancelled and converted into the right to receive the per share merger consideration with respect to each share of Heartland common stock relating to such stock option, net of the applicable exercise price. Any stock option with an exercise price that equals or exceeds the value of the per share merger consideration as of the effective time (using the volume weighted average trading price of Global Payments common stock on the

NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers to calculate the value of the stock consideration) will be cancelled for no consideration. No stock options are held by Heartland’s executive officers.

Restricted Stock Units. At the effective time, each restricted stock unit award (other than a performance share unit award) in respect of Heartland common stock will fully vest and be cancelled and converted into the right to receive the per share merger consideration in respect of each share of Heartland common stock underlying the restricted stock unit award. Any accrued but unpaid dividend equivalents corresponding to each such restricted stock unit award will become fully vested and be paid in cash at the time the corresponding restricted stock unit award is settled.

Performance Share Units. At the effective time, each performance share unit award in respect of Heartland common stock will fully vest (with any performance-based vesting condition deemed to have been satisfied at either maximum or target levels, depending on whether the award was granted prior to or on or after December 1, 2015, respectively) and be cancelled and converted into the right to receive the per share merger consideration in respect of each share of Heartland common stock underlying the performance share unit award. Any accrued but unpaid dividend equivalents corresponding to each such performance share unit award shall become fully vested (assuming achievement of maximum performance) and paid in cash at the time the corresponding performance share unit award is settled.

Quantification of Payments. For an estimate of the amounts that would be payable to each of Heartland’s named executive officers due to the vesting of their unvested Heartland equity awards, see the section entitled “—Merger-Related Compensation for Heartland’s Named Executive Officers” beginning on page 61 of this proxy statement/prospectus. We estimate that the aggregate amount that would be payable to Heartland’s six non-employee directors due to the vesting of their unvested Heartland equity awards upon consummation of the mergers if the effective time occurred on March 31, 2016 is $815,023. We estimate that the amount that would be payable to Tony Capucille, Heartland’s Chief Sales Officer, who is an executive officer but is not a named executive officer, due to the vesting of his unvested Heartland equity awards upon consummation of the mergers if the effective time occurred on March 31, 2016 is $2,863,181. The amounts specified in this paragraph are determined using a price per share of Heartland common stock of $94.66, the average closing price per share over the first five business days following the announcement of the merger agreement. The estimated amount for non-employee directors does not include any equity awards that may be granted in 2016 in respect of Heartland’s ordinary course annual equity grants to non-employee directors as permitted by the merger agreement, anticipated to be made as of May 2016, which awards will be treated in the same manner as described above in this section. The estimated amount for Mr. Capucille does not include the value of equity awards accelerated on December 22, 2015 pursuant to the terms of the merger agreement, as described below (i.e., $592,260 based on the closing price of Heartland common stock on December 22, 2015 on the NYSE of $95.02).

Employment Agreements with Executive Officers

Heartland has entered into employee confidential information and noncompetition agreements with each of its executive officers, including Heartland’s named executive officers, other than Mr. Capucille, which provide for severance benefits in the event of, among other things, a termination of employment by Heartland without cause or, (i) in the case of Samir M. Zabaneh, Heartland’s Chief Financial Officer, a resignation by the executive officer for “good reason” (as defined in Mr. Zabaneh’s employee confidential information and noncompetition agreement) at any time, or (ii) in the case of Robert H. B. Baldwin, Jr., Heartland’s Vice Chairman, a resignation by the executive officer upon a “constructive termination” (as defined in, and subject to the restricted periods set forth in, Mr. Baldwin’s employee confidential information and non-competition agreement), in each case, which termination or resignation we refer to as a qualifying termination. Note that, with the exception of Heartland’s employee confidential information and noncompetition agreement with Robert O. Carr, Heartland’s Chairman and Chief Executive Officer (which provides for a decrease in severance payments and benefits in the event a termination at any time following a change in control), none of Heartland’s executive officers are entitled to enhancements or any other changes in their severance payments or benefits as the result of a change in control.

Upon a Heartland’s executive officer’s qualifying termination following the effective time, such executive officers would generally be entitled to receive:

•	an amount equal to the executive officer’s current annual base salary, payable in installments over a 12-month period following termination of employment;

•	a prorated portion of any annual bonus the executive officer would have received for the fiscal year of termination, based on the number of days the executive officer was employed during the applicable fiscal year, payable when such bonuses would otherwise be paid; and

•	continued medical benefits for 12 months following termination of employment.

Payments under the employee confidential information and noncompetition agreement are subject to the executive officer’s compliance with a covenant of noncompetition for the duration of employment and 12 months thereafter, covenants of nonsolicitation (for suppliers and customers, during employment and for 12 months thereafter, and for employees, during employment and 24 months thereafter), and other restrictive covenants, including a perpetual confidentiality covenant, as set forth in the agreement. In addition, in the case of Mr. Zabaneh, all such payments are subject to the execution and non-revocation of a release of claims.

For an estimate of the value of the payments and benefits described above that would be payable to each of the named executive officers under their employee confidential information and noncompetition agreements in connection with a qualifying termination following the effective time, see the section entitled “—Merger-Related Compensation for Heartland’s Named Executive Officers” beginning on page 61 of this proxy statement/prospectus.

Other Compensation Matters

Under the terms of the merger agreement, Heartland was permitted to determine and pay annual bonuses in respect of the 2015 fiscal year based on actual performance, taking into account the expenses and costs related to the mergers, and in December 2015, Heartland made such determinations and paid the 2015 annual bonuses to its executive officers. In addition, Heartland accelerated the vesting of certain equity awards held by six of its seven executive officers (each of Messrs. Carr, Zabaneh, Capucille, Michael A. Lawler, Heartland’s President, Strategic Markets, David Gilbert, Heartland’s President, Hospitality Group, Charles H. N. Kallenbach, Heartland’s Chief Legal Officer and General Counsel), such that they vested on December 22, 2015.

The merger agreement also permits Heartland to enter into an arrangement with certain Heartland employees, including each of the named executive officers, that provides that, if any payments or benefits to be received by the employee in connection with the mergers would be subject to an excise tax under Sections 280G and 4999 of the Code, then such payments and benefits will be reduced to the extent the employee would be better off on an after-tax basis not receiving such payments or benefits.

Global Payments has agreed that the employment of Messrs. Carr, Gilbert, Baldwin and Kallenbach, will terminate without cause as of immediately following the effective time. Global Payments has also agreed to provide an offer of employment to each of Messrs. Zabaneh, Lawler, and Capucille, which will provide for total annualized compensation (including annual base salary, annual target cash bonus, and annual target equity opportunity measured at fair value) that is equal to or greater than 105% of the executive officer’s total annualized compensation as of immediately prior to the effective time (which we refer to as a qualifying offer) and for the performance of duties that are substantially comparable to the type of duties conducted by the executive officer immediately prior to the effective time (subject to limited exceptions). If the offer by Global Payments to such an executive is not a qualifying offer and the executive rejects such offer within a specified time following the effective time, the executive’s termination of employment will be treated as a termination by Heartland without cause.

Indemnification; Directors’ and Officers’ Insurance

For six years from the closing date, the surviving company must (i) indemnify and hold harmless, and advance expenses to (subject to limited exceptions), any individual who, on or prior to the effective time of the mergers, was an officer or director of Heartland or any of its subsidiaries with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the mergers, to the fullest extent permitted by law as required by Heartland’s organizational documents and certain written indemnification agreements between Heartland or any of its subsidiaries and any such indemnitee, (ii) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the indemnification rights thereunder of any such indemnitee, (iii) indemnify and hold harmless each such indemnitee to the extent any litigation arises out of or pertains to the fact such indemnitee is or was an officer or director of Heartland or any of its subsidiaries, or an officer, director or trustee of any other person at the request of Heartland or any of its subsidiaries prior to the effective time of the mergers, and (iv) pay in advance of the final disposition of any such litigation the expenses (including reasonable attorneys’ fees) of any such indemnitee upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it is ultimately determined that such indemnitee is not entitled to be indemnified.

Additionally, for at least six years from the closing date, the surviving company must maintain directors’ and officers’ liability insurance covering all individuals who are currently covered by Heartland’s directors’ and officers’ liability insurance, for events occurring at or prior to the closing and on terms no less favorable than such existing insurance, subject to a premium cap of 250% of Heartland’s current annual premium.

For additional information, see the section entitled “The Merger Agreement—Indemnification of Directors and Officers” of this proxy statement/prospectus.

Merger-Related Compensation for Heartland’s Named Executive Officers

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of Heartland’s named executive officers that is based on or otherwise relates to the mergers. The merger-related compensation payable to these individuals is subject to a non-binding advisory vote of Heartland’s stockholders, as described in the section entitled “Proposal 2: Non-Binding, Advisory Vote on Compensation of Named Executive Officers” beginning on page 123 of this proxy statement/prospectus.

The table below sets forth the amount of payments and benefits that each of Heartland’s named executive officers would receive in connection with the mergers, assuming that the mergers were consummated and each such named executive officer experienced a qualifying termination on March 31, 2016. The amounts below are determined using a price per share of Heartland common stock of $94.66, the average closing price per share over the first five business days following the announcement of the merger agreement, and are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the effective time. As a result of the foregoing assumptions, the actual amounts, if any, to be received by a Heartland named executive officer may materially differ from the amounts set forth below.

Name	Cash ($)(1)	Equity ($)(2)	Benefits ($)(3)	Total ($)(4)
Robert O. Carr	1,036,250	48,550,262	10,280	49,596,792
Samir M. Zabaneh	546,250	5,314,970	5,907	5,867,127
Michael A. Lawler	611,563	9,390,745	15,457	10,017,765
David Gilbert	450,000	5,292,062	15,457	5,757,519
Robert H. B. Baldwin, Jr.	545,625	4,662,573	15,457	5,223,655
Charles H. N. Kallenbach	476,625	5,041,118	15,457	5,533,200

(1)	The cash payments payable to each of the Heartland named executive officers consist of (a) an amount equal to the named executive officer’s annual base salary, payable in installments over a 12-month period following termination of employment; and (b) a lump sum payment equal to the named executive officer’s prorated annual bonus for the fiscal year of termination, prorated through March 31, 2016 (which, for this purpose, is computed assuming the achievement of target performance levels), payable when such bonus would otherwise have been payable. All such payments are “double-trigger” in nature. (Note, however, that such payments would be payable upon a qualifying termination regardless of when such qualifying termination occurs, with the exception of Mr. Carr, whose payment is lower, as described above.) Set forth below are the separate values of each of the payments described in clauses (a)–(b) above.

Name	Salary Payment ($)	Prorated Annual Bonus Payment ($)
Robert O. Carr	829,000	207,250
Samir M. Zabaneh	460,000	86,250
Michael A. Lawler	515,000	96,563
David Gilbert	400,000	50,000
Robert H. B. Baldwin, Jr.	485,000	60,625
Charles H. N. Kallenbach	410,000	66,625

(2)

As described above, all unvested equity-based awards held by Heartland’s named executive officers will become vested and be settled at the effective time (i.e., “single-trigger” vesting). Set forth below are the values of each type of equity-based award that would become vested and be settled upon the effective time, based on a price per share of Heartland common stock of $94.66, the average closing price per share over the first five business days following the announcement of the merger agreement. Any performance-based vesting condition will be deemed to have been satisfied at maximum or target levels, depending on whether the award was granted prior to or on or after December 1, 2015, respectively. The actual value of the acceleration of equity-based awards will depend on the per share price of Global Payments common stock at the closing date (which is not determinable at this time), and therefore, the actual value of the acceleration of equity-based awards may be different than estimated. The amounts shown also do not attempt to forecast any grants, dividends, deferrals, or forfeitures, and depending upon when the closing date occurs, certain of the equity-based awards in the table may vest in accordance with their terms. In addition, in December 2015, Heartland accelerated the vesting of certain equity awards held by five of the named executive officers, so that such equity awards vested on December 22, 2015. The value of these awards, based on the closing price of Heartland common stock on the NYSE on December 22, 2015 of $95.02, was as follows: Mr. Carr, $2,524,016; Mr. Zabaneh, $830,095; Mr. Lawler, $1,352,610; Mr. Gilbert, $1,494,760; and Mr. Kallenbach, $395,948. (Note that some portion of the awards that were accelerated on December 22, 2015 would have otherwise vested in the ordinary course prior to March 31, 2016.) The vesting of Mr. Baldwin’s equity awards was not accelerated in December 2015. The value of the equity awards accelerated in December 2015 are not included in the table below or above. In addition to the values set forth in the above table and this footnote thereto, the following amounts represent the value, based on the price per share of Heartland common stock of $94.66, the average closing price per share over the first five business days following the announcement of the merger agreement, of the number of shares subject to performance share units that will vest with respect to certain named executive officers in accordance with their terms between January 1, 2016 and March 31, 2016. Material amounts include $412,338.96 with respect to Mr. Carr; and $115,958.50 with respect to Mr. Baldwin. For additional information, see the section entitled “—Other Compensation Matters” beginning on page 60 of this proxy statement/prospectus.

Name	Stock Options ($)	Restricted Stock Units ($)	Performance Share Units ($)
Robert O. Carr	—	3,119,615	45,430,647
Samir M. Zabaneh	—	1,796,363	3,518,607
Michael A. Lawler	—	734,467	8,656,278
David Gilbert	—	440,642	4,851,420
Robert H. B. Baldwin, Jr.	—	622,863	4,039,710
Charles H. N. Kallenbach	—	424,739	4,616,379

(3)	The amounts in the table include the estimated value of continued medical benefits for 12 months based on the COBRA rates in effect at Heartland for 2016. All such amounts are payable upon a qualifying termination and “double-trigger” in nature.
(4)	This amount includes the aggregate dollar value of the sum of all amounts reported in the preceding columns. “Double-trigger” payments include those identified as such in the “Cash” column and the “Benefits” column. “Single-trigger” payments include those identified as such in the “Equity” column.

Global Payments Board of Directors Following the Mergers

The parties have agreed to select two Heartland nominees for appointment to the Global Payments board of directors. In connection with such appointment, Global Payments has agreed to take all appropriate action to submit to the Global Payments board of directors such nominees for appointment in accordance with the Global Payments bylaws. Currently, the Global Payments board of directors consists of eight directors. Following the appointment of the Heartland nominees, the Global Payments board of directors would consist of ten directors.

Information about Global Payments’ directors and executive officers, including biographical information, executive compensation and the relationships and related transactions between management and Global Payments, can be found in Global Payments’ proxy statement for the 2015 annual meeting of shareholders and Annual Report on Form 10-K for the year ended May 31, 2015, both of which are filed with the SEC and incorporated by reference herein. For additional information on how you can obtain copies of Global Payments’ proxy statement and Form 10-K, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

Regulatory Approvals

Under the HSR Act and the related rules and regulations issued by the FTC, certain transactions, including the mergers, may not be consummated until notifications have been given and specified information and documentary material have been furnished to the FTC and the DOJ and the applicable waiting periods have expired or been terminated.

On December 30, 2015, Global Payments and Heartland filed their respective notification and report forms under the HSR Act with the DOJ and the FTC, which triggered the start of the HSR Act waiting period. The completion of the mergers is conditioned upon the expiration or early termination of the applicable waiting period under the HSR Act. The waiting period expired at 11:59 p.m. on January 29, 2016.

Notwithstanding the expiration of the statutory waiting period, at any time before or after the effective time of the mergers, the DOJ, the FTC, and/or U.S. state attorneys general could take action under applicable antitrust laws, including seeking to enjoin the completion of the mergers, conditioning approval of the mergers upon the divestiture of Global Payments or Heartland assets, subjecting the consummation of the mergers to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

For additional information on Global Payments’ and Heartland’s respective obligations under the merger agreement with respect to regulatory approvals, see the section entitled “The Merger Agreement—Covenants—Efforts” beginning on page 81 of this proxy statement/prospectus.

Financing

Global Payments anticipates that the funds needed to complete the transactions will be derived from a combination of (i) available cash on hand of Global Payments, and (ii) the debt financing described below.

In connection with the proposed mergers, on January 8, 2016, Global Payments entered into an amended and restated debt commitment letter with Bank of America, N.A. and certain additional financial institutions, which we refer to as the amended and restated debt commitment letter. On February 26, 2016, as contemplated by the amended and restated debt commitment letter, Global Payments and certain of its wholly owned subsidiaries, as borrowers or as guarantors, as applicable, entered into the First Amendment to (i) the Second Amended and Restated Term Loan Agreement, which we refer to as the term loan agreement, and (ii) the Second Amended and Restated Credit Agreement, which we refer to as the revolving credit facility agreement and which we refer to, together with the term loan agreement, as the existing credit agreements, each with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents, which we refer to as the amended credit facility agreement. The amended credit facility agreement amended, restated and combined the existing credit agreements, each dated July 31, 2015 and the corresponding guarantees thereof.

The amended credit facility agreement provides for (i) a $1.75 billion term loan facility, which we refer to as the term loan facility, (ii) a $1.25 billion revolving credit facility, which we refer to as the revolving credit facility, and (iii) a new $685 million delayed draw term loan facility, which we refer to as the delayed draw term loan facility and which we refer to, together with the term loan facility and the revolving credit facility, as the credit facilities. The available borrowings under the revolving credit facility may be increased, at Global Payments’ option, by up to an additional $250 million, subject to Global Payments’ receipt of increased or new commitments from lenders and the satisfaction of certain conditions. The term loan facility and the delayed draw term loan facility mature in July 2020, and the revolving credit facility agreement also expires in July 2020. The amended credit facility agreement allows for the addition of approximately $1.095 billion of term B loans, which we refer to as the Heartland incremental term B loan facility, in connection with the proposed mergers, resulting in total financing of approximately $4.78 billion as contemplated in the amended and restated debt commitment letter. Pricing and certain other terms with respect to the term loans under the Heartland incremental term B loan facility will be set forth in the applicable joinder agreement. The amended credit facility further provides that, in addition to the proceeds from the Heartland incremental term loan B facility and the delayed draw term loan facility, up to $950 million of the revolving credit facility may be used to finance the consideration and other costs related to the mergers, including the repayment of certain of Heartland’s existing third-party indebtedness.

Upon consummation of the mergers pursuant to the merger agreement, certain Heartland subsidiaries and Global Payments subsidiaries will enter into customary joinder and security documents to grant a security interest in certain assets in favor of Bank of America, N.A., as administrative agent, for the benefit of the lenders under the amended credit facility agreement and certain other secured parties.

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Pursuant to the amended credit facility agreement, 37.5% of the term loan facility must be repaid in equal quarterly installments commencing in November 2016 and ending in May 2020, with the remaining principal balance due upon maturity in July 2020. The delayed draw term loans must be repaid in quarterly installments in the amounts set forth in the amended credit facility agreement commencing in August 2016 and ending in May 2020, with the remaining principal balance due upon maturity in July 2020. Each credit facility may be prepaid without penalty. Prior to the closing date of the mergers, the amended credit facility agreement provides for an interest rate with respect to borrowings under each of the credit facilities, at the election of the borrowers, of either (i) LIBOR plus a margin ranging from 1.0% to 1.75% or (ii) a base rate plus a margin ranging from 0.0% to 0.75%, in each case depending on Global Payments’ leverage ratio. After the closing date of the mergers, the amended credit facility agreement provides for an interest rate with respect to borrowings under each of the credit facilities, at the election of the borrowers, of either (i) LIBOR plus a margin ranging from 1.75% to 2.50% or (ii) a base rate plus a margin ranging from 0.75% to 1.50%, in each case depending on the Global Payments’ leverage ratio. The base rate is the highest of (a) the Federal Funds Effective Rate (as defined in the amended credit facility agreement) plus 0.50%, (b) the Bank of America, N.A. prime rate and (c) LIBOR plus 1.0%. The amended credit facility agreement also provides for a commitment fee that (i) with respect to undrawn commitments under the revolving credit facility is due and payable quarterly in arrears at an applicable rate per annum ranging from (x) 0.10% to 0.25% prior to the closing date of the mergers or (y) 0.25% to 0.35% on and after the closing date of the mergers, in each case based on Global Payments leverage ratio, and (ii) with respect to commitments under the delayed draw term loan facility (x) is due and payable on the earlier of the closing date of the mergers and the last day of the availability period (as defined in the amended credit facility agreement) at a rate per annum equal to 0.50% and (y) shall accrue commencing on March 31, 2016 through the earlier of the closing date of the mergers and the end of the availability period.

The amended credit facility agreement contains customary affirmative and restrictive covenants, including, among others, financial covenants based on the Global Payments’ leverage and fixed charge coverage ratios. The amended credit facility agreement includes customary events of default, the occurrence of which, following any applicable cure period, would permit the lenders to, among other things, declare the principal, accrued interest and other obligations to be immediately due and payable.

Closing and Effective Time

Unless the parties otherwise mutually agree, the closing of the mergers will occur on the third business day after the date on which all of the conditions to the closing of the mergers are satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions). However, if the marketing period (as described below) has not ended at the time of the satisfaction or waiver of the conditions to the closing of the mergers, the closing will occur on the earlier of (1) the date during the marketing period specified by Global Payments on no less than three business days’ notice to Heartland and (2) the business day immediately following the final day of the marketing period (subject in each case to the satisfaction or waiver of all conditions to closing). The term “marketing period” is defined in the merger agreement to mean the first period of twenty-two consecutive days (or, in certain cases, twenty consecutive days), subject to certain excluded dates, (1) throughout which Global Payments has received from Heartland all financial information of Heartland that meets specified requirements more fully described in the merger agreement and (2) at the end of which all of the conditions to Global Payments’ obligation to complete the mergers have been satisfied (other than those conditions that by their terms are to be satisfied at the closing of the mergers). However, the marketing period will end on any earlier date that the debt financing has been consummated and the proceeds anticipated by the debt financing commitments have been received by Global Payments or funded into escrow.

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Consummation of the Mergers” beginning on page 83 of this proxy statement/prospectus, including the adoption of the merger agreement by Heartland stockholders, Global Payments and Heartland expect that the mergers will close in the second quarter of the 2016 calendar year.

However, it is possible that factors outside the control of both companies could result in the mergers being completed at a different time or not at all.

For purposes of the merger agreement, the effective time means the time when the certificate of merger for the initial merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties may mutually agree and specify in the certificate of merger for the initial merger.

Global Payments Dividend Policy

Global Payments has historically paid a quarterly dividend on its common stock and last paid a dividend on February 26, 2016 of $0.01 per share. Future cash dividends paid by Global Payments, if any, are subject to the sole discretion of the Global Payments board. Notwithstanding the foregoing, under the terms of the merger agreement, during the period before the closing of the mergers, Global Payments is prohibited from paying any dividends other than its ordinary course quarterly dividends in accordance with past practice.

Stock Exchange Listing of Global Payments Common Stock and Delisting and Deregistration of Heartland Common Stock

Application will be made to have the shares of Global Payments common stock to be issued in connection with the mergers approved for listing on the NYSE, where Global Payments common stock is currently traded. It is a condition to the closing of the mergers that the shares of Global Payments common stock to be issued in the mergers be approved for listing on the NYSE, subject to notice of issuance, prior to the effective time.

If the mergers are consummated, Heartland common stock will no longer be listed on the NYSE, and will be deregistered under the Exchange Act. Prior to the closing of the mergers, Heartland will cooperate with Global Payments and will use reasonable best efforts to take all reasonably necessary actions to enable the delisting of Heartland common stock from the NYSE and the deregistration of Heartland common stock under the Exchange Act as promptly as practicable after the effective time.

Accounting Treatment

Global Payments and Heartland prepare their financial statements in accordance with GAAP. The mergers will be accounted for using the acquisition method of accounting. Global Payments will be treated as the acquirer for accounting purposes.

Material United States Federal Income Tax Consequences

The mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Assuming that the mergers do qualify as a reorganization for U.S. federal income tax purposes, a U.S. holder of shares of Heartland common stock generally will recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of Global Payments common stock and cash received pursuant to the mergers (excluding any cash received in lieu of fractional shares) over the holder’s adjusted tax basis in its shares of Heartland common stock surrendered pursuant to the mergers) and (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the mergers, and such holder will recognize gain or loss with respect to any cash received in lieu of fractional shares of Global Payments common stock. Heartland stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the mergers to them. For additional information, see the section entitled “Material United States Federal Income Tax Consequences of the Mergers” beginning on page 119 of this proxy statement/prospectus.

Appraisal Rights

The merger agreement provides that shares of Heartland common stock which are held by stockholders who do not vote for the adoption of the merger agreement or consent thereto in writing and who properly demand appraisal of such shares pursuant to Section 262 of the DGCL shall not be converted into the right to receive the per share merger consideration and instead shall be entitled to the right provided under Section 262. Section 262 provides holders of Heartland common stock with the ability to seek the appraised value of their shares. A holder of Heartland common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, who is referred to as a dissenting stockholder, will forego the per share merger consideration and instead be entitled to receive a cash payment equal to the fair value of his, her or its shares of Heartland common stock as determined by the Delaware Court of Chancery. Following an appraisal proceeding, the court will determine the fair value of the shares of Heartland common stock held by such holder, exclusive of any element of value arising from the accomplishment or expectation of the mergers. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. For additional information on the appraisal rights available to holders of Heartland common stock and procedures required to exercise statutory appraisal rights, see the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement/prospectus.

Litigation Relating to the Mergers

Heartland, the Heartland Board, Global Payments, Merger Sub One, and Merger Sub Two have been named as defendants in a putative class action lawsuit challenging the proposed mergers. The suit was filed in the New Jersey Superior Court, Mercer County, Civil Division, and is captioned Kevin Merchant v. Heartland Payment Systems, et al., L-45-16 (filed January 8, 2016). The complaint alleges, among other things, that the directors of Heartland breached their fiduciary duties to Heartland stockholders by agreeing to sell Heartland for inadequate consideration, agreeing to improper deal protection terms in the merger agreement, and failing to properly value Heartland. In addition, the complaint alleges that Heartland, Global Payments, Merger Sub One, and Merger Sub Two aided and abetted these purported breaches of fiduciary duty. Plaintiff seeks, among other things, an injunction barring the mergers, rescission of the mergers or rescissory damages to the extent they have already been implemented, and an award of damages and attorney’s fees. On February 29, 2016, Plaintiff Kevin Merchant filed an amended complaint that further alleges that the February 5, 2016 preliminary proxy statement contains allegedly materially misleading statements and omissions. The defendants believe the lawsuit is without merit.

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THE MERGER AGREEMENT

The following is a summary of the material terms and provisions of the merger agreement. This summary does not purport to describe all of the terms and provisions of the merger agreement and is qualified in its entirety by the complete text of the merger agreement, which is included as Annex A to this proxy statement/prospectus and which is incorporated by reference herein. All stockholders of Heartland are urged to read the merger agreement carefully and in its entirety, as well as this proxy statement/prospectus, before making any decisions regarding the mergers and the merger agreement, as the merger agreement is the principal legal document governing the mergers and its express terms and conditions govern the rights and obligations of the parties to the mergers.

The merger agreement contains representations and warranties made by each of the parties to the merger agreement. These representations and warranties have been made for the benefit of the other parties to the merger agreement. Accordingly, in reviewing the representations and warranties in the merger agreement and the descriptions of them included or incorporated by reference in this proxy statement/prospectus, it is important to bear in mind that such representations and warranties should not be treated as categorical statements of fact, but rather as a way of allocating risk between the parties. Such representations and warranties have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement, and may apply standards of materiality in a way that is different from what may be material to you or other investors.

Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement. In any event, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference herein. For additional information, see the section entitled “Where You Can Find More Information” beginning on page 127 of this proxy statement/prospectus.

The Mergers

The boards of directors of each of Global Payments and Heartland have unanimously approved the merger agreement, which provides for the acquisition of Heartland by Global Payments through the mergers. The mergers will take place in two steps. First, Merger Sub One will merge with and into Heartland in the initial merger, with Heartland continuing as a wholly owned subsidiary of Global Payments. Immediately thereafter, Heartland will merge with and into Merger Sub Two in the second merger, with Merger Sub Two continuing as the surviving company and a wholly owned subsidiary of Global Payments.

Effective Time of the Mergers

The merger agreement provides that at the closing of the mergers, Heartland will file a certificate of merger with the Secretary of State of the State of Delaware in respect of the initial merger. The initial merger will become effective when the certificate of merger for the initial merger is filed with the Secretary of State of the State of Delaware or at a later time as agreed by the parties and set forth in the certificate of merger for the initial merger. We refer to the time the initial merger becomes effective as the effective time.

Merger Consideration; Conversion of Shares

Each share of Heartland common stock converted into the right to receive the per share merger consideration as described below will cease to exist as of the effective time. At the effective time, each share of Heartland common stock issued and outstanding, other than shares of Heartland common stock held by Heartland as treasury stock or Global Payments, or a merger sub (which will be canceled as a result of the mergers and no payment or distribution shall be made with respect thereto), shares of Heartland common stock held by any direct or indirect wholly owned subsidiary of Heartland (which shall remain outstanding), or shares of Heartland common stock with respect to which appraisal rights are validly exercised (for additional information, see the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement/prospectus), shall be converted into the right to receive (subject to adjustment under limited circumstances described in the next paragraph below) (i) $53.28 in cash, without interest, and (ii) 0.6687 of a share of Global Payments common stock. Other than a possible adjustment under limited circumstances described in the next paragraph below, the exchange ratio of 0.6687 of a share of Global Payments common stock is fixed, and it will not change between now and the date of the mergers, including as a result of a change in the trading price of Global Payments common stock or Heartland common stock. Therefore, the value of the shares of Global Payments common stock received by Heartland stockholders in the mergers will depend on the market price of Global Payments common stock at the time the mergers are completed.

In the event that the total number of shares of common stock of Global Payments issuable as a result of the mergers (including the shares of Global Payments common stock issuable in respect of the Heartland stock options and other Heartland equity-based awards pursuant to the separate terms of the merger agreement (as described in the section entitled “—Treatment of Heartland Equity-Based Awards” beginning on page 69 of this proxy statement/prospectus) would exceed 19.9% of the outstanding shares of Global Payments common stock immediately prior to the effective time of the mergers, the exchange ratio will be reduced to the minimum extent necessary so that the number of shares of Global Payments common stock issued or issuable as a result of the mergers will equal no more than 19.9% of outstanding Global Payments common stock immediately prior to the effective time of the mergers and the cash consideration will be increased by an equivalent value (based on the volume weighted average trading price of Global Payments common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers). If the number of outstanding shares of common stock of Global Payments or Heartland shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event has occurred, then the per share merger consideration and the consideration payable to holders of Heartland stock options and other equity-based awards (as described in the section entitled “—Treatment of Heartland Equity-Based Awards” beginning on page 69 of this proxy statement/prospectus) will be equitably adjusted, without duplication, to proportionally reflect such change. At the time of the execution of the merger agreement, the number of shares of Global Payments common stock expected to be issued in the mergers constituted less than 19.9% of the outstanding shares of Global Payments common stock, and Global Payments and Heartland currently do not anticipate that any adjustment to the exchange ratio will be required. A vote by Heartland stockholders for the adoption of the merger agreement constitutes approval of the mergers whether or not the exchange ratio and cash consideration are adjusted as described above.

Treatment of Heartland Equity-Based Awards

Stock Options. At the effective time, each outstanding stock option to purchase shares of Heartland common stock will be cancelled and converted into the right to receive the per share merger consideration with respect to each share of Heartland common stock relating to such stock option, net of the applicable exercise price. Any stock option with an exercise price that equals or exceeds the value of the per share merger consideration as of the effective time (using the volume weighted average trading price of Global Payments common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers to calculate the value of stock consideration) will be cancelled for no consideration.

Restricted Stock Units. At the effective time, each restricted stock unit award (other than a performance share unit award) in respect of Heartland common stock will fully vest and be cancelled and converted into the right to receive the per share merger consideration in respect of each share of Heartland common stock underlying the restricted stock unit award. Any accrued but unpaid dividend equivalents corresponding to each such restricted stock unit award will become fully vested and paid in cash at the time the corresponding restricted stock unit award is settled.

Performance Share Units. At the effective time, each performance share unit award in respect of Heartland common stock will fully vest (with any performance-based vesting condition deemed to have been satisfied either at maximum or target levels, depending on whether the award was granted prior to, or on or after, December 1, 2015, respectively) and be cancelled and converted into the right to receive the per share merger consideration in respect of each share of Heartland common stock underlying the performance share unit award. Any accrued but unpaid dividend equivalents corresponding to each such performance share unit award will become fully vested (assuming achievement of maximum performance) and paid in cash at the time the corresponding performance share unit award is settled.

Appraisal Rights

The merger agreement provides that shares of Heartland common stock which are held by Heartland stockholders who have not voted for the adoption of the merger agreement or consented thereto in writing and who have properly demanded and are entitled to appraisal of such shares in accordance with Section 262 of the DGCL will not be converted into or represent the right to receive the per share merger consideration and instead will be entitled to receive only the payment of the appraised value of such shares of Heartland common stock held by them in accordance with the provisions of Section 262 of the DGCL. We refer to Heartland stockholders who follow this procedure as dissenting stockholders. Following an appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of Heartland common stock held by such holder, exclusive of any element of value arising from the accomplishment or expectation of the mergers. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. All shares held by Heartland stockholders who have failed to perfect or who effectively have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Heartland common stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable for the right to receive, without any interest thereon, the per share merger consideration upon surrender in the manner provided in the merger agreement. For additional information on the appraisal rights available to holders of Heartland common stock and procedures required to exercise statutory appraisal rights, see the section entitled “Appraisal Rights” beginning on page 88 of this proxy statement/prospectus.

Exchange Agent and Payment Procedures

Prior to the closing of the mergers, Global Payments will appoint a bank or trust company reasonably acceptable to Heartland to act as the exchange agent for the payment of the per share merger consideration. At or prior to the effective time, Global Payments will deposit with the exchange agent (1) certificates or evidence of book-entry shares representing a number of shares of Global Payments common stock equal to 19.9% of the shares of Global Payments common stock outstanding immediately prior to the effective time of the mergers, or such lesser number of shares of Global Payments common stock payable as the aggregate stock consideration and (2) cash representing the sum of the aggregate cash consideration payable plus cash necessary to pay cash in lieu of fractional shares. We refer to such cash and certificates/book-entry shares, along with any dividends or distributions that become due to the holders of converted Heartland common stock, as the exchange fund.

Following the effective time, the share transfer books of Heartland will be closed and there will be no further registration of transfers of shares of Heartland common stock.

If you hold your Heartland common stock in certificated form, promptly following the effective time and not later than five business days after the effective time, the exchange agent will mail to you (if you are the record holder of shares) a form of letter of transmittal along with instructions for how to surrender your shares of Heartland common stock in exchange for the per share merger consideration. You should not submit your Heartland stock certificates for exchange until you receive the transmittal materials from the exchange agent. If you hold your shares of Heartland common stock in book-entry form you will receive instructions that indicate you do not have to take any action to receive your per share merger consideration.

In the event of a transfer of ownership of Heartland common stock which is not registered in the transfer records of Heartland, payment of the per share merger consideration may be made to a person other than the person in whose name the shares so surrendered is registered if such shares shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment will pay any transfer or other taxes required by reason of the transfer or establish to the reasonable satisfaction of Global Payments that such taxes have been paid or are not applicable.

Until surrendered, each share of Heartland common stock will be deemed at any time after the effective time of the mergers to represent only the right to receive, upon such surrender, (1) the per share merger consideration, (2) any dividends or other distributions theretofore paid to any whole shares of Global Payments common stock with respect thereto but prior to the surrender of such shares of Heartland common stock and (3) cash in lieu of any fractional shares. No interest will be paid or will accrue on any payment to holders of shares pursuant to the provisions of the merger agreement. The aggregate per share merger consideration paid to any Heartland stockholder will be reduced by any applicable tax withholding.

Twelve months after the effective time, any remaining portion of the exchange fund that was not delivered to holders of Heartland common stock will be delivered to Global Payments. Thereafter, Heartland stockholders must look only to Global Payments for, and Global Payments will remain liable for, the payment of the per share merger consideration for shares of Heartland common stock. Any portion of the exchange fund remaining unclaimed by holders of Heartland common stock which would otherwise escheat to or become property of any governmental entity will, to the extent permitted by applicable law, become the property of Global Payments.

Dividends and Distributions

Global Payments will pay to former Heartland stockholders any unpaid dividends or other distributions, without interest. However, until you have surrendered your shares of Heartland common stock in accordance with the instructions provided to you by the exchange agent, any dividends or other distributions declared after the effective time of the mergers with respect to Global Payments common stock into which your shares of Heartland common stock may have been converted will accrue but will not be paid with respect to your shares. There can be no assurance that any regular quarterly dividends will be declared or paid by Global Payments following the effective time of the mergers, or as to the amount or timing of such dividends, if any. Any future dividends will be made at the discretion of the Global Payments board of directors.

Fractional Shares

No fractional shares of Global Payments common stock will be issued, no dividends or other distributions with respect to Global Payments common stock will relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Global Payments. In lieu of the issuance of any such fractional share, Global Payments will pay to each former Heartland stockholder who otherwise would be entitled to receive a fractional share of Global Payments common stock an amount in cash, without interest, determined by multiplying the fractional share interest to which such holder of Heartland common stock would otherwise be entitled by the volume weighted average trading price of Global Payments common stock on the NYSE for the five consecutive trading days ending on the trading day immediately preceding the closing date of the mergers.

Representations and Warranties

The merger agreement includes customary representations and warranties of Heartland to Global Payments with respect to, among other things:

•	due incorporation and corporate organization;

•	capitalization;

•	due authorization to enter into the merger agreement and perform Heartland’s obligations thereunder;

•	the inapplicability of certain anti-takeover laws;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements as a result of Heartland entering into and performing under the merger agreement;

•	absence of undisclosed liabilities;

•	accuracy of Heartland’s financial statements;

•	SEC filings and compliance with the Sarbanes-Oxley Act of 2002;

•	accuracy of information supplied for purposes of this proxy statement/prospectus;

•	ownership of Heartland’s assets;

•	intellectual property;

•	material contracts;

•	insurance;

•	certain employee benefits matters, including benefits plans;

•	tax matters;

•	absence of certain pending or threatened legal proceedings and orders;

•	compliance with applicable law and other regulatory matters;

•	environmental matters;

•	absence of certain changes, events or developments since December 31, 2014, not in the ordinary course of business;

•	absence of any changes, events or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Heartland;

•	certain labor and employee relations matters;

•	ownership of, and leases for, real property;

•	certain related party transactions;

•	broker’s and finder’s fees;

•	opinion of Heartland’s financial advisor; and

•	qualification of the initial merger and the second merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

The merger agreement also includes representations and warranties by Global Payments and the Merger Subs to Heartland with respect to, among other things:

•	due incorporation and corporate organization;

•	capitalization;

•	due authorization to enter into the merger agreement and perform the obligations of Global Payments and the Merger Subs thereunder;

•	absence of any conflict with or violation of organizational documents or applicable laws, and the absence of any violation or breach of, or default or consent requirements under, certain agreements as a result of Global Payments and the Merger Subs entering into and performing under the merger agreement;

•	operations of the Merger Subs;

•	absence of undisclosed liabilities;

•	accuracy of Global Payments’ financial statements;

•	SEC filings and compliance with the Sarbanes-Oxley Act of 2002;

•	accuracy of information supplied for purposes of this proxy statement/prospectus;

•	absence of certain litigation;

•	regulatory matters;

•	absence of certain changes, events or developments since May 31, 2015, including the absence of any changes, events or developments that have had or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on Global Payments;

•	financial ability to fund the cash amount of the aggregate per share merger consideration;

•	operations of the Merger Subs;

•	broker’s and finder’s fees; and

•	qualification of the initial merger and the second merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

These representations and warranties are generally subject to materiality and/or material adverse effect (as described below) qualifiers, as well as by specific disclosures in the applicable party’s disclosure letter.

Definition of Material Adverse Effect

For purposes of the merger agreement, material adverse effect means, with respect to Heartland or Global Payments, as appropriate, any change, event, fact, effect, condition, development or occurrence that individually or in the aggregate with all other changes, events, facts, effects, conditions, developments or occurrences (A) prevents or materially delays or materially impairs the ability of Heartland or Global Payments, as appropriate, to consummate the mergers and the other transactions contemplated by the merger agreement or (B) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of Heartland or Global Payments, as appropriate, and their respective subsidiaries, taken as a whole.

In determining whether there has been a Heartland material adverse effect or a Global Payments material adverse effect, or whether such material adverse effect would occur, any change, event, fact, effect, condition, development or occurrence to the extent attributable to, arising out of, or resulting from any of the following are disregarded with respect to clause (B) above:

•	general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the applicable party and its subsidiaries operate;

•	pandemics, earthquakes, tornados, hurricanes, floods and acts of God;

•	acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof;

•	any change in applicable law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date of the merger agreement;

•	the announcement of the merger agreement or the pendency or consummation of the mergers (subject to certain exceptions);

•	the failure, in and of itself, of the applicable party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or any change, in and of itself, in the price or trading volume of shares of the applicable party’s common stock (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a material adverse effect, to the extent otherwise permitted by this definition); and

•	the taking of any action expressly required by the merger agreement (other than pursuant to the obligation of each party to continue to operate its business in the ordinary course).

However, changes, events, facts, effects or occurrences set forth in the first four bullets may be taken into account in determining whether there has been or would be a material adverse effect to the extent such changes, events, facts, effects or occurrences disproportionately adversely affect the applicable party and its subsidiaries, taken as whole, in relation to other persons in the industries in which the applicable party and its subsidiaries operate.

Covenants

Covenants Relating to the Preservation of Heartland’s Business

Heartland has agreed that from the date of the merger agreement until the effective time, subject to certain exceptions or unless Global Payments provides its prior written consent (not to be unreasonably withheld, delayed or conditioned), Heartland will, and will cause each of its subsidiaries, to operate in the ordinary course of business consistent with past practice in all material respects, use commercially reasonable efforts to preserve intact in all material respects their businesses and assets, keep available the services of directors, officers and employees and preserve intact their relationships with bank sponsors, certain systems or networks whose cards are processed by Heartland and its subsidiaries, customers and others having business dealings with them.

Heartland has also agreed that, subject to certain exceptions or unless Global Payments provides its prior written consent (not to be unreasonably withheld, delayed or conditioned), it will not, and will not cause its subsidiaries not to, do any of the following:

•	amend their respective organizational documents;

•	sell, lease, transfer, license, assign or otherwise dispose of any asset having a value in excess of $1 million individually or $5 million in the aggregate, other than transactions among Heartland and its subsidiaries or solely among Heartland’s subsidiaries or licenses with respect to trademarks and software in the ordinary course of business consistent with past practice;

•

except as required by applicable law or as required under the terms of any collective bargaining agreement or benefit plan as in effect on December 15, 2015, (1) increase compensation or benefits, other than certain customary and ordinary course of business, consistent with past practice, (A) adjustments to base salaries or base wages of employees or officers whose annualized compensation for the current calendar year is scheduled to be less than $175,000 and (B) annual increases in annual base salary or base wages of employees or officers to be effective for the 2016 calendar year; (2) grant, accelerate, or modify the period of exercisability or vesting of, any stock option, restricted stock unit, performance share unit or other equity-based awards; (3) establish, adopt or amend any collective bargaining agreement or recognize any union, works council or other labor organization as a representative of any employee of Heartland or its subsidiaries; (4) hire (other than to fill an open position in the customary and ordinary course of business) or terminate (other than for cause) any employee or individual independent contractor whose annualized compensation is greater than $225,000; (5) establish, materially amend or terminate any benefit plan; (6) grant any severance or termination pay to, or enter into any severance agreement; (7) adjust any commission plans, other than any adjustments in the ordinary course of business, consistent with past practice; (8) pay bonuses other than with respect to customary and ordinary course year-end bonuses that have been previously accrued; or (9) fund (or agree to fund) any rabbi trust;

•	issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock, stock appreciation rights, phantom stock or similar instruments), of Heartland or any of its subsidiaries (except (a) for the issuance of shares of Heartland common stock upon the exercise, vesting or settlement of certain equity-based awards outstanding as of December 15, 2015 in accordance with the terms of the applicable benefit plan and award agreement, (b) for any issuance, sale or disposition to Heartland or a wholly owned subsidiary of Heartland by any subsidiary of Heartland or (c) liens securing obligations under Heartland’s existing credit facility) or enter into any agreement, understanding or arrangement with respect to the sale of capital stock or any other ownership interest or any voting securities;

•	reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of its capital stock (except (a) for the acquisition of shares of Heartland common stock tendered in connection with a cashless exercise of its stock options outstanding as of December 15, 2015 or in order to pay taxes in connection with the exercise of its stock options outstanding as of December 15, 2015 pursuant to the terms of the applicable equity plan and award agreement or (b) shares of Heartland common stock withheld in order to pay taxes in connection with the vesting or settlement of any restricted stock units or performance share units outstanding as of December 15, 2015 pursuant to the terms of the applicable equity plan and award agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of Heartland’s subsidiaries;

•	incur, guarantee or become liable for any debt, other than under (1) Heartland’s existing credit facility in an amount not to exceed $25 million, (2) intercompany loans between Heartland and a wholly owned subsidiary of Heartland or among Heartland’s wholly owned subsidiaries, (3) short-term revolving lines of credit with sponsor banks in the ordinary course of business consistent with past practice, the proceeds of which are used to fund settlement and merchant advance, in an aggregate amount not to exceed the amount needed for Heartland to provide services to its customers in the ordinary course of business or (4) guarantees by Heartland or any of its subsidiaries of debt of Heartland or any of its wholly owned subsidiaries;

•	create or incur any lien on any material asset, other than permitted liens or liens that can be discharged at the closing of the mergers in connection with the repayment of any indebtedness incurred in compliance with the merger agreement;

•	merge or consolidate with any other person or acquire stock or assets of any other person (other than transactions between Heartland and any wholly owned subsidiary or among wholly owned subsidiaries, which will not result in adverse tax consequences to Heartland and its subsidiaries; provided that Heartland provides Global Payments with notice of any such transaction) or effect any business combination, recapitalization or similar transaction (other than the mergers);

•	except to the extent expressly permitted by any other covenant relating to the preservation of Heartland’s business, (1) enter into any contract to provide services which Heartland expects would result in revenue to Heartland or any of its subsidiaries of $1 million or more in the twelve (12) month period following the merger agreement (except in the ordinary course of business, including with respect to matters that are natural extensions of Heartland’s business consistent with similar existing business relationships), (2) enter into, terminate (other than at the end of a term in the ordinary course of business) or materially amend in a manner adverse to Heartland or any of its subsidiaries any material contract, (3) waive any material right under or release, settle or compromise any material claim against Heartland or any liability or obligation owing to Heartland under any material contract or (4) enter into any leases for real property;

•	(1) acquire or license any material intellectual property from any third party, except in the ordinary course of business consistent with past practice or (2) subject to a lien, assign, license, transfer, fail to maintain, cancel or permit to lapse any right, title or interest of Heartland or any of its subsidiaries in any material intellectual property other than in the ordinary course of business consistent with past practice;

•	make any material loan, advance or capital contribution to or investment in any person, other than loans, advances or capital contributions to or investments in its wholly owned subsidiaries or by its wholly owned subsidiaries to Heartland or to other of Heartland’s wholly owned subsidiaries;

•	make any material change to its accounting methods, policies or practices with respect to the maintenance of books of account and records, or materially change its cash management or working capital practices, in each case except as required by GAAP or applicable law;

•	make, change or revoke any tax election, change any tax accounting period or any method of tax accounting, amend any material tax return or file any claim for a material tax refund, enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign law) or other material agreement with any taxing authority or request any ruling from any taxing authority, settle or compromise any material tax claim or tax proceeding or surrender any right to claim a material tax refund, offset or other reduction in tax liability, enter into any material tax sharing, allocation, indemnity or similar agreement or arrangement (other than customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to taxes) or, except in the ordinary course of business consistent with past practice, consent to any extension or waiver of any statute of limitations or period for assessment or collection of any material tax;

•	make any capital expenditures or commitments for capital expenditures, in each case other than in the ordinary course of business consistent with the budget previously provided by Heartland to Global Payments;

•	enter into any contract or series of related contracts relating to currency hedges, interest rate hedges, commodity hedges, swaps, options or derivatives, in each case other than in the ordinary course of business and not for speculative purposes;

•	enter into any new line of business;

•	other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew or maintain existing insurance policies or comparable replacement policies;

•	forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the ordinary course of business consistent with past practice;

•

subject to certain provisions in the merger agreement, (1) pay, discharge, settle or satisfy any pending or threatened litigation, other than any settlement or compromise which does not (x) contemplate or include any admission of wrongdoing or misconduct on the part of Heartland or any of its subsidiaries or (y) provide for any relief or settlement other than payment solely of money not in excess of

$100,000 individually or $500,000 in the aggregate or (2) commence any litigation except in respect of the customary enforcement of rights of Heartland or any subsidiary under commercial agreements (provided Heartland provides Global Payments with notice of any such litigation);

•	adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Heartland or any of its subsidiaries (other than the mergers);

•	adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging Global Payments or a Merger Sub from acquiring control of Heartland pursuant to the merger agreement;

•	declare or pay any dividend on shares of Heartland common stock, other than ordinary course quarterly dividends in accordance with past practice (including with respect to amount and declaration, record and payment dates); or

•	authorize any of, or agree or commit to do any of, the foregoing.

Covenants Relating to the Conduct of Global Payments’ Business

Global Payments has agreed that from the date of the merger agreement until the effective time, subject to certain exceptions or unless Heartland provides its prior written consent (not to be unreasonably withheld, delayed or conditioned), Global Payments will not, and will cause each of its subsidiaries not to, do any of the following:

•	amend its organizational documents or otherwise take any action to exempt any person from any provision of its organizational documents, in either case in any manner that would be materially adverse to the holders of Heartland common stock;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the mergers and other than any mergers, consolidations, restructurings or reorganizations solely among Global Payments and its subsidiaries or among Global Payments’ subsidiaries;

•	declare or pay any dividend on shares of Global Payments common stock, other than ordinary course quarterly dividends in accordance with past practice (including with respect to amount and declaration, record and payment dates);

•	redeem, purchase or otherwise acquire any shares of its capital stock, or any other securities or obligations convertible into or exchangeable for any shares of its capital stock (except the acceptance of shares of its common stock as payment for the exercise price of options to purchase shares of its common stock granted pursuant to its benefit plans or equity-based awards or for withholding taxes incurred in connection with the exercise of options to purchase shares of its common stock or settlement of other equity-based awards, including restricted stock units and performance share units, related to its common stock, or the repurchase or cancelation of equity from an employee in connection with a termination, in each case pursuant to the terms of the applicable plan or award document);

•	reclassify, combine, split or subdivide any shares of its capital stock; or

•	authorize any of, or agree or commit to do any of, the foregoing.

No Solicitation

As of the date of the merger agreement, Heartland agreed to immediately cease all solicitations, activities, discussions or negotiations with any parties that may have been ongoing prior to December 15, 2015 with respect to an acquisition proposal (as described below), to request that such parties promptly return or destroy all confidential information relating to Heartland or its subsidiaries previously furnished to such persons prior to

December 15, 2015 in connection with the consideration of alternative proposals and to immediately terminate access to data rooms previously granted to such parties. Heartland also agreed to terminate any waiver under any confidentiality and standstill provisions of any confidentiality agreement entered into with respect to an acquisition proposal or other proposal that would reasonably be expected to lead to an acquisition proposal.

Under the merger agreement, Heartland is generally not permitted to solicit or discuss acquisition proposals with third parties, subject to certain exceptions.

Except as otherwise provided in the merger agreement, Heartland may not, and has agreed to cause its subsidiaries and its and its subsidiaries’ directors, officers and employees not to, and has agreed to direct and use reasonable best efforts to cause its and its subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit, or knowingly induce or encourage or otherwise knowingly facilitate (including by providing non-public information relating to Heartland and its subsidiaries) any inquiries with respect to, or the making of, any acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal;

•	engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential or non-public information or data to any person in connection with, relating to or for the purpose of encouraging or facilitating an acquisition proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an acquisition proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any acquisition proposal; or

•	execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar written or oral agreement relating to any acquisition proposal.

Heartland also agreed not to terminate or waive any provision of any existing standstill agreement, unless, prior to obtaining the approval of Heartland stockholders of the merger proposal, the Heartland board of directors determines that failure to take such action would be reasonably likely to be a violation of its fiduciary duties under applicable law. Furthermore, Heartland has agreed to promptly (and in any event within 24 hours) notify Global Payments of the receipt by Heartland of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations, in each case with respect to an acquisition proposal or any offer, inquiry or proposal that would reasonably be expected to lead to an acquisition proposal.

Notwithstanding the foregoing, prior to, but not after, obtaining the approval of Heartland stockholders of the merger proposal, Heartland is permitted to (1) provide access to its properties, books and records and provide information or data or (2) engage in negotiations or discussions in response to the receipt of a bona fide written acquisition proposal made after December 15, 2015 in circumstances not arising from a violation of the merger agreement by Heartland, if the Heartland board of directors determines in good faith, after consultation with Heartland’s outside legal counsel and financial advisor, that such acquisition proposal is reasonably expected to constitute, result in or lead to a superior proposal (as described below) and determines in good faith, after consultation with and taking into account the advice of outside legal counsel, that failure to take such action would be reasonably likely to be a violation of its fiduciary duties under applicable law and has received from the person requesting such information or to engage in such discussions a confidentiality agreement on terms substantially no less restrictive to Heartland’s counterparty thereto than those contained in the confidentiality agreement entered into by Heartland and Global Payments. The merger agreement also requires Heartland to notify Global Payments if it provides any such access, information or data and/or enters into any such discussions or negotiations and to provide Global Payments with any information, data or access provided to a third party in connection therewith.

For purposes of the merger agreement, acquisition proposal means any inquiry, proposal or offer (including a tender offer) from any person or group of persons (other than Global Payments or the Merger Subs) relating to:

•	any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, joint venture or similar transaction with respect to Heartland or any of its significant subsidiaries;

•	any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Heartland subsidiary) or businesses that constitute 20% or more of the revenues, net income or assets of Heartland and its subsidiaries, taken as a whole, or 20% or more of the total voting power of the equity securities of Heartland; or

•	any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 20% or more of the total voting power of the equity securities of Heartland.

For purposes of the merger agreement, superior proposal means any bona fide unsolicited written acquisition proposal (with all references to 20% in the definition of acquisition proposal being treated as references to 50% for these purposes) that the Heartland board of directors in good faith, after consultation with Heartland’s financial advisors and outside legal counsel, determines is more favorable from a financial point of view to the stockholders of Heartland than the mergers, taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects of such proposal, including all conditions contained therein, and risks, likelihood and timing of consummation of such proposal, such other matters that the Heartland board of directors deems relevant and any changes to the terms of the merger agreement proposed by Global Payments in response to such superior proposal pursuant to, and in accordance with, the merger agreement (as described below under “—Change of Recommendation; Match Rights”).

Change of Recommendation; Match Rights

As described in the section entitled “Proposal 1: The Mergers—Recommendation of the Heartland Board” beginning on page 46 of this proxy statement/prospectus and subject to the provisions of the merger agreement, as described below, the Heartland board of directors has made the recommendation that the holders of shares of Heartland common stock vote “FOR” the merger proposal, which we refer to as the recommendation. The merger agreement provides that, subject to the exceptions described below, the Heartland board of directors may not approve, endorse or recommend, or propose to publicly approve, endorse or recommend, any acquisition proposal and may not execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar written or oral agreement relating to any acquisition proposal.

Notwithstanding these restrictions, the merger agreement provides that at any time prior to, but not after, obtaining the approval of Heartland stockholders of the merger proposal, the Heartland board of directors may, in response to the receipt of a bona fide written acquisition proposal made after December 15, 2015 in circumstances not arising from a violation of the merger agreement by Heartland, effect a change of recommendation (as described below) if:

•	The Heartland board of directors determines in good faith, after consultation with Heartland’s financial advisor and outside legal counsel, that such acquisition proposal constitutes a superior proposal and, after consultation with Heartland’s outside legal counsel, the failure to effect the change of recommendation would be reasonably likely to be a violation of the Heartland board’s fiduciary duties under applicable law;

•	The Heartland board of directors provides Global Payments four business days’ prior written notice of its intention to make a change of recommendation, which notice must include certain information and copies of certain documentation with respect to the acquisition proposal;

•	During the four business days following such written notice (as extended, if applicable, as described below), if requested by Global Payments, Heartland and its representatives negotiate in good faith with Global Payments to make such adjustments to the terms and conditions of the merger agreement in response to the superior proposal such that it is no longer a superior proposal; and

•	After the four business day period described above (as extended, if applicable, as described below), the Heartland board of directors reaffirms in good faith, after consultation with Heartland’s outside legal counsel and financial advisor (and taking into account any adjustment to the terms and conditions of the merger agreement proposed in writing by Global Payments during such four business day period), that the acquisition proposal continues to constitute a superior proposal and, after consultation with outside legal counsel, that the failure to effect the change of recommendation would be reasonably likely to be a violation of the Heartland board’s fiduciary duties under applicable law.

We refer to the required notice period and period during which Heartland shall, if requested by Global Payments, negotiate regarding adjustments to the terms of the merger agreement described above as match rights. Under the merger agreement, any amendment to the financial terms or any other material amendment to the terms and conditions of any superior proposal will be deemed to be a new superior proposal entitling Global Payments to match rights, as described above, provided that the four business day period will be deemed to refer to the later of (x) two business days after Heartland provides notice of the new superior proposal to Global Payments and (y) the end of the original four business day period described above.

In addition to the foregoing, at any time prior to, but not after, obtaining the approval of Heartland stockholders of the merger proposal, the Heartland board of directors may effect a change of recommendation if there exists, with respect to Heartland or its subsidiaries, any event, development, change, effect or occurrence that was not known by the Heartland board of directors or, if known, the consequences of which were not known or reasonably foreseeable, as of December 15, 2015 (other than in either case in response to the receipt or making of an acquisition proposal), if:

•	The Heartland board of directors determines in good faith, after consultation with, and taking into account the advice of, Heartland’s outside legal counsel, that the failure to effect such a change of recommendation would be reasonably likely to be a violation of its fiduciary duties under applicable law;

•	The Heartland board of directors provides Global Payments with four business days prior written notice of its intention to take such action, specifying, in reasonable detail, the reasons therefor;

•	During the four business days following such written notice, if requested by Global Payments, Heartland and its representatives negotiate in good faith with Global Payments to make such adjustments to the terms and conditions of the merger agreement so that such event, development, change, effect, or occurrence would cease to warrant a change of recommendation; and

•	After the four business day period described above, the Heartland board of directors reaffirms in good faith (after consultation with its outside legal counsel and financial advisors and taking into account any adjustment to the terms and conditions of the merger agreement proposed in writing by Global Payments) that, taking into account the advice of outside legal counsel, the failure to effect such a change of recommendation would be reasonably likely to be a violation of the Heartland board’s fiduciary duties under applicable law.

Notwithstanding the right of the Heartland board of directors to effect a change of recommendation under the merger agreement, Heartland is not entitled to terminate the merger agreement based on a change of recommendation alone (other than to enter into an agreement with respect to a superior proposal). If the Heartland board of directors effects a change of recommendation under the merger agreement, Global Payments may either (1) terminate the merger agreement and receive the termination fee (as described in the section entitled “—Termination of the Merger Agreement and Termination Fee” beginning on page 84 of this proxy statement/prospectus) or (2) continue to require that Heartland stockholders be given the opportunity to vote on the merger proposal.

For the purposes of the merger agreement, the term change of recommendation means the Heartland board’s (1) withdrawal, modification, qualification in any manner adverse to Global Payments or change of the recommendation, or formal resolution to effect or public announcement of an intention to effect any of the foregoing (including in each case in connection with taking and disclosing to Heartland stockholders a position in connection with the making or amendment of a tender offer or exchange offer) or (2) approval, endorsement or recommendation or public proposal to approve, endorse or recommend, an acquisition proposal.

Efforts

Under the merger agreement, Global Payments and Heartland agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the merger agreement, including the mergers, as promptly as practicable, including using reasonable best efforts to obtain or make all necessary or appropriate filings required under applicable law and to lift any injunction or other legal bar to the consummation of the transactions contemplated by the merger agreement, including the mergers, as promptly as practicable. Additionally, Global Payments and Heartland agreed in the merger agreement, among other things, that:

•	Heartland and Global Payments will make required filings pursuant to the HSR Act, provide supplemental information requested in connection therewith and consult and cooperate with one another in connection with proceedings under or relating to the HSR Act or any other competition law;

•	Heartland and Global Payments will use their respective reasonable best efforts to resolve any objections, if any, to the transactions contemplated by the merger agreement, including the mergers, by government authorities pursuant to competition laws and to cause the waiting periods, approvals or other requirements under the HSR Act and any other competition laws to terminate or expire or be obtained; and

•	in connection with the efforts required by the merger agreement to obtain clearances pursuant to competition laws, in no event will Global Payments, Heartland or any of their respective subsidiaries be required to (and in no event will Heartland, and Heartland will cause its subsidiaries not to, without the prior written consent of Global Payments) (x) commit, agree, or submit (or offer to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, lien, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of Global Payments, Heartland or any of their respective subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the applicable party and its subsidiaries, taken as a whole, in each case measured on a scale relative to Heartland and its subsidiaries, taken as a whole, or (y) commit, agree, or submit (or offer to commit, agree, or submit) to any action or agree to any remedies, terms or conditions not conditioned on the consummation of the mergers.

As described in the section entitled “Proposal 1: The Mergers—Regulatory Approvals,” the HSR Act waiting period expired at 11:59 p.m. on January 29, 2016.

Employment Matters

For the one year period immediately following the closing date of the mergers, Global Payments has agreed to provide each employee of Heartland or any of its subsidiaries, to the extent each such employee remains employed with Global Payments or any of its affiliates, including the surviving company, as of and following the closing of the mergers, with the following compensation and benefits:

•	at least the same annual base salary or wage rate as in effect immediately prior to the closing date;

•	at least the same cash bonus or other short-term cash incentive opportunities (excluding any equity-based incentive opportunities) provided to such employee by Heartland in respect of the fiscal year of Heartland in which the closing date occurs;

•	equity-based incentive compensation opportunities that are substantially comparable to those provided to similarly situated employees of Global Payments (other than with respect to sales employees); and

•	other employee benefits (including paid time off and perquisites) that are substantially similar in the aggregate to those employee benefits provided to such employee immediately prior to the closing date under Heartland’s employee benefit plans.

Notwithstanding the foregoing, Global Payments will not be required to make any specific bonus payment to an employee who remains employed with Global Payments or any of its affiliates, including the surviving company, as of and following the closing date.

Global Payments has also agreed to provide each employee of Heartland or any of its subsidiaries with the following:

•	in the case of an employee (other than any employee who is party to an individual employment or severance agreement) whose employment is terminated by Global Payments or its subsidiaries during the one year period immediately following the closing date, with severance benefits on the same terms and conditions and at a level at least equal to the level of severance benefits provided by Heartland immediately prior to the effective time of the mergers in accordance with Heartland’s severance policy, determined (1) without taking into account any reduction after the closing of the mergers in compensation paid to such employee and (2) by taking into account each employee’s service with Heartland and its subsidiaries (and any predecessor entities) and, after the closing of the mergers, Global Payments and its subsidiaries, and subject to such employee’s execution and non-revocation of a release of claims in the form used by Heartland immediately prior to the closing date; and

•	in the case of an employee who remains employed with Global Payments or any of its affiliates, including the surviving company, as of and following the closing date, recognition of service credit to the same extent as recognized under any comparable Heartland benefit plan in which such employee participated or was eligible to participate (and if no such comparable benefit plan exists, as such service would generally be recognized by Heartland prior to the closing date) immediately prior to closing, other than for purposes of benefit accrual under any defined benefit plan, for benefit plans that are frozen to new participants or to the extent such credit would result in a duplication of benefits; in addition, Global Payments will use commercially reasonable efforts to waive any pre-existing condition limitations to the extent such condition was satisfied or waived under a comparable Heartland benefit plan prior to the closing date and credit any payments made under a comparable Heartland benefit plan prior to the closing date (or if later, the plan year in which such person becomes eligible to participate in a plan of Global Payments or an affiliate of Global Payments) against out-of-pocket maximums and deductibles.

Global Payments has also agreed that a change in control will occur at the closing for purposes of Heartland’s benefit plans.

Indemnification of Directors and Officers

For six years from the closing date, the surviving company must (1) indemnify and hold harmless, and advance expenses to (subject to limited exceptions), any individual who, on or prior to the effective time of the mergers, was an officer or director of Heartland or any of its subsidiaries with respect to all acts or omissions by them in their capacities as such at any time prior to the effective time of the mergers, to the fullest extent permitted by law as required by Heartland’s organizational documents and certain written indemnification agreements between Heartland or any of its subsidiaries and any such indemnitee, (2) not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the indemnification rights thereunder of any such indemnitee, (3) indemnify and hold harmless each such indemnitee to the extent any litigation arises out of or pertains to the fact such indemnitee is or was an officer or director of Heartland or any of its subsidiaries, or an officer, director or trustee of any other person at the request of Heartland or any of its subsidiaries prior to the effective time of the mergers and (4) pay in advance of the final disposition of any such litigation the expenses (including reasonable attorneys’ fees) of any such indemnitee upon receipt of an undertaking by or on behalf of such indemnitee to repay such amount if it shall ultimately be determined that such indemnitee is not entitled to be indemnified. Additionally, for at least six years from the closing date, the surviving company must maintain directors’ and officers’ liability insurance covering all individuals who are currently covered by Heartland’s directors’ and officers’ liability insurance, for events occurring at or prior to the closing and on terms no less favorable than such existing insurance, subject to a premium cap of 250% of Heartland’s current annual premium.

Financing Covenants

In connection with the debt financing (described in the section entitled “Proposal 1: The Mergers—Financing” beginning on page 64 of this proxy statement/prospectus), Global Payments has agreed to use its reasonable best efforts to obtain the debt financing on the terms and conditions described in the debt commitment letter. Heartland has agreed in the merger agreement to, and to cause its subsidiaries and representatives to, provide all cooperation reasonably requested by Global Payments in connection with Global Payments’ arrangement of debt financing for the purpose of funding the aggregate cash consideration and to repay certain outstanding indebtedness of Heartland and Global Payments. Heartland has also agreed to take certain actions with respect to its existing credit facilities and other debt instruments in connection with the mergers.

Transaction Litigation

The parties have agreed to keep each other reasonably informed with respect to the status of any stockholder litigation related to the merger agreement, the mergers or the other transactions contemplated by the merger agreement. Heartland has agreed to give Global Payments the opportunity to participate in the defense of any such transaction litigation and Heartland has agreed not to settle or agree to settle any such transaction litigation without Global Payments’ prior written consent.

Conditions to the Consummation of the Mergers

The obligations of each party to complete the mergers are conditioned upon (or subject to the waiver by each party of):

•	the expiration or early termination of the applicable waiting period under the HSR Act (which waiting period has expired);

•	the adoption of the merger agreement by the holders of a majority of the outstanding shares of Heartland common stock entitled to vote thereon;

•	the listing of the shares of Global Payments common stock issuable pursuant to the merger agreement on the NYSE;

•	the effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part, which shall not be the subject of any stop order or proceedings seeking a stop order to suspend the effectiveness of this filing on Form S-4; and

•	the absence of any applicable law which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by the merger agreement, including the mergers.

The obligations of Global Payments and the Merger Subs to complete the mergers are additionally conditioned upon (or subject to the waiver by Global Payments of):

•	the accuracy in all respects of certain portions of Heartland’s representations and concerning capitalization as of the date of the merger agreement and as of the date of the closing (except to the extent any such representation and warranty was made as of an earlier date, in which case it shall be accurate as of such earlier date), except for any such inaccuracy that is de minimis;

•	the accuracy in all respects of certain portions of Heartland’s representations and warranties concerning due incorporation, due authorization, no material adverse effect and brokers and finders as of the date of the merger agreement and as of the date of the closing (except to the extent any such representation and warranty was made as of an earlier date, in which case it shall be accurate as of such earlier date);

•	the accuracy in all material respects of Heartland’s representations and warranties concerning indebtedness as of the date of the merger agreement;

•	the accuracy in all respects (without giving effect to any materiality, material adverse effect or like qualifications therein) of the rest of Heartland’s representations and warranties (not referenced in the three bullets above) as of the date of the merger agreement and as of the date of the closing (except to the extent any such representation and warranty was made as of an earlier date, in which case it shall be accurate as of such earlier date), except for any such inaccuracy as would not have or reasonably be expected to have a Heartland material adverse effect;

•	the performance and compliance, in all material respects, by Heartland of all of its covenants, obligations and agreements contained in the merger agreement to be performed and complied with by it at or prior to the effective time;

•	the absence of any material adverse effect of Heartland; and

•	receipt by Global Payments of a certificate of a senior executive officer of Heartland certifying that the conditions set forth in the first five bullets above have been satisfied.

The obligation of Heartland to complete the mergers is additionally conditioned upon (or subject to the waiver by Heartland of):

•	the accuracy in all respects of certain portions of Global Payments’ representations and warranties concerning due incorporation, capitalization, due authorization, no material adverse effect and brokers and finders (provided that immaterial inaccuracy shall be excepted from certain portions of Global Payments’ capitalization representations) as of the date of the merger agreement and as of the date of the closing (except to the extent any such representation and warranty was made as of an earlier date, in which case it shall be accurate as of such earlier date);

•	the accuracy in all respects (without giving effect to any materiality, material adverse effect or like qualifications therein) of the rest of Global Payments’ representations and warranties (not referenced in the first bullet above) as of the date of the merger agreement and as of the date of the closing (except to the extent any such representation and warranty was made as of an earlier date, in which case it shall be accurate as of such earlier date), except for any such inaccuracy as would not have or reasonably be expected to have a Global Payments material adverse effect;

•	the performance and compliance, in all material respects, by Global Payments and the Merger Subs of all of their covenants, obligations and agreements contained in the merger agreement to be performed and complied with by them at or prior to the effective time; and

•	receipt by Heartland of a certificate of a senior executive officer of Global Payments certifying that the conditions set forth in the preceding three bullets have been satisfied.

Termination of the Merger Agreement and Termination Fee

Termination

The merger agreement may be terminated at any time on or prior to the closing date, before or after the approval of Heartland stockholders of the merger proposal has been received:

•	by mutual written consent of each of Heartland and Global Payments;

•	by either Heartland or Global Payments:

•	if the closing does not occur on or before June 15, 2016, provided that if all conditions to closing have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the closing, provided that such conditions would be satisfied if the closing occurred on such date) and the marketing period has commenced and not ended, such date will automatically be extended until twenty-one business days from the first day of the marketing period, provided that the party seeking to terminate the merger agreement under this bullet did not breach in any material respect any provision of the merger agreement in any manner that primarily contributed to the failure of the closing to occur on or before the applicable date (which we refer to as the termination date termination right);

•	if there is a law that makes consummation of the mergers illegal or if any government authority issues an order or takes any other action permanently restraining, enjoining or otherwise prohibiting the mergers, provided that the party seeking to terminate the merger agreement under this bullet did not breach in any material respect any provision of the merger agreement which breach was the primary cause of, or primarily resulted in, the issuance of such order or the taking of any such other final action (which we refer to as the legal restraint termination right);

•	if the other party breaches or fails to perform its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform would give rise to a failure of a condition to closing relating to the accuracy of such breaching party’s representations and warranties or compliance with the terms of the merger agreement, and such breach or failure to perform is not cured, or is incapable of being cured, prior to the earlier of the termination date determined pursuant to the first bullet above and 30 days after receipt of written notice from the non-breaching party seeking to terminate the merger agreement under this bullet, provided that the party seeking to so terminate is not in material breach of any of its representations, warranties, covenants or other agreements contained in the merger agreement (which we refer to as the breach termination right); or

•	if the approval of Heartland stockholders of the merger proposal is not obtained at the special meeting or at the final adjournment or postponement thereof (which we refer to as the stockholder vote termination right);

•	by Heartland prior to obtaining the approval of Heartland stockholders of the merger proposal, if the Heartland board of directors, after compliance with the terms and conditions of the merger agreement (including its non-solicitation obligations and Global Payments’ match rights) determines to terminate the merger agreement to enter into a definitive agreement with respect to a superior proposal and concurrently with or prior to such termination Heartland pays Global Payments the termination fee under the merger agreement of $153 million (which we refer to as the Heartland superior proposal termination right); or

•	by Global Payments, if the Heartland board of directors does any of the following (which we refer to as the change of recommendation termination rights):

•	makes a change of recommendation;

•	fails to include the recommendation in this proxy statement/prospectus;

•	recommends, approves or otherwise declares advisable to Heartland stockholders an acquisition proposal other than the mergers;

•	fails to have published, sent or given to its stockholders, within ten business days following the commencement of a tender offer or exchange offer that constitutes an acquisition proposal (or subsequent material amendment thereof), a statement recommending that its stockholders reject such tender offer or exchange offer and affirming the recommendation;

•	fails to publicly reaffirm the recommendation within ten business days of Global Payments’ request to do so following the public announcement or public disclosure by any person of an acquisition proposal or an intention to make an acquisition proposal; or

•	formally resolves to effect or publicly announces an intention to effect any of the foregoing, prior to obtaining the approval of Heartland stockholders of the merger proposal.

Effect of Termination

If the merger agreement is terminated (as described in the section entitled “—Termination” beginning on page 84 of this proxy statement/prospectus ), the merger agreement will be void and have no further force or effect without any liability on the part of any party thereto or any of their respective subsidiaries, except that:

•	certain provisions of the merger agreement, including provisions with respect to (1) the effect of termination and the termination fee, (2) certain covenants concerning confidentiality, public announcements regarding the mergers, and expense allocation including the reimbursement of certain Heartland expenses incurred in connection with the debt financing, and (3) certain miscellaneous items, will survive such termination; and

•	no termination will relieve or release any party from any liabilities or damages arising out of fraud or willful breach (as described below).

For purposes of the merger agreement, willful breach means, with respect to any breaches or failures to perform any of the covenants or other agreements contained in the merger agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of the merger agreement.

Termination Fee

Under the merger agreement, Heartland will be required to pay to Global Payments a termination fee of $153 million in connection with a termination of the merger agreement under the following circumstances:

•	in the event that the merger agreement is terminated by Heartland pursuant to the Heartland superior proposal termination right;

•	in the event that the merger agreement is terminated by Global Payments pursuant to any of the change of recommendation termination rights;

•	in the event that the merger agreement is terminated by either party pursuant to the stockholder vote termination right at a time when the merger agreement was terminable by Global Payments pursuant to any of the change of recommendation termination rights; or

•	in the event that (1) the merger agreement is terminated by (x) either party pursuant to the stockholder vote termination right, (y) by Global Payments pursuant to its breach termination right, or (z) by either party pursuant to the termination date termination right (provided that such termination date termination right is exercised prior to the approval of Heartland stockholders of the merger proposal or at a time when Global Payments is permitted to exercise its breach termination right), (2) prior to the special meeting (in the case of a termination pursuant to the stockholder vote termination right), prior to the breach giving rise to termination (in the case of a termination pursuant to Global Payments’ breach termination right) or prior to the special meeting, or if not held, the termination date (in the case of a termination pursuant to the termination date termination right) any person has publicly announced an intention to make an acquisition proposal, or an acquisition proposal has otherwise become publicly known, and (3) within twelve months of such termination, (A) Heartland or any of its subsidiaries enters into a definitive agreement with respect to any acquisition proposal or (B) any acquisition proposal is consummated involving Heartland or any of its subsidiaries.

Specific Performance

Each party is entitled to an injunction or injunctions, specific performance and other equitable remedies to prevent and restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement in the Court of Chancery of the State of Delaware or, if such court declines to accept jurisdiction over a particular matter, in any state or federal court located in the State of Delaware. This remedy is in addition to any other remedy to which the parties are entitled at law or in equity.

Expenses

Each party will bear all its own expenses in connection with the merger agreement and the transactions contemplated thereby, whether or not such transactions are consummated, except, subject to certain exceptions, Global Payments will bear the cost of the filings under the HSR Act and will reimburse Heartland and its subsidiaries for their costs incurred in connection with their cooperation in obtaining the debt financing.

APPRAISAL RIGHTS

Holders of Heartland common stock who do not vote for the adoption of the mergers and who otherwise comply with the applicable statutory procedures of Section 262 of the DGCL will have the right to obtain an appraisal of the value of their shares of Heartland common stock in connection with the mergers. This means that stockholders are entitled to obtain the “fair value” of their shares of Heartland common stock (exclusive of any element of value arising from the accomplishment or expectation of the mergers) as determined by the Delaware Court of Chancery and entitled to receive payment based upon that valuation, together with a fair rate of interest, in lieu of any consideration to be received under the merger agreement.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect appraisal rights. This summary, however, is not a complete statement of law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached hereto as Annex C. The preservation and exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to follow the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights (and each share of Heartland common stock held by such stockholder will be deemed to have been converted at the effective time into the right to receive the per share merger consideration, without interest thereon, less any withholding taxes). All references in this summary to a “stockholder” are to the record holder of Heartland common stock on the record date for the special meeting unless otherwise indicated.

If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex C hereto and should consult your legal advisor since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss of your appraisal rights under the DGCL. All demands for appraisal must be received prior to the vote on the merger agreement and should be addressed to Heartland Payment Systems, Inc., Attn: Corporate Secretary, 90 Nassau Street, Second Floor, Princeton, NJ 08542, and should be executed by, or on behalf of, the record holder of the shares of Heartland common stock. Holders of Heartland common stock who desire to exercise their appraisal rights must not vote in favor of the merger agreement, must continuously hold their shares of Heartland common stock through the effective time of the mergers and must not submit an election form.

Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is to be submitted for adoption at a meeting of stockholders, as in the case of the Heartland special meeting, the corporation, not less than 20 days prior to such meeting, must notify each of its stockholders who was a stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262 of the DGCL. This document constitutes such notice to the holders of Heartland common stock and Section 262 of the DGCL is attached to this document as Annex C.

If you wish to exercise appraisal rights you must not vote for the adoption of the merger agreement and must deliver to Heartland, before the vote on the merger proposal, a written demand for appraisal of your shares of Heartland common stock. If you sign and return a proxy card that does not contain voting instructions or submit a proxy by telephone or through the internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the adoption of the merger agreement. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the merger proposal, nor abstaining from voting or failing to vote on the merger proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL.

A demand for appraisal will be sufficient if it reasonably informs Heartland of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. If you wish to exercise appraisal rights, you must be the record holder of such shares of Heartland common stock on the date the written demand for appraisal is made and you must continue to hold such shares of record through the effective time of the mergers. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the effective time of the mergers, will lose any right to appraisal in respect of such shares.

Only a holder of record of shares of Heartland common stock on the record date for the Heartland special meeting is entitled to assert appraisal rights for such shares of common stock registered in that holder’s name. To be effective, a demand for appraisal by a stockholder must be made by, or on behalf of, such stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears, with respect to shares evidenced by certificates, on his or her stock certificate, or, with respect to book-entry shares, on the stock ledger. Beneficial owners who do not also hold their shares of Heartland common stock of record may not directly make appraisal demands to Heartland. The beneficial holder must, in such cases, have the owner of record, such as a broker, bank or other nominee, submit the required demand in respect of those shares of Heartland common stock. If shares of Heartland common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary. If the shares of Heartland common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of Heartland common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Heartland common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Heartland common stock as to which appraisal is sought. Where no number of shares of Heartland common stock is expressly mentioned, the demand will be presumed to cover all shares of Heartland common stock held in the name of the record owner.

If you hold your shares of Heartland common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If a stockholder who demands appraisal under Delaware law fails to perfect, or effectively withdraws or loses his or her rights to appraisal as provided under Delaware law, each share of Heartland common stock held by such stockholder will be deemed to have been converted at the effective time into the right to receive the per share merger consideration, without interest thereon, less any withholding taxes. A stockholder may withdraw his or her demand for appraisal and agree to accept the per share merger consideration by delivering to Heartland a written withdrawal of his or her demand for appraisal and acceptance of the per share merger consideration within 60 days after the effective time of the mergers (or thereafter with the consent of Global Payments). Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal action or joined that proceeding as a named party may withdraw his or her demand for appraisal and agree to accept the per share merger consideration offered within 60 days after the effective time.

Within 10 days after the effective time, Global Payments will notify each stockholder who properly asserted appraisal rights under Section 262 of the DGCL and has not voted for the adoption of the merger agreement of the effective time of the initial merger. Within 120 days after the effective time, but not thereafter, either Global Payments, or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Heartland common stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of Heartland common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon Global Payments. Global Payments has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal. Global Payments has no present intent to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that Global Payments will file such a petition or that it will initiate any negotiations with respect to the fair value of such shares of Heartland common stock. Accordingly, stockholders who desire to have their shares of Heartland common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and made payable by the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to Global Payments, Global Payments will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Heartland common stock and with whom agreements as to the value of their shares of Heartland common stock have not been reached by Global Payments. After notice to dissenting stockholders who demanded appraisal of their shares of Heartland common stock, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 of the DGCL and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of Heartland common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

Within 120 days after the effective time, any stockholder (including any beneficial owner of shares entitled to appraisal rights) that has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from Global Payments a statement setting forth the aggregate number of shares of Heartland common stock not voted in favor of the mergers and with respect to which demands for appraisal have been timely received and the aggregate number of holders of those shares. These statements must be mailed to the stockholder within 10 days after a written request by such stockholder for the information has been received by Global Payments, or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

After determination of the stockholders entitled to appraisal of their shares of Heartland common stock, the Delaware Court of Chancery will appraise the shares of Heartland common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the mergers, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the mergers and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Delaware Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such stockholders of their certificates and book-entry shares.

In determining the fair value of the shares of Heartland common stock, the Delaware Court of Chancery is required to take into account all relevant factors. Accordingly, such determination could be based upon considerations other than, or in addition to, the market value of the shares of Heartland common stock, including, among other things, asset values and earning capacity. In Weinberger v. UOP, Inc., the Delaware Supreme Court stated, among other things, that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding. Global Payments may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the shares of Heartland common stock is less than the per share merger consideration. Therefore, the value so determined in any appraisal proceeding could be the same as, or more or less than, the per share merger consideration. Stockholders considering appraisal should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the initial merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL.

Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the mergers.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the mergers and not the product of speculation, may be considered.” In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the mergers and pursue appraisal rights should consult their legal advisors.

Any Heartland stockholder who has duly demanded and perfected an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the mergers, be entitled to vote his or her shares for any purpose or be entitled to the payment of dividends or other distributions thereon, except dividends or other distributions payable to holders of record of shares of Heartland common stock as of a date prior to the effective time of the mergers.

If you desire to exercise you appraisal rights, you must not vote for the adoption of the merger agreement and you must strictly comply with the procedures set forth in Section 262 of the DGCL.

Failure to take any required step in connection with the exercise of appraisal rights will result in the termination or waiver of such rights.

In view of the complexity of Section 262 of the DGCL, Heartland stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 15, 2015, Global Payments entered into the merger agreement with Heartland pursuant to which Global Payments will acquire Heartland in a cash and stock transaction. In connection with the proposed mergers, Global Payments entered into an agreement for secured financing of up to $4.78 billion, the proceeds of which will be used, among other things, to repay certain portions of Heartland’s existing indebtedness and to finance, in part, the cash consideration and other acquisition-related costs, subject in each case to the conditions set forth therein. The transactions contemplated by the merger agreement and the related financing have not yet been consummated. Global Payments expects the mergers to close in its fiscal 2016 fourth quarter, subject to regulatory approval and customary closing conditions, as well as approval by Heartland’s shareholders.

The following tables present unaudited pro forma condensed combined financial information about Global Payments’ consolidated balance sheet and statements of income, which we refer to as the pro forma financial statements, after giving effect to the acquisition of Heartland and the related financing transactions. The unaudited pro forma condensed combined balance sheet as of November 30, 2015, which we refer to as the pro forma balance sheet, combines the historical consolidated balance sheets of Global Payments and Heartland, giving effect to the mergers as if they had been completed on November 30, 2015. The unaudited pro forma condensed combined statements of income for the six months ended November 30, 2015 and the year ended May 31, 2015, which we refer to collectively as the pro forma statements of income, combine the historical consolidated statements of income of Global Payments and Heartland, giving effect to the mergers as if they had been completed on June 1, 2014.

The pro forma financial statements contained herein do not reflect the costs of any integration activities or benefits that may result from realization of future revenue enhancements or cost savings from operating efficiencies, or any other synergies that may result from the mergers. Management anticipates that certain material charges will be incurred subsequent to the mergers for items such as operations and technology integration and severance. However, since the timing and effect are not determinable at this time, no amounts are included in the pro forma financial statements for such items. The accompanying pro forma financial statements and related notes were prepared using the acquisition method of accounting with Global Payments as the acquirer of Heartland. In the pro forma financial statements and related notes, the assets to be acquired and liabilities to be assumed of Heartland have been measured based upon their estimated fair values, unless otherwise noted, as of November 30, 2015. In addition, the historical consolidated financial statement information has been adjusted in the pro forma financial statements to give effect to events that are (1) directly attributable to the mergers and the related financing transactions, (2) factually supportable and (3) with respect to the pro forma statements of income, expected to have a continuing effect on the combined results of Global Payments and Heartland.

The pro forma financial statements and related notes have been prepared utilizing period ends that differ by fewer than 93 days, as permitted by Regulation S-X. Global Payments’ fiscal year ends on May 31 of each year, and Heartland’s fiscal year ends on December 31 of each year. The pro forma balance sheet as of November 30, 2015 includes (i) the assets and liabilities of Global Payments as of November 30, 2015 and (ii) the assets and liabilities of Heartland as of September 30, 2015. The pro forma statement of income for the six months ended November 30, 2015 includes (i) Global Payments’ results of operations for the six months ended November 30, 2015 and (ii) Heartland’s results of operations for the six months ended September 30, 2015. The pro forma statement of income for the year ended May 31, 2015 includes (i) Global Payments’ results of operations for the fiscal year ended May 31, 2015 and (ii) Heartland’s results of operations for the 12 months ended March 31, 2015.

The pro forma financial statements and related notes are being provided for illustrative purposes only and do not purport to represent what the combined company’s actual consolidated results of operations or financial position would have been had the mergers and the related financing transactions been completed on the dates indicated, nor are they necessarily indicative of the combined company’s future consolidated results of operations or financial position for any future period. The pro forma financial statements are based upon currently available information and estimates and assumptions that Global Payments’ management believes are reasonable as of the date of this proxy statement/prospectus. Any of the factors underlying these estimates and assumptions, including those discussed under the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus, may change and, as a result, the combined company’s actual consolidated results of operations and/or financial position could be materially different.

The pro forma financial statements and related notes should be read in conjunction with the historical consolidated financial statements of Global Payments and Heartland, including the related notes, filed with the SEC.

Global Payments Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

November 30, 2015

(in thousands)

	Historical		Pro Forma Adjustments	Note 4 References	Pro Forma Condensed Combined
	Global Payments	Heartland
ASSETS
Current assets:
Cash and cash equivalents	$988,457	$223,606	$(95,001)	a	$1,117,062
Accounts receivable, net	202,931	258,378	(147,836)	b	313,473
Settlement processing assets	1,403,914	—	60,173	b	1,464,087
Prepaid expenses and other current assets	60,519	45,071	(12,311)	c	88,336
			(4,943)	k

Total current assets	2,655,821	527,055	(199,918)		2,982,958
Customer acquisition costs	—	83,192	(83,192)	d	—
Goodwill	1,577,455	475,317	2,451,863	e	4,504,635
Other intangible assets, net	665,667	197,254	1,532,846	f	2,395,767
Property and equipment, net	367,541	168,244	(80,216)	g	455,569
Deferred income taxes	26,252	—	—		26,252
Other	35,365	1,677	6,653	k	43,695

Total assets	$5,328,101	$1,452,739	$3,628,036		$10,408,876

LIABILITIES AND EQUITY
Current liabilities:
Lines of credit	$685,178	$—	$—		$685,178
Current portion of long-term debt	—	48,793	(45,697)	k	3,096
Accounts payable and accrued liabilities	309,117	125,097	—		434,214
Settlement processing obligations	1,256,458	349,608	(87,663)	b	1,518,403
Other current liabilities	16,892	53,150	(33,216)	j	36,826

Total current liabilities	2,267,645	576,648	(166,576)		2,677,717
Long-term debt	1,915,803	450,041	2,051,731	k	4,417,575
Deferred income taxes	202,630	59,057	(12,311)	c	745,315
			(9,815)	i
			505,754	m
Other noncurrent liabilities	15,924	49,830	(2,943)	j	62,811

Total liabilities	4,402,002	1,135,576	2,365,840		7,903,418

Commitments and contingencies
Equity:
Total controlling shareholders’ equity	805,156	317,163	1,304,381	n	2,384,515
			(52,000)	h
			9,815	i
Noncontrolling interests	120,943	—	—		120,943

Total equity	926,099	317,163	1,262,196		2,505,458

Total liabilities and equity	$5,328,101	$1,452,739	$3,628,036		$10,408,876

See accompanying notes to unaudited pro forma condensed combined financial information.

Global Payments Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Six Months Ended November 30, 2015

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Note 4 References	Pro Forma Condensed Combined
	Global Payments	Heartland
Revenues	$1,471,146	$1,381,359	$(835,121)	o	$2,016,275

			(1,109)	j

Operating expenses:
Cost of service	543,231	1,184,329	(835,121)	o	991,692
			17,220	p
			(16,567)	d
			98,600	q
Selling, general and administrative	666,978	116,088	(17,220)	p	765,846

	1,210,209	1,300,417	(753,088)		1,757,538

Operating income	260,937	80,942	(83,142)		258,737

Interest and other income	2,434	57	—		2,491
Interest and other expense	(27,369)	(7,866)	(44,470)	r	(79,705)

	(24,935)	(7,809)	(44,470)		(77,214)

Income before income taxes	236,002	73,133	(127,612)		181,523
Provision for income taxes	(59,876)	(28,346)	48,174	l	(40,048)

Net income	176,126	44,787	(79,438)		141,475
Net income attributable to noncontrolling interests	(10,708)	—	—		(10,708)

Net income attributable to controlling shareholders	$165,418	$44,787	$(79,438)		$130,767

Earnings per share attributable to Global Payments:
Basic	$1.27				$0.84
Diluted	$1.27				$0.84

Weighted-average number of shares outstanding:
Basic	129,919		25,633	s	155,552
Diluted	130,752		25,633	s	156,385

See accompanying notes to unaudited pro forma condensed combined financial information.

Global Payments Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

Fiscal Year Ended May 31, 2015

(in thousands, except per share data)

	Historical		Pro Forma Adjustments	Note 4 References	Pro Forma Condensed Combined
	Global Payments	Heartland
Revenues	$2,773,718	$2,390,557	$(1,464,138)	o	$3,666,921

			(33,216)	j

Operating expenses:
Cost of service	1,022,107	2,063,480	(1,464,138)	o	1,800,185
			25,887	p
			(46,296)	d
			199,145	q
Selling, general and administrative	1,295,014	204,192	(25,887)	p	1,473,319
Goodwill and other asset impairment charges	—	37,365	—		37,365

	2,317,121	2,305,037	(1,311,289)		3,310,869

Operating income	456,597	85,520	(186,065)		356,052

Interest and other income	4,949	118	—		5,067
Interest and other expense	(44,436)	(10,940)	(96,828)	r	(152,204)

	(39,487)	(10,822)	(96,828)		(147,137)

Income before income taxes	417,110	74,698	(282,893)		208,915
Provision for income taxes	(107,995)	(40,504)	106,792	l	(41,707)

Net income	309,115	34,194	(176,101)		167,208
Net (income) loss attributable to noncontrolling interests	(31,075)	1,183	—		(29,892)

Net income attributable to controlling shareholders	$278,040	$35,377	$(176,101)		$137,316

Earnings per share attributable to Global Payments:
Basic	$2.07				$0.86
Diluted	$2.06				$0.86

Weighted-average number of shares outstanding:
Basic	134,072		25,633	s	159,705
Diluted	134,922		25,633	s	160,555

See accompanying notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Note 1—Basis of Presentation

The pro forma financial statements and related notes present the pro forma condensed combined financial position and results of operations of the companies to be combined. Global Payments Inc. (which we refer to, together with its consolidated subsidiaries, as Global Payments) and Heartland Payment Systems, Inc. (which we refer to, together with its consolidated subsidiaries, as Heartland) have different fiscal year ends, with the most recent annual period of Global Payments ended on May 31, 2015 and the most recent annual period of Heartland ended on December 31, 2015.

The historical financial information of Global Payments as of and for the six months ended November 30, 2015 was derived from the unaudited consolidated financial statements of Global Payments presented in its Quarterly Report on Form 10-Q for the period ended November 30, 2015. The historical financial information of Global Payments for the year ended May 31, 2015 was derived from the audited consolidated financial statements of Global Payments from its Current Report on Form 8-K dated February 5, 2016.

The pro forma balance sheet and the pro forma statements of income as of and for the six months ended November 30, 2015 and the statements of income for the year ended May 31, 2015 have been prepared utilizing period ends for Heartland and Global Payments that differ by fewer than 93 days, as permitted by Regulation S-X.

The historical financial information of Heartland as of November 30, 2015 reflects the financial position of Heartland as of September 30, 2015 and was derived from its Quarterly Report on Form 10-Q for the period ended September 30, 2015. The historical financial information of Heartland for the six months ended November 30, 2015 reflects the results of operations of Heartland for the six months ended September 30, 2015 determined by (i) taking the results of operations of Heartland for the nine months ended September 30, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended September 30, 2015, and (ii) subtracting the results of operations of Heartland for the three months ended March 31, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2015. The historical financial information of Heartland for the year ended May 31, 2015 reflects the results of operations of Heartland for the twelve months ended March 31, 2015 determined by taking (i) the results of operations of Heartland for the year ended December 31, 2014, which were derived from its Annual Report on Form 10-K for the year ended December 31, 2015, subtracting (ii) the results of operations of Heartland for the three months ended March 31, 2014, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2014, and (iii) adding the results of operations of Heartland for the three months ended March 31, 2015, which were derived from its Quarterly Report on Form 10-Q for the period ended March 31, 2015.

The pro forma financial statements were prepared using the acquisition method of accounting, with Global Payments as the acquirer of Heartland. In the pro forma balance sheet, the assets to be acquired and liabilities to be assumed of Heartland have been measured based upon their estimated fair values, unless otherwise noted, as of November 30, 2015.

Definitive fair values will be determined and finalized for assets to be acquired and liabilities to be assumed based on certain valuations and other studies that will be performed by Global Payments. Accordingly, the fair value adjustments determined using the acquisition method of accounting reflected in the pro forma financial statements are preliminary and are subject to revision based on a final determination of fair value within the twelve-month measurement period subsequent to the acquisition date.

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The pro forma financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor are they necessarily indicative of the future combined results of the companies to be combined. The pro forma financial statements do not reflect the costs of any integration activities or benefits that may result from realization of future revenue enhancements or costs savings from operating efficiencies, or any other synergies that may result from the Mergers (as defined below). Management anticipates that certain material charges will be incurred subsequent to the acquisition for items such as operations and technology integration and severance. However, since the timing and effect are not determinable at this time, no amounts are included in the pro forma financial statements for such items.

Note 2—Consideration and Debt Financing

Pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of December 15, 2015, by and among Global Payments, Heartland, and certain wholly owned subsidiaries of Global Payments (which we refer to as the Merger Agreement), as a result of the two-step merger of Heartland with and into a wholly owned subsidiary of Global Payments contemplated by the Merger Agreement (which we refer to, collectively, as the Mergers), each outstanding share of Heartland common stock will be converted into the right to receive $53.28 in cash and 0.6687 of a share of Global Payments common stock.

The following table summarizes the components of the estimated consideration to be transferred (in thousands):

Cash consideration to be paid to Heartland’s stockholders	$2,042,382
Fair value of Global Payments common stock to be issued to Heartland’s stockholders	1,621,544

Total estimated purchase consideration	$3,663,926

The acquisition date fair value of common stock to be issued to Heartland stockholders and equity award holders was estimated based on 38.3 million shares of Heartland common stock, including common stock outstanding and equity awards expected to be accelerated in accordance with the Merger Agreement, multiplied by the exchange ratio of 0.6687 and the closing share price of Global Payments common stock as of March 4, 2016 of $63.26 per share, as shown in the table below (in thousands, except per share data):

Shares of Heartland common stock	38,333
Exchange ratio	0.6687

Shares of Global Payments common stock to be issued	25,633
Price per share of Global Payments common stock	$63.26

Fair value of common stock to be issued to Heartland’s stockholders	$1,621,544

The value of the purchase consideration and resulting goodwill may change based on fluctuations in the share price of Global Payments common stock and the number of shares of Heartland’s common stock outstanding on the closing date. The fair value of the equity securities issued as part of the consideration transferred will be measured on the closing date pursuant to the terms of the Merger Agreement. This requirement will likely result in a per share equity component that differs from the $63.26 assumed in the pro forma financial statements. A 10% fluctuation in the market price of Global Payment’s common stock would affect the value of the consideration with a corresponding change to goodwill, as illustrated in the table below (in thousands):

	Estimated Consideration	Estimated Goodwill
As presented in the pro forma adjustments	$3,663,926	$2,927,180
10% increase in common stock price	3,826,183	3,089,437
10% decrease in common stock price	3,501,669	2,764,923

In connection with the proposed Mergers, on January 8, 2016, Global Payments entered into an amended and restated debt commitment letter with Bank of America, N.A. and certain additional financial institutions

(which we refer to as the Amended and Restated Debt Commitment Letter). On February 26, 2016, as contemplated by the Amended and Restated Debt Commitment Letter, Global Payments, as borrower or as guarantor, as applicable, entered into the First Amendment to (i) the Second Amended and Restated Term Loan Agreement (which we refer to as the Term Loan Agreement), and (ii) the Second Amended and Restated Credit Agreement (which we refer to as the Revolving Credit Facility Agreement and which we refer to, together with the Term Loan Agreement, as the Existing Credit Agreements), each with Bank of America, N.A., as administrative agent, and a syndicate of financial institutions, as lenders and other agents (which we refer to as the Amended Credit Facility Agreement).

The Amended Credit Facility Agreement provides for (i) a $1.75 billion term loan facility (which we refer to as the Term Loan Facility), (ii) a $1.25 billion revolving credit facility (which we refer to as the Revolving Credit Facility), and (iii) a new $685 million delayed draw term loan facility (which we refer to as the Delayed Draw Term Loan Facility and which we refer to, together with the Term Loan Facility and the Revolving Credit Facility, as the Credit Facilities). The Amended Credit Facility Agreement allows for the addition of approximately $1.095 billion of term B loans (which we refer to as the Heartland Incremental Term B Loan Facility), in connection with the proposed Mergers, resulting in total financing of approximately $4.78 billion as contemplated in the Amended and Restated Debt Commitment Letter.

The sources and uses of funds relating to the Mergers and the related financing transaction are as follows (in thousands):

Sources:
Available cash	$95,001
Proceeds from available capacity under the Revolving Credit Facility	780,000
Proceeds from the Delayed Draw Term Loan Facility	685,000
Proceeds from the Heartland Incremental Term B Loan Facility	1,095,000

Total sources	$2,655,001

Uses:
Cash consideration to be paid to Heartland’s stockholders	$2,042,382
Repayment of Heartland’s long-term debt	498,750
Estimated costs associated with the debt refinancing	61,869
Estimated acquisition-related costs	52,000

Total uses	$2,655,001

Note 3—Preliminary Valuation

The preliminary estimated amounts of assets to be acquired and liabilities to be assumed as if the Mergers had been consummated on November 30, 2015 and a reconciliation to the total estimated purchase consideration are as follows (in thousands):

Cash and cash equivalents	$223,606
Accounts receivable	110,542
Settlement processing assets	60,173
Prepaid expenses and other current assets	27,817
Identified intangible assets	1,730,100
Property and equipment	88,028
Other noncurrent assets	1,677
Current portion of long-term debt	(48,793)
Accounts payable and accrued liabilities	(125,097)
Settlement processing obligations	(261,945)
Other current liabilities	(19,934)
Long-term debt	(450,041)
Deferred income taxes	(552,500)
Other noncurrent liabilities	(46,887)

Total identifiable net assets	736,746
Goodwill	2,927,180

Total estimated purchase consideration	$3,663,926

The assets to be acquired and the liabilities to be assumed are measured at fair value except for certain exceptions to the recognition principle of acquisition accounting, such as income taxes, employee benefits and contingencies. Assumed debt is assumed to be at fair value, except for the elimination of deferred debt issuance costs, with no embedded derivatives.

Note 4—Pro Forma Adjustments

The pro forma balance sheet includes adjustments made assuming the Mergers and related financing transaction were completed as of November 30, 2015. The pro forma statements of income include adjustments made assuming the Mergers and related financing transaction were completed as of June 1, 2014 and do not include any material nonrecurring charges that may arise in subsequent periods as a result of the Mergers.

The following items are reflected as pro forma adjustments:

a.	This pro forma adjustment reflects the effect on cash of the sources and uses of funds relating to the Mergers and the related financing transaction, as described in note 2.

b.	Global Payments applies offsetting to its settlement processing assets and obligations where legal right of offset exists. In the sponsorship model, Global Payments applies offsetting by sponsor banks because the sponsor bank is ultimately responsible for funds settlement. If that net position is an asset, the net amount is reflected in settlement processing assets. If that net position is a liability, the net amount is reflected in settlement processing obligations. In the direct membership model, offsetting is not applied, and the individual components are presented as an asset or obligation based on the nature of that component. The following items, shown as separate lines in the historical consolidated balance sheet of Heartland, were reclassified as follows to conform to Global Payments’ presentation of settlement assets and obligations (in thousands):

Account Description	Increase (Decrease)
Accounts receivable, net	$(147,836)
Settlement processing assets	60,173
Settlement processing obligations	(87,663)

c.	In November 2015, the Financial Accounting Standards Board issued Accounting Standards Update (which we refer to as ASU) 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes” to simplify the balance sheet presentation of deferred income taxes. The amendments in this update require that deferred tax liabilities and assets be classified as noncurrent in a classified balance sheet. Global Payments adopted this ASU during the three months ended November 30, 2015. The adjustment to reduce both prepaid expenses and other current assets and deferred income taxes, noncurrent, by $12.3 million, reflects the effects of adopting this ASU on the historical balance sheet of Heartland as of November 30, 2015.

d.	This pro forma adjustment represents the elimination of capitalized customer acquisition costs of $83.2 million as if the Mergers had been consummated on November 30, 2015. Such costs represent incremental, direct customer acquisition costs that are recoverable through gross margins associated with customer contracts and are recognizable as an asset in accordance with accounting principles generally accepted in the United States in the historical financial statements of Heartland. Under the acquisition method of accounting, such deferred costs do not qualify for recognition as an asset. After the acquisition date, this adjustment will have a continuing effect and will reduce cost of service by $16.6 million for the six months ended November 30, 2015 and $46.3 million for the year ended May 31, 2015 to reflect the amortization of the asset over the initial term of the related merchant contracts, assuming the Mergers had been consummated on June 1, 2014. The estimated effect on earnings subsequent to the acquisition date will be progressively eliminated over a relatively short period of time. The estimated reduction to cost of service after the acquisition date is estimated to be $46.3 million in year one, $28.1 million in year two, $8.5 million in year three and $0.3 million thereafter.

e.	This pro forma adjustment reflects goodwill as of November 30, 2015 as if the Mergers had been consummated on that date, as shown in note 3, and elimination of the carrying amount of Heartland’s historical goodwill (in thousands):

Goodwill (as determined in note 3)	$2,927,180
Elimination of Heartland’s historical goodwill	(475,317)

Pro forma adjustment to goodwill	$2,451,863

f.	As part of the preliminary valuation analysis, Global Payments identified intangible assets, including customer relationships, acquired technology, trademarks and trade names and covenants-not-to-compete. The preliminary estimated fair values of identifiable intangible assets were determined primarily using the income approach, which requires a forecast of all the expected future cash flows, and a relief from royalty approach. Since all the information required to perform a detailed valuation analysis of Heartland’s intangible assets could not be obtained as of the date of this filing, for purposes of these pro forma financial statements, Global Payments used certain preliminary assumptions which may be revised. The following reflects a pro forma adjustment of intangible assets acquired by Global Payments to their estimated preliminary fair values as of November 30, 2015 as if the Mergers had been consummated on that date and elimination of the carrying amount of Heartland’s historical intangible assets (in thousands):

Customer relationships	$1,208,200
Acquired technology	420,000
Trademarks and trade names	79,000
Covenants-not-to-compete	22,900

Total estimated acquired intangible assets	1,730,100
Elimination of Heartland’s historical intangible assets	(197,254)

Pro forma adjustment to intangible assets	$1,532,846

A change of 10% in the estimated fair values of intangible assets would change goodwill by approximately $107.7 million.

g.	This pro forma adjustment of $80.2 million (including $69.1 million for the carrying amount of internal-use software, the fair value of which is included in acquired technology described in note 4(f)) reflects a decrease in the acquired property and equipment to estimated fair value of $88.0 million as if the Mergers had been consummated on November 30, 2015.

h.	This pro forma adjustment reflects estimated acquisition-related costs of approximately $52.0 million expected to be paid by Global Payments and Heartland in connection with the Mergers, including estimated transaction costs and estimated benefit payments related to existing employment agreements with change-in-control provisions (see note 2). These charges are included in the pro forma balance sheet because they reflect charges directly attributable to the Mergers; however, they are not reflected in the pro forma statements of income because these charges will not have a continuing effect on the combined entity’s operations.

i.	This pro forma adjustment reflects the income tax effect of the pro forma adjustments for estimated acquisition-related costs discussed in note 4(h), as shown in the pro forma balance sheet as of November 30, 2015. The income tax effect was determined utilizing the blended federal and state statutory income tax rate of 37.75%, with an assumption that 50% of the estimated acquisition-related expenses would be deductible for income tax purposes. The final determination of deductibility will depend on the actual amount and type of actual acquisition-related costs incurred.

j.	This pro forma adjustment represents the estimated reduction to the carrying amount of historical unearned revenue liability to a fair value of $20.0 million, a reduction of $36.1 million ($33.2 million in other current liabilities and $2.9 million in other noncurrent liabilities), as if the Mergers had been consummated on November 30, 2015. This estimate of fair value is preliminary and subject to change. The fair value was determined based on the estimated costs to fulfill the remaining obligations plus a normal profit margin. After acquisition, this adjustment will have a continuing effect and would have reduced revenue by $1.1 million for the six months ended November 30, 2015 and $33.2 million for the year ended May 31, 2015, to reflect the difference between customer prepayments related to service contracts and the estimated fair value of the assumed performance obligations as they are satisfied, assuming the Mergers had been consummated on June 1, 2014. The estimated effect on earnings subsequent to the acquisition date will be progressively eliminated over a relatively short period of time. The estimated reduction to revenue over the five years after the acquisition date is estimated to be $33.2 million in year one, $1.7 million in year two, $0.7 million in year three, $0.4 million in year four and $0.1 million in year five.

k.	This pro forma adjustment reflects the effect of Global Payments’ debt refinancing as if it had been consummated on November 30, 2015 and the repayment of Heartland’s debt as further discussed note 2 (in thousands):

Proceeds from the Delayed Draw Term Loan Facility	$685,000
Proceeds from the Heartland Incremental Term B Loan Facility	1,095,000
Proceeds from the Revolving Credit Facility	780,000

2,560,000
Repayment of Heartland’s historical long-term debt	(498,750)
Debt issuance costs capitalized in connection with the debt refinancing	(55,216)

Net change in debt	$2,006,034

The pro forma adjustment to debt is reflected as a $2.1 billion increase to noncurrent liabilities and a $45.7 million decrease to current liabilities.

Global Payments expects to incur and capitalize $61.9 million of debt issuance costs in connection with the debt refinancing, of which $55.2 million associated with the term loans is reflected as a reduction of the carrying amount of debt (see table above) and $6.7 million associated with the Revolving Credit Facility is reflected in other noncurrent assets. The pro forma adjustments also reflect the elimination of Heartland’s historical deferred debt issuance costs of $4.9 million that are included in prepaid expenses and other current assets to reflect Heartland’s debt at fair value as if the acquisition had been consummated on November 30, 2015.

l.	This pro forma adjustment reflects the income tax effect of the pro forma adjustments in the pro forma statements of income utilizing the blended federal and state statutory income tax rate of 37.75%.

m.	This pro forma adjustment reflects deferred income tax liabilities of $505.8 million resulting from the Mergers as if they had been consummated on November 30, 2015. The adjustment includes deferred tax liabilities of $528.8 million related to fair value adjustments for assets acquired and liabilities assumed and the removal of historical Heartland deferred tax liability of $23.0 million related to tax- deductible goodwill.

n.	This pro forma adjustment was made to record the fair value of Global Payments common stock to be issued to Heartland’s stockholders and equity award holders to finance the equity portion of the consideration to be transferred pursuant to the Merger Agreement as if the Mergers had been consummated on November 30, 2015 as determined in note 2, and an adjustment to eliminate Heartland’s historical equity (in thousands):

Fair value of Global Payments common stock to be issued to Heartland’s stockholders	$1,621,544
Elimination of Heartland’s historical equity	(317,163)

Pro forma adjustment to equity	$1,304,381

o.	This pro forma adjustment conforms Heartland’s historical presentation of interchange fees to the presentation format of Global Payments and results in a reduction of revenue and cost of service of $835.1 million for the six months ended November 30, 2015 and $1.5 billion for the year ended May 31, 2015. In the payment processing industry, the merchant acquirer (e.g., Global Payments or Heartland) typically collects interchange fees from the merchant customer for services provided by the card issuing financial institutions. Heartland’s historical revenue presentation includes interchange fees billed to customers on behalf of the card issuing financial institutions, and a corresponding amount is recognized as a cost of service. Global Payments reports revenue net of such interchange fees. Accounting guidance applicable to such relationships suggests that it is a matter of judgment whether an entity should report revenue at the amounts billed to customers (gross) or net of certain amounts. Because of the judgment involved in that determination, diversity in practice exists in the payment processing industry, even in instances in which fact patterns are very similar.

p.	This pro forma adjustment reclassifies $17.2 million for the six months ended November 30, 2015 and $25.9 million for the year ended May 31, 2015 in the Heartland historical statements of income from selling, general and administrative expense to cost of service within operating expenses to conform to the presentation of Global Payments.

q.	The acquired intangible assets and property and equipment will be amortized or depreciated over their expected useful lives. The straight-line method is used for acquired technologies, trademarks and trade names, covenants-not-to-compete and property and equipment. Amortization for customer relationships is calculated using a method that reflects the pattern of benefit to be derived from the acquired customer relationships. Using this method, the expense will typically decline in the years after the acquisition date. The estimated amortization expense for customer relationships over the five years after the acquisition date is estimated to be $130.4 million in year one, $136.3 million in year two, $126.4 million in year three, $110.7 million in year four and $97.1 million in year five.

Pro forma amortization and depreciation expense includes the estimated expense and the elimination of the historical expense on historical Heartland assets. The preliminary estimated useful lives (in years), which may change when the valuation is finalized, are as follows:

Identified intangible assets
Customer relationships	12-20
Acquired technology	5
Trademarks and trade names	6
Covenants-not-to-compete	2

Property and equipment
Computer equipment	3-7
Building and improvements	10-45
Furniture and equipment	3-10

The following table summarizes the changes in the estimated depreciation and amortization expense as if the Mergers had been consummated on June 1, 2014:

	Six Months Ended November 30, 2015	Year Ended May 31, 2015
	(in thousands)
Amortization and depreciation expense	$130,231	$252,203
Elimination of Heartland’s historical amortization and depreciation expense	(31,631)	(53,058)

Pro forma adjustment	$98,600	$199,145

A change of 10% in the estimated fair values of property and equipment and intangible assets would change amortization and depreciation expense by approximately $25.2 million in the first year following the Mergers.

r.	This pro forma adjustment represents the net change in interest expense resulting from interest on the debt issued in the debt refinancing as if it had been consummated on June 1, 2014. Pro forma interest expense was adjusted for the effect of the debt refinancing and the repayment of Heartland’s debt. Interest expense was calculated using pricing expected to be associated with the refinanced debt and one-month London Interbank Offered Rate (“LIBOR”) as of March 4, 2016, which was 0.438%. In addition, deferred debt issuance costs on the new debt were amortized to interest expense using the effective interest method over the expected terms of the related debt instruments.

	Six Months Ended November 30, 2015	Year Ended May 31, 2015
	(in thousands)
Interest expense on the Credit Facilities and the Heartland Incremental Term B Loan Facility	$45,552	$91,611
Amortization of new debt issuance costs	5,409	10,885
Elimination of Heartland’s historical interest expense and amortization of debt issuance costs	(6,491)	(5,668)

Pro forma adjustments to interest expense	$44,470	$96,828

The estimates of pro forma interest expense reflect the allocation of the type and amount and terms of Global Payments’ debt structure after the debt refinancing, as currently anticipated. The actual allocation of the type and amount and terms of financing may differ from those set forth in note 2.

Each of the debt instruments will bear interest, at Global Payments’ election, at either LIBOR or a base rate, in each case plus a leverage-based margin. Interest expense on the new Heartland Incremental Term B Loan Facility and the increase in interest expense on the Credit Facilities and amortization of new debt issuance costs, as shown in the table above, were determined based on what Global Payments believes to be the most likely terms under which it would close and on the prevailing interest rates at March 4, 2016.

An increase or decrease of 12.5 basis points per year (or 1/8% variance) in the assumed interest rates would increase or decrease interest expense by $3.2 million in the first year following the Mergers.

s.	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the basic and diluted weighted-average number of shares outstanding after giving effect to the number of shares of Global Payments common stock expected to be issued pursuant to the Merger Agreement.

	Six Months Ended November 30, 2015	Year Ended May 31, 2015
	(in thousands)
Basic weighted-average number of shares outstanding	129,919	134,072
Shares of Global Payments common stock to be issued	25,633	25,633

Pro forma basic weighted-average number of shares outstanding	155,552	159,705

Diluted weighted-average number of shares outstanding	130,752	134,922
Shares of Global Payments common stock to be issued	25,633	25,633

Pro forma diluted weighted-average number of shares outstanding	156,385	160,555

DESCRIPTION OF GLOBAL PAYMENTS CAPITAL STOCK

As a result of the mergers, Heartland stockholders who receive Global Payments common stock in the mergers will become Global Payments shareholders. Your rights as Global Payments shareholders will be governed by Georgia law, the Global Payments articles of incorporation and the Global Payments bylaws. The following discussion briefly summarizes the material terms of Global Payments common stock. We urge you to read the applicable provisions of the Georgia Business Corporation Code (which we refer to as the GBCC), the Global Payments articles of incorporation and the Global Payments bylaws carefully and in their entirety. Copies of Global Payments’ governing documents are attached as Exhibits 3.1 and 3.2 to the registration statement of which this proxy statement/prospectus forms a part.

Authorized Capital Stock

The entire authorized capital stock of Global Payments consists of 200 million shares of common stock, without par value and five million shares of preferred stock, without par value. At the close of business on March 17, 2016, (1) 129,253,005 shares of Global Payments common stock were issued and outstanding (including 766,420 restricted shares of common stock), (2) no shares of Global Payments common stock were held by Global Payments in its treasury, (3) 893,098 shares of Global Payments common stock were subject to options to purchase Global Payments common stock, (4) 859,106 shares of Global Payments common stock were subject to restricted stock unit awards with respect to Global Payments common stock, (5) 15,088,259 shares of Global Payments common stock were reserved for issuance pursuant to future awards under benefit plans of Global Payments, and (6) no shares of Global Payments preferred stock were issued and outstanding.

Common Stock

Dividend Rights

Holders of Global Payments common stock are entitled to receive dividends as and when declared by the Global Payments board of directors in its discretion, payable out of any of Global Payments’ assets at the time legally available for the payment of dividends in accordance with the GBCC.

Voting Rights

Each holder of a share of Global Payments stock is entitled to one vote. Directors will be elected by a majority of shares voting on the matter, except that where the number of nominees exceeds the number of directors to be elected at a meeting as of the meeting’s record date, then each director will be elected by a plurality of the votes cast. A supermajority vote of Global Payments shareholders (at least two-thirds) is required for certain amendments to the Global Payments charter and the Global Payments bylaws. If Global Payments issues preferred stock, holders of such stock may possess voting rights.

Liquidation Rights

Holders of Global Payments common stock are entitled to receive the net assets of Global Payments upon dissolution.

Preemptive Rights

Global Payments shareholders are not entitled to any preemptive rights to purchase or receive any shares of Global Payments stock, any obligation convertible into or exchangeable for shares of Global Payments stock or any warrants, options, or rights to purchase or subscribe for any convertible or exchangeable obligation. The Global Payments board of directors, at its discretion, may issue such stock or other securities to any party and on terms it deems advisable.

Preferred Stock

The Global Payments articles of incorporation permit the Global Payments board of directors to issue up to 5 million shares of preferred stock (none of which are outstanding) in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, powers and relative, participating, optional or other special rights and qualifications, limitations or restrictions as the board of directors may decide, including: when and at what prices to redeem shares of this stock; whether the shares of the stock are subject to a retirement or sinking fund for the repurchase or redemption of these shares; the terms of any dividends that these shares will be entitled to; the rights of shares upon a liquidation or dissolution or any other distribution of assets of Global Payments.

The issuance of preferred stock could adversely affect the rights of holders of common stock.

Miscellaneous

The Global Payments charter contains no restrictions on the alienability of Global Payments common stock. Global Payments common stock is traded on the New York Stock Exchange under the symbol “GPN.”

Transfer Agent and Registrar

The transfer agent and registrar for Global Payments common stock is Computershare Investor Services, 250 Royall Street, Canton, MA 02021, and may be reached at 1-800-568-3476.

Certain Anti-Takeover Effects

Certain provisions of the Global Payments charter, the Global Payments bylaws and the GBCC could make it more difficult to consummate an acquisition of control of Global Payments by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by the Global Payments board of directors, regardless of whether Global Payments shareholders support the transaction. The summary of the provisions set forth below does not purport to be complete and is qualified in its entirety by reference to the Global Payments charter, the Global Payments bylaws and the GBCC.

Business Combination

In general, the business combination statute set forth in Sections 14-2-1131 through 14-2-1133 of the GBCC prohibits a purchaser who acquires 10% or more of outstanding Global Payments voting stock, an “interested shareholder,” from completing a business combination with Global Payments for five years without the approval of the Global Payments board of directors unless (1) prior to the time the person becomes an interested shareholder, the Global Payments board of directors approved either the business combination or the transaction that resulted in the person becoming an interested shareholder or (2) the interested shareholder acquires 90% or more of the outstanding common stock of Global Payments (excluding shares owned by directors and officers of Global Payments, subsidiaries of Global Payments and shares owned in certain employee stock plans) either in the business combination, or prior to the business combination.

Classified Board Structure

The Global Payments board of directors currently consists of eight directors. Pursuant to the Global Payments bylaws, the directors are divided into three groups, each composed, as nearly as possible, of one-third of the total number of directors. In the event that the number of directors is not evenly divisible by three, the board of directors will determine in which group the remaining director or directors, as the case may be, should be included. The term of office of each director is three years, but the election of the directors is staggered so that only one group of directors is up for reelection at each annual meeting of the shareholders.

Advance Notice Provisions

At any annual meeting of shareholders, the business to be conducted, including the nomination of candidates to be elected as Global Payments directors, is limited to business brought before the meeting by or at the direction of the Global Payments board of directors, or a shareholder who has given timely written notice to Global Payments’ secretary of its intention to bring such business before the meeting. A shareholder must give notice that is received at Global Payments’ principal executive offices in writing not less than 120 days nor more than 150 calendar days prior to the date of the anniversary of the previous year’s annual meeting. However, if the annual meeting is scheduled to be held on a date more than 30 calendar days prior to or delayed by more than 60 calendar days after the anniversary date, notice by the shareholder in order to be timely must be received not later than the later of the close of business 90 days prior to the annual meeting or the tenth day following the day on which the notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was first made by Global Payments. In the case of a special meeting of shareholders called for the purpose of electing directors, a shareholder must give notice to nominate a director not later than the close of business on the tenth day following the day notice of the special meeting was mailed to shareholders or public disclosure of the date of the meeting was first made by Global Payments. A shareholder’s notice must also contain certain information specified in the Global Payments bylaws. A majority of the shares entitled to vote at a meeting shall constitute a quorum except as otherwise required by law.

Special Meetings

A special meeting of the Global Payments shareholders may be called by (1) the board of directors, (2) the chairman of the board of directors, (3) the chief executive officer of Global Payments or (4) the holders of two-thirds of the votes entitled to be cast at such special meeting.

Additional Authorized Shares of Capital Stock

The additional shares of authorized common stock and preferred stock available for issuance under the Global Payments charter could be issued at such times, under such circumstances and with such terms and conditions as to impede a change in control.

Limitation of Liability; Indemnification

The Global Payments charter contains certain provisions permitted under the GBCC relating to the liability of directors. These provisions eliminate a director’s personal liability to Global Payments or its shareholders for monetary damages for any action taken, or any failure to take any action, except liability for:

•	any appropriation, in violation of his or her duties, of any business opportunity of Global Payments;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	the types of liability specified in Section 14-2-832 of the GBCC; and

•	any transaction from which the director derives an improper personal benefit.

These provisions may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or Global Payments from bringing a lawsuit against Global Payments’ directors. However, these provisions do not limit or eliminate Global Payments’ rights or those of any shareholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. Also, these provisions will not alter a director’s liability under federal securities laws.

The Global Payments bylaws also provide that Global Payments must indemnify its directors and officers to the fullest extent permitted by Georgia law, and the Global Payments bylaws provide that Global Payments must advance expenses, as incurred, to Global Payments’ directors and officers in connection with a legal proceeding to the fullest extent permitted by Georgia law, subject to very limited exceptions. These rights are deemed to have fully vested at the time the indemnitee assumes his or her position with Global Payments and will continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of the indemnitee’s heirs, executors and administrators.

COMPARISON OF RIGHTS OF STOCKHOLDERS

This section of the proxy statement/prospectus describes the material differences between the rights of holders of Heartland capital stock and holders of Global Payments common stock. While Global Payments and Heartland believe that the description covers the material differences between the two, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to for a more complete understanding of the differences between being a stockholder of Heartland and being a stockholder of Global Payments.

Upon consummation of the mergers, the holders of issued and outstanding Heartland common stock will be entitled to receive Global Payments common stock. The rights of the holders of Global Payments common stock are governed by Global Payments charter, the Global Payments bylaws and the GBCC, while the rights of holders of Heartland common stock are generally governed by the Heartland charter, the Heartland bylaws and the DGCL.

Although it is impractical to compare all aspects in which Global Payments’ and Heartland’s governing documents differ with respect to rights of stockholders, the following is a brief discussion summarizing certain differences between them.

	Global Payments Shareholder Rights	Heartland Stockholder Rights
Authorized Capital Stock	The authorized capital stock of Global Payments consists of 205,000,000 shares, of which there are (i) 200,000,000 shares of common stock, without par value, and (ii) 5,000,000 shares of preferred stock, without par value.	The authorized capital stock of Heartland consists of 110,000,000 shares, of which there are (i) 100,000,000 shares of common stock, par value $0.001 per share, and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share.

Number and Classification of Directors	The Global Payments bylaws provide that the number of directors shall be no less than two and no greater than twelve and may be adjusted by shareholder resolutions or board of director resolutions. The Global Payments board currently consists of eight directors.	The Heartland bylaws provide that the number of directors of the company shall be determined by resolutions of the board of directors. The Heartland board currently consists of seven directors.

	The directors are divided into three groups, Class I, Class II and Class III, each composed, as nearly as possible, of one-third of the total number of directors. In the event that the number of directors is not evenly divisible by three, the board of directors will determine in which group the remaining director or directors, as the case may be, should be included. The term of office of each director is three years, but the election of the directors is staggered so that only one group of directors is up for reelection at each annual meeting of the shareholders.	Heartland has one class of directors and the Heartland certificate of incorporation does not provide for a classified board of directors. The Heartland bylaws provide that each director shall hold office until the annual meeting of stockholders next held after his or her election and until his or her successor is elected and qualified, or until he or she sooner dies, resigns, or is removed.

	Global Payments Shareholder Rights	Heartland Stockholder Rights
Election of Directors	Directors are elected by a majority of the votes cast with respect to the director and entitled to vote at a meeting of shareholders (except where the number of nominees exceeds the number of directors to be elected, in which case each director will be elected by a plurality of the votes cast).	Directors are elected by the vote of the holders of a majority of the stock having voting power present at any meeting, in person or represented by proxy at any meeting at which a quorum is present.

Cumulative Voting	Holders of Global Payments common stock are not entitled to cumulate their votes in the election of directors.	Holders of Heartland common stock are not entitled to cumulate their votes in the election of directors.

Vacancy of Directors	Vacancies will be filled by a vote of the majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director.	Vacancies will be filled by a vote of the majority of the remaining directors then in office, even if less than a quorum, at any meeting of the board of directors, or by a sole remaining director.

Stockholder Nomination of Directors	The Global Payments bylaws provide that only those persons who are selected and recommended by the Global Payments board of directors or the committee of the board of directors designated to make nominations, or who are nominated by shareholders in accordance with certain procedures are eligible for election, or qualified to serve, as directors.	The Heartland bylaws provide that nominations for election to the board of directors must be made by the board of directors or by a committee appointed by the board of directors for such purpose or by any stockholder of any outstanding class of capital stock of Heartland entitled to vote for the election of directors.

	Nominations by shareholders must be made by written notice at least one hundred twenty days (but not more than one hundred fifty days) before the first anniversary of the date Global Payments’ notice of annual meeting was released to shareholders in connection with the previous year’s annual meeting of shareholders; or, in the case of a special meeting of the shareholders, no later than the close of business on the earlier of (1) the ninetieth day prior to such special meeting or (2) the tenth day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting, which notice must contain certain information about the Global Payments shareholder and the nominee, including any other directorships held by such person. Such	Nominations by stockholders must be preceded by written notice to the Heartland secretary not less than one hundred fifty days prior to any stockholder meeting called for the election of directors. Such notice shall contain certain information about the Heartland stockholder and the nominee, including any beneficial ownership interests in Heartland. The chairman of the meeting shall have the authority to determine and declare to the meeting that a nomination has been disregarded for not adhering to the required procedure.

	Global Payments Shareholder Rights	Heartland Stockholder Rights
nomination may be disregarded by the presiding officer at any meeting of the Global Payments shareholders should it be determined that such nomination was not made in accordance with the required procedure.

Removal of Directors	Directors may be removed from the board of directors only for cause and only at a special meeting of the shareholders called for the purpose of voting on a removal. In accordance with the GBCC, a director may only be removed by a majority of votes entitled to vote on such matters. However, under the Global Payments articles of incorporation, a director may only be removed for cause by the affirmative vote of at least two-thirds of the total number of outstanding shares of Global Payments capital stock entitled to vote in the election of directors.	Except as may be otherwise prohibited or restricted under the laws of the state of Delaware, the stockholders may, at any meeting called for the purpose, remove any director from office with or without cause and may elect his or her successor.

Stockholder Action without a Meeting	In accordance with Section 14-2-704 of the GBCC, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting if the action is taken by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents, signed by such shareholders and delivered to Global Payments for inclusion in the minutes or filing with the corporate records.	Heartland stockholders have no right to take any action by written consent without a meeting.

Special Meetings of Stockholders	The Global Payments bylaws allow for special meetings of shareholders to be called at any time by the board of directors, the chief executive officer, the chairman of the board or holders of two-thirds of the votes entitled to be cast on the issue to be considered at the special meeting (following delivery of the requisite written requests).	The Heartland certificate of incorporation provides that special meetings may only be called by its board of directors or its chief executive officer.

Amendment of Charter	Under Section 14-2-1003 of the GBCC, an amendment to the Global Payments articles of incorporation generally require a majority vote of the outstanding shares of each voting group entitled to vote to amend the articles of incorporation; however, the Global Payments charter	Under Section 242 of the DGCL, an amendment to the Heartland certificate of incorporation generally requires approval of the Heartland board of directors and the holders of a majority of the outstanding shares of Heartland common stock entitled to vote.

	Global Payments Shareholder Rights	Heartland Stockholder Rights
requires the affirmative vote of the holders of at least two-thirds of all classes of stock entitled to vote in the election of directors shall be required to alter, amend or repeal Article Three (Board of Directors) of the Global Payments charter, which governs the classification of the Global Payments board, removal of directors, vacancies and changes of the authorized number of directors. The Global Payments articles of incorporation grant the Global Payments board of directors the authority to divide preferred stock into classes or series and to fix and determine the relative rights, preferences, qualifications, and limitation of shares of any class or series established pursuant to the articles of incorporation.

Amendment of Bylaws	Under Section 14-2-1020 of the GBCC, a corporation’s stockholders may amend or repeal the corporation’s bylaws or adopt new bylaws even though the bylaws may also be amended or repealed by its board of directors, provided that unless the articles of incorporation provides otherwise, the stockholders may not amend (but may repeal) a bylaw adopted by the board of directors regarding cumulative or plurality voting regarding the election of directors.	Under Section 109 of the DGCL, the power to adopt, amend or repeal bylaws is held by the stockholders entitled to vote. In addition, Section 109 of the DGCL provides that a corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors (but may not divest the stockholders of that power).

	The Global Payments bylaws may be altered, amended or repealed, and new bylaws may be adopted, by the vote of the holders of two-thirds of shares then outstanding and entitled to vote in the election of directors, or the board of directors. Additionally, any bylaw adopted by the Global Payments board of directors may be altered, amended, replaced, or new bylaws may be adopted by the vote of holders of two-thirds of the shares of stock entitled to vote in the election of directors.	The Heartland charter provides that the Heartland board has the power to make, repeal, alter, amend and rescind any or all of the Heartland bylaws, subject to the right of the stockholders entitled to vote with respect thereto to amend such bylaws. The Heartland bylaws provide that, subject to the Heartland charter, the Heartland board may alter, adopt, amend or repeal the bylaws and such bylaws may also be altered, adopted, amended or repealed by the vote of holders of at least 66-2/3% vote of the outstanding voting stock of Heartland.

Quorum for Stockholder Meetings	The Global Payments bylaws provide that, unless the Global Payments charter or the GBCC provides otherwise, with	The Heartland bylaws provide that, unless the Heartland charter or the DGCL provides otherwise, at all meetings of

	Global Payments Shareholder Rights	Heartland Stockholder Rights
	respect to shares entitled to vote as a separate voting group on a matter, the holders of a majority of the votes entitled to be cast on such matter, whether by proxy or in person, will constitute a quorum.	Heartland stockholders a majority of the votes entitled to be cast on a matter, whether by proxy or in person, will constitute a quorum for action on such matter.

Proxy	The Global Payments bylaws provide that any Global Payments shareholder may vote by proxy pursuant to an appointment of proxy executed by the shareholder.	The Heartland bylaws provide that each Heartland stockholder shall be entitled to one vote in person or by proxy for each share of the capital stock having voting power held by such stockholder, but no proxy shall be voted on after three years from its date, unless the proxy provides for a longer period.

Voting Rights	Each holder of Global Payments common stock is entitled to one vote for each share of common stock held by such holder.	Each holder of Heartland common stock is entitled to one vote for each share of common stock held by such holder.

Preemptive Rights	Holders of shares of Global Payments common stock are not entitled to any preemptive rights to acquire shares of any class or series of capital stock of Global Payments.	Holders of Heartland common stock are not entitled to any preemptive rights to acquire shares of any class or series of capital stock of Heartland.

Dividends	The Global Payments board from time to time in its discretion may authorize or declare and Global Payments may make distributions to the shareholders in accordance with the GBCC.	The Heartland board may from time to time authorize or declare dividends or other distributions at any regular or special meeting in accordance with the DGCL.

	Under Section 14-2-640 of the GBCC, the Global Payments board of directors may, subject to any restrictions contained in its articles of incorporation, declare and pay a distribution to its shareholders, unless such distribution would:	Under Section 170 of the DGCL, the Heartland board may, subject to any restrictions contained in the Heartland certificate of incorporation, declare and pay dividends upon the shares of its capital stock either:

	• prohibit the payment of Global Payments’ debts as they become due in the usual course of business; or	• out of Heartland’s surplus, as defined in and computed in accordance with Sections 154 and 244 of the DGCL; or

•    cause Global Payments’ total assets to fall below the total sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were

• in case there is no such surplus, out of Heartland’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

	Global Payments Shareholder Rights	Heartland Stockholder Rights
to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

Appraisal Rights

The GBCC provides that stockholders who comply with certain procedural requirements of the GBCC are entitled to dissent from and obtain payment of the fair value of their shares in the event of mergers, share exchanges, sales, or exchanges of all or substantially all of the corporation’s assets, amendments to the articles of incorporation that materially adversely affect certain rights in respect of a dissenter’s shares, and certain other actions taken pursuant to a stockholder vote to the extent provided for under the GBCC, the articles of incorporation, bylaws, or a resolution of the board of directors. However, unless the corporation’s articles of incorporation provide otherwise, appraisal rights are not available:

•    to holders of shares of any class of shares not entitled to vote on the transaction;

•    in a sale of all or substantially all of the property of the corporation pursuant to a court order;

•    in a sale of all or substantially all of the corporation’s assets for cash, where all or substantially all of the net proceeds of such sale will be distributed to the stockholders within one year; or

•    to holders of shares which at the record date were either listed on a national securities exchange or held of record by more than 2,000 stockholders, unless: (1) in the case of a plan of merger or share exchange, the holders of the shares of the

Holders of Heartland common stock may, in certain situations, have appraisal or dissenters’ rights under Section 262 of the DGCL in connection with a merger or a consolidation.

Heartland stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the mergers. For additional information, see the section entitled “Appraisal Rights.” beginning on page 88 of this proxy statement/prospectus.

	Global Payments Shareholder Rights	Heartland Stockholder Rights

class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or a publicly-held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 stockholders, except for scrip or cash payments in lieu of fractional shares; or (2) the articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise.

Neither the Global Payments articles of incorporation nor its bylaws provide for rights of appraisal or dissenters’ rights.

Indemnification of Officers and Directors	The Global Payments bylaws provide that Global Payments will indemnify to the full extent authorized by the GBCC any individual made a party to a proceeding by reason of the fact that such person is or was a director or officer of Global Payments.	The Heartland bylaws provide that Heartland will indemnify to the full extent authorized by the DGCL any director made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of being a director of Heartland or a predecessor corporation or, at Heartland’s request, a director or officer of another corporation, provided, however, that Heartland shall indemnify any such agent in connection with a proceeding initiated by such agent only if such proceeding was authorized by the Heartland board.

Limitations on the Liability of Directors	The Global Payments articles of incorporation eliminate a director’s personal liability to Global Payments or Global Payments shareholders for monetary damages for any action taken, or any failure to take action, as a director, except for: (1) any appropriation of any business opportunity of Global Payments in violation of the director’s duties; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability	The Heartland charter eliminates a Heartland director’s personal liability to Heartland or Heartland stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities (1) for any breach of the director’s duty of loyalty to Heartland or its stockholders, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) or for any transaction from which the director derived an improper personal benefit.

	Global Payments Shareholder Rights	Heartland Stockholder Rights
set forth in Section 14-2-832 of the GBCC (relating to a director’s personal liability for certain corporate distributions); or (4) any transaction from which the director received an improper personal benefit.

Notice of Stockholder Meetings	The Global Payments bylaws require that written notice of each meeting of Global Payments shareholders, stating the place, date and time of the meeting and the purpose for which the meeting was called, except for annual meetings for which the notice shall not need to state the purpose, shall be given to each Global Payments shareholder entitled to vote at such meeting and who has not properly waived notice. Such notice must be delivered not less than ten nor more than sixty days before the date of the meeting. In the case of a special meeting of the shareholders, the notice of meeting shall state the purpose of such meeting and only business within the purpose described in such notice may be conducted at the meeting.	The Heartland bylaws require that written notice of the annual meeting or a special meeting, stating the place, date and hour of such meeting shall be given to each stockholder entitled to vote at such meeting not less than ten nor more than sixty days before the date of the meeting.

Stockholder Proposals	The Global Payments bylaws provide that, to be properly bought before Global Payments shareholders for a vote, the shareholder submitting a proposal (which we refer to as the proponent) must file a written notice, which must contain certain information about the proponent and any person acting in concert with such proponent, including any beneficial interest in Global Payments held by such person. Such proposal may be disregarded by the presiding officer at any meeting of the Global Payments shareholders should it be determined that such proposal was not made in accordance with the required procedure.	In order to properly bring business before any annual or special meeting as a Heartland stockholder, one must be entitled to vote at such a meeting, properly comply with the notice procedures set forth in the Heartland bylaws, and be a stockholder of record at the time of giving of the notice.

	To be timely, Global Payments shareholder proposals must be delivered to the Corporate Secretary of Global Payments at the principal executive offices of Global Payments at least one hundred twenty days (but not more than one hundred fifty days) before the first	To be timely, Heartland stockholder proposals must be preceded by written notice to the Heartland secretary not less than one hundred fifty days prior to the date of the stockholder meeting. Such notice shall contain certain information about the Heartland stockholder and the

	Global Payments Shareholder Rights	Heartland Stockholder Rights

anniversary of the date Global Payments’ notice of annual meeting was released to shareholders in connection with the previous year’s annual meeting of shareholders; or, in the case of a special meeting of the shareholders, no later than the close of business on the earlier of (1) the ninetieth day prior to such special meeting or (2) the tenth day following the public announcement that a matter will be submitted to a vote of the shareholders at a special meeting.

Shareholders must also comply with all the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

business desired to be brought before the meeting, including its beneficial ownership interests in Heartland and any material interest of such stockholder. The chairman of the meeting shall have the authority to determine and declare to the meeting that a proposal has been disregarded for not adhering to the required procedure.

Stockholders must also comply with all the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Business Combinations with Interested Stockholders	The Global Payments bylaws provide that Global Payments has elected to be governed by the “business combination” provisions of the GBCC, which could be viewed as having the effect of discouraging an attempt to obtain control of Global Payments	Section 203 of the DGCL restricts a wide range of transactions between a corporation and an interested stockholder. The Heartland certificate of incorporation is silent regarding Section 203 of the DGCL.

Exclusivity Forum	The Global Payments articles of incorporation and the Global Payments bylaws are silent as to an exclusive forum.	The Heartland certificate of incorporation and the Heartland bylaws are silent as to an exclusive forum.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following is a summary of the material United States federal income tax consequences of the mergers to U.S. Holders (as defined below) who exchange shares of Heartland common stock for a combination of shares of Global Payments common stock and cash pursuant to the mergers. This summary is based on the Code, applicable Treasury regulations, and related administrative and judicial interpretations, each as in effect as of the date hereof. Future legislation, regulations, administrative interpretations and court decisions could change current law or adversely affect interpretations of current law. Any change or future interpretation could apply retroactively. Neither Global Payments nor Heartland has requested, or plans to request, any rulings from the Internal Revenue Service (which we refer to as the IRS) concerning the tax treatment of the mergers. This discussion addresses only those Heartland stockholders that hold their Heartland common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Heartland stockholders should consult their tax advisors for a full understanding of all of the tax consequences of the mergers to them. This summary does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	mutual funds;

•	real estate investment trusts or regulated investment companies;

•	broker-dealers;

•	traders;

•	expatriates;

•	partnerships, S corporations, or other pass-through entities;

•	tax-exempt organizations;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons who are investors in a pass-through entity;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons who perfect appraisal rights;

•	persons who have a functional currency other than the United States dollar;

•	persons who acquired their shares of Heartland common stock upon the exercise of stock options or otherwise as compensation or through a tax-qualified retirement plan; or

•	persons who actually or constructively own 5% or more of the outstanding shares of Heartland common stock.

In addition, this discussion does not address the Medicare tax on net investment income, United States federal estate, gift or other non-income tax, or any state, local or foreign tax consequences of the mergers.

ALL HEARTLAND STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR SITUATIONS, AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAW OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION.

For purposes of this discussion, a U.S. Holder means a beneficial owner of Heartland common stock who is, for United States federal income tax purposes, any of the following:

•	a citizen or individual resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Heartland common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding Heartland common stock, you should consult your tax advisor regarding the tax consequences of the mergers.

General

It is expected that the mergers will qualify for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Except as specifically discussed below, the following summary assumes that the initial merger together with the second merger will be a reorganization for United States federal income tax purposes under the Code, and Heartland and Global Payments will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

United States Federal Income Tax Consequences to Global Payments and Heartland

None of Global Payments, Heartland and the surviving company will recognize gain or loss in connection with the mergers.

The tax basis of the assets of Heartland in the hands of the surviving company will be the same as the tax basis of such assets in the hands of Heartland immediately prior to the mergers. The holding period of the assets of Heartland to be received by the surviving company will include the period during which such assets were held by Heartland.

United States Federal Income Tax Consequences to U.S. Holders

A U.S. Holder who exchanges shares of Heartland common stock for shares of Global Payments common stock and cash must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares (including any fractional shares) of Global Payments common stock and cash received pursuant to the mergers (excluding any cash received in lieu of fractional shares, which shall be treated as discussed below) over the U.S. Holder’s adjusted tax basis in its shares of Heartland common stock surrendered pursuant to the mergers, or (2) the amount of cash (excluding any cash received in lieu of fractional shares, which shall be treated as discussed below) received pursuant to the mergers.

A U.S. Holder’s aggregate tax basis in the Global Payments common stock received in the mergers (excluding any fractional share for which cash is received) will be equal to the aggregate tax basis in the Heartland common stock exchanged, decreased by the amount of cash received in the mergers (except with respect to any cash received instead of a fractional share interest in Global Payments common stock), decreased by any tax basis attributable to a fractional share interest in Global Payments common stock for which cash is received, and increased by the amount of gain recognized on the exchange (excluding any gain or loss recognized with respect to a fractional share interest in Global Payments common stock for which cash is received, as discussed below). A U.S. Holder’s holding period in the Global Payments shares will include the U.S. Holder’s holding period in the Heartland common stock exchanged. Any gain recognized would be long-term capital gain if the U.S. Holder’s holding period for the shares of Heartland common stock exceeded one year. Long term capital gains of certain non-corporate U.S. Holders, including individuals, are generally subject to U.S. federal income tax at preferential rates.

If a U.S. Holder acquired different blocks of Heartland common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of Heartland common stock and such U.S. Holder’s tax basis and holding period in the shares of Global Payments common stock received may be determined with reference to each block of Heartland common stock exchanged and/or with reference to any express share by share designation made by such U.S. Holder in the letter of transmittal. Any such U.S. Holder should consult its tax advisors regarding the manner in which cash and Global Payments common stock received in the exchange should be allocated among different blocks of Heartland common stock and with respect to identifying the bases or holding periods of the particular shares of Global Payments common stock received in the mergers.

In some cases, if a holder actually or constructively owns Global Payments stock other than stock received pursuant to the mergers, the gain recognized by a U.S. Holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. Holders should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

A U.S. Holder who receives cash in lieu of a fractional share of Global Payments common stock in the mergers will generally be treated as having received a fractional share in the mergers and then as having sold such fractional share for cash. As a result, such U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount of the cash received in lieu of the fractional share and the U.S. Holder’s tax basis allocable to such fractional share. Any such capital gain or loss will be long-term capital gain or loss if the holding period of the Heartland common stock exchanged for the fractional share of Global Payments common stock is more than one year at the time of the mergers. The deductibility of capital losses is subject to limitations.

If the mergers fail to qualify as a reorganization under Section 368(a) of the Code, the receipt of the per share merger consideration (which includes any cash received in lieu of fractional shares of Global Payments common stock) in exchange for shares of Heartland common stock would be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives the per share merger consideration in exchange for shares of Heartland common stock pursuant to the mergers would recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (1) the sum of cash received and the fair market value (as of the effective time of the mergers) of the shares of Global Payments common stock received, and (2) the U.S. Holder’s adjusted tax basis in the shares of Heartland common stock exchanged for the per share merger consideration pursuant to the mergers. Any gain or loss recognized would be long-term capital gain or loss if the holding period for the shares of Heartland common stock is more than one year at the time of the mergers. Each U.S. Holder is urged to consult its own tax advisor as to the determination of the amount of gain that would be realized in its particular circumstances.

Information Reporting and Backup Withholding

A U.S. Holder may be subject to information reporting and backup withholding on any cash payments received in the mergers. A U.S. Holder generally will not be subject to backup withholding, however, if it:

•	timely furnishes a correct taxpayer identification number, certifies that it is not subject to backup withholding on an IRS Form W-9 or other form described in the letter of transmittal that it will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not additional taxes and will generally be allowed as a refund or credit against a U.S. Holder’s United States federal income tax liability, provided such holder timely furnishes certain required information to the IRS.

A U.S. Holder having a basis of $1,000,000 or more in its shares immediately before the mergers is required to file a statement with such U.S. Holder’s United States federal income tax return setting forth such U.S. Holder’s tax basis in, and the fair market value of, the Heartland common stock exchanged by such U.S. Holder pursuant to the mergers. In addition, all U.S. Holders will be required to retain records pertaining to the mergers.

U.S. Holders are urged to consult their tax advisors as to tax consequences resulting from the mergers in their particular circumstances, including the applicability and effect of state, local and other tax laws and the effect of any proposed changes in the tax laws.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Heartland is providing its stockholders with a separate advisory (non-binding) vote to approve the merger-related compensation for Heartland’s named executive officers, as described in the table in the section entitled “Proposal 1: The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58 of the accompanying proxy statement/prospectus, including the footnotes to the table and related narrative discussion.

Stockholders are being asked to approve the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable, to Heartland’s named executive officers in connection with the mergers, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “Proposal 1: The Mergers—Interests of Certain Persons in the Mergers” beginning on page 58 of the accompanying proxy statement/prospectus, including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the compensation proposal is advisory in nature and, therefore, is not binding on Heartland or on Global Payments or the boards of directors or the compensation committees of Heartland or Global Payments, regardless of whether the merger proposal is approved.

Approval of this advisory (non-binding) proposal is not a condition to completion of the mergers. If the mergers are completed, certain merger-related compensation will be paid or will become payable to Heartland’s other named executive officers to the extent required by the terms of their compensation agreements and arrangements, with certain of these payments contingent upon whether a qualifying termination, as defined on page 59, occurs. The outcome of this advisory (non-binding) vote will have no effect on Heartland’s or Global Payments’ obligations to make these payments even if Heartland stockholders do not approve, by advisory (non-binding) vote, this proposal.

The vote on the compensation proposal is separate from the vote on the merger proposal. You may vote “AGAINST” the compensation proposal and “FOR” approval of the merger proposal and vice versa. You also may abstain from this proposal and vote on the merger proposal and vice versa.

Required Vote

The compensation proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy, at the Heartland special meeting at which a quorum is present and entitled to vote thereon; however, such vote is non-binding and advisory only.

The Heartland board of directors unanimously recommends that Heartland stockholders vote “FOR” the approval of the compensation proposal.

.

PROPOSAL 3: ADJOURNMENT OF THE SPECIAL MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY OR APPROPRIATE

Heartland stockholders are being asked to approve the adjournment of the Heartland special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal if there are insufficient votes at the time of such adjournment to approve such proposal.

If, at the Heartland special meeting, the number of shares of Heartland common stock present or represented and voting in favor of the merger proposal is insufficient to approve the merger proposal, Heartland may move to adjourn the Heartland special meeting in order to enable the Heartland board of directors to solicit additional proxies for approval of such proposal.

Heartland is asking its stockholders to authorize the holder of any proxy solicited by the Heartland board of directors to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to adjourn the Heartland special meeting to another time and place for the purpose of soliciting additional proxies. If the Heartland stockholders approve this proposal, Heartland could adjourn the Heartland special meeting and any adjourned session of the Heartland special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Heartland stockholders who have previously voted.

Required Vote

The adjournment proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote thereon.

The Heartland board of directors unanimously recommends that Heartland stockholders vote “FOR” the approval of the adjournment proposal.

EXPERTS

Global Payments

The consolidated financial statements and the related financial statement schedule of Global Payments and its subsidiaries as of May 31, 2015 and May 30, 2014 and for each of the years in the three-year period ended May 31, 2015 incorporated in this proxy statement/prospectus by reference from Global Payments’ Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2016 and the effectiveness of Global Payments’ internal controls over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and financial statement schedule and includes an explanatory paragraph related to retrospective adjustments for the effects of a change in Global Payments’ reportable segments, the adoption of accounting standards updates related to the presentation of deferred tax balances and debt issuance costs, and a stock split effected in the form of a stock dividend and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Heartland

The financial statements incorporated in this proxy statement/prospectus by reference from the Heartland Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of Heartland’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports (1) express an unqualified opinion on the financial statements and include an explanatory paragraph regarding the adoption of Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Alston & Bird LLP has passed upon the validity of the Global Payments common stock offered by this proxy statement/prospectus.

STOCKHOLDER PROPOSALS

If the merger agreement is adopted by the requisite vote of the Heartland stockholders and the mergers are completed, Heartland will be merged into Merger Sub Two, and will become a wholly-owned subsidiary of Global Payments and, consequently, will not hold an annual meeting of its stockholders in 2016. Assuming completion of the mergers, Heartland stockholders will be entitled to participate, assuming they remain stockholders of the combined company, in the 2016 annual meeting of Global Payments shareholders. If the merger agreement is not adopted by the requisite vote of the Heartland stockholders or if the transactions are not completed for any reason, Heartland will hold an annual meeting of its stockholders in 2016 in the ordinary course.

To be considered for inclusion in Heartland’s 2016 proxy materials in accordance with Rule 14a-8 under the Exchange Act, stockholder proposals to be presented at Heartland’s 2016 annual meeting must be in writing and must have been received by Heartland no later than November 27, 2015, and must have complied in all other respects with the Heartland bylaws and applicable rules and regulations of the SEC relating to such inclusion. This deadline will be reset if the date of the Heartland 2016 annual meeting is not within 30 days of the anniversary of the Heartland 2015 annual meeting. Under the Heartland bylaws, any such proposal submitted with respect to its 2016 annual meeting which is submitted outside the requirements of Rule 14a-8 under the Exchange Act will be considered untimely if Heartland does not receive written notice of that proposal at least one hundred fifty (150) days prior to the date of the 2016 annual meeting. In accordance with notices previously sent to many stockholders who hold their shares through a bank, broker or other holder of record (which we refer to as a street-name stockholder) and share a single address, only one proxy statement/prospectus is being delivered to that address unless contrary instructions from any stockholder at that address were received. This practice, known as householding, is intended to reduce our printing and postage costs. However, any such street-name stockholder residing at the same address who wishes to receive a separate copy of this document may request a copy by contacting the bank, broker or other holder of record, or Charles H. N. Kallenbach at Heartland at 90 Nassau Street, Princeton, New Jersey 08542 or by telephone at: (609) 683-3831, extension 2224. The voting instruction sent to a street-name stockholder should provide information on how to request (1) householding of future materials from us or (2) separate materials if only one set of documents is being sent to a household. If it does not, a stockholder who would like to make one of these requests should contact us as indicated above.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

Global Payments has filed a registration statement on Form S-4 to register with the SEC the Global Payments common stock to be issued in the mergers to Heartland stockholders. This document is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Global Payments and its common stock. This document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

SEC Filings

Global Payments and Heartland file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by Global Payments and Heartland with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Global Payments’ and Heartland’s SEC filings are also available to the public from commercial document retrieval services and at the SEC’s website at www.sec.gov. Further information regarding Global Payments’ SEC filings is also available on Global Payments’ website, www.investors.globalpaymentsinc.com, by emailing Investor.Relations@globalpay.com or by telephone at (770) 829-8234. Further information regarding Heartland’s SEC filings is also available on Heartland’s website, www.heartlandpaymentsystems.com/investor-relations, by emailing Heartland_ir@gregoryfca.com or by telephone at (609) 683-3831. The Internet website addresses of Global Payments and Heartland are provided as inactive textual references only. The information provided on the Internet websites of Global Payments and Heartland, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement/prospectus and, therefore, is not incorporated herein by reference

Documents Incorporated by Reference

The SEC allows Global Payments and Heartland to “incorporate by reference” into this document, which means that Global Payments and Heartland can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this document, except for any information superseded by information that is included directly in this document or contained in documents filed later that are incorporated by reference into this document. This document incorporates by reference the documents set forth below that Global Payments and Heartland have previously filed with the SEC (and incorporates by reference the contents of such filings solely to the extent such content was filed and not furnished).

Global Payments:

•	Global Payments’ Annual Report on Form 10-K for the year ended May 31, 2015, filed with the SEC on July 30, 2015 (Part I, Item 1 and Part II, Items 6, 7, and 8 of which were updated in Global Payments’ Current Report on Form 8-K filed with the SEC on February 5, 2016, which report also includes the reports of the independent registered accounting firm of Global Payments);

•	Global Payments’ Current Reports on Form 8-K, filed with the SEC on August 6, 2015, November 18, 2015, December 17, 2015, January 14, 2016, February 5, 2016 and March 1, 2016;

•	Global Payments’ Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2015;

•	Global Payments’ Quarterly Reports on Form 10-Q for the quarter ended August 31, 2015, filed with the SEC on October 7, 2015 and for the quarter ended November 30, 2015, filed with the SEC on January 11, 2016; and

•	The description of Global Payments common stock set forth in Global Payments’ registration statement on Form 10 filed on September 8, 2000 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

Heartland:

•	Heartland’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 29, 2016;

•	Heartland’s Current Report on Form 8-K, filed with the SEC on February 2, 2016;

•	Heartland’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 27, 2015; and

•	The description of Heartland common stock set forth in Heartland’s registration statement on Form S-1 filed on August 10, 2004 pursuant to the Securities Act, including any amendments or reports filed for the purpose of updating such description.

All documents filed by Global Payments and Heartland pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) (i) after the date of the initial filing and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part and (ii) after the date of this proxy statement/prospectus and prior to the date of the special meeting are incorporated by reference into this proxy statement/prospectus and are part of this document from the date of filing. The information relating to Global Payments and Heartland contained in this proxy statement/prospectus should be read together with the information in the documents incorporated by reference.

Other Documents

Documents that are described in this proxy statement/prospectus but that are not incorporated by reference are available from Global Payments and Heartland upon request in writing or by telephone.

Documents Available Without Charge

Global Payments and Heartland will provide, without charge, copies of any report incorporated by reference into this document, as well as certain other documents described in this proxy statement/prospectus, excluding exhibits other than those that are specifically incorporated by reference into this document. You may obtain a copy of any document incorporated by reference in this document and certain other documents described in this document, by writing or calling the appropriate company at the following addresses:

Global Payments Inc.

Investor Relations

10 Glenlake Parkway, North Tower,

Atlanta, Georgia 30328

(770) 829-8234

Heartland Payment Systems, Inc.

Investor Relations

90 Nassau Street

Second Floor

Princeton, NJ 08542

(609) 683-3831

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

HEARTLAND PAYMENT SYSTEMS, INC.,

GLOBAL PAYMENTS INC.,

DATA MERGER SUB ONE, INC. and

DATA MERGER SUB TWO, LLC

Dated as of December 15, 2015

ARTICLE I DEFINITIONS		A-1
1.1.	Definitions	A-1

ARTICLE II MERGERS		A-13
2.1.	Mergers	A-13
2.2.	Closing	A-13
2.3.	Effective Time	A-13
2.4.	Effects of the Mergers	A-14
2.5.	Certificate of Incorporation and By-Laws	A-14
2.6.	Directors and Officers	A-14
2.7.	Conversion of Shares and Equity Awards	A-14
2.8.	Dissenting Shares	A-16
2.9.	Exchange of Common Stock	A-16
2.10.	Certain Adjustments	A-19
2.11.	Conversion of Shares in the Follow-On Merger	A-19
2.12.	Tax Consequences	A-19

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20
3.1.	Due Incorporation; Capitalization; Indebtedness	A-20
3.2.	Due Authorization	A-22
3.3.	Consents and Approvals; No Violations	A-22
3.4.	Financial Statements; Company SEC Documents; No Undisclosed Liabilities; Information Supplied	A-23
3.5.	Title to Assets, etc.	A-24
3.6.	Intellectual Property	A-25
3.7.	Contracts	A-26
3.8.	Insurance	A-27
3.9.	Employee Benefit Plans	A-27
3.10.	Taxes	A-29
3.11.	Litigation	A-30
3.12.	Regulatory Matters	A-30
3.13.	Environmental Matters	A-31
3.14.	Absence of Changes	A-31
3.15.	Labor Relations; Compliance	A-32
3.16.	Real Property	A-32
3.17.	Related Party Transactions	A-33
3.18.	Brokers and Finders	A-33
3.19.	Opinions of Financial Advisor	A-33
3.20.	Reorganization	A-33
3.21.	No Additional Representations	A-33

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS		A-34
4.1.	Due Incorporation	A-34
4.2.	Capitalization	A-34
4.3.	Due Authorization	A-35
4.4.	Consents and Approvals; No Violations	A-35
4.5.	Operations of the Merger Subs	A-36
4.6.	Financial Statements; Parent SEC Documents; Information Supplied	A-36
4.7.	Litigation	A-38
4.8.	Regulatory Matters	A-38
4.9.	Absence of Changes	A-39

A-i

4.10.	Financial Ability	A-39
4.11.	Brokers and Finders	A-39
4.12.	Reorganization	A-40
4.13.	No Additional Representations	A-40

ARTICLE V COVENANTS		A-40
5.1.	Access to Information and Facilities	A-40
5.2.	Preservation of Company Business	A-41
5.3.	Preservation of Parent Business	A-44
5.4.	Acquisition Proposals	A-44
5.5.	Preparation of Form S-4 and the Proxy Statement; Stockholder’s Meeting	A-47
5.6.	Efforts	A-48
5.7.	Employment Matters	A-50
5.8.	Public Announcements	A-52
5.9.	Indemnification of Directors and Officers	A-52
5.10.	Financing	A-53
5.11.	Stock Exchange Delisting; Listing	A-56
5.12.	Transaction Litigation	A-57
5.13.	Rule 16b-3	A-57
5.14.	Takeover Law	A-57
5.15.	FIRPTA Certificate	A-57
5.16.	Parent Board	A-57
5.17.	Certain Tax Matters	A-57

ARTICLE VI CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND THE MERGER SUBS		A-58
6.1.	Accuracy of Warranties	A-58
6.2.	Compliance with Agreements and Covenants	A-58
6.3.	HSR Clearance	A-58
6.4.	Company Stockholder Approval	A-58
6.5.	Stock Exchange Listing	A-58
6.6.	Form S-4	A-58
6.7.	Material Adverse Effect	A-58
6.8.	No Prohibition	A-58
6.9.	Certificate	A-59

ARTICLE VII CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY		A-59
7.1.	Accuracy of Warranties	A-59
7.2.	Compliance with Agreements and Covenants	A-59
7.3.	HSR Clearance	A-59
7.4.	Company Stockholder Approval	A-59
7.5.	Stock Exchange Listing	A-59
7.6.	Form S-4	A-59
7.7.	No Prohibition	A-59
7.8.	Certificate	A-59

ARTICLE VIII TERMINATION		A-60
8.1.	Termination	A-60
8.2.	Expenses	A-61
8.3.	Effect of Termination	A-61
8.4.	Specific Performance	A-62

ARTICLE IX MISCELLANEOUS		A-62
9.1.	Nonsurvival of Representations and Warranties	A-62
9.2.	Amendment	A-62

A-ii

9.3.	Notices	A-62
9.4.	Waivers	A-63
9.5.	Counterparts	A-63
9.6.	Interpretation	A-63
9.7.	APPLICABLE LAW	A-64
9.8.	Binding Agreement	A-64
9.9.	Assignment	A-64
9.10.	Third Party Beneficiaries	A-64
9.11.	Further Assurances	A-64
9.12.	Entire Understanding	A-64
9.13.	JURISDICTION OF DISPUTES	A-64
9.14.	WAIVER OF JURY TRIAL	A-65
9.15.	Disclosure Letters	A-66
9.16.	Severability	A-66
9.17.	Construction	A-66
9.18.	Financing Source Arrangements	A-66

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made as of December 15, 2015, by and among Heartland Payment Systems, Inc., a Delaware corporation (“Company”), Global Payments Inc., a Georgia corporation (“Parent”), Data Merger Sub One, Inc., a Delaware corporation (“Merger Sub One”) and Data Merger Sub Two, LLC, a Delaware limited liability company (“Merger Sub Two”, and together with Merger Sub One, the “Merger Subs”). Certain capitalized terms used herein are defined in Article I.

W I T N E S S E T H:

WHEREAS, the boards of directors of Parent and each Merger Sub has approved the acquisition of the Company by Parent, by means of a merger of Merger Sub One with and into the Company (the “Initial Merger”), with the Company continuing as the surviving corporation and a wholly owned Subsidiary of Parent, followed by the merger of the Company with and into Merger Sub Two (the “Follow-On Merger”, and together with the Initial Merger, the “Mergers”), with Merger Sub Two continuing as the surviving entity and a wholly owned subsidiary of Parent (as such, the “Surviving Company”), on the terms and subject to the conditions set forth in this Agreement, and determined that the Mergers are in the best interests of their respective companies and stockholders;

WHEREAS, the board of directors of the Company (the “Company Board”) (i) has determined that the Mergers are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement and the transactions contemplated hereby and (iii) is recommending the adoption of this Agreement by the stockholders of the Company; and

WHEREAS, subject to Section 2.12, the parties intend that the Initial Merger and the Follow-On Merger, taken together, will constitute a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement be, and be hereby adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, agreements and warranties herein contained, the parties agree as follows:

ARTICLE I

DEFINITIONS

1.1. Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms (including standstill restrictions; provided, that, such standstill restrictions need not restrict a Person from making a confidential offer or proposal to the Company (including the Company Board) in respect of an Acquisition Proposal) substantially no less restrictive to the Company’s counterparty thereto to those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement) and which does not restrict the Company from providing the access, information or data required to be provided to Parent pursuant to Section 5.4.

“Acquisition Proposal” shall have the meaning set forth in Section 5.4(d)(i).

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first

Person. For purposes of this Agreement, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract, management control, or otherwise. “Controlled” and “Controlling” shall be construed accordingly.

“Agreement” shall mean this Agreement, including the Company Disclosure Letter, the Parent Disclosure Letter and the annexes and exhibits hereto, as it and they may be amended from time to time.

“Applicable Withholding Amount” shall mean such amounts as are required to be withheld or deducted under the Code or any applicable provision of Law with respect to the payment made in connection with the settlement of an Equity Award.

“Assets” shall have the meaning set forth in Section 3.5.

“Balance Sheet Date” shall mean December 31, 2014.

“Bank Sponsorship Agreements” shall mean any Contract between the Company or one of its Subsidiaries with a financial institution which provides, among other provisions, for such financial institution to sponsor the Company or applicable Subsidiary into one or more Card Schemes.

“Benefit Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each other equity incentive, compensation, severance, employment, change-in-control, retention, fringe benefit, bonus, incentive, savings, retirement, deferred compensation, or other compensatory or benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, entered into, contributed to, sponsored by or maintained by the Company or any of its Subsidiaries and under which any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries has any present or future right to compensation or benefits, other than a Multiemployer Plan or a governmental or statutorily mandated plan.

“Book-Entry Shares” means shares of Common Stock which, immediately prior to the Effective Time, are not represented by Certificates but are represented in book-entry form.

“Budget” shall have the meaning set forth in Section 5.2(n).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by Law or other action of a Governmental Authority to close.

“Canceled Shares” shall have the meaning set forth in Section 2.7(c)(i).

“Card Schemes” shall mean Visa, MasterCard, Discover, American Express or any other system or network whose cards are processed by the Company and its Subsidiaries.

“Cash Consideration” shall have the meaning set forth in Section 2.7(b).

“Cash Value of the Stock Consideration” means the product of (x) the Exchange Ratio, and (y) the Parent Measurement Price.

“Certificate” shall mean a stock certificate which, immediately prior to the Effective Time, represents shares of Common Stock.

“Certificate of Incorporation” shall mean the amended and restated certificate of incorporation of the Company, as amended from time to time.

“Change of Recommendation” shall have the meaning set forth in Section 5.4(c).

“Closing” shall mean the consummation of the transactions contemplated herein.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning set forth in Section 3.1(b).

“Common Stockholder” shall mean a holder of Common Stock.

“Company” shall have the meaning set forth in the Preamble.

“Company 401(k) Plan” shall have the meaning set forth in Section 5.7(e).

“Company Board” shall have the meaning set forth in the Recitals.

“Company Disclosure Letter” shall have the meaning set forth in the introductory language to Article III.

“Company Equity Plans” shall mean the Company’s Second Amended and Restated 2000 Equity Incentive Plan, the Company’s Second Amended and Restated 2008 Equity Incentive Plan and any other Benefit Plan under which equity interests in the Company or any of its Subsidiaries may be granted, each as may be amended.

“Company Financial Advisors” shall have the meaning set forth in Section 3.18.

“Company Financial Statements” shall mean (a) audited consolidated balance sheets and related audited consolidated statements of income, equity and cash flows of the Company and its Subsidiaries for each of the three most recently completed fiscal years that have ended at least sixty (60) days prior to the Closing Date, (b) unaudited consolidated balance sheets and related unaudited consolidated statements of income, equity and cash flows of the Company and its Subsidiaries for each subsequent interim quarterly period (other than the fourth fiscal quarter) that has ended at least forty (40) days prior to the Closing Date and, to the extent historically prepared, for the corresponding period of the prior fiscal year.

“Company Material Adverse Effect” shall mean any change, event, fact, effect, condition, development or occurrence that individually or in the aggregate with all other changes, events, facts, effects, conditions, developments or occurrences (A) prevents or materially delays or materially impairs the ability of the Company to consummate the Mergers and the other transactions contemplated by this Agreement or (B) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (B), in determining whether there has been a Company Material Adverse Effect or whether a Company Material Adverse Effect would occur, any change, event, fact, effect, condition, development or occurrence to the extent attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which the Company and its Subsidiaries operate; (ii) the announcement of this Agreement or the pendency or consummation of the Mergers (it being understood that the exception in this clause (ii) shall not apply with respect to reference to Company Material Adverse Effect on those portions of the representations and warranties contained in Section 3.3 the purposes of which are to address the consequences resulting from the execution of this Agreement or the consummation of the Mergers or with respect to Section 6.1 and Section 8.1(e)(i) to the extent relating to such portions of such representations and warranties); (iii) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (iv) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof;

(v) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date hereof; (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or any change, in and of itself, in the price or trading volume of shares of Common Stock (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Company Material Adverse Effect, to the extent otherwise permitted by this definition); and (vii) the taking of any action expressly required by this Agreement (other than pursuant to the first paragraph of Section 5.2); provided, further, that changes, events, facts, effects or occurrences set forth in clauses (i), (iii), (iv) or (v) may be taken into account in determining whether there has been or would be a Company Material Adverse Effect to the extent such changes, events, facts, effects or occurrences disproportionately adversely affect the Company and its Subsidiaries, taken as whole, in relation to other Persons in the industries in which the Company and its Subsidiaries operate.

“Company Notice” shall have the meaning set forth in Section 5.4(c).

“Company Real Property” shall have the meaning set forth in Section 3.16(b).

“Company Requisite Vote” shall have the meaning set forth in Section 3.2(a).

“Company SEC Documents” shall have the meaning set forth in Section 3.4(b).

“Company Securities” shall have the meaning set forth in Section 3.1(b).

“Company Termination Fee” shall have the meaning set forth in Section 8.3(b)(i).

“Competition Laws” shall mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or lessening of competition through merger or acquisition or restraint of trade.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent and the Company dated as of November 19, 2015.

“Continuing Employee” shall have the meaning set forth in Section 5.7(a).

“Continuing Shares” shall have the meaning set forth in Section 2.7(c)(ii).

“Contract” shall have the meaning set forth in Section 3.3.

“Debt Financing” shall have the meaning set forth in Section 4.10.

“Debt Financing Commitments” shall have the meaning set forth in Section 4.10.

“Debt Financing Sources” shall mean the lenders party to the Debt Financing Commitments.

“DGCL” shall mean the General Corporation Law of the State of Delaware, as amended from time to time.

“Dissenting Shares” shall have the meaning set forth in Section 2.8.

“DLLCA” shall mean the Limited Liability Company Act of the State of Delaware, as amended from time to time.

“D&O Insurance” shall have the meaning set forth in Section 5.9(c).

“Effective Time” shall have the meaning set forth in Section 2.3.

“Environmental Law” shall mean any applicable Law, common law doctrine or Permit pertaining to the protection of the environment, or to the extent relating to exposure to harmful or deleterious substances, the protection of human health and/or safety.

“Equity Award” shall mean an Option, Restricted Stock Unit or Performance Share Unit.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business, whether or not incorporated, which, together with such Person, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 2.9(a).

“Exchange Fund” shall have the meaning set forth in Section 2.9(a).

“Exchange Ratio” shall have the meaning set forth in Section 2.7(b).

“Exchange Ratio Reduction Number” shall have the meaning set forth in Section 2.7(b).

“Existing Credit Facility” shall mean that certain Amended and Restated Credit Agreement, dated September 4, 2014, among the Company, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, swing line lender and issuer of standby letters of credit thereunder.

“Existing Credit Facility Terminations” shall have the meaning set forth in Section 5.10(c).

“Financing” shall have the meaning set forth in Section 5.10(b).

“Financing Sources” means any Person (other than Parent or any of its Affiliates) that has committed to provide or otherwise entered into agreements in connection with the Financing (including the Debt Financing Sources) and the parties to any joinder agreements, indentures or credit agreements entered pursuant thereto or relating thereto, each together with their respective former, current and future equityholders, controlling persons, Representatives, Affiliates, members, managers, general or limited partners or successors or assignees of such Persons and/or their respective Affiliates, successors and assigns.

“Follow-On Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Follow-On Merger” shall have the meaning set forth in the Recitals.

“Form S-4” shall have the meaning set forth in Section 5.5(a).

“GAAP” shall mean U.S. generally accepted accounting principles, consistently applied.

“GBCC” shall mean the Georgia Business Corporation Code, as amended from time to time.

“Governmental Authority” shall mean any U.S., state, local or foreign government, any governmental, regulatory or administrative body, agency or authority, any court or judicial authority or arbitration tribunal, whether national, federal, state, provincial or local or otherwise, or any Person lawfully empowered by any of the foregoing to enforce or seek compliance with any applicable Law.

“Hazardous Substance” shall mean any substance, material or waste that is or contains asbestos, urea formaldehyde insulation, polychlorinated biphenyls, petroleum or any petroleum-based products or constituents, or any other substance, material, pollutant, contaminant or waste, that is defined, classified, listed or regulated under, or would reasonably be expected to result in Liability pursuant to, any Environmental Law.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indemnitee” shall have the meaning set forth in Section 5.9(a).

“Indemnity Agreements” shall have the meaning set forth in Section 5.9(a).

“Initial Certificate of Merger” shall have the meaning set forth in Section 2.3.

“Initial Merger” shall have the meaning set forth in the Recitals.

“Intellectual Property” shall mean any patents and patent applications, inventions (whether or not patentable), trademarks, trade names, service marks, domain names, copyrights and copyrightable works, trade secrets, know-how and other confidential or proprietary information, and any derivative works thereof.

“Interim Period” shall have the meaning set forth in Section 5.1(a).

“IRS” shall have the meaning set forth in Section 3.9(b).

“Knowledge of Parent” shall mean the actual knowledge, after reasonable inquiry of his or her direct reports, of the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter.

“Knowledge of the Company” shall mean the actual knowledge, after reasonable inquiry of his or her direct reports, of the individuals set forth on Section 1.1(a) of the Company Disclosure Letter.

“Latest Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries, dated as of September 30, 2015, as set forth in the Company SEC Documents.

“Latest Parent Balance Sheet” shall mean the unaudited consolidated balance sheet of Parent and its Subsidiaries, dated as of August 31, 2015, as set forth in the Parent SEC Documents.

“Laws” shall have the meaning set forth in Section 3.12(a).

“Leased Real Property” shall mean real property which the Company or any of its Subsidiaries leases, subleases or occupies as tenant, subtenant or occupant pursuant to any Lease.

“Leases” shall mean leases, subleases or other occupancy agreements (together with any and all amendments and modifications thereto and any guarantees thereof).

“Liabilities” shall have the meaning set forth in Section 3.4(a).

“License” shall have the meaning set forth in Section 3.6(b).

“Liens” shall mean liens, encumbrances, mortgages, charges, claims, restrictions, pledges, security interests, title defects, easements, rights-of-way, covenants, encroachments or other adverse claims of any kind with respect to a property or asset.

“Litigation” shall have the meaning set forth in Section 3.11.

“Marketing Period” shall mean the first period of twenty-two (22) consecutive days (or, if the Debt Financing Sources have exercised the “Notes Flex” (as defined in the Debt Financing Commitments as in effect on the date hereof), twenty (20) consecutive Business Days) after the date hereof (i) throughout and at the end of which Parent shall have the Required Information and (ii) (A) throughout and at the end of which nothing has occurred and no condition exists that would cause the conditions set forth in Section 6.1, Section 6.2 and Section 6.7 to fail to be satisfied assuming the Closing were to be scheduled for any time during such twenty-two (22) consecutive day (or, if the Debt Financing Sources have exercised the Notes Flex, twenty (20) consecutive Business Day) period and (B) at the end of which all of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing) shall be satisfied; provided that such twenty-two (22) consecutive day period shall not begin prior to January 4, 2016, or, if the Debt Financing Sources have exercised the Notes Flex, such twenty (20) consecutive Business Day period shall only occur within any of the following time periods: (i) beginning on January 11, 2016 and ending on (and including) February 11, 2016, (ii) beginning on February 29, 2016 and ending on (and including) April 11, 2016, (iii) beginning on April 11, 2016 and ending on (and including) May 10, 2016 and (iv) beginning on May 10, 2016 and ending on (and including) July 12, 2016. Notwithstanding anything in this definition to the contrary, (x) if the Debt Financing Sources have exercised the Notes Flex, the Marketing Period may not end any earlier than the date which is 20 consecutive Business Days following the date such Notes Flex is exercised, (y) the Marketing Period shall end on any earlier date prior to the expiration of the twenty-two (22) consecutive day (or, if the Debt Financing Sources have exercised the Notes Flex, twenty (20) consecutive Business Day) period described above if the Debt Financing is consummated and all of the proceeds thereof are received by Parent (or, if applicable, funded into escrow) on such earlier date and (z) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such twenty-two (22) consecutive day (or, if the Debt Financing Sources have exercised the Notes Flex, twenty (20) consecutive Business Day) period: (i) the Company’s independent accountant shall have withdrawn or qualified its audit opinion with respect to any of the Required Information with respect to which it has delivered an audit opinion, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by such independent accountant or another independent public accounting firm reasonably acceptable to Parent; (ii) the Company issues a public statement indicating its intent to restate any historical financial statements of the Company constituting Required Information (or that any such restatement is under consideration), in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed and the Required Information has been amended or the Company has announced that no restatement shall be required in accordance with GAAP; (iii) the financial statements included in the Required Information that is available to Parent on the first day of any such twenty (20) consecutive Business Day period are not, during each day of such period, the most recent consolidated financial statements of the Company on which the Company’s independent accountants have performed and completed an audit or review as described in AU Section 722, Interim Financial Information, then the Marketing Period shall not be deemed to commence until the receipt by Parent of such most recent consolidated financial statements; and (iv) if the Debt Financing Sources have exercised the Notes Flex, the Required Information, when taken as a whole along with any documents filed or furnished by the Company with the SEC, contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading, in which case the Marketing Period shall not be deemed to commence unless and until such Required Information and documents filed or furnished by the Company with the SEC have been updated so that there is no longer any such untrue statement or omission. If at any time the Company shall in good faith believe that it has provided the Required Information to Parent, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Information will be deemed to have been delivered as of the date of delivery of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information on such date and, within three (3) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered) (provided, that notwithstanding the foregoing, the delivery of the Required

Information shall be satisfied at any time at which (and so long as) Parent shall have actually received the Required Information, regardless of whether or when any such notice is delivered to Parent).

“Material Contracts” shall have the meaning set forth in Section 3.7(a).

“Maximum Share Number” shall have the meaning set forth in Section 2.7(b).

“Mergers” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 2.7(b).

“Merger Subs” shall have the meaning set forth in the Preamble.

“Merger Sub One” shall have the meaning set forth in the Preamble.

“Merger Sub Two” shall have the meaning set forth in the Preamble.

“Multiemployer Plan” shall have the meaning set forth in Section 3(37) of ERISA.

“Net Option Shares” shall mean, with respect to an Option that is not an Underwater Option, a number of whole and fractional shares of Common Stock equal to the excess, if any, of (i) the number of shares of Common Stock underlying such Option minus (ii) the quotient of (x) the aggregate exercise price of such Option divided by (y) the Per Share Value.

“Notice Period” shall have the meaning set forth in Section 5.4(c).

“NYSE” shall have the meaning set forth in Section 3.3.

“OFAC” shall have the meaning set forth in Section 3.12(a).

“Ongoing Marketing Period” shall have the meaning set forth in Section 8.1(b).

“Options” shall mean the outstanding options to purchase shares of Common Stock granted under a Company Equity Plan.

“Order” shall mean any award, judgment, injunction, determination, consent, ruling, decree or order (whether temporary, preliminary or permanent) issued, adopted, granted, awarded or entered by any Governmental Authority or private arbitrator of competent jurisdiction.

“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments, restatements and supplements thereto.

“Owned Intellectual Property” shall have the meaning set forth in Section 3.6(a).

“Owned Real Property” shall mean all real property owned by the Company or any of its Subsidiaries, together with all structures, facilities, improvements and fixtures presently or hereafter located thereon or attached thereto.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall have the meaning set forth in Section 5.7(e).

“Parent Common Stock” shall have the meaning set forth in Section 4.2(a).

“Parent Disclosure Letter” shall have the meaning set forth in the introductory language to Article IV.

“Parent Material Adverse Effect” shall mean any change, event, fact, effect, condition, development or occurrence that individually or in the aggregate with all other changes, events, facts, effects, conditions, developments or occurrences (A) prevents or materially delays or materially impairs the ability of Parent to consummate the Mergers and the other transactions contemplated by this Agreement or (B) has, or would reasonably be expected to have, a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that, in the case of clause (B), in determining whether there has been a Parent Material Adverse Effect or whether a Parent Material Adverse Effect would occur, any change, event, fact, effect, condition, development or occurrence to the extent attributable to, arising out of, or resulting from any of the following shall be disregarded: (i) general political, economic, business, industry, credit, financial or capital market conditions in the United States or internationally, including conditions affecting generally the principal industries in which Parent and its Subsidiaries operate; (ii) the announcement of this Agreement or the pendency or consummation of the Mergers (it being understood that the exception in this clause (ii) shall not apply with respect to reference to Parent Material Adverse Effect in the portion of the representations and warranties contained in Section 4.4 the purposes of which are to address the consequences resulting from the execution of this Agreement or the consummation of the Mergers or with respect to Section 7.1 and Section 8.1(d)(i) to the extent relating to such portions of such representations and warranties); (iii) pandemics, earthquakes, tornados, hurricanes, floods and acts of God; (iv) acts of war (whether declared or not declared), sabotage, terrorism, military actions or the escalation thereof; (v) any change in applicable Law or GAAP (or authoritative interpretation or enforcement thereof) which is proposed, approved or enacted on or after the date hereof; (vi) the failure, in and of itself, of Parent to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics, or any change, in and of itself, in the price or trading volume of shares of Parent Common Stock (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Parent Material Adverse Effect, to the extent otherwise permitted by this definition); and (vii) the taking of any action expressly required by this Agreement (other than pursuant to the first paragraph of Section 5.3); provided, further, that changes, events, facts, effects or occurrences set forth in clauses (i), (iii), (iv) or (v) may be taken into account in determining whether there has been or would be a Parent Material Adverse Effect to the extent such changes, events, facts, effects or occurrences disproportionately adversely affect Parent and its Subsidiaries, taken as whole, in relation to other Persons in the industries in which Parent and its Subsidiaries operate.

“Parent Measurement Price” shall mean the volume weighted average trading price of the Parent Common Stock on NYSE for the five (5) consecutive trading days ending on the trading day immediately preceding the Closing Date.

“Parent Permitted Liens” shall mean (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the consolidated financial statements included in the Parent SEC Documents filed prior to the date hereof, in accordance with GAAP; (b) materialmen’s, warehouseman’s, mechanics’, carriers’, workmen’s and repairmen’s liens, any statutory Liens arising in the ordinary course of business by operation of applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith, and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters set forth in the title insurance policies for real property owned by

Parent and its Subsidiaries, none of which materially and adversely interferes with the present use of, such real property; (f) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (g) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations, none of which materially detracts from the value of or materially and adversely interferes with the present use of, such real property; (h) any Liens incurred in connection with the Financing; (i) Liens in the ordinary course of business consistent with past practice securing obligations in respect of short-term revolving lines of credit with sponsor banks as of the date hereof, the proceeds of which are used to fund settlement and merchant advances and (j) Liens set forth on Section 1.1(b) of the Parent Disclosure Letter.

“Parent Preferred Stock” shall have the meaning set forth in Section 4.2(a).

“Parent SEC Documents” shall have the meaning set forth in Section 4.6(b).

“Parent Securities” shall have the meaning set forth in Section 4.2(a).

“Payoff Letter” shall have the meaning set forth in Section 5.10(c).

“Per Share Value” means the sum of (i) the Cash Value of the Stock Consideration and (ii) the Cash Consideration.

“Performance Share Unit” shall mean a Restricted Stock Unit the vesting of which is conditioned in part or in whole upon the satisfaction of applicable performance criteria.

“Permits” shall have the meaning set forth in Section 3.12(b).

“Permitted Liens” shall mean (a) Liens for Taxes, assessments and governmental charges or levies not yet delinquent or that are being contested in good faith through appropriate proceedings and for which adequate reserves are maintained on the consolidated financial statements included in the Company SEC Documents filed prior to the date hereof, in accordance with GAAP; (b) materialmen’s, warehouseman’s, mechanics’, carriers’, workmen’s and repairmen’s liens, any statutory Liens arising in the ordinary course of business by operation of applicable Law with respect to a liability that is not yet due or delinquent or being contested in good faith, and other similar liens arising in the ordinary course of business; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business consistent with past practice; (e) all matters set forth in the title insurance policies for Owned Real Property provided to Parent, none of which materially and adversely interferes with the present use of, such real property; (f) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (g) all applicable zoning, entitlement, conservation restrictions, building and similar codes and regulations and other land use regulations, none of which materially detracts from the value of or materially and adversely interferes with the present use of, such real property; (h) any Lien incurred in connection with the Financing; (i) Liens securing obligations under or secured pursuant to the Existing Credit Facility; (j) Liens in the ordinary course of business consistent with past practice securing obligations in respect of short-term revolving lines of credit with sponsor banks in effect as of the date hereof, the proceeds of which are used to fund settlement and merchant advances; and (k) Liens set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” shall mean an individual, corporation, partnership, joint venture, trust, association, estate, joint stock company, limited liability company, Governmental Authority or any other organization or entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 3.1(b).

“Proxy Statement” shall have the meaning set forth in Section 5.5(a).

“Recommendation” shall have the meaning set forth in Section 3.2(a).

“Reference Date” shall have the meaning set forth in Section 3.1(b).

“Release” shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, or emptying into the indoor or outdoor environment.

“Representatives” shall have the meaning specified in Section 5.4(a).

“Required Information” shall mean (i) the Company Financial Statements, (ii) to the extent requested by Parent, all other financial information and financial data related to the Company and its Subsidiaries necessary for Parent to satisfy the conditions set forth in paragraph 5 and (if the Debt Financing Sources have exercised the Notes Flex) paragraph 12 of Exhibit C of the Debt Financing Commitments and (iii) if the Debt Financing Sources have exercised the Notes Flex, to the extent requested by Parent, all information and data related to the Company and its Subsidiaries that would be necessary for the lead arrangers to receive customary (in connection with an offering of debt securities of Parent pursuant to Rule 144A promulgated under the Securities Act) “comfort” letters (which shall include customary “negative assurance” comfort) from the independent accountants of the Company and its Subsidiaries in connection with such an offering; provided, that (x) for purposes of this definition, neither the Company nor any of its Subsidiaries nor any of their respective Representatives shall be responsible for the preparation of any pro forma financial statements or pro forma adjustments giving effect to the Mergers or the other transactions contemplated herein, (y) such information provided by the Company shall relate solely to the financial information and data derived from the Company’s historical books and records and (z) in no event shall the Required Information include financial statements for any Subsidiary of the Company, any “guarantor/non-guarantor” footnote to any financial statements of the Company and its Subsidiaries or any financials given effect to any change in any fiscal period.

“Restricted Stock Unit” shall mean a restricted stock unit or other similar deferred stock award, in each case, granted under a Company Equity Plan.

“Sanctions” shall have the meaning set forth in Section 3.12(a).

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time and the rules and regulations promulgated thereunder.

“Significant Subsidiaries” means a Subsidiary of the Company that would be a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Stock Consideration” shall have the meaning set forth in Section 2.7(b).

“Stockholders Meeting” shall have the meaning set forth in Section 5.5(b).

“Subsidiary” shall mean, with respect to any Person, another Person, (a) an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing Person or body or (b) more than fifty percent (50%) of the equity interests of which is owned directly or indirectly by such first Person.

“Subsidiary Securities” shall have the meaning set forth in Section 3.1(c).

“Superior Proposal” shall have the meaning set forth in Section 5.4(b)(ii).

“Surviving Company” shall have the meaning set forth in the Recitals.

“Takeover Law” shall mean any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws of any jurisdiction or other applicable Laws that purport to limit or restrict business combinations or the ability to limit or restrict business combinations or the ability to acquire or to vote shares.

“Tax” shall mean all U.S. federal, state, local or foreign taxes, imposts, levies or other assessments, including any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, estimated, employment, excise, goods and services, severance, stamp, occupation, premium, property, social security, environmental (including Section 59A of the Code), alternative or add-on, value added, registration, escheat or unclaimed property, occupancy, capital stock, unincorporated business, unemployment, disability, workers compensation, accumulated earnings, personal holding company, annual reports, windfall profits or other taxes, duties, charges, fees, levies or other assessments of any nature whatsoever imposed by any Governmental Authority, together with all interest, penalties or additions to tax imposed with respect thereto.

“Tax Proceeding” shall mean any audit, examination, investigation, claim, contest, dispute, litigation or other proceeding with respect to Taxes or by or against any Taxing Authority.

“Tax Returns” shall mean any report, return (including any information return), declaration, claim for refund or other document filed or required to be filed with any Taxing Authority or jurisdiction with respect to Taxes, including any attachment thereto and any amendment thereof.

“Taxing Authority” shall mean any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

“Termination Date” shall have the meaning set forth in Section 8.1(b).

“Third Party Interests” shall mean any shares of capital stock of or other voting or equity interests in (including any securities exercisable or exchangeable for or convertible into shares of capital stock of or other voting or equity interests in) any third party Person.

“Transaction Litigation” shall have the meaning set forth in Section 5.12.

“Treasury Regulations” shall have the meaning set forth in the Recitals.

“Underwater Option” shall mean any Option with an exercise price equal to or in excess of the Per Share Value.

“WARN Act” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended from time to time, and any applicable state or local mass layoff or plant-closing Laws.

“Willful Breach” shall mean, with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or failure to act undertaken by the breaching party with actual knowledge, or knowledge that a Person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would reasonably be expected to, result in or constitute a breach of this Agreement.

ARTICLE II

MERGERS

2.1. Mergers.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub One shall be merged with and into the Company in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the DGCL. Following the Initial Merger, the Company shall continue as the surviving corporation and the separate corporate existence of Merger Sub One shall cease.

(b) Upon the terms and subject to the conditions set forth in this Agreement, immediately following the Effective Time, Parent shall cause the Company to be merged with and into Merger Sub Two, in accordance with the terms of, and subject to the conditions set forth in, this Agreement, the DGCL and the DLLCA. Following the Follow-On Merger, Merger Sub Two shall continue as the Surviving Company and the separate corporate existence of the Company shall cease.

2.2. Closing. The Closing shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York at 9:00 A.M. on the third (3rd) Business Day after the date of the satisfaction or waiver of the conditions precedent set forth in Article VI and Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time); provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VI and Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur on the earlier of (i) the date during the Marketing Period specified by Parent on no less than three (3) Business Days’ notice to the Company and (ii) the Business Day immediately following the final day of the Marketing Period (as it may be extended pursuant to the definition of “Marketing Period”) (subject in each case to the satisfaction or waiver of the conditions set forth in Article VI and Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) as of the date determined pursuant to this proviso), or at such other place, date and time as the Company and Parent may agree in writing. The date on which the Closing actually occurs in accordance with the preceding sentence is referred to in this Agreement as the “Closing Date.”

2.3. Effective Time. Contemporaneously with the Closing, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL (the “Initial Certificate of Merger”) relating to the Initial Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL. The Initial Merger shall become effective at the time of filing of the Initial Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such later time which the parties hereto shall have agreed and designated in the Initial Certificate of Merger as the effective time of the Initial Merger (the “Effective Time”). Immediately following the Effective Time, the parties hereto shall cause a certificate of merger meeting the requirements of Section 251 of the DGCL and Section 18-209 of the DLLCA (the “Follow-On Certificate of Merger”) relating to the Follow-On Merger to be properly executed and filed with the Secretary of State of the State of Delaware in accordance with the terms and conditions of the DGCL and the DLLCA. The Follow-On Merger shall become effective at the time of filing of the Follow-On Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL and the DLLCA, or at such later time which the parties hereto shall have agreed and designated in the Follow-On Certificate of Merger as the effective time of the Follow-On Merger.

2.4. Effects of the Mergers. The Mergers shall have the effects set forth in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing and subject thereto, (a) at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub One shall vest in the Company as the surviving corporation in the Initial Merger, and all debts, liabilities, obligations and duties of the Company and Merger Sub One shall become the debts, liabilities, obligations and duties of the Company as the surviving corporation in the Initial Merger, and (b) at the effective time of the Follow-On Merger, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub Two shall vest in Merger Sub Two as the Surviving Company, and all debts, liabilities, obligations and duties of the Company and Merger Sub Two shall become the debts, liabilities, obligations and duties of the Surviving Company, in each case as provided under the DGCL and DLLCA, as appropriate.

2.5. Certificate of Incorporation and By-Laws. The certificate of incorporation of the Company in effect immediately prior to the Effective Time shall be the certificate of incorporation of the surviving corporation in the Initial Merger as of the Effective Time, and the bylaws of Merger Sub One in effect immediately prior to the Effective Time shall be the by-laws of the surviving corporation in the Initial Merger as of the Effective Time, until amended in accordance with applicable Law. The certificate of formation of Merger Sub Two in effect immediately prior to the effective time of the Follow-On Merger shall be the certificate of formation of the Surviving Company, and the limited liability company agreement of Merger Sub Two in effect immediately prior to the effective time of the Follow-On Merger shall be the limited liability company agreement of the Surviving Company, in each case consistent with the obligations set forth in Section 5.9.

2.6. Directors and Officers. Until duly removed or until successors are duly elected or appointed and qualified, the directors of Merger Sub Two immediately prior to the effective time of the Follow-On Merger shall be the initial directors of the Surviving Company as of the effective time of the Follow-On Merger, and the officers of Merger Sub Two immediately prior to the effective time of the Follow-On Merger be the initial officers of the Surviving Company as of the effective time of the Follow-On Merger.

2.7. Conversion of Shares and Equity Awards. At the Effective Time, by virtue of the Initial Merger and without any action on the part of any party or holder of any shares of Common Stock or common stock of Merger Sub One:

(a) Each share of common stock, par value $0.01 per share, of Merger Sub One issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the surviving corporation in the Initial Merger.

(b) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Canceled Shares, Continuing Shares or Dissenting Shares) and all rights in respect thereof, shall, by virtue of the Initial Merger, be converted into the right to receive (i) 0.6687 (as may be adjusted pursuant to this Section 2.7(b), the “Exchange Ratio”) of a validly issued, fully paid and nonassessable share of Parent Common Stock (unless the aggregate number of shares of Parent Common Stock to be issued in the Mergers pursuant to this Section 2.7(b) together with Section 2.7(d) would exceed 19.9% of Parent’s issued and outstanding shares of Parent Common Stock immediately prior to the Effective Time (19.9% of such issued and outstanding shares rounded down to the nearest whole share, the “Maximum Share Number”) in which case the Exchange Ratio shall be reduced (the amount of such reduction, the “Exchange Ratio Reduction Number”) to the minimum extent necessary such that the aggregate number of shares of Parent Common Stock issuable in the Mergers pursuant to this Section 2.7(b) together with Section 2.7(d) equals the Maximum Share Number) (the “Stock Consideration”) and (ii) $53.28 in cash, without interest, plus, solely if the Exchange Ratio is adjusted pursuant to the preceding clause (i), the amount in cash equal to the Exchange Ratio Reduction Number multiplied by the Parent Measurement Price (the total cash per share of Common Stock to be paid pursuant to this clause (ii), the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), and such shares shall otherwise cease to be outstanding, shall automatically be canceled and retired and cease to exist, and each holder of a Certificate or Book-Entry Shares that immediately prior to the Effective Time represented any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.9(e) and any dividends or other distributions to which holders become entitled upon the surrender of such shares of Common Stock in accordance with Section 2.9(c), without interest.

(c)

(i) Each share of Common Stock held by the Company as treasury stock or held by Parent, or a Merger Sub, in each case, immediately prior to the Effective Time (the “Canceled Shares”), shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made with respect thereto.

(ii) Each share of Common Stock held by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (the “Continuing Shares”) shall remain outstanding.

(d) Treatment of Equity Awards. Prior to the Effective Time, the Company shall take all actions necessary to effectuate the treatment of the Equity Awards as contemplated under this Section 2.7(d) and shall terminate, effective as of the Closing, each of the Company Equity Plans:

(i) As to each Option (that is not an Underwater Option) that is outstanding and unexercised immediately prior to the Effective Time, such Option shall, by virtue of the Initial Merger and without any action on the part of any party, be canceled and converted into the right to receive (x) the Cash Consideration (and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.9(e)) and (y) the Stock Consideration, in each case, with respect to each whole Net Option Share relating to such Option, and the portion of the Cash Consideration and the Stock Consideration relating to each fractional Net Option Share relating to such Option, in each case, as set forth in Section 2.7(b) hereto.

(ii) As to each Option that is an Underwater Option such Option shall be canceled and cease to exist immediately prior to the Effective Time, with no consideration therefor.

(iii) As to each Restricted Stock Unit (other than a Performance Share Unit), such Restricted Stock Unit shall, by virtue of the Initial Merger and without any action on the part of any party, become fully vested and cease to be subject to any forfeiture condition and be canceled and converted into the right to receive (x) the Cash Consideration (and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.9(e)) and (y) the Stock Consideration, in each case, for each share of Common Stock underlying such Restricted Stock Unit as set forth in Section 2.7(b) hereto. Any accrued but unpaid dividend equivalents corresponding to each such Restricted Stock Unit shall, by virtue of the Initial Merger and without any action on the part of any party, become fully vested and be paid in cash at the time the corresponding Restricted Stock Unit is settled.

(iv) As to each Performance Share Unit, immediately prior to the Effective Time, each such Performance Share Unit granted before December 1, 2015 shall vest assuming achievement of maximum performance and each such Performance Share Unit granted on or after December 1, 2015 shall vest assuming achievement at target performance, in each case, as set forth in each applicable award agreement, and such vested Performance Share Unit shall, by virtue of the Initial Merger and without any action on the part of any party, be canceled and converted into the right to receive (x) an amount in cash equal to the Cash Consideration (and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.9(e)) and (y) the Stock Consideration, in each case for each share of Common Stock underlying such vested Performance Share Unit as set forth in Section 2.7(b) hereto. Any accrued but unpaid dividend equivalents corresponding to each such Performance Share Unit shall, by virtue of the Initial Merger and without any action on the part of any party, become fully vested assuming achievement of maximum performance and be paid in cash at the time the corresponding Performance Share Unit is settled.

(v) Notwithstanding anything in this Section 2.7(d) to the contrary, any amounts receivable pursuant to this Section 2.7(d) by a holder of an Equity Award shall be reduced by the Applicable Withholding Amount, as provided in Section 2.9(j) hereof. In each case, the Applicable Withholding Amount in respect of an Equity Award shall first be applied to reduce the aggregate Cash Consideration payable in respect of such Equity Award and, to the extent such Applicable Withholding Amount exceeds the aggregate Cash Consideration payable in respect of an Equity Award, the excess of such Applicable Withholding Amount over the aggregate Cash Consideration payable in respect of such Equity Award shall be applied to reduce the Stock Consideration payable in respect of such Equity Award (based on the Parent Measurement Price).

(vi) Parent or the Surviving Company shall pay or issue, or cause to be paid or issued, the Cash Consideration and Stock Consideration described in this Section 2.7(d) within five (5) Business Days following the Initial Merger; provided that, notwithstanding anything to the contrary contained in this Agreement, any payment or settlement in respect of a Restricted Stock Unit or Performance Share Unit that immediately prior to the conversion described in Section 2.7(d)(iii) and Section 2.7(d)(iv) constituted deferred compensation subject to Section 409A of the Code shall be made on the earliest practicable payment or settlement date for such Restricted Stock Unit or Performance Share Unit that does not give rise to a violation of, or the imposition of taxes or penalties under, Section 409A of the Code. The Company and Parent shall cooperate to instruct, and provide other documentation reasonably required by, Parent’s transfer agent with respect to the Stock Consideration issuable in connection with the conversion of Equity Awards as provided in this Section 2.7(d).

2.8. Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, shares of Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Mergers or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall only be entitled to receive payment of the appraised value of such shares of Common Stock held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise are not entitled to, the right to appraisal of such shares of Common Stock under Section 262 of the DGCL shall thereupon be deemed to have been canceled and converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender in the manner provided in Section 2.9. The Company shall (i) give Parent prompt notice of any notice or demand for appraisal or payment for shares of Common Stock or any withdrawals of such demands received by the Company, (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demands and (iii) not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle any such demands.

2.9. Exchange of Common Stock.

(a) Exchange Agent; Exchange Fund. Prior to the Closing, Parent shall appoint a bank or trust company of national recognition and reasonably acceptable to the Company, or Parent’s transfer agent, to act as exchange agent (the “Exchange Agent”) hereunder. At the Closing, at or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent, in trust for the benefit of the holders of Certificates and Book-Entry Shares, for exchange in accordance with this Section 2.9, (i) certificates or evidence of book-entry shares representing a number of shares of Parent Common Stock equal to the Maximum Share Number, or such lesser number of shares of Parent Common Stock payable as the aggregate Stock Consideration pursuant to Section 2.7(b) and (ii) cash representing the sum of the aggregate Cash Consideration payable pursuant to Section 2.7(b) plus cash necessary to pay cash in lieu of fractional shares pursuant to Section 2.9(e) in respect of Common Stock (such shares of Parent Common Stock together with such cash, the “Exchange Fund”). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.9(c), which cash shall be considered part of the Exchange Fund.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, and in no event later than five (5) Business Days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of (x) a Certificate whose shares of Common Stock were converted into the right to receive the consideration payable pursuant to Section 2.7(b) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e) and (y) Book-Entry Shares whose shares of Common Stock were converted into the right to receive the consideration payable pursuant to Section 2.7(b) instructions for use in effecting the surrender of such Book-Entry Shares in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e). Each holder of record of one or more Certificates, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, and each holder of record of Book-Entry Shares, upon surrender to the Exchange Agent of such Book-Entry Shares (which shall be deemed surrendered upon receipt by the Exchange Agent of an “agent’s message” in customary form or such other evidence as the Exchange Agent may reasonably request), shall be entitled to receive in exchange therefor (i) the amount of Cash Consideration to which such holder is entitled pursuant to Section 2.7(b), (ii) certificates or evidence of book-entry shares representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.7(b), (iii) any dividends or distributions payable pursuant to Section 2.9(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.9(e), and the Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the transfer or establish to the reasonable satisfaction of Parent that such Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.9(b), each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e). No interest shall be paid or will accrue on any payment to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article II.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.9(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following the surrender of any Certificate or Book-Entry Share, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole share of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.9(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole share of Parent Common Stock.

(d) No Further Ownership Rights in Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e) paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of

Common Stock formerly represented by such Certificates or Book-Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on the shares of Common Stock in accordance with the terms of this Agreement prior to the Effective Time. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share is presented to the Surviving Company for transfer, it shall be canceled against delivery of and exchanged as provided in this Article II.

(e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares or Equity Awards, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of Common Stock or an Equity Award who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Common Stock formerly represented by all Certificates and Book-Entry Shares surrendered by such holder, with respect to such holder’s Common Stock, or the portion of all of such holder’s Equity Awards convertible into Merger Consideration hereunder, with respect to such holder’s Equity Awards) would otherwise be entitled by (B) the Parent Measurement Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Book-Entry Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e) paid upon the surrender of Certificates or Book-Entry Shares in accordance with the terms of this Article II.

(g) No Liability. None of Parent, the Merger Subs, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any shares of Parent Common Stock, dividends or other distributions from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to such date on which any Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e) would otherwise escheat to or become the property of any Governmental Entity, any such Merger Consideration, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

(h) After the Effective Time, any Common Stockholders or holder of Equity Awards will be entitled to look only to Parent or the Surviving Company for payment of their respective claims for the consideration set forth in this Article II, without interest thereon, but will have no greater rights against Parent or the Surviving Company than may be accorded to general creditors thereof under applicable Law.

(i) Lost Certificates. In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue, or will cause to be issued, in exchange for such lost, stolen or destroyed Certificate the payments with respect to such Certificate to which such Person is entitled pursuant to this Article II; provided, that the Person to whom such payments are made shall, as a condition precedent to the payment thereof, indemnify Parent and the Surviving Company against any claim that may be made against Parent, a Merger Sub or the Surviving Company with respect to the Certificate claimed to have been lost, stolen or destroyed.

(j) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, the Exchange Agent, Parent, the Merger Subs and the Surviving Company shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld with respect to the making of such payment under the Code or any applicable provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(k) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing. Subject to Section 2.9(f), to the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt cash payment of the aggregate Cash Consideration as contemplated hereby, any dividends or other distributions payable pursuant to Section 2.9(c) and cash in lieu of any fractional shares payable pursuant to Section 2.9(e), in each case to holders of Common Stock, Parent or the Surviving Company shall promptly replace or restore the cash in the Exchange Fund lost through such investments or other events so as to ensure that the Exchange Fund is at all applicable times maintained at a level sufficient to make such cash payments. Any interest and other income resulting from such investments shall be paid to Parent upon termination of the Exchange Fund pursuant to this Section 2.9.

2.10. Certain Adjustments. If, during the Interim Period (and as permitted by Section 5.2 or Section 5.3), the outstanding shares of Parent Common Stock or Common Stock shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration and the consideration payable to holders of Options and Restricted Stock Awards pursuant to Section 2.7(d) shall be equitably adjusted, without duplication, to proportionally reflect such change.

2.11. Conversion of Shares in the Follow-On Merger. At the effective time of the Follow-On Merger, by virtue of the Follow-On Merger and without any action on the part of any party, each share of common stock, par value $0.01 per share, of the Company as the surviving corporation in the Initial Merger issued and outstanding immediately prior to the effective time of the Follow-On Merger shall be converted into and become one limited liability company interest of the Surviving Company, and each limited liability company interest in Merger Sub Two issued and outstanding immediately prior to the effective time of the Follow-On Merger shall remain outstanding as a limited liability company interest of the Surviving Company.

2.12. Tax Consequences. It is intended that the Initial Merger and the Follow-On Merger, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder, and that this Agreement will constitute, and is adopted as, a “plan of reorganization” for purposes of Section 368 of the Code and the Treasury Regulations thereunder; provided that this Section 2.12 will apply only if (i) the value of Parent Common Stock to be issued in the Initial Merger equals 40% or more of the aggregate value of all the consideration provided in the Mergers in exchange for Common Stock (including, without limitation, cash paid as Cash Consideration, cash paid to dissenters and cash paid in lieu of fractional shares). For the avoidance of doubt, in no event shall Parent be obligated to change any of the consideration (including by altering the portion of the Merger Consideration which is Stock Consideration and the portion which is Cash Consideration) to be paid under this Agreement in order for the Initial Merger and the Follow-On Merger, taken together, to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations thereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with, or furnished to, the SEC after January 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Company SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) or in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (each section or subsection of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face), the Company represents and warrants to Parent and the Merger Subs as follows:

3.1. Due Incorporation; Capitalization; Indebtedness.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted. Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and, where such concept is applicable, is in good standing in all jurisdictions in which it is required to be so qualified or in good standing, except where the failure to be so qualified or in good standing would not reasonably be expected to have a Company Material Adverse Effect. The Company has delivered to Parent complete copies of the Organizational Documents of the Company as amended through the date hereof and made available to Parent complete copies of the Organizational Documents of its Subsidiaries as amended through the date hereof, and none of the Company and its Subsidiaries is in violation of any provision of such Organizational Documents in any material respect.

(b) The entire authorized capital stock of the Company is one hundred and ten million (110,000,000) shares of capital stock, consisting of one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”) and ten million (10,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). As of the close of business on December 14, 2015 (the “Reference Date”): (i) 36,853,226 shares of Common Stock were issued and outstanding, which number does not include any shares of Common Stock held by the Company in treasury, (ii) no shares of Preferred Stock were outstanding, (iii) 8,400 shares of Common Stock are currently subject to Options, (iv) 791,691 shares of Common Stock are currently subject to Restricted Stock Units (excluding Performance Share Units), (v) 803,196 shares of Common Stock are currently subject to Performance Share Units (assuming applicable performance criteria are satisfied at maximum levels for all Performance Share Units except those granted on or after December 1, 2015, which assume applicable performance criteria are satisfied at target levels), and (vi) 4,727,276 shares of Common Stock are reserved for issuance pursuant to future awards under the Benefit Plans. Section 3.1(b)(i) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of each holder of Equity Awards, specifying, on a holder-by-holder basis (i) the name of each holder, (ii) the number of shares of Common Stock subject to each such award, (iii) the grant date of each such award, (iv) the exercise price for each Option and (v) the expiration date of each Option. Each Option has been granted with a per share exercise price at least equal to the per share fair market value, as reasonably and in good faith determined by the Board or a committee thereof under Section 409A of the Code, of a share of Common Stock on the applicable date of grant. All of the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. No shares of the Common Stock are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Certificate of Incorporation or by-laws of the Company or any agreement to which the Company is a party or otherwise bound. Except as set forth in this Section 3.1 and in Section 3.1(b)(ii) of the Company Disclosure Letter, as of the date of this Agreement, there are no (i) issued and outstanding shares of capital stock of or other voting or equity interests in the Company, (ii) securities of the Company convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iii) options, warrants or other rights or agreements to acquire from the Company, or other obligation of the Company to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in the Company, (iv) voting trusts, proxies or other similar agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, (v) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in the Company or any of its Subsidiaries, or (vi) outstanding or authorized appreciation rights, rights of first offer, performance shares, “phantom” stock rights or similar agreements or obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value from the Company or any of its Subsidiaries based on the revenues, earnings or financial performance, or stock price performance or other attribute of the Company or any of its Subsidiaries or any of their businesses or assets are calculated in accordance therewith (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than in connection with the exercise, settlement or vesting of Equity Awards outstanding as of the Reference Date in accordance with their terms). No Subsidiary of the Company owns any shares of capital stock of the Company. Since the Reference Date, through the date hereof, the Company has not issued or repurchased any shares of its capital stock (other than in connection with the exercise, settlement or vesting of Equity Awards outstanding as of the Reference Date in accordance with their terms) or issued or granted any other rights to purchase or receive capital stock or granted any Equity Awards.

(c) All of the outstanding shares of capital stock of and other voting or equity interests in each of the Company’s Subsidiaries have been and are duly authorized and validly issued, fully paid and nonassessable and are owned beneficially and of record wholly by the Company or one of the Company’s wholly owned Subsidiaries, free and clear of any Liens other than Permitted Liens. No shares of capital stock of any of the Company’s Subsidiaries are subject to or were issued in violation of the preemptive rights of any stockholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the DGCL, the Organizational Documents of any of the Company’s applicable Subsidiaries or any agreement to which the Company or any of its Subsidiaries is a party or otherwise bound. Except as set forth in Section 3.1(c) of the Company Disclosure Letter, there are no outstanding (i) shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries, (ii) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any Subsidiary of the Company or (iii) options, warrants or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, transfer or sell, or cause to be issued, transferred or sold, any shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in any of the Company’s Subsidiaries (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Subsidiary Securities. Section 3.1(c) of the Company Disclosure Letter sets forth a true and complete list of all of the Company’s Subsidiaries. There are no restrictions of any kind which prevent the payment of dividends or distributions by any of the Company’s Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, other than as referred to in this Section 3.1, other securities, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e) Neither the Company nor any of its Subsidiaries owns any Third Party Interests other than as set forth in Section 3.1(e) of the Company Disclosure Letter. Neither the Company nor any of its Subsidiaries have any rights to, or are bound by any commitment or obligation to, acquire by any means, directly or indirectly, any Third Party Interests or to make any investment in, or equity contribution or similar advance to, any Person, other than as set forth in Section 3.1(e) of the Company Disclosure Letter.

(f) As of the date of the Agreement, the only principal amount of outstanding indebtedness for borrowed money of the Company and its Subsidiaries (not including intercompany amounts or operating leases) outstanding under the Existing Credit Facility is (A) $121,300,000 of revolving loans and (B) $356,250,000 of term loans.

3.2. Due Authorization.

(a) The Company has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the affirmative vote (in person or by proxy) by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon to adopt this Agreement (the “Company Requisite Vote”) at the Stockholders Meeting, or at any adjournment or postponement thereof, and the filings under Section 2.3, to consummate the transactions contemplated hereby, and no other corporate actions or proceedings on the part of the Company or its stockholders shall be necessary to authorize this Agreement and the transactions contemplated hereby. The Company Board has adopted resolutions unanimously (i) approving the execution, delivery and performance of this Agreement, (ii) determining that this Agreement and the Mergers are fair to and in the best interests of the Company’s stockholders, (iii) declaring this Agreement advisable and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Recommendation”) and directing that this Agreement be submitted to the Company’s stockholders for adoption. The Company has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by Parent and the Merger Subs, this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles. The only vote of the stockholders of the Company required to adopt and approve this Agreement and the transactions contemplated hereby is the Company Requisite Vote.

(b) Prior to the execution of this Agreement, the Company and the Company Board have taken all action necessary to exempt under or make not subject to (i) the provisions of Section 203 of the DGCL, (ii) any other applicable Takeover Law or (iii) any provision of the Organizational Documents of the Company and its Subsidiaries that would require any corporate approval other than that otherwise required by the DGCL or other applicable state Law, each of the execution of this Agreement, the Mergers and any of the other transactions contemplated by this Agreement. The Company does not have in effect any “poison pill” or shareholder rights plan.

3.3. Consents and Approvals; No Violations. Except for (a) filings under Section 2.3, (b) filings under the HSR Act, (c) the applicable requirements of the Securities Act, the Exchange Act and state securities takeover and “blue sky” laws, as may be required in connection with the Mergers (including the filing of the Form S-4), (d) any filings with and approvals of the New York Stock Exchange (“NYSE”) and (e) as set forth in Section 3.3 of the Company Disclosure Letter, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (ii) require any notification to or filing or registration by the Company or any of its Subsidiaries with, or consent or approval with respect to the Company or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Certificate of Incorporation or by-laws of the Company or any of the Organizational Documents of the Company’s Subsidiaries; (iv) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, distribution agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”) or any Permit affecting the assets or business of the Company and its Subsidiaries; or (v) result in the creation or imposition of any Lien other than Permitted Liens on any properties or assets of the Company or any of its Subsidiaries, except in the case of clauses (i), (ii), (iv) and (v), where any such requirement, registration, notification, filing, consent, action, Lien, right, violation, conflict, breach or default would not be reasonably expected to have a Company Material Adverse Effect.

3.4. Financial Statements; Company SEC Documents; No Undisclosed Liabilities; Information Supplied.

(a) There are no liabilities, debts, claims or obligations of any nature of the Company or its Subsidiaries, whether known, unknown, accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due (“Liabilities”), except (i) Liabilities disclosed in Section 3.4(a) of the Company Disclosure Letter, (ii) Liabilities to the extent reflected or reserved against in the Latest Company Balance Sheet, (iii) Liabilities incurred since the date of the Latest Company Balance Sheet in the ordinary course of business consistent with past practice or (iv) Liabilities that would not be reasonably expected to have a Company Material Adverse Effect.

(b) Each report, schedule, form, statement and other document (including any amendments or supplements thereto) required to be furnished or filed by the Company and its Subsidiaries with the SEC since January 1, 2013 (such documents, together with any documents filed with the SEC by the Company and its Subsidiaries during such period, including any amendments or supplements thereto, collectively referred to as the “Company SEC Documents”) has been timely filed or otherwise furnished by the Company to the SEC and (i) at the time filed (and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), and, in the case of registration statements, at the time of effectiveness, complied in all material respects with the applicable requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), and, in the case of registration statements, at the time of effectiveness, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is, or at any time since January 1, 2012 has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents. None of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. Each of the consolidated financial statements (including all related notes and schedules) included in the Company SEC Documents (A) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (except that the unaudited statements may not contain footnotes and are subject to normal year-end audit adjustments not material in nature or amount) and (C) have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries. The books and records of the Company and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accountant of the Company or its Subsidiaries has resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) The Company and its Subsidiaries have established and maintain systems of internal accounting controls with respect to their businesses designed to ensure that (i) all transactions are executed in accordance with the general or specific authorization of the management of the Company and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP. The Company maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective in ensuring that material information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. Such internal control over financial reporting is effective in all material respects in providing reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes, in each case, in accordance with GAAP. The Company’s chief executive officer and chief financial officer have disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting, and in each case the Company has made available to Parent (or its Representatives) prior to the date of this Agreement all such disclosures from January 1, 2013 to the date of this Agreement. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. To the Knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without additional qualification, when next due.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s financial statements or other Company SEC Documents.

(e) None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or the Merger Subs specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

3.5. Title to Assets, etc. Except as disclosed in Section 3.5 of the Company Disclosure Letter and except as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its

Subsidiaries has good and valid title to, or a valid leasehold interest in or valid license to, each of its assets and properties reflected in the consolidated financial statements included in the Company SEC Documents or that are material to its business as conducted as of the date of this Agreement (the “Assets”), in each case, free and clear of any Lien, except for Permitted Liens, (ii) any Permitted Liens on the Assets, individually or in the aggregate, do not materially interfere with the current use of any such Asset by the Company or any of its Subsidiaries or materially detract from the value of any such Asset, and (iii) to the Knowledge of the Company, there are no facts or conditions affecting any Assets that, with or without notice or the lapse of time, or both, would reasonably be expected, individually or in the aggregate, to materially interfere with the use, occupancy or operation of such Assets as of the date of this Agreement and as of the Closing.

3.6. Intellectual Property.

(a) Section 3.6(a) of the Company Disclosure Letter contains a true and complete list as of the date of this Agreement of all of the registered or pending applications for Intellectual Property that is owned by (to the extent material to the Company and its Subsidiaries) the Company or any of its Subsidiaries (“Owned Intellectual Property”). Except as disclosed in Section 3.6(a) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect: (A) neither the Company nor any of its Subsidiaries has granted any license to a third party or agreed to pay to or receive from a third party any royalty or other payment in respect of any of such Owned Intellectual Property (other than any non-exclusive trademark and software licenses granted to customers or vendors in the ordinary course of business), (B) to the Knowledge of the Company, the operation of the businesses of the Company and its Subsidiaries as currently conducted does not infringe on the Intellectual Property rights of any Person and, to the Knowledge of the Company, no other Person is infringing on the Intellectual Property rights owned by the Company and its Subsidiaries, (C) there are no claims, proceedings or litigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging infringement or misappropriation of any third party Intellectual Property rights by the Company or any of its Subsidiaries, and (D) since January 1, 2013, no third party has asserted any such claim in writing or otherwise against the Company or its Subsidiaries (1) challenging or seeking to deny or restrict in any material respect the rights of the Company or its Subsidiaries in the Owned Intellectual Property or (2) alleging that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated in any material respect any Intellectual Property of any third party. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is using any material Owned Intellectual Property in a manner that would reasonably be expected to result in the cancelation or unenforceability of such Owned Intellectual Property.

(b) Section 3.6(b) of the Company Disclosure Letter lists all agreements (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software and other than any non-exclusive trademark licenses granted to customers or vendors in the ordinary course of business) to which the Company or any of its Subsidiaries is a party or by which any of them is otherwise bound as of the date hereof, that provide for (i) licenses of Intellectual Property to the Company or any of its Subsidiaries by any other Person, including any exclusive license of Intellectual Property (a “License”), (ii) agreements otherwise granting or restricting the right to use Owned Intellectual Property, and (iii) agreements indemnifying any Person with respect to or otherwise directly relating to Intellectual Property used or held for use in the business of the Company or any of its Subsidiaries, in each case of (i), (ii) and (iii) to the extent material to the business of the Company and its Subsidiaries. The Owned Intellectual Property and the intellectual property licensed by the Company and its Subsidiaries constitute all of the material Intellectual Property necessary for the operation of the business of the Company and its Subsidiaries consistent with past practice.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries own all right, title and interest in and to, or have the right to use, all other Intellectual Property used in or necessary for the operation of their respective businesses, in each case free and clear of all Liens other than Permitted Liens (provided that the foregoing representation will not be read as a representation of non-infringement, which is solely dealt with in Section 3.6(a)(B)).

(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, no current or former employee, consultant or contractor has any valid claim of ownership to any material Owned Intellectual Property, or has asserted any such claim of ownership or right. All material Owned Intellectual Property was (i) developed by employees of the Company or its Subsidiaries within the scope of their employment; or (ii) developed by independent contractors who have irrevocably assigned the entire right, title, and interest in and to such Intellectual Property to the Company and/or its Subsidiaries pursuant to written agreements.

3.7. Contracts.

(a) Section 3.7(a) of the Company Disclosure Letter contains an accurate and complete list, as of the date of this Agreement, of all contracts, agreements, commitments, arrangements and other instruments, in each case, other than any Benefit Plan, in effect as of the date hereof, of the following types to which the Company or any of its Subsidiaries is a party or bound or to which any of the Assets is subject (whether or not actually listed in Section 3.7(a) of the Company Disclosure Letter, the “Material Contracts”):

(i) any Contract that is filed or would be required to be filed by the Company as a material contract pursuant to Item 601(b)(1) of Regulation S-K of the SEC;

(ii) any Contract with a Card Scheme by which the Company and its Subsidiaries is enabled to process the cards of such Card Scheme;

(iii) any contract or agreement that (A) restricts the Company or any of its Affiliates (or the Surviving Company or any of its Affiliates after the Closing) from engaging in any material line of business or (B) contains exclusivity obligations or restrictions binding on the Company or any of its Affiliates which materially affect or materially limit the operations of the Company or any of its Affiliates (or the Surviving Company or any of its Affiliates after the Closing);

(iv) any agreement or series of related agreements, including any option agreement, providing for the acquisition or disposition, directly or indirectly, of any business, capital stock or material assets or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) any agreement relating to any interest rate, foreign exchange, derivatives or hedging transaction with a notional amount equal to or greater than five million dollars ($5,000,000);

(vi) any agreement relating to indebtedness of the Company and any of its Subsidiaries, or the guarantee thereof, in an aggregate principal amount equal to or greater than (or commitments equal to or greater than) five million dollars ($5,000,000);

(vii) any Licenses or Contracts governing the provision of any material information technology related services, by or to the Company or any of its Subsidiaries, in each case, to the extent material to their respective businesses (other than “shrink-wrap,” “click-wrap” or “web-wrap” licenses in respect of commercially available software or services);

(viii) any Contract relating to any acquisition or divestiture that contains any indemnification rights or obligations under which the Company or any of its Subsidiaries would reasonably be expected to incur any material liability, or credit support relating to such indemnification rights or obligations, or any earn-out, contingent payment or similar obligations;

(ix) all agreements that prohibit the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibit the pledging of the capital stock of the Company or any of its Subsidiaries or prohibit the issuance of guarantees by the Company or any of its Subsidiaries;

(x) any (A) agreement to which the Company or any of its Subsidiaries is subject as of the date hereof that is a settlement or similar agreement (1) with any Governmental Authority, (2) that binds the Company or any of its Subsidiaries to any conduct or equitable relief or (3) that requires the Company or any of its Subsidiaries to pay an amount of money in excess of one million dollars ($1,000,000) that has not been completely paid as of the date of this Agreement or (B) Order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject, involving material performance by the Company or any of its Subsidiaries after the date of this Agreement;

(xi) any agreement pursuant to which the Company or any of its Subsidiaries has an obligation to make an investment in or loan to any other Person;

(xii) any Bank Sponsorship Agreement;

(xiii) any Contract pursuant to which the Company or any of its Subsidiaries provides services to customers and which generated revenues to the Company or any of its Subsidiaries of two million dollars ($2,000,000) or more in the twelve month period ended August 31, 2015;

(xiv) agreement expected to result in payments of in excess of two million dollars ($2,000,000) by the Company or its Subsidiaries in any twelve month period following the date of the Agreement;

(xv) any collective bargaining agreement; and

(xvi) any partnership, equity joint venture, limited liability company or other similar agreements or arrangements (including any material agreement providing for joint research, development or marketing).

(b) Each Material Contract is a valid and binding agreement of the Company or one or more of its Subsidiaries, on the one hand, and to the Knowledge of the Company, each other party thereto, on the other hand, and is in full force and effect, and none of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto, is in default or breach in any material respect under (or is alleged to be in default or breach in any material respect under) the terms of, or has provided or received any written notice of any intention to terminate, any such Material Contract and no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material default thereunder or result in or give any Person a right of acceleration or early termination thereof. The Company has made available to Parent and the Merger Subs a true and complete copy of each Material Contract (including all material modifications and amendments thereto and written waivers thereunder as of the date hereof) or, if applicable, form of Material Contract.

3.8. Insurance. Except as would not reasonably be expected to have a Company Material Adverse Effect, all material insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries, the Assets or otherwise covering the business of the Company and its Subsidiaries are in full force and effect in accordance with their terms and, to the Knowledge of the Company, no written notice of cancelation or non-renewal of such policies has been received, and there is no existing breach, default or event which, with or without notice or the lapse of time or both, would constitute a breach or default or permit termination or modification of any such policies. Except as would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is, and since January 1, 2013 has been, insured with respect to the Assets and the conduct of each of their respective businesses in such amounts and against such risks as are sufficient for compliance with Laws and as are adequate to protect the Assets and the conduct of their respective businesses in accordance with customary industry practice. The Company or one of its Subsidiaries is a “named insured” or an “insured” under each such insurance policy. None of the Company or any of its Subsidiaries has been refused any insurance, nor has any of their coverage been limited, by any insurance carrier to which any of them has applied for insurance or with which any of them has carried insurance as of the date hereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, there is no material claim by or with respect to the Company or any of its Subsidiaries pending under any of such policies as to which coverage has been denied by the underwriters of such policies. All premiums payable under such policies have been timely paid, and the Company and its Subsidiaries have otherwise materially complied with the terms and conditions of such policies. To the Knowledge of the Company, since the time any such policies were last renewed or issued, there has not been any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such policies.

3.9. Employee Benefit Plans.

(a) Section 3.9(a) of the Company Disclosure Letter lists each material Benefit Plan.

(b) With respect to each material Benefit Plan, a true and correct copy of each of the following documents, and all amendments and modifications to such documents, has been made available to Parent: (i) the written document evidencing such Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof, and all amendments, modifications or material supplements to such Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the U.S. Internal Revenue Service (“IRS”) for the last plan year, (iii) the most recently received IRS determination letter, if any, relating to such Benefit Plan, (iv) the most recent actuarial report and/or financial statement, if any, relating to such Benefit Plan, (v) all material correspondence with a Governmental Authority in respect of such Benefit Plan during the two (2) plan years prior to the date hereof, and (vi) any related trust agreements, annuity contracts, insurance contracts or documents of any other funding arrangements. No Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect: (i) each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is the subject of a favorable determination letter or opinion letter from the IRS, and, to the Knowledge of the Company, there are no existing circumstances or events that would reasonably be expected to adversely affect the qualified status of each such Benefit Plan; (ii) all Benefit Plans comply and have been operated in accordance with their terms and the requirements of Law applicable thereto; (iii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, involving any Benefit Plan; (iv) the Company and its Subsidiaries have not engaged in, and to the Knowledge of the Company, there has not been, any non-exempt transaction prohibited by ERISA or by Section 4975 of the Code with respect to any Benefit Plan or their related trusts which would reasonably be expected to result in a liability of the Company; (v) no Benefit Plan is under audit or is the subject of an audit, investigation or other administrative proceeding by the IRS, the Department of Labor, or any other Governmental Authority, nor is any such audit, investigation or other administrative proceeding, to the Knowledge of the Company, threatened; and (vi) all contributions, reimbursements, premium payments and other payments required to have been made under or with respect to each Benefit Plan as of or prior to the date hereof have been made or accrued (as applicable) on a timely basis in accordance with applicable Law.

(d) Neither the Company nor any ERISA Affiliate, during the six (6) years prior to the date hereof, has maintained, contributed to, been required to contribute to (i) any plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, or (ii) any Multiemployer Plan.

(e) Neither the Company nor any of its Subsidiaries has any liability under any Benefit Plan or otherwise for providing post-retirement health, medical and life insurance benefits for retired, former or current employees, other than statutory liability for providing group health plan continuation coverage under Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code or applicable Law.

(f) Except as would not reasonably be expected to have a Company Material Adverse Effect, each Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) has, since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(g) Except as expressly provided under this Agreement or as set forth in Section 3.9(g) of the Company Disclosure Letter or as required by applicable Law, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not (alone or in combination with any other event): (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries to severance pay or any other payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such employee, officer, director or individual independent contractor, (iii) result in any forgiveness of Indebtedness of any such employee, officer, director or individual independent contractor, trigger any funding obligation under any Benefit Plan or impose any restrictions or limitations on the Company’s rights to amend, merge, terminate or receive a reversion of assets from any Benefit Plan, or (iv) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

3.10. Taxes.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect:

(i) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account valid extensions) and all such Tax Returns are true, complete and correct.

(ii) All Taxes due and payable by or with respect to the Company or any of its Subsidiaries (whether or not shown on a Tax Return) have been timely paid, or, where payment is not yet due, adequate reserves have been established on the financial statements of the Company in accordance with GAAP, and there are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(iii) Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws relating to the payment, collection, withholding and remittance of Taxes (including information reporting requirements), including with respect to payments made to any employee, independent contractor, creditor, stockholder or other third party, and has timely collected, deducted or withheld and paid over to the appropriate Taxing Authority all amounts required to be so collected, deducted or withheld and paid over in accordance with applicable Laws.

(iv) There are no waivers or extensions of any statute of limitations or any periods for assessment or collection currently in effect with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries. There are no Tax Proceedings with respect to Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries pending or threatened in writing. No Taxing Authority has asserted in writing any deficiency or claim with respect to Taxes or any adjustment to Taxes against the Company or any of its Subsidiaries with respect to any taxable period for which the period of assessment or collection remains open or that has not been finally settled. No jurisdiction (whether within or without the United States) in which the Company or any of its Subsidiaries has not filed a Tax Return has asserted in writing that the Company or such Subsidiary is required to file such Tax Return in such jurisdiction.

(v) Neither the Company nor any of its Subsidiaries (i) has received or applied for a Tax ruling or entered into a “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), in each case, that would be binding upon the Company or any of its Subsidiaries after the Closing Date, (ii) is or has been a member of any affiliated, consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or any Subsidiary of the Company), (iii) is a party to, bound by, or obligated under any Tax sharing, allocation, indemnity or similar agreement or arrangement (other than (x) any such agreement or arrangement that is solely between or among the Company and/or any of its Subsidiaries, or (y) customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes), or (iv) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(vi) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481(c) of the Code (or any similar provision of state, local or foreign Law) prior to the Closing, (ii) installment sale or open transaction disposition made on or entered into prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law), (v) election pursuant to Section 108(i) of the Code (or any similar provision of state, local or foreign Law), or (vi) “intercompany transaction” within the meaning of Treasury Regulations Section 1.1502-13. Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or foreign Law). Neither the Company nor any of its Subsidiaries has been a

“distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution intended to qualify for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

3.11. Litigation. Except as set forth on Section 3.11 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, (a) none of the Company, its Subsidiaries or the Assets is subject to any outstanding or unsatisfied Order, (b) there is no investigation, charge, complaint, claim, action, suit, arbitration, prosecution, proceeding, hearing or, to the Knowledge of the Company, inquiry or investigation, of any nature (civil, criminal, regulatory or otherwise) in Law or in equity (“Litigation”), of, before or in any, Governmental Authority, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of the Company, threatened against or affecting any of the Company, its Subsidiaries or the Assets and (c) as of the date hereof, there is no Litigation involving the Company, any of its Subsidiaries or the Assets, pending or, to the Knowledge of the Company, threatened, which questions or challenges (i) the validity of this Agreement, or (ii) any action taken or to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby.

3.12. Regulatory Matters.

(a) Except with respect to matters that are the subject of Section 3.9, Section 3.10, Section 3.13 or Section 3.15, as set forth in Section 3.12 of the Company Disclosure Letter, or as would not reasonably be expected to have a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries is, and since January 1, 2013 has been, in compliance with all applicable laws, statutes, Orders, rules, and regulations of all Governmental Authorities, including the rules and regulations of the Card Schemes (collectively, “Laws”), (ii) neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees or agents has, directly or indirectly, (A) used any funds of the Company or any of its Subsidiaries for material unlawful contributions, material unlawful gifts, material unlawful entertainment or other material unlawful expenses relating to political activity, (B) made any material unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of the Company or any of its Subsidiaries, (C) violated or is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or is in material violation of any similar anticorruption Law, (D) established or maintained any material unlawful fund of monies or other assets of the Company or any of its Subsidiaries, (E) made any material fraudulent entry on the books or records of the Company or any of its Subsidiaries, or (F) made any material unlawful bribe, material unlawful kickback or other material unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for the Company or any of its Subsidiaries, (iii) since January 1, 2013, (A) neither the Company nor its Subsidiaries, nor, to the Knowledge of the Company, any of their respective officers, directors, employees, auditors, accountants or representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or its Subsidiaries or any material complaint, allegation, assertion or claim from employees of the Company or its Subsidiaries regarding questionable accounting or auditing matters with respect to the Company or its Subsidiaries, and (B) no attorney representing the Company or its Subsidiaries, whether or not employed by the Company or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof, or to the General Counsel or chief executive officer of the Company, and (iv) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person acting for or on behalf of the Company or any of its Subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries, has, since January 1, 2013, taken any action, directly or indirectly, that would result in a violation of laws and regulations imposing U.S. or E.U. or U.K. economic sanctions measures, including any sanctions administered by the

Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) and the Bureau of Industry Security of the U.S. Department of Commerce, and any sanctions measures under the International Emergency Economic Powers Act, the Trading with the Enemy Act, or the Iran Sanctions Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions”) and neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other Person acting for or on behalf of the Company or any of its Subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of the Company or any of its Subsidiaries, is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC.

(b) Except with respect to matters that are the subject of Section 3.9, Section 3.10, Section 3.13 or Section 3.15, as set forth in Section 3.12 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, (i) all approvals, permits, franchises, grants, licenses, easements, variances, consents, certificates, clearances, permissions, qualifications, registrations, orders, exceptions, exemptions and similar authorizations (collectively, “Permits”) of all Governmental Authorities and Card Schemes necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now conducted have been obtained and are valid and in full force and effect and all fees and assessments due and payable in connection therewith, in each case except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect have been paid, (ii) there has been no violation, default, cancelation or revocation, nor, to the Knowledge of the Company, any threatened cancelation or revocation, of any Permit and (iii) none of the Permits of the Company or its Subsidiaries will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

3.13. Environmental Matters. Except as set forth on Section 3.13 of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect:

(a) the Company and its Subsidiaries are in compliance and, within the applicable statutes of limitation, have complied with all Environmental Laws, including the possession of all Permits required under Environmental Laws to operate all facilities owned, operated or leased and the business as conducted, and the compliance with their terms and conditions;

(b) neither the Company nor any of its Subsidiaries (i) is party to any pending Litigation under any Environmental Law, and to the Knowledge of the Company, no such Litigation is threatened, or (ii) is subject to any judgment, decree, order or similar requirement, relating to any Environmental Law;

(c) neither the Company nor any of its Subsidiaries has received any written or, to the Knowledge of the Company, oral notice that it has been named or may be named as a responsible or potentially responsible party under any Environmental Law with respect to the Release or threatened Release of Hazardous Substances at any location;

(d) there has been no Release or threatened Release at, on, in or under any property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries that would reasonably be expected to result in Liability to the Company or any of its Subsidiaries; and

(e) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Substances at any location under circumstances that would reasonably be expected to result in Liability pursuant to Environmental Laws.

3.14. Absence of Changes. Except as disclosed in Section 3.14 of the Company Disclosure Letter, since the Balance Sheet Date and prior to the date hereof, the businesses of the Company and its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice and have not taken any action that if occurred after the date hereof would require the consent of Parent pursuant to the terms of Section 5.2(a), (b), (h), (k), (l), (m), (n), (p), (r), (s) or (t) hereof. Since the Balance Sheet Date, there has not been any change, event, fact, effect, condition, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15. Labor Relations; Compliance.

(a) Collective Bargaining Agreements and Labor Relations. Except as set forth in Section 3.15(a)(i) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other labor contract and there are no labor unions representing any employees employed by the Company or any of its Subsidiaries. Except as set forth in Section 3.15(a)(ii) of the Company Disclosure Letter or as would not reasonably be expected to have a Company Material Adverse Effect, since January 1, 2013, there has not occurred and, to the Knowledge of the Company, there is not threatened, (i) any strike, slowdown, picketing, or work stoppage by, or lockout of, or to the Knowledge of the Company union organizing campaign with respect to, any employees of the Company or any of its Subsidiaries, (ii) any proceeding or suit against or materially affecting the Company or any of its Subsidiaries relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Authority, or (iii) any application for certification of a collective bargaining agent seeking to represent any employees of the Company or any of its Subsidiaries.

(b) Compliance with Law. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration and required documentation, workers’ compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues and unemployment insurance and related matters. Neither the Company nor any of its Subsidiaries is bound by any consent decree with any Governmental Authority arising out of any employment or labor issues, and, to the Knowledge of Seller, none has been threatened. Since January 1, 2013, there have been no claims of harassment, discrimination, retaliatory act or similar actions against any employee, officer or director of the Company nor any of its Subsidiaries and, to the Knowledge of the Company, there have been no threats of such claims or actions which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(c) WARN Act. Except as set forth in Section 3.15(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” as those terms are defined in the WARN Act, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of the WARN Act, or implemented any early retirement, separation or window program within the twenty-four (24) months prior to the date of this Agreement, nor, as of the date of this Agreement, has the Company or any of its Subsidiaries announced any such action or program for the future.

3.16. Real Property.

(a) Leased Real Property. Each material Lease is a valid and binding agreement of the Company or one or more of its Subsidiaries, on the one hand, and to the Knowledge of the Company, each other party thereto, on the other hand, and is in full force and effect, the Company or the applicable Subsidiary of the Company party to the respective material Lease pertaining to the Company’s material Leased Real Property has good and valid title to the leasehold estate under such material Leases free and clear of any Liens other than Permitted Liens and none of the Company nor any of its Subsidiaries is in default under any such material Lease. Neither the Company nor any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease or other instrument granting to another Person any right to the possession, lease, occupancy or enjoyment of the Leased Real Property or the Owned Real Property with annual rental payments in excess of four hundred and eighty thousand dollars ($480,000).

(b) Owned Real Property. Section 3.16(b) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of all Owned Real Property (together with the Leased Real Property, the “Company Real Property”). Section 3.16(b) of the Company Disclosure Letter sets forth the address and owner of each parcel of Owned Real Property as of the date hereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or the Company’s Subsidiaries, as applicable, have good, valid and marketable fee simple title to all of the Owned Real Property, free and clear of any Lien other than Permitted Liens, (ii) there is issued and in effect with respect to all of the Owned Real Property valid and enforceable owner’s title insurance policies, (and true and correct copies of title insurance policies relating to all material Owned Real Property as of the date hereof have been provided to Parent) and (iii) none of the Owned Real Property is subject to any first refusal, purchase option, right to purchase or other similar right.

(c) There does not exist any actual or, to the Knowledge of the Company, threatened or contemplated condemnation or eminent domain proceedings that materially and adversely interfere with the use, or could materially adversely affect the value of, any Company Real Property or any part thereof, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any Governmental Authority or other Person to take or use all or any part thereof.

(d) All of the buildings, structures and other material improvements located on the Company Real Property are in good operating condition and repair (normal wear and tear excepted), suitable for the conduct of the Company’s its Subsidiaries’ business at such Company Real Property, except for any failure to be in such condition and repair that would not reasonably be expected to have a Company Material Adverse Effect.

3.17. Related Party Transactions. As of the date of this Agreement, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, there are no outstanding amounts payable to or receivable from, or advances by the Company or any of its Subsidiaries to, and neither the Company nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any Contract or transaction with, any holder of five percent (5%) or more of the shares of Common Stock or any director, officer, employee or Affiliate of the Company or any of its Subsidiaries, or to any relative of any of the foregoing, except for employment or compensation agreements or arrangements with directors, officers and employees made in the ordinary course consistent with past practice.

3.18. Brokers and Finders. There is no investment banker, broker or finder retained by or authorized to act on behalf of the Company, any of its Subsidiaries or any of the Company’s stockholders or Affiliates who might be entitled to any fee, commission or reimbursement of expenses from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby, other than Financial Technology Partners LP and FTP Securities LLC, and Greenhill & Co., LLC (the “Company Financial Advisors”). The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract between the Company, on one hand, and either Company Financial Advisor, on the other hand, relating to the Mergers and the other transactions contemplated by this Agreement.

3.19. Opinions of Financial Advisor. The Company Board has received an opinion of Greenhill & Co., LLC, dated as of the date of this Agreement and to the effect that, as of the date of such opinion and based on and subject to the various assumptions, qualifications, limitations and matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than Parent and its Affiliates). Promptly after receipt of the written opinion, the Company will deliver a copy of such written opinion to Parent solely for informational purposes.

3.20. Reorganization. Subject to Section 2.12, neither the Company nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take (or failed to take) any action, that could reasonably be expected to prevent or impede the Initial Merger and the Follow-On Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.21. No Additional Representations. Except as otherwise expressly set forth in this Article III, neither the Company or any of its Subsidiaries, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE MERGER SUBS

Except as disclosed in the Parent SEC Documents filed with, or furnished to, the SEC after June 1, 2014 and prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Document in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein) or in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (each section or subsection of which qualifies the correspondingly numbered representation or warranty specified therein and any such other representations or warranties where its applicability to, relevance as an exception to, or disclosure for purposes of, such other representation or warranty is reasonably apparent on its face), Parent and the Merger Subs jointly and severally represent and warrant to the Company that:

4.1. Due Incorporation. Each of Parent and its Subsidiaries is duly organized, validly existing and, where such concept is applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own, lease and operate its respective assets and properties as they are now being owned, leased and operated and to carry on its business as now conducted. Each of Parent and its Subsidiaries is duly qualified to do business as a foreign corporation and, where such concept is applicable, is in good standing in all jurisdictions in which it is required to be so qualified or in good standing, except, with respect to Parent’s Subsidiaries other than the Merger Subs, where the failure to be so qualified or in good standing would not reasonably be expected to have a Parent Material Adverse Effect. Parent is not in violation of any provision of its Organizational Documents in any material respect. All of the issued and outstanding equity interests of each Merger Sub are owned directly by Parent free and clear of Liens of any kind, other than Parent Permitted Liens.

4.2. Capitalization.

(a) The entire authorized capital stock of Parent consists of 200,000,000 shares of common stock, without par value (the “Parent Common Stock”) and 5,000,000 shares of preferred stock, without par value (the “Parent Preferred Stock”). At the close of business on the Reference Date: (i) 129,280,479 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 903,862 shares of Parent Common Stock were subject to options to purchase Parent Common Stock, (v) 862,188 shares of Parent Common Stock were subject to restricted stock unit awards with respect to Parent Common Stock (assuming applicable performance criteria, if any, are satisfied at target levels), (vi) 778,990 shares of restricted Parent Common Stock were issued and outstanding, (vii) 2,510,096 shares of Parent Common Stock were available for issuance under Parent’s Employee Stock Purchase Plan, and (viii) 12,609,447 shares of Parent Common Stock were reserved for issuance pursuant to future awards under benefit plans of Parent (excluding Parent’s Employee Stock Purchase Plan). No shares of Parent Common Stock are subject to or were issued in violation of the preemptive rights of any shareholder or any purchase option, call option, right of first refusal, subscription right or any similar right under any provision of the GBCC, the Organizational Documents of Parent or any agreement to which Parent is a party or otherwise bound. Except as set forth in this Section 4.2 and in Section 4.2 of the Parent Disclosure Letter, as of the date of this Agreement, there are no (i) issued and outstanding shares of capital stock of or other voting or equity interests in Parent, (ii) securities of Parent convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent, (iii) options, warrants or other rights or agreements to acquire from Parent, or other obligations of Parent to issue, deliver, transfer or sell, or cause to be issued, delivered, transferred or sold, any shares of capital stock of or other voting or equity interests in Parent or securities convertible into or exercisable or exchangeable for shares of capital stock of or other voting or equity interests in Parent, (iv) voting trusts, proxies or other similar agreements to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of or other voting or equity interests in Parent or any of its Subsidiaries, (v) obligations requiring the registration for sale of any shares of capital stock of or other voting or equity interests in Parent or any of its Subsidiaries, or (vi) outstanding or authorized appreciation rights, rights of first offer, performance shares, “phantom” stock rights or similar agreements or obligations (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, or stock price performance or other attribute of Parent or any of its Subsidiaries or any of their businesses or assets are calculated in accordance therewith (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Parent Securities”). There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities (other than in connection with the exercise, settlement or vesting of equity awards related to Parent Securities outstanding as of the Reference Date, Parent’s Employee Stock Purchase Plan or Parent’s Securities Repurchase Plan, in each case, in accordance with their terms).

(b) All of the shares of Parent Common Stock are, and the shares of Parent Common Stock constituting the Stock Consideration when issued will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the GBCC, the Organizational Documents of Parent, or any agreement to which Parent is a party or otherwise bound.

4.3. Due Authorization. Each of Parent and each Merger Sub has all requisite power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by each of Parent and the Merger Subs of this Agreement, and the consummation by Parent and the Merger Subs of the applicable transactions contemplated hereby, including the Mergers, have been duly and validly approved by the unanimous vote of the boards of directors or other governing body of Parent and each Merger Sub and, immediately following execution and delivery of this Agreement, will be adopted by Parent as the sole stockholder of Merger Sub One and the sole member of Merger Sub Two, and no other corporate actions or proceedings on the part of Parent or either Merger Sub or their respective stockholders shall be necessary to authorize this Agreement and the transactions contemplated hereby. Each of Parent and each Merger Sub has duly and validly executed and delivered this Agreement. Assuming the due authorization, execution and delivery hereof by the Company, this Agreement constitutes a legal, valid and binding obligation of each of Parent and each Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar Laws now or hereafter in effect which affect the enforcement of creditors’ rights generally and by rules of Law governing specific performance, injunctive relief and equitable principles.

4.4. Consents and Approvals; No Violations. Except for (a) filings under Section 2.3, and (b) filings under the HSR Act, (c) the applicable requirements of the Securities Act, the Exchange Act and state securities takeover and “blue sky laws, as may be required in connection with the Mergers (including the filing of the Form S-4) and (d) any filings with and approvals of NYSE, the execution, delivery and performance by Parent and the Merger Subs of this Agreement and the consummation of the transactions contemplated hereby will not (i) violate any Law applicable to Parent or any of its Subsidiaries or by which any of their respective properties or assets are bound or affected; (ii) require any notification to or filing or registration by Parent or any of its Subsidiaries with, or consent or approval with respect to Parent or any of its Subsidiaries of, or other action by, any Governmental Authority; (iii) violate or conflict with any provision of the Organizational Documents of Parent or Parent’s Subsidiaries; (iv) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancelation, acceleration or other change of any right or obligation or the loss of any benefit under, any provision of any Contract to which Parent or a Merger Sub is a party or by which Parent or a Merger Sub or any of their assets or properties is bound or any Permit affecting the assets or business of Parent or a Merger Sub; or (v) result in the creation or imposition of any Lien other than Parent Permitted Liens on any properties or assets of Parent or any of its Subsidiaries, except, in the case of clauses (i), (iii), (iv) and (v) where any such requirement, registration, notification, filing, consent, action, Lien, right, violation, conflict, breach or default would not be reasonably expected to have a Parent Material Adverse Effect.

4.5. Operations of the Merger Subs. Each Merger Sub was formed specifically for the transactions contemplated by this Agreement and has conducted no operations and incurred no obligations other than those incident to its formation and in connection with the transactions contemplated by this Agreement. Merger Sub Two is, and at the effective time of the Follow-On Merger will be, treated as a “disregarded entity” of Parent for U.S. federal income tax purposes.

4.6. Financial Statements; Parent SEC Documents; Information Supplied.

(a) There are no Liabilities of Parent and its Subsidiaries, except (i) Liabilities disclosed in Section 4.6(a) of the Parent Disclosure Letter, (ii) Liabilities to the extent reflected or reserved against in the Latest Parent Balance Sheet, (iii) Liabilities incurred since the date of the Latest Parent Balance Sheet in the ordinary course of business consistent with past practice or (iv) Liabilities that would not be reasonably expected to have a Parent Material Adverse Effect.

(b) Each report, schedule, form, statement and other document (including any amendments or supplements thereto) required to be furnished or filed by Parent and its Subsidiaries with the SEC since June 1, 2013 (such documents, together with any documents filed with the SEC by Parent and its Subsidiaries during such period, including any amendments or supplements thereto, collectively referred to as the “Parent SEC Documents”) has been timely filed or otherwise furnished by Parent to the SEC and (i) at the time filed (and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement), and, in the case of registration statements, at the time of effectiveness, complied in all material respects with the applicable requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment), and, in the case of registration statements, at the time of effectiveness, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is, or at any time since June 1, 2012 has been, required to file any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of SOX. There are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by Parent relating to the Parent SEC Documents. None of the Parent SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review. Each of the consolidated financial statements (including all related notes and schedules) included in the Parent SEC Documents (A) complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (B) was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q or Form 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (except that the unaudited statements may not contain footnotes and are subject to normal year-end audit adjustments not material in nature or amount) and (C) have been prepared from, and are in accordance with, the books and records of Parent and its consolidated Subsidiaries. The books and records of Parent and its Subsidiaries have been and are being maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No independent public accountant of Parent or its Subsidiaries has resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(c) Parent and its Subsidiaries have established and maintain systems of internal accounting controls with respect to their businesses designed to ensure that (i) all transactions are executed in accordance with the general or specific authorization of the management of Parent, and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP. Parent maintains disclosure controls and procedures required by Rules 13a-15 and 15d-15 of the Exchange Act. Such disclosure controls and procedures are effective in ensuring that material information required to be disclosed by Parent is recorded and reported on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Such internal control over financial reporting is effective in all material respects in providing reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes, in each case, in accordance with GAAP. Parent’s chief executive officer and chief financial officer have disclosed, based on the most recent evaluation prior to the date of this Agreement, to Parent’s auditors and the audit committee of the Board of Directors of Parent (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting, and in each case Parent has made available to the Company (or its Representatives) prior to the date of this Agreement all such disclosures from June 1, 2012 to the date of this Agreement. The terms “significant deficiencies” and “material weaknesses” have the meanings assigned to such terms in Rule 13a-15(f) of the Exchange Act. To the Knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of SOX, without additional qualification, when next due.

(d) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract, agreement or arrangement (including any contract, agreement or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract, agreement or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or such Subsidiary’s financial statements or other Parent SEC Documents.

(e) None of the information supplied or to be supplied by or on behalf of Parent or a Merger Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or a Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

4.7. Litigation. Except as set forth on Section 4.7 of the Parent Disclosure Letter or as would not reasonably be expected to have a Parent Material Adverse Effect, (a) none of Parent, its Subsidiaries or any of their material assets is subject to any outstanding or unsatisfied Order, (b) there is no Litigation of, before or in any, Governmental Authority, court or quasi-judicial or administrative agency or official of any federal, state, local or foreign jurisdiction, arbitrator or mediator, pending, or, to the Knowledge of Parent, threatened against or affecting any of Parent, its Subsidiaries or their material assets, (c) there are no settlements or similar written agreements with any Governmental Authority affecting any of Parent, its Subsidiaries or their material assets and (d) as of the date hereof, there is no Litigation involving Parent, its Subsidiaries or their material assets, pending or, to the Knowledge of Parent, threatened, which questions or challenges (i) the validity of this Agreement, or (ii) any action taken or to be taken by Parent or any of its Subsidiaries pursuant to this Agreement or in connection with the transactions contemplated hereby.

4.8. Regulatory Matters.

(a) Except as set forth in Section 4.8(a) of the Parent Disclosure Letter or as would not reasonably be expected to have a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries is, and since June 1, 2013 has been, in compliance with all applicable Laws and (ii) neither Parent nor its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers, directors, employees or agents has, directly or indirectly, (A) used any funds of Parent or any of its Subsidiaries for material unlawful contributions, material unlawful gifts, material unlawful entertainment or other material unlawful expenses relating to political activity, (B) made any material unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Parent or any of its Subsidiaries, (C) violated or is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or is in material violation of any similar anticorruption Law, (D) established or maintained any material unlawful fund of monies or other assets of Parent or any of its Subsidiaries, (E) made any material fraudulent entry on the books or records of Parent or any of its Subsidiaries, or (F) made any material unlawful bribe, material unlawful kickback or other material unlawful payment to any Person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Parent or any of its Subsidiaries, (iii) since June 1, 2013, (A) neither Parent nor its Subsidiaries, nor, to the Knowledge of Parent, any of their respective officers, directors, employees, auditors, accountants or representatives, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of Parent or its Subsidiaries or any material complaint, allegation, assertion or claim from employees of Parent or its Subsidiaries regarding questionable accounting or auditing matters with respect to Parent or its Subsidiaries, and (B) no attorney representing Parent or its Subsidiaries, whether or not employed by Parent or its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent, its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof, or to the General Counsel or chief executive officer of the Parent, and (iv) neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any other Person acting for or on behalf of Parent or any of its Subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of Parent or any of its Subsidiaries, has, since June 1, 2013, taken any action, directly or indirectly, that would result in a violation of laws and regulations imposing U.S. or E.U. or U.K. economic sanctions measures, including any Sanctions, and neither Parent nor any of its Subsidiaries nor, to the Knowledge of Parent, any other Person acting for or on behalf of Parent or any of its Subsidiaries, including any director, officer, agent, employee, Representative or Affiliate of Parent or any of its Subsidiaries, is a Person that is the subject or target of Sanctions or designated as a “Specially Designated National” or “Blocked Person” by OFAC.

(b) Except as set forth in Section 4.8(b) of the Parent Disclosure Letter or as would not reasonably be expected to have a Parent Material Adverse Effect, (i) all Permits of all Governmental Authorities and Card Schemes that are required to permit Parent and its Subsidiaries to carry on their businesses have been obtained and are in full force and effect and (ii) there has been no violation, default, cancelation or revocation, nor, to the Knowledge of Parent, any threatened cancelation or revocation, of any Permit.

4.9. Absence of Changes. Except as disclosed in Section 4.9 of the Parent Disclosure Letter, since May 31, 2015, and prior to the date hereof, the businesses of Parent and its Subsidiaries have been conducted only in the ordinary course of business consistent with past practice. Since May 31, 2015, there has not been any change, event, fact, effect, condition, development or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.10. Financial Ability. Parent has delivered to the Company true, complete and correct copies of the executed commitment letter, dated as of the date hereof, from the Debt Financing Sources and the executed fee letter (with only the amounts or fees, “pricing flex” and economic terms therein redacted (none of which redacted terms will affect the amount or availability of the financing contemplated thereby)) associated therewith (such commitment letter, including all exhibits schedules, annexes, supplements, amendments and joinders thereto and the fee letter, including all exhibits, schedules, annexes, supplements, amendments and joinders thereto, collectively, the “Debt Financing Commitments”), pursuant to which the Debt Financing Sources party thereto have committed, on the terms and subject to the conditions set forth therein, to lend the amounts set forth therein (including after giving effect to any “flex” provisions in the fee letter (including, for the avoidance of doubt, any Notes (as defined in such fee letter, the “Debt Financing”) for the purposes of financing the Mergers and related fees and expenses. Parent will have at Closing, together with cash on hand at the Company, all funds necessary to (a) pay the aggregate Cash Consideration payable to holders of Common Stock and Equity Awards pursuant to and in accordance with the terms of this Agreement, (b) repay, redeem, purchase, defease or discharge on the Closing Date any indebtedness then-outstanding under the Existing Credit Facility (up to the amounts outstanding as of the date hereof or permitted to be incurred pursuant to the terms of the Agreement) (to the extent any such repayment, redemption, purchase, defeasance or discharge is required in connection with the consummation of the transactions contemplated by this Agreement) and (c) pay any fees and expenses or other amounts payable by Parent in connection with the consummation of the transactions contemplated by this Agreement. As of the date of this Agreement, the Debt Financing Commitments are in full force and effect and are the valid and binding obligations of Parent and, to the Knowledge of the Parent, the other parties thereto, subject to applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equitable relief. As of the date of this Agreement, the Debt Financing Commitments have not been amended or otherwise modified in any respect and to the Knowledge of Parent, no amendment or modification of the Financing Commitments is contemplated (other than customary joinder agreements with respect to additional lenders). As of the date of this Agreement, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any of Parent or the Merger Subs under the Debt Financing Commitments. As of the date of this Agreement, the commitment contained in the Debt Financing Commitments has not been terminated, reduced, withdrawn or rescinded in any respect and, to the Knowledge of Parent, no such termination, reduction, withdrawal or rescission is contemplated. Parent has paid in full any and all commitment fees or other fees and amounts in connection with the Debt Financing Commitments that are payable on or prior to the date of this Agreement. As of the date hereof, there are no conditions precedent or other contingencies related to the funding of the full amount (or any portion) of the Debt Financing, including any condition or other contingency relating to the availability of the Debt Financing pursuant to any “flex” provision, other than as set forth in the Debt Financing Commitments. As of the date of this Agreement and assuming satisfaction or waiver (to the extent permitted by law) of the conditions to Parent’s and Merger Subs’ obligation to consummate the Mergers, Parent does not have any reason to believe that any of the conditions to the Debt Financing will not be satisfied by Parent on a timely basis or that the Debt Financing will not be available to Parent at the Effective Time.

4.11. Brokers and Finders. There is no investment banker, broker or finder retained by or authorized to act on behalf of Parent, any of its Subsidiaries or any of Parent’s stockholders or Affiliates who might be entitled to any fee, commission or reimbursement of expenses from Parent or any of its Subsidiaries in connection with the transactions contemplated hereby, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., and Barclays Capital Inc.

4.12. Reorganization. Subject to Section 2.12, neither Parent nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take (or failed to take) any action, that could reasonably be expected to prevent or impede the Initial Merger and the Follow-On Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13. No Additional Representations. Except as otherwise expressly set forth in this Article IV, neither Parent nor any of its Subsidiaries, nor any other Person acting on their behalf, makes any representations or warranties of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement, including any representations or warranties with respect to any projections, forecasts, estimates or budgets of future revenues, future results of operations or future financial condition (or any component thereof) of any of Parent or any of its Subsidiaries.

ARTICLE V

COVENANTS

5.1. Access to Information and Facilities.

(a) From the date of this Agreement until the earlier of the Effective Time or the date this Agreement is terminated (the “Interim Period”), subject to Section 5.1(c), the Company shall, and shall cause its Subsidiaries to, give Parent and its Representatives and Financing Sources, upon reasonable notice, reasonable access during normal business hours to the books and records (including personnel records), real property, offices and facilities of the Company and its Subsidiaries, and the Company shall, and shall cause its Subsidiaries to make the officers and employees of the Company and its Subsidiaries available to Parent and its Representatives and to furnish to Parent all financial, operating and other data and information, in each case, as Parent shall from time to time reasonably request, in each case to the extent that such access and disclosure would not obligate the Company or any of its Subsidiaries to take any actions that would unreasonably interfere with the normal course of their businesses or otherwise result in any significant interference with the prompt and timely discharge by their employees of their normal duties or violate any applicable Law (provided that the Company uses its commercially reasonable efforts to make alternative arrangements to provide such access and disclosure); provided, however, that this Section 5.1 does not authorize any invasive or destructive environmental testing or sampling of the Company Real Property.

(b) During the Interim Period, subject to Section 5.1(c), to the extent reasonably necessary for the Company to confirm the accuracy of the representations of Parent and the Merger Subs set forth in Article IV and the satisfaction of the conditions precedent set forth in Section 7.1 or Section 7.2, Parent shall, and shall cause its Subsidiaries to, give the Company and its Representatives, upon reasonable notice, reasonable access during normal business hours to reasonably accessible information and relevant officers and employees of Parent and its Subsidiaries.

(c) Nothing in Section 5.1(a) or Section 5.1(b) shall require the Company or Parent to provide access or to disclose any information to the other party or its representatives if such access or disclosure would be in violation of applicable Laws or binding agreements entered into by the Company or its Subsidiaries or Parent or its Subsidiaries, as the case may be, prior to the date of this Agreement or would reasonably be expected to result in a loss or impairment of the protection of any attorney-client or work product privilege (provided that the Company or Parent, as the case may be, uses its commercially reasonable efforts to make alternative arrangements to provide such access or disclosure in a way that does not violate applicable Laws or binding agreements or would not result in the loss or impairment of such privilege). If any of the information or material furnished pursuant to Section 5.1(a) or Section 5.1(b) includes material or information subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened Litigation or governmental investigations, each party hereto understands and agrees that the parties hereto have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of the parties hereto that the sharing of such material or information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or information or its continued

protection under the attorney-client privilege, work product doctrine or other applicable privilege. All such information provided by the Company or Parent that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement and the joint defense doctrine. All such information provided by the Company or Parent shall be subject to the terms of the Confidentiality Agreement.

5.2. Preservation of Company Business. During the Interim Period, other than (i) as required or expressly permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law or (iv) as set forth in Section 5.2 of the Company Disclosure Letter, the Company shall, and shall cause its Subsidiaries to (1) be operated only in the ordinary course of business and consistent with past practice in all material respects, and (2) use commercially reasonable efforts to preserve intact in all material respects their businesses and the Assets, keep available the services of directors, officers and employees and preserve intact their relationships with bank sponsors, Card Schemes, customers and others having business dealings with them. Without limiting the generality of the foregoing, the Company shall not, and shall cause its Subsidiaries not to, other than (i) as otherwise required or expressly permitted by this Agreement, (ii) with the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law or (iv) as set forth in Section 5.2 of the Company Disclosure Letter:

(a) amend their respective Organizational Documents;

(b) sell, lease, transfer, license, assign or otherwise dispose of any Asset having a value in excess of one million dollars ($1,000,000) individually or five million dollars ($5,000,000) in the aggregate, other than transactions among the Company and its Subsidiaries or solely among the Company’s Subsidiaries or licenses with respect to trademarks and software in the ordinary course of business consistent with past practice;

(c) except as required by applicable Law or as required under the terms of any collective bargaining agreement or Benefit Plan as in effect on the date hereof, (i) increase or agree to increase the compensation or employee benefits payable or to become payable to any current or former employee, director or individual independent contractor of the Company or any of its Subsidiaries, other than with respect to customary and ordinary course of business, consistent with past practice, (A) adjustments to base salaries or base wages of employees or officers whose annualized compensation for the current calendar year is scheduled to be less than one hundred and seventy-five thousand dollars ($175,000) and (B) annual increases in annual base salary or base wages of employees or officers to be effective for the 2016 calendar year, (ii) grant, accelerate, or modify the period of exercisability or vesting of, any Equity Award or other equity compensation awards, (iii) establish, adopt, enter into or amend any collective bargaining agreement, or any other contract or work rule or practice with any labor union, labor organization or works council, or recognize any union or other labor organization as a representative of any employee of the Company or its Subsidiaries, (iv) hire (other than to fill an open position in the customary and ordinary course of business) or terminate (other than for cause) any employee or individual independent contractor whose annualized compensation is greater than two hundred and twenty-five thousand dollars ($225,000), (v) establish, adopt, enter into, materially amend or terminate any Benefit Plan or any plan, contract, policy or program that would be a Benefit Plan if in effect as of the date hereof, (vi) grant any severance or termination pay to, or enter into any severance agreement with, any of its directors, officers, employees or individual independent contractors, (vii) adjust any commission plans, other than any adjustments in the ordinary course of business, consistent with past practice, (viii) pay bonuses to employees or individual independent contractor other than with respect to customary and ordinary course year-end bonuses that have been previously accrued, or (ix) fund (or agree to fund) any rabbi trust;

(d) issue, deliver, sell, pledge, dispose of, grant, award or encumber (or authorize the issuance, delivery, sale, pledge, disposition of, grant, award or encumbrance), any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its Subsidiaries (except (a) for the issuance of shares of Common Stock upon the exercise, vesting or settlement of Equity Awards outstanding as of the date hereof in accordance with the terms of the applicable Benefit Plan and award agreement,(b) for any issuance, sale or disposition to the Company or a wholly-owned Subsidiary of the Company by any Subsidiary of the Company or (c) Liens securing obligations under the Existing Credit Facility) or enter into any agreement, understanding or arrangement with respect to the sale of capital stock or any other ownership interest or any voting securities;

(e) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company (except (a) for the acquisition of shares of Common Stock tendered in connection with a cashless exercise of Options outstanding as of the date hereof or in order to pay Taxes in connection with the exercise of Options outstanding as of the date hereof pursuant to the terms of the applicable Company Equity Plan and award agreement or (b) shares of Common Stock withheld in order to pay Taxes in connection with the vesting or settlement of any Restricted Stock Units or Performance Share Units outstanding as of the date hereof pursuant to the terms of the applicable Company Equity Plan and award agreement), or reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s Subsidiaries;

(f) incur, guarantee or become liable for any indebtedness, other than (i) borrowings and other extensions of credit under the Existing Credit Facility in an amount not to exceed $25,000,000, (ii) intercompany loans between the Company and a wholly-owned Subsidiary of the Company or among the Company’s wholly-owned Subsidiaries, (iii) short-term revolving lines of credit with sponsor banks in the ordinary course of business consistent with past practice, the proceeds of which are used to fund settlement and merchant advances, in an aggregate amount not to exceed the amount needed for the Company to provide services to its customers in the ordinary course of business or (iv) guarantees by the Company or any of the Company’s Subsidiaries of indebtedness of the Company or any of its wholly-owned Subsidiaries;

(g) create or incur any Lien on any material Asset, other than (i) Permitted Liens or (ii) any Lien that can be discharged at Closing in connection with the repayment of any indebtedness incurred in compliance with Section 5.2(f);

(h) merge or consolidate with any other Person or acquire stock or assets of any other Person (other than transactions between the Company and any wholly-owned Subsidiary or among wholly-owned Subsidiaries which will not result in adverse tax consequences to the Company and its Subsidiaries; provided that the Company provides Parent with notice of any such transaction) or effect any business combination, recapitalization or similar transaction (other than the Mergers);

(i) except to the extent expressly permitted by any other clause of this Section 5.2, (i) enter into any Contract to provide services which the Company expects would result in revenue to the Company or any of its Subsidiaries of one million dollars ($1,000,000) or more in the twelve month period following the date hereof; provided, that, notwithstanding clause (ii) of this Section 5.2(i), the Company may enter into Contracts to provide services which the Company expects to result in revenue to the Company or any of its Subsidiaries of one million dollars ($1,000,000) or more in the ordinary course of business, including with respect to matters that are natural extensions of the Company’s business as of the date hereof consistent with similar existing business relationships, (ii) enter into, terminate (other than at the end of a term in the ordinary course of business) or materially amend in a manner adverse to the Company or any of its Subsidiaries any Material Contract or Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement, (ii) waive any material right under or release, settle or compromise any material claim against the Company or any liability or obligation owing to the Company under any Material Contract or (iii) enter into any Leases for real property;

(j) (i) acquire or license any material Intellectual Property from any third party, except in the ordinary course of business consistent with past practice or (ii) subject to a Lien, assign, license, transfer, fail to maintain, cancel or permit to lapse any right, title or interest of the Company or any of its Subsidiaries in any material Intellectual Property other than in the ordinary course of business consistent with past practice;

(k) make any material loan, advance or capital contribution to or investment in any Person, other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries or by its wholly-owned Subsidiaries to the Company or to other of the Company’s wholly-owned Subsidiaries;

(l) make any material change to its accounting methods, policies or practices with respect to the maintenance of books of account and records, or materially change its cash management or working capital practices, in each case except as required by GAAP or applicable Law;

(m) (i) make, change or revoke any Tax election, (ii) change any Tax accounting period or any method of Tax accounting, (iii) amend any material Tax Return or file any claim for a material Tax refund, (iv) enter into any “closing agreement” within the meaning of Section 7121(a) of the Code (or any similar provision of state, local or foreign Law) or other material agreement with any Taxing Authority or request any ruling from any Taxing Authority, (v) settle or compromise any material Tax claim or Tax Proceeding or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, (vi) enter into any material Tax sharing, allocation, indemnity or similar agreement or arrangement (other than customary provisions in commercial arrangements entered into in the ordinary course of its business and the primary purpose of which is not related to Taxes) or (vii) except in the ordinary course of business consistent with past practice, consent to any extension or waiver of any statute of limitations or period for assessment or collection of any material Tax;

(n) make any capital expenditures or commitments for capital expenditures, in each case other than in the ordinary course of business consistent with the budget previously provided by the Company to Parent (the “Budget”);

(o) enter into any contract or series of related contracts relating to currency hedges, interest rate hedges, commodity hedges, swaps, options or derivatives, in each case other than in the ordinary course of business and not for speculative purposes;

(p) enter into any new line of business;

(q) other than in the ordinary course of business consistent with past practice, materially reduce the amount of insurance coverage or fail to renew or maintain existing insurance policies or comparable replacement policies;

(r) forgive, cancel or compromise any material debt or claim, or waive, release or assign any right or claim of material value, other than in the ordinary course of business consistent with past practice;

(s) subject to Section 5.12 which addresses Transaction Litigation, (i) pay, discharge, settle or satisfy any pending or threatened Litigation, other than any settlement or compromise which does not (x) contemplate, involve or include any admission of wrongdoing or misconduct on the part of the Company or any of its Subsidiaries or (y) provide for any relief or settlement other than the payment solely of money not in excess of one hundred thousand dollars ($100,000) individually or five hundred thousand dollars ($500,000) in the aggregate or (ii) commence any Litigation except in respect of the customary enforcement of rights of the Company or any Subsidiary under commercial agreements; provided, that the Company provides Parent with notice of any such Litigation;

(t) adopt or enter into a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Mergers);

(u) adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging Parent or a Merger Sub from acquiring control of the Company pursuant to this Agreement;

(v) declare or pay any dividend on shares of Common Stock, other than ordinary course quarterly dividends in accordance with past practice (including with respect to amount and declaration, record and payment dates); or

(w) authorize any of, or agree or commit to do any of, the foregoing actions.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Closing.

Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the operations of the Company and its Subsidiaries.

5.3. Preservation of Parent Business. During the Interim Period, Parent shall not, and shall cause its Subsidiaries not to, other than (i) as otherwise required or expressly permitted by this Agreement, (ii) with the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), (iii) as required by applicable Law or (iv) as set forth in Section 5.3 of the Parent Disclosure Letter:

(a) amend the Organizational Documents of Parent or otherwise take any action to exempt any person from any provision of the Organizational Documents of Parent, in either case in any manner that would be materially adverse to the holders of Common Stock;

(b) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, other than the Mergers and other than any mergers, consolidations, restructurings or reorganizations solely among Parent and its Subsidiaries or among Parent’s Subsidiaries;

(c) declare or pay any dividend on shares of Parent Common Stock, other than ordinary course quarterly dividends in accordance with past practice (including with respect to amount and declaration, record and payment dates);

(d) redeem, purchase or otherwise acquire any shares of its capital stock, or any other securities or obligations convertible into or exchangeable for any shares of its capital stock (except the acceptance of shares of Parent Common Stock as payment for the exercise price of options to purchase shares of Parent Common Stock granted pursuant to Parent’s benefit plans or equity awards or for withholding Taxes incurred in connection with the exercise of options to purchase shares of Parent Common Stock or settlement of other equity awards, including restricted stock units and performance stock units, related to the Parent Common Stock, or the repurchase or cancelation of equity from an employee in connection with a termination, in each case in accordance with the terms of the applicable plan or award document);

(e) reclassify, combine, split or subdivide any shares of capital stock of Parent; or

(f) authorize any of, or agree or commit to do any of, the foregoing actions.

5.4. Acquisition Proposals.

(a) The Company shall not, and shall cause its Subsidiaries and its and its Subsidiaries’ directors, officers, and employees and shall direct and use reasonable best efforts to cause the attorneys, accountants, investment bankers and other advisors or representatives (collectively, “Representatives”) of the Company and its Subsidiaries not to, directly or indirectly, (i) initiate, solicit or knowingly induce or encourage or otherwise knowingly facilitate (including by providing non-public information relating to the Company and its Subsidiaries) any inquiries with respect to, or the making of, any Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) engage, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential or nonpublic information or data to, any Person in connection with, relating to or for the purpose of encouraging or facilitating an Acquisition Proposal or any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar written or oral agreement relating to any Acquisition Proposal, and the Company shall not resolve or agree to do any of the foregoing. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in the preceding sentence by any Representatives of the Company or any of its Subsidiaries shall be a breach of this Section 5.4(a). The Company shall, shall cause each of its Subsidiaries and internal Representatives to, and shall direct and use its best efforts to cause each of its external Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations or other activities with any Person (other than Parent and the Merger Subs) in connection with an Acquisition Proposal. The Company also agrees that it will promptly request each Person (other than Parent and the Merger Subs) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof in accordance with the terms of the applicable confidentiality agreement, and shall terminate access to data rooms furnished in connection therewith. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent orally and in writing of the receipt by the Company or its Representatives of any inquiries, proposals or offers, any requests for information, or any requests for discussions or negotiations with the Company or any of its Representatives, in each case with respect to an Acquisition Proposal or any offer, inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal, which notice shall include a summary of the material terms and conditions of, and the identity of the Person making, such Acquisition Proposal, inquiry, proposal or offer, and copies of any such written requests, proposals or offers, including proposed agreements, and thereafter shall keep Parent reasonably informed, on a current basis (and in any event within twenty-four (24) hours), of any material developments regarding any Acquisition Proposals or any material change to the terms and status of any such Acquisition Proposal. The Company agrees that neither it nor any of its Subsidiaries shall terminate, waive, amend, release or modify any provision of any existing standstill or similar agreement to which it or one of its Subsidiaries is a party, except that prior to, but not after, obtaining the Company Requisite Vote, if after consultation with, and taking into account the advice of, outside legal counsel, the Company Board determines that the failure to take such action would be reasonably likely to be a violation of its fiduciary duties under applicable Law, the Company may waive any such standstill provision solely to the extent necessary to permit a third party to make, on a confidential basis, to the Company Board, an Acquisition Proposal conditioned upon such third party agreeing that the Company shall not be prohibited from providing any information to Parent (including regarding any such Acquisition Proposal) in accordance with and otherwise complying with this Section 5.4. The Company shall promptly after the date of this Agreement terminate any waiver that may have heretofore been granted to any Person other than Parent or a Merger Sub under any confidentiality and standstill provisions of any confidentiality agreement entered into with respect to an Acquisition Proposal or any offer, inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal.

(b) Notwithstanding anything to the contrary herein, nothing contained herein shall prevent the Company or the Company Board from:

(i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), in each case, to the extent legally required, or from making any other disclosure to stockholders if, after consultation with, and taking into account the advice of, outside legal counsel, the Company Board determines that the failure to make such disclosure would be reasonably likely to be a violation of its fiduciary duties under applicable Law (provided that neither the Company nor the Company Board may recommend any Acquisition Proposal unless expressly permitted by Section 5.4(c), and provided, further, that any such disclosure that has the substantive effect of withdrawing or adversely modifying the Recommendation shall be deemed to be a Change of Recommendation); provided, further, that the issuance by the Company or the Company Board of a “stop, look and listen” communication as contemplated by Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to its stockholders) in which the Company indicates that the Company Board has not changed the Recommendation shall not constitute a Change of Recommendation;

(ii) prior to, but not after, obtaining the Company Requisite Vote, (1) providing access to its properties, books and records and providing information or data or (2) engaging in negotiations or discussions, in each case in response to a request therefor by a Person or group who has made a bona fide written Acquisition Proposal that was made after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise arise from a, violation of Section 5.4 or any other violation of this Agreement, if the Company Board (A) shall have determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal is reasonably expected to constitute, result in or lead to a Superior Proposal, (B) shall have determined in good faith, after consultation with, and taking into account the advice of, outside legal counsel, that the failure to provide such access or engage in such negotiations or discussions would be reasonably likely to be a violation of its fiduciary duties under applicable Law and (C) has received from the Person so requesting such information or to engage in such discussions or negotiations an executed Acceptable Confidentiality Agreement; provided, that any such access, information or data has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time such access, information or data is provided to such Person or group; provided, further, that, without limiting the requirements set forth in Section 5.4(a), the Company shall promptly, and in any event within twenty-four (24) hours, notify Parent if the Company furnishes any such access, information or data to Parent and/or enters into any discussions or negotiations; and

(iii) prior to, but not after, obtaining the Company Requisite Vote, making a Change of Recommendation (but only if permitted by Section 5.4(c)).

(c) Notwithstanding anything herein to the contrary, if, at any time prior to, but not after, obtaining the Company Requisite Vote, the Company Board determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, in response to a bona fide written Acquisition Proposal that was made after the date hereof and was not initiated, solicited, encouraged or facilitated in, and did not otherwise arise from a, violation of Section 5.4 or any other violation of this Agreement, that such Acquisition Proposal constitutes a Superior Proposal (taking into account any adjustment to the terms and conditions of this Agreement proposed in writing by Parent and the Merger Subs in response to such Acquisition Proposal or otherwise) and, after consultation with outside legal counsel, the failure to take the action in (i) or (ii) below would be reasonably likely to be a violation of the Company Board’s fiduciary duties under applicable Law, the Company or the Company Board may (i) terminate this Agreement pursuant to Section 8.1(d)(ii) to enter into a definitive agreement with respect to such Superior Proposal or (ii) (1) withdraw, modify, qualify in any manner adverse to Parent or change the Recommendation, or formally resolve to effect or publicly announce an intention to effect any of the foregoing or (2) approve, endorse or recommend or propose publicly to approve, endorse or recommend, an Acquisition Proposal (either, a “Change of Recommendation”); provided, however, that, if the Company terminates the Agreement pursuant to Section 8.1(d)(ii), the Company pays to Parent the Company Termination Fee required to be paid pursuant to Section 8.3(b)(i) concurrently with or prior to such termination; provided further that the Company will not be entitled to enter into such definitive agreement and to terminate this Agreement in accordance with Section 8.1(d)(ii) or effect a Change of Recommendation pursuant to this paragraph unless (x) the Company delivers to Parent a written notice (a “Company Notice”), advising Parent that the Company Board proposes to take such action and containing the material terms and conditions of the Superior Proposal that is the basis of the proposed action by the Company Board (including the identity of the party making such Superior Proposal and copies of any written proposals or offers, including proposed agreements) and (y) at or after 11:59 p.m., New York City time, on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice (such period from the time a Company Notice is provided until 11:59 p.m. New York City time on the fourth (4th) Business Day immediately following the day on which the Company delivered the Company Notice, the “Notice Period”), the Company Board reaffirms in good faith (after consultation with the Company’s outside legal counsel and financial advisor and taking into account any adjustment to the terms and conditions of this Agreement proposed in writing by Parent during the Notice Period) that such Acquisition Proposal continues to constitute a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be a violation of the Company Board’s fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal would cease to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment to the terms and conditions of a proposed agreement relating to a Superior Proposal will be deemed to be a new proposal or proposed agreement relating to a Superior Proposal for purposes of this Section 5.4(c) requiring a new Company Notice and an additional Notice Period, provided that the applicable Notice Period shall end at 11:59 p.m., New York City time, on the second (2nd) Business Day immediately following the day on which the Company delivered the Company Notice (it being understood and agreed that in no event shall any such additional Notice Period be deemed to shorten the initial four (4) Business Day Notice Period). Notwithstanding anything herein to the contrary, at any time prior to but not after obtaining the Company Requisite Vote, the Company Board may effect a Change of Recommendation referred to in clause (1) of such definition (other than in response to the receipt or making of an Acquisition Proposal) if there exists, with respect to the Company or its Subsidiaries, any event, development, change, effect or occurrence that was not known by the Company Board or, if known, the consequences of which were not known or reasonably foreseeable, as of the date of this Agreement, and the Company Board shall have determined in good faith, after consultation with, and taking into account the advice of, outside legal counsel, that the failure of the Company Board to effect such a Change of Recommendation would be reasonably likely to be a violation of its fiduciary duties under applicable Law; provided, that the Company will not be entitled to effect such a Change of Recommendation pursuant to this sentence unless (1) the Company delivers to Parent a Company Notice advising Parent that the Company Board proposes to take such action and specifying, in reasonable detail, the reasons therefor and (2) at or after the end of the Notice Period, the Company Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisors and taking into account any adjustment to the terms and conditions of this Agreement proposed in writing by Parent during the Notice Period) that, taking into account the advice of outside legal counsel, the failure to effect such a Change of Recommendation pursuant to this sentence would be reasonably likely to be a violation of the Company Board’s fiduciary duties under applicable Law. If requested by Parent, the Company will, and will cause its Representatives to, during the Notice Period, engage in good faith negotiations with Parent and its Representatives to make such adjustments in the terms and conditions of this Agreement so that the Company Board shall not make the determination referred to in clause (2) of the immediately preceding sentence at the end of the Notice Period.

(d) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Acquisition Proposal” means any inquiry, proposal or offer (including a tender offer) from any Person or group of Persons (other than Parent or a Merger Sub) relating to (A) any merger, consolidation, dissolution, liquidation, recapitalization, reorganization, spin off, share exchange, business combination, purchase, joint venture or similar transaction with respect to the Company or any Significant Subsidiary, (B) any direct or indirect acquisition or purchase, in one transaction or a series of related transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute twenty percent (20%) or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or twenty percent (20%) or more of the total voting power of the equity securities of the Company or (C) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning twenty percent (20%) or more of the total voting power of the equity securities of the Company.

(ii) “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal (with all references to twenty percent (20%) in the definition of Acquisition Proposal being treated as references to fifty percent (50%) for these purposes) that the Company Board in good faith, after consultation with the Company’s financial advisors and outside legal counsel, determines is more favorable from a financial point of view to the stockholders of the Company than the Mergers taking into account all financial, legal, financing (including availability thereof), regulatory and other aspects of such proposal, including all conditions contained therein, and risks, likelihood and timing of consummation of such proposal, such other matters that the Company Board deems relevant and any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 5.4(c).

5.5. Preparation of Form S-4 and the Proxy Statement; Stockholder’s Meeting.

(a) As promptly as practicable after the execution of this Agreement, (i) the Company and Parent shall prepare and file with the SEC the proxy statement to be sent to the stockholders of the Company relating to the Stockholders Meeting and the prospectus relating to the shares of Parent Common Stock to be issued in the Mergers (as amended or supplemented from time to time, the “Proxy Statement”) and (ii) Parent shall prepare (with the Company’s reasonable cooperation) and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, the “Form S-4”), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common

Stock to be issued in the Mergers. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Mergers. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information. Unless the Company Board has made a Change of Recommendation in accordance with Section 5.4(c), the Recommendation shall be included in the Proxy Statement.

(b) The Company, acting through the Company Board (or a committee thereof), shall as soon as reasonably practicable after the Form S-4 has been declared effective, take all action necessary, including under the DGCL, to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving and adopting this Agreement (including any adjournment or postponement thereof, the “Stockholders Meeting”) and shall not postpone, recess or adjourn such meeting; provided that the Company may postpone, recess or adjourn such meeting to the extent required by applicable Law or in order to solicit additional votes as needed to obtain the Company Requisite Vote; provided that the Stockholders Meeting shall not be postponed, recessed or adjourned pursuant to the preceding proviso to a date that is more than thirty (30) days after the date on which the Stockholders Meeting was originally scheduled without the prior written consent of Parent. The Company, acting through the Company Board (or a committee thereof), shall (a) subject only to a Change of Recommendation made in accordance with Section 5.4(c), include in the Proxy Statement the Recommendation, (b) include the written opinion of the Company Financial Advisors, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock (other than Parent and its Affiliates) and (c) subject only to a Change of Recommendation made in accordance with Section 5.4(c), use its reasonable best efforts to obtain the Company Requisite Vote, including to actively solicit proxies necessary to obtain the Company Requisite Vote. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent. Notwithstanding anything to the contrary contained in this Agreement, if subsequent to the date of this Agreement the Company Board makes a Change of Recommendation, the Company nevertheless shall submit this Agreement to the holders of shares of Common Stock for approval and adoption at the Stockholders Meeting unless and until this Agreement is terminated in accordance with its terms.

5.6. Efforts.

(a) Subject to the terms and conditions hereof, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated hereby as promptly as practicable, including using its reasonable best efforts to obtain or make all necessary or appropriate filings required under applicable Law and to lift any injunction or other legal bar to the consummation of the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. None of the parties shall knowingly take, cause or permit to be taken or omit to take any action which such party reasonably expects is likely to materially delay or prevent consummation of the transactions contemplated by this Agreement.

(b) (i) The Company and Parent will as soon as practicable but in any event no later than ten (10) Business Days after the date hereof file with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice the notification and report forms required for the transactions contemplated hereby and (ii) subsequent to any filing made hereunder, Parent and the Company will provide any supplemental information that may be requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act. Each of Parent and the Company will promptly furnish to the other (x) all necessary information as the other may reasonably request in connection with the preparation of any filing or submission pursuant to the HSR Act and (y) copies of all substantive written communications (and memoranda setting forth the substance of any oral communication) with any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that Parent or Company can redact discussions of the transaction value and reasonably designate applicable materials as for review by the other’s outside counsel only. The parties shall also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other Competition Laws. Without limiting the foregoing, the parties hereto agree to (i) give each other reasonable advance notice of all meetings, substantive telephone calls or discussions with any Governmental Authority in connection with or relating to the HSR Act or any other Competition Laws, (ii) give each other an opportunity to participate in each of such meetings, substantive telephone calls or discussions, (iii) to the extent practicable, give each other reasonable advance notice of all substantive oral communications with any Governmental Authority in connection with or relating to HSR Act or any other Competition Laws, (iv) if any Governmental Authority initiates a substantive oral communication in connection with or relating to the HSR Act or any other Competition Laws, promptly notify the other party of the substance of such communication, (v) provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Authority in connection with or relating to the HSR Act or any other Competition Laws and (vi) provide each other with copies of all written communications to or from any Governmental Authority in connection with or relating to the HSR Act or any other Competition Laws.

(c) The parties shall (i) respond as promptly as reasonably practicable to any inquiries or requests for documentation or information or any request for additional information (a “second request”, under the HSR Act received from a Governmental Authority and to all other inquiries and requests received from a Governmental Authority in connection with Competition Law matters, and (ii) use their reasonable best efforts to resolve objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under any Competition Laws and to cause the waiting periods, approvals or other requirements under the HSR Act and all other Competition Laws to terminate or expire or be obtained prior to the Termination Date.

(d) Without limiting the generality of the foregoing, in connection with the efforts referenced in Sections 5.6(c) and 5.6(d) to obtain all necessary consents, approvals, waivers and authorizations of any Governmental Authority required, or considered by Parent to be advisable to be obtained pursuant to the HSR Act, each party to this Agreement shall: (i) cooperate fully with the other parties hereto, shall execute and deliver such further documents, certificates, agreements and instruments and shall take such other actions as may be reasonably requested by any other party hereto to evidence or reflect the Merger (including the execution and delivery of all documents, certificates, agreements and instruments reasonably necessary for all filings hereunder); (ii) use reasonable best efforts to give all notices (if any) required to be made and given by such party to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement; (iii) use reasonable best efforts to obtain each approval, consent, ratification, permission, waiver or authorization required to be obtained by such party in connection with the Merger or any of the other transactions contemplated by this Agreement; and (iv) use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger; provided, that, notwithstanding anything to the contrary in this Agreement, in no event will Parent, the Company or any of their respective Subsidiaries, be required to (and in no event will the Company, and the Company will cause its Subsidiaries not to, without the prior written consent of Parent) (x) commit, agree, or submit (or offer to commit, agree, or submit) to any consent decree, hold separate order, sale, divestiture, lease, license, transfer, disposal, Lien, other change or restructuring of, or operating restriction with respect to the businesses, properties, product lines, assets, permits, operations, rights, or interest therein of Parent, the Company or any of their respective Subsidiaries that would have, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or Parent and its Subsidiaries, taken as a whole, in each case measured on a scale relative to the Company and its Subsidiaries, taken as a whole or (y) commit, agree, or submit (or offer to commit, agree, or submit) to any action or agree to any remedies, terms or conditions in connection with its obligations under this Section 5.6 not conditioned on the consummation of the Mergers. If requested by Parent, the Company (on behalf of itself and its Subsidiaries, as appropriate) will agree to any action contemplated by this Section 5.6, provided that any such agreement or action is conditioned on the consummation of the Mergers. In furtherance of the foregoing, each of Parent and the Merger Subs agree to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Authority or other Person whose consent or approval is sought hereunder. The parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this section so as to preserve any applicable privilege.

(e) Notwithstanding anything herein to the contrary, Parent shall bear the cost of any filing fee payable to a Governmental Authority in connection with any filings made under this Section 5.6.

5.7. Employment Matters.

(a) For the one (1) year period immediately following the Closing Date, Parent shall provide, or cause its Subsidiaries to provide, each employee of the Company or any of its Subsidiaries as of the Closing, to the extent that each such employee remains employed with Parent or any of its Affiliates (including the Surviving Company) as of and following the Closing (any such employee, a “Continuing Employee”) with: (i) at least the same annual base salary or wage rate as in effect immediately prior to the Closing Date, (ii) at least the same cash bonus or other short-term cash incentive opportunities (excluding any equity-based incentive opportunities) provided to such Continuing Employee by the Company in respect of the fiscal year in which the Closing Date occurs, (iii) equity-based incentive compensation opportunities that are substantially comparable to those provided to similarly situated employees of Parent (other than with respect to sales employees), and (iv) other employee benefits (including paid time off and perquisites) that are substantially similar in the aggregate to those employee benefits provided to such Continuing Employee immediately prior to the Closing Date under the Benefit Plans. Without limiting the immediately preceding sentence, Parent shall provide, or shall cause its Subsidiaries to provide, each Continuing Employee (other than any Continuing Employee who is party to an individual employment or severance agreement) whose employment is terminated by Parent or its Subsidiaries during the one (1) year period immediately following the Closing Date with severance benefits on the same terms and conditions and at a level at least equal to the level of severance benefits provided by the Company immediately prior to the Effective Time in accordance with the Company’s severance policy, determined (1) without taking into account any reduction after the Closing in compensation paid to such Continuing Employee and (2) by taking into account each Continuing Employee’s service with the Company and its Subsidiaries (and any predecessor entities) and, after the Closing, Parent and its Subsidiaries, and subject to such Continuing Employee’s execution and non-revocation of a release of claims in the form used by the Company as of immediately prior to the Closing Date. Nothing in this Section 5.7 shall require Parent to make any specific bonus payment to a Continuing Employee, provided that such Continuing Employee’s bonus opportunity remained the same during the one (1) year period immediately following the Closing Date to the extent required by this Section 5.7.

(b) Periods of employment with the Company or any of its current or former Affiliates, to the extent recognized under any comparable Benefit Plan of the Company and its Affiliates, including their predecessor entities (and if no such comparable Benefit Plan exists, as such service would generally be recognized by the Company prior to the Closing Date), shall be taken into account for all purposes, including, as applicable, eligibility for participation, vesting, level of benefits, and benefit accrual of any Continuing Employee under the corresponding employee benefit plan offered by Parent or an Affiliate of Parent to the Continuing Employees, including vacation plans or arrangements, defined contribution, and any severance and welfare plans; provided, however, that Parent and its Affiliates shall not be required to recognize such service (x) for purposes of benefit accrual under defined benefit pension plans, (y) for purposes of plans that are frozen to new participants, or (z) to the extent such credit would result in duplication of benefits. Additionally, Parent shall use commercially reasonable efforts to (i) waive any limitation on health insurance coverage of the Continuing Employees and their eligible dependents due to pre-existing conditions under all applicable health care plans of Parent or an Affiliate of Parent to the extent such condition was satisfied or waived under the comparable Benefit Plan prior to the Closing Date and (ii) credit all Continuing Employees and their eligible dependents with all payments credited against out-of-pocket maximums and deductible payments and co-payments paid by such Person, in each case, under the comparable Benefit Plan prior to the Closing Date during the plan year in which the Closing Date occurs (or if later, the plan year in which such Person becomes eligible to participate in a plan of Parent or an Affiliate of Parent) for the purpose of determining the extent to which any such Person has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health insurance plans of Parent or an Affiliate of Parent for such year.

(c) Parent shall, or shall cause its Subsidiaries to, assume and honor all Benefit Plans in accordance with their terms. Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Benefit Plans will occur at the Effective Time.

(d) Parent and the Company each agree to the additional matters set forth in Section 5.7(d) of the Company Disclosure Letter.

(e) Upon written notice from Parent at least ten (10) Business Days prior to the Closing Date, the Company shall take all actions that may be necessary or appropriate to cause the Heartland Payment Systems 401(k) Profit Sharing Plan and any other Benefit Plan that is a defined contribution plan intended to be qualified under Section 401(a) of the Code that contains a Code Section 401(k) cash or deferred arrangement (each, a “Company 401(k) Plan”) to terminate effective no later than the day immediately prior to the Closing Date, subject to the occurrence of the Effective Time. All resolutions, notices or other documents issued, adopted or executed in connection with such termination shall be subject to Parent’s prior reasonable review and comment. In the event Parent provides the written notice described in this Section 5.7(e), as of the Closing Date, Parent shall have in place a tax qualified defined contribution retirement plan (the “Parent 401(k) Plan”) in which Continuing Employees who were eligible to participate in any Company 401(k) Plan immediately prior to the Closing Date (whether or not actively participating) shall be immediately eligible to participate (with the waiting period for any Continuing Employee who is not actively participating in a Company 401(k) Plan not to exceed the applicable waiting period under the Company 401(k) Plans). The Parent 401(k) Plan shall permit each such Continuing Employee with an account balance in any Company 401(k) Plan to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code) to the Parent 401(k) Plan, in the form of cash, common stock or loan promissory notes as applicable, in an amount equal to all or any portion of the account balance distributed to such Continuing Employee from any Company 401(k) Plan.

(f) Nothing in this Section 5.7 shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan or (ii) prohibit Parent or any of its Affiliates from amending or terminating any employee benefit plan or from terminating the employment of any Continuing Employee. The provisions of this Section 5.7 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.7, express or implied, shall confer upon any Continuing Employee, or legal representative or beneficiary thereof or other Person, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement or a right of any employee or beneficiary of such employee or other Person under an employee benefit plan that such employee or beneficiary or other Person would not otherwise have under the terms of that employee benefit plan without regard to this Agreement.

5.8. Public Announcements. The Company and Parent shall agree on a joint press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter (and subject to any Change of Recommendation to the extent permitted by Section 5.4(c) in the case of the Company), each party hereto will consult with the other party before issuing any other press release or otherwise making any public statements or disclosures with respect to the transactions contemplated by this Agreement, including the terms hereof, and each party shall not, without the prior written consent of the other party (which consent will not be unreasonably withheld, delayed or conditioned), issue any such press release or make any such public statement with respect to the transactions contemplated by this Agreement, except as may be required by applicable Law or regulation (including any NYSE requirement).

5.9. Indemnification of Directors and Officers.

(a) Parent and the Merger Subs agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries as provided in the Organizational Documents of the Company or any such Subsidiary or in any written agreement set forth on Section 5.9(a) of the Company Disclosure Letter (the “Indemnity Agreements”) shall survive the Mergers and shall continue in full force and effect in accordance with their terms to the extent provided in the following sentence. From and after the Effective Time for a period of six (6) years, the Surviving Company shall, and Parent shall cause the Surviving Company to, (i) indemnify, defend and hold harmless, and advance expenses (subject to the Person to whom expenses are advanced providing an undertaking to repay such advances if it is finally determined by a court of competent jurisdiction that such Person is not entitled to indemnification) to, any individual who, on or prior to the Effective Time, was an officer or director of the Company or any of the Company’s Subsidiaries (each, an “Indemnitee”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent permitted by Law as required by (x) the Organizational Documents of the Company or any such Subsidiary as in effect on the date of this Agreement and (y) the Indemnity Agreements, and (ii) not amend, repeal or otherwise modify any such provisions referenced in subsections (i)(x) and (y) above in any manner that would adversely affect the indemnification rights thereunder of any Indemnitees. The Company has made available to Parent true, complete and correct copies of the Indemnity Agreements.

(b) Without limiting the provisions of Section 5.9(a), during the period commencing as of the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Surviving Company to the fullest extent permitted under applicable Law, (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with any Litigation, whether civil, criminal, administrative or investigative, to the extent such Litigation arises out of or pertains to the fact that an Indemnitee is or was an officer or director of the Company or any of its Subsidiaries, or an officer, director or trustee of any other Person at the request of the Company or any of its Subsidiaries, prior to the Effective Time, in each case, whether asserted or claimed prior to, at or after the Effective Time; and (ii) pay in advance of the final disposition of any such Litigation the expenses (including reasonable attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified.

(c) The Company shall or, if the Company is unable to, Parent shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance (collectively, the “D&O Insurance”), in each case, for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms that are no less favorable than the coverage provided under the Company’s existing policies; provided, however, that the maximum aggregate annual premium for such insurance policies for any such year shall not be in excess of the maximum aggregate annual premium contemplated by the immediately following sentence. If the Company or the Surviving Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, there shall be no breach of this provision so long as (i) the Surviving Company shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or (ii) Parent will cause the Surviving Company to provide, for a period of not less than six (6) years after the Effective Time, the Indemnitees who are insured under the Company’s D&O Insurance as of the date hereof with comparable D&O Insurance that provides coverage for events occurring at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier, on terms that are no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that neither Parent nor the Surviving Company shall be required to pay an annual premium for such insurance policies in excess of two hundred fifty percent (250%) of the annual premium paid by the Company for coverage for its last full fiscal year for such insurance.

(d) The Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9. The provisions of this Section 5.9 are intended to be for the benefit of each Indemnitee and his or her successors, heirs or representatives.

(e) The rights of each Indemnitee under this Section 5.9 shall not be deemed exclusive of any other rights to which such a Person is entitled, whether pursuant to applicable Law, contract or otherwise.

5.10. Financing.

(a) To the extent that the Parent does not have cash currently, or at any time prior to the Effective Time, available that is sufficient to enable it to consummate the Mergers, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and procure and have available, as of the Effective Time, funds sufficient to pay all of the cash amounts required to be provided by Parent for the consummation of the transactions contemplated hereby, including the amounts payable in connection with the consummation of the Mergers, all related fees and expenses required to be paid as of the date of the consummation of the Mergers and the funds to be provided by (or on behalf of) Parent to the Company to enable the refinancing of the Existing Credit Facility. In furtherance of the foregoing, Parent and the Merger Subs shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Debt Financing on the terms and conditions described in or contemplated by the Debt Financing Commitments, including using reasonable best efforts to satisfy on a timely basis all conditions to funding in the Debt Financing Commitments. Parent and the Merger Subs shall not (without the prior written consent of the Company) consent or agree to any amendment or modification to, or any waiver of any provision under, the Debt Financing Commitments, or enter into any other agreement or arrangement with respect to alternative financing, if such amendment, modification or waiver or other agreement or arrangement imposes new or additional material conditions or otherwise materially expands any of the conditions to the receipt of the Debt Financing or otherwise would or would reasonably be expected to prevent or materially delay the funding or financing described therein or the consummation of the transactions contemplated by this Agreement; provided, that, for the avoidance of doubt, Parent and the Merger Subs shall be permitted to consent or agree to any amendment or modification, or any waiver of any provision, under the Debt Financing Commitments if such amendment, modification or waiver solely adds lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Financing Commitments as of the date hereof as parties thereto. Parent and the Merger Subs acknowledge and agree that the obtaining of the Debt Financing is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Debt Financing, subject to fulfillment or waiver of the conditions set forth in Article VI. Parent shall use commercially reasonable efforts to keep the Company informed when so reasonably requested by the Company and in reasonable detail of the status of its efforts to arrange any financing required in connection with the consummation of the transactions contemplated hereby, including any Debt Financing.

(b) The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives to provide all cooperation that is reasonably requested by Parent to assist Parent and the Merger Subs in the arrangement of any third-party debt financing (including the Debt Financing and, if the Debt Financing Sources exercise the Notes Flex, any debt capital markets financing) for the purpose of funding the payment of the aggregate Cash Consideration payable to holders of Common Stock and Equity Awards pursuant to and in accordance with the terms of this Agreement and the repayment, redemption, purchase, defeasance or discharge of any outstanding indebtedness for borrowed money of any of the Company and its Subsidiaries and Parent and its Subsidiaries in connection with the consummation of the transactions contemplated hereby, and the payment of fees and expenses incurred in connection therewith or pursuant to this Agreement (collectively, the “Financing”), including, without limitation: (i) as promptly as reasonably practicable, furnishing to Parent and the Financing Sources the Required Information; (ii) upon request of Parent, furnishing such other information relating to the Company and its Subsidiaries customary or reasonably necessary for the completion of such Financing to the extent reasonably requested by Parent to assist in preparation of customary confidential information memorandum, rating agency presentations, road show presentations, offering documents, private placement memoranda, bank information memoranda (including, to the extent necessary, an additional bank information memorandum that does not include material non-public information), prospectuses and similar documents to be used for the completion of the Financing or otherwise in connection with the marketing or placement of the Financing; (iii) cooperating with the marketing efforts of Parent and the Financing Sources, including using commercially reasonable efforts to participate, in each case at mutually agreeable times and places and with reasonable advanced notice, in a reasonable number of requested meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Financing and the Company’s senior management and Representatives, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies in connection with the Financing; (iv) if the Debt Financing Sources exercise the Notes Flex, using commercially reasonable efforts to cause the Company’s and any of its Subsidiaries’ independent accountants, as reasonably requested, to provide reasonable assistance to Parent consistent with such accountants’ customary practice (including to consent to the use of their audit reports on the consolidated financial statements of the Company and its Subsidiaries or the Company and its Subsidiaries, as applicable, in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the Securities Act or the Exchange Act, and to participate in reasonable and customary due diligence sessions); (v) if the Debt Financing Sources exercise the Notes Flex, using commercially reasonable efforts to obtain (I) customary consents of independent accountants of the Company and its Subsidiaries for use of their auditor opinions in customary materials relating to the Financing and (II) drafts of customary “comfort” letters of independent accountants of the Company and its Subsidiaries (which shall include customary “negative assurance” comfort) prior to the beginning of the Marketing Period, which such accountants would be prepared to issue at the time of pricing and at closing of any offering or private placement of the Debt Financing (in the form of debt securities) pursuant to Rule 144A under the Securities Act upon completion of customary procedures; and (vi) to the extent that the Company or any of its Subsidiaries are to be party to the Financing following the occurrence of the Effective Time,

(1) facilitating the execution and delivery at the Closing of definitive documents (including loan agreements, customary guarantee and collateral documentation (if applicable) and other applicable loan documents and closing certificates) related to the Financing, (2) to the extent requested by the Financing Sources at least 2 Business Days prior to the Closing Date, providing to the Financing Sources at least 5 Business Days prior to the Closing Date all customary and reasonable documentation and other information required by regulatory authorities with respect to the Company under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended, (3) facilitating substantially concurrently with the Closing all organizational actions by the Company and its Subsidiaries as may be reasonably requested by Parent in order to permit the consummation of such Financing and to permit the proceeds thereof to be made available to Parent, its Subsidiaries and/or the Company and its Subsidiaries; and (4) facilitating the pledging of collateral substantially concurrently with the Closing (including using reasonable best efforts to facilitate the delivery to Parent or its Financing Sources at Closing of original share certificates, together with share powers executed in blank, with respect to the Company’s Subsidiaries) and taking reasonable actions necessary to permit the Debt Financing Sources to evaluate the Company’s and its Subsidiaries’ assets for the purpose of establishing collateral arrangements; provided, however, that nothing in this Section 5.10 shall require such cooperation to the extent it would (A) unreasonably disrupt or interfere with the business or operations of the Company or any of its Subsidiaries or the conduct thereof, (B) require the Company or any of its Subsidiaries to pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Financing, prior to the occurrence of the Effective Time (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Subsidiary therefor), or incur any liability in connection with the Financing that is effective prior to the occurrence of the Effective Time, (C) require the Company, any of its Subsidiaries to enter into any instrument, document, certificate, or agreement or agree to any change or modification to any instrument or agreement at or prior to the Effective Time or that would be effective if the Effective Time does not occur, (D) require Persons who are directors of the Company or any of its Subsidiaries prior to the Effective Time, in their capacity as such, to pass resolutions or consents to approve or authorize the execution of the Financing, (E) provide access to or disclose information that the Company or any of its Subsidiaries reasonably determines would jeopardize any attorney-client privilege of the Company or any of its Subsidiaries; provided, that the Company shall use its commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access or (F) prepare separate financial statements for any Subsidiary of the Company, prepare any “guarantor /non-guarantor” footnote to any financial statements of the Company and its Subsidiaries or change any fiscal period. Without limiting the foregoing proviso, Parent agrees, promptly upon request, to reimburse the Company and its Subsidiaries for all of their out-of-pocket costs, fees and expenses (including reasonable fees and disbursements of counsel) in connection with the Financing promptly following the incurrence thereof (but excluding any costs, fees and expenses of preparing the Required Information set forth in clauses (a) and (b) of the definition thereof, which shall not be reimbursed). Parent shall indemnify and hold harmless the Company from and against any and all liabilities, obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties of any type actually suffered or incurred by any of them in connection with any action taken, or cooperation provided, by the Company or its Subsidiaries or any of their respective Representatives at the request of Parent pursuant to this Section 5.10 and/or the provision of information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith); in each case, except to the extent that any such obligations, losses, damages, claims, costs, expenses, awards, judgments and penalties, fees, costs or other liabilities are suffered or incurred as a result of the Company’s or its Representatives’ gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable, as determined in a final, non-appealable judgment by a court of competent jurisdiction. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Financing, provided, that such logos are used solely in a customary manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries and on such other customary terms and conditions as the Company shall reasonably impose. Parent and the Merger Subs acknowledge and agree that the obtaining of the Financing (including the Debt Financing), or any alternative financing, is not a condition to the Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing (including the Debt Financing) or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VI. Notwithstanding anything to the contrary provided herein or in the Confidentiality Agreement, Parent shall be permitted, in connection with the syndication of the Financing, to share all information subject to such agreements with its potential financing sources and their Representatives, subject to customary confidentiality undertakings by such potential financing sources with respect thereto.

(c) The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other actions solely in the Company’s control required to facilitate the termination at the Closing of commitments in respect of the Existing Credit Facility and, to the extent requested in writing at least seven (7) Business Days prior to the Closing Date by Parent, any other indebtedness incurred by any of the Company and its Subsidiaries after the date hereof pursuant to Section 5.2(f) (it being understood that the Company shall promptly and in any event no later than ten (10) days prior to the Closing Date notify Parent whether it has entered into or intends prior to the Closing Date to enter into any third-party debt facilities pursuant to Section 5.2(f) (other than any third-party debt facilities in effect as of the date hereof)), the repayment in full of all obligations in respect of such indebtedness, and the release of any Liens securing such indebtedness and guarantees in connection therewith on the Closing Date (such terminations, repayments and releases, the “Existing Credit Facility Terminations”). In furtherance and not in limitation of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent on the Closing Date payoff letters with respect to the Existing Credit Facility and, to the extent requested by Parent, any indebtedness incurred by any of the Company and its Subsidiaries after the date hereof pursuant to Section 5.2(f) (each, a “Payoff Letter”) in form and substance customary for transactions of this type, from the applicable agent on behalf of the Persons to whom such indebtedness is owed, which Payoff Letters together with any related release documentation shall, among other things, include the payoff amount and provide that Liens (and guarantees), if any, granted in connection therewith relating to the assets, rights and properties of the Company and its Subsidiaries securing such indebtedness, shall, upon the payment of the amount set forth in the applicable Payoff Letter at or prior to the Closing, be released and terminated. Notwithstanding the foregoing provisions of this Section 5.10(c), the obligations of the Company pursuant to this Section 5.10(c) shall be subject to the following conditions and qualifications: (A) Parent shall provide all funds required to effect all such repayments at or prior to the Closing, (B) as of the Closing, with respect to each of the letters of credit, bankers’ acceptances and similar instruments or facilities of the Company or its Subsidiaries issued pursuant to the Existing Credit Facility, Parent shall cause such letter of credit to be returned to the issuers thereof or otherwise satisfy the issuers of such letters of credit as to the disposition or retention of such letters of credit (including by cash collateralizing such obligations on terms satisfactory to the applicable issuers thereof, providing to the issuers of such letters of credit back-to-back letters of credit, or otherwise providing other satisfactory arrangements to the applicable issuers of such letters of credit, in each case, to the extent applicable, on terms reasonably satisfactory to the applicable issuer), and (C) in no event shall this Section 5.10(c) require the Company or any of its Subsidiaries to (x) cause any Existing Credit Facility Terminations to be effective until the Closing shall have occurred, (y) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with the Existing Credit Facility Terminations, at or prior to the occurrence of the Effective Time (except to the extent Parent promptly reimburses (in the case of ordinary course out-of-pocket costs and expenses) or provides the funding (in all other cases) to the Company or such Subsidiary therefor) or incur any liability in connection with the Existing Credit Facility Terminations that is effective prior to the occurrence of the Effective Time, or (z) issue any prepayment, commitment termination, commitment reduction or other similar notice under or in connection with the Existing Credit Facility Terminations that is effective prior to or is not conditioned upon the occurrence of the Effective Time.

5.11. Stock Exchange Delisting; Listing.

(a) Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of NYSE to enable the delisting by the

Surviving Company of the Common Stock from NYSE and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

(b) Parent shall use reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

5.12. Transaction Litigation. In the event that any stockholder litigation related to this Agreement, the Mergers or the other transactions contemplated by this Agreement is brought against either party or any directors or executive officers of either party after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), such party shall promptly notify the other party of any such Transaction Litigation and shall keep such other party reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation, and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent.

5.13. Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.14. Takeover Law. Neither Parent nor the Company shall take any action that would cause any Takeover Law to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Law now or hereafter in effect. If any Takeover Law may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Law on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Law.

5.15. FIRPTA Certificate. On the Closing Date, the Company shall provide to Parent (i) a statement certifying that interests in the Company are not “United States real property interests” (within the meaning of Section 897 of the Code), which statement shall be dated as of the Closing Date signed under penalties of perjury and in accordance with the provisions of Treasury Regulations sections 1.1445-2(c) and 1.897-2(h), and (ii) a notice to the IRS in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2). Parent shall be authorized to file with the IRS on behalf of the Company any notice provided by the Company pursuant to this Section 5.15.

5.16. Parent Board. Parent shall take all appropriate action to submit to the Board of Directors of Parent for appointment two (2) Company nominees (which nominees shall be mutually agreed by Parent and the Company) to the Board of Directors of Parent at the Effective Time, including adjusting the size of the Board of Directors of Parent if necessary, all in accordance with Parent’s bylaws.

5.17. Certain Tax Matters. Subject to Section 2.12, none of the parties shall (and shall cause their respective Subsidiaries not to) take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Initial Merger and the Follow-On Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS

OF PARENT AND THE MERGER SUBS

The obligations of Parent and the Merger Subs to complete the Closing and effect the Mergers under Article II of this Agreement are subject to the satisfaction (or written waiver by Parent to the extent permitted by Law) of the following conditions precedent on or before the Effective Time:

6.1. Accuracy of Warranties. (a) the representations and warranties of the Company set forth in the first two sentences, clauses (i) through (iii) of the seventh sentence and the last sentence of Section 3.1(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for any failures to be so true and correct that, individually or in the aggregate, are de minimis, (b) the representations and warranties of the Company set forth in the first sentence of Section 3.1(a), Section 3.2, the last sentence of Section 3.14 and Section 3.18, shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (c) the representations and warranties of the Company set forth in Section 3.1(f) shall be true and correct in all material respects as of the date of this Agreement. Other than the representations and warranties listed in the immediately preceding sentence, each of the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality, Company Material Adverse Effect or like qualifications therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except, in each case, for such failures to be true and correct as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

6.2. Compliance with Agreements and Covenants. The Company shall have duly performed and complied with, in all material respects, all of the covenants, obligations and agreements contained in this Agreement to be performed and complied with by it at or prior to the Effective Time.

6.3. HSR Clearance. The applicable waiting period under the HSR Act shall have expired or been earlier terminated.

6.4. Company Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote.

6.5. Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

6.6. Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

6.7. Material Adverse Effect. Since the date of this Agreement, there shall not have been any change, event, fact, effect, condition, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

6.8. No Prohibition. No applicable Law shall have been adopted, promulgated or entered by any Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

6.9. Certificate. Parent shall have received a certificate of a senior executive officer of the Company certifying that the conditions set forth in Section 6.1 and Section 6.2 have been satisfied.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company to complete the Closing and effect the Mergers under Article II of this Agreement are subject to the satisfaction (or written waiver by the Company to the extent permitted by Law) of the following conditions precedent on or before the Effective Time:

7.1. Accuracy of Warranties. Each of the representations and warranties of Parent and the Merger Subs set forth in the first sentence of Section 4.1, the first two sentences and clauses (i) through (iii) of the fourth sentence of Section 4.2(a), Section 4.2(b), Section 4.3, Section 4.11, and the last sentence of Section 4.9 shall be true and correct in all respects (except, with respect to Section 4.2(a) only, for any immaterial inaccuracy) as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date). Other than the representations and warranties listed in the immediately preceding sentence, each of the representations and warranties of Parent and the Merger Subs contained in this Agreement (without giving effect to any materiality, Parent Material Adverse Effect or like qualifications therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty speaks as of any earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except for such failures to be true and correct as would not have or reasonably be expected to have a Parent Material Adverse Effect.

7.2. Compliance with Agreements and Covenants. Parent and the Merger Subs shall have duly performed and complied with, in all material respects, all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them at or prior to the Effective Time.

7.3. HSR Clearance. The applicable waiting period under the HSR Act shall have expired or been earlier terminated.

7.4. Company Stockholder Approval. This Agreement shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote.

7.5. Stock Exchange Listing. The shares of Parent Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

7.6. Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

7.7. No Prohibition. No applicable Law shall have been adopted, promulgated or entered by any Governmental Authority which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby.

7.8. Certificate. The Company shall have received a certificate of a senior executive officer of Parent certifying that the conditions set forth in Section 7.1 and Section 7.2 have been satisfied.

ARTICLE VIII

TERMINATION

8.1. Termination. This Agreement may be terminated at any time on or prior to the Closing Date, whether before or after the Company Requisite Vote has been received (except in the case of a termination pursuant to Section 8.1(d)(ii) which may only be invoked prior to the receipt of the Company Requisite Vote):

(a) With the mutual written consent of each of the Company and Parent;

(b) By written notice of either the Company or Parent, if the Closing of the Mergers shall not have occurred on or before June 15, 2016 (the “Termination Date”); provided, that if on the Termination Date, all of the conditions set forth in Article VI and Article VII are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, provided that such conditions would be satisfied if the Closing occurred on such date) and the Marketing Period has commenced and not ended (an “Ongoing Marketing Period”), the Termination Date shall be automatically extended to the twenty first (21st) Business Day following the first day of the Ongoing Marketing Period; provided, further, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not be in breach or have breached in any material respect any provision of this Agreement in any manner that shall have primarily contributed to the failure of the Effective Time to occur on or before the Termination Date;

(c) By written notice of either the Company or Parent, if (i) there shall be any Law that makes consummation of the Mergers illegal or (ii) any Governmental Authority having competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such Order or other action shall have become final and nonappealable; provided, that the Party seeking to terminate this Agreement pursuant to this Section 8.1(c) did not breach in any material respect any provision of this Agreement which breach was the primary cause of, or primarily resulted in, the issuance of such Order or the taking of any such other final action

(d) By written notice of the Company:

(i) if Parent or a Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing at the Effective Time, to the failure of a condition set forth in Section 7.1 or Section 7.2 and (B) has not been or is incapable of being cured by Parent prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) calendar day after its receipt of written notice thereof from the Company; provided, that the Company is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement; or

(ii) prior to, but not after, obtaining the Company Requisite Vote, in accordance with, and subject to compliance with the terms and conditions of, Section 5.4(c);

(e) By written notice of Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise, if occurring or continuing at the Effective Time, to the failure of a condition set forth in Section 6.1 or Section 6.2 and (B) has not been or is incapable of being cured by the Company prior to the earlier of the (x) Termination Date and (y) thirtieth (30th) calendar day after its receipt of written notice thereof from Parent; provided, that Parent is not in material breach of any of its representations, warranties, covenants or other agreements contained in this Agreement;

(ii) if the Company Board (A) shall have made a Change of Recommendation, (B) shall have failed to include the Recommendation in the Proxy Statement distributed to the Company’s stockholders, (C) shall have recommended, approved or otherwise declared advisable to the stockholders of the Company an Acquisition Proposal other than the Mergers, (D) following the commencement of a tender offer or exchange offer that constitutes an Acquisition Proposal by a Person unaffiliated with Parent or a Merger

Sub, shall not have published, sent or given to its stockholders, pursuant to Rule 14e-2 under the Exchange Act, within the ten (10) Business Day period (as specified in Rule 14e-2 under the Exchange Act) after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect, a statement recommending that stockholders reject such tender offer or exchange offer and affirming the Recommendation, (E) following the public announcement or public disclosure, after the date hereof, by any Person of an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal, shall not have, within ten (10) Business Days of being requested to do so by Parent, publicly reaffirmed the Recommendation, or (F) shall have formally resolved to effect or publicly announced an intention to effect any of the foregoing, prior to obtaining the Company Requisite Vote; or

(f) By either Parent or the Company if at the Stockholders Meeting duly convened therefor (unless the Stockholders Meeting has been adjourned or postponed in accordance with Section 5.5(b), in which case at the final adjournment or postponement thereof) the Company Requisite Vote shall not have been obtained.

8.2. Expenses. Except as otherwise specifically provided herein, each Party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

8.3. Effect of Termination.

(a) In the event of termination of this Agreement by either the Company or Parent pursuant to Section 8.1, this Agreement will forthwith become void and have no further force or effect, without any Liability on the part of Parent, either Merger Sub, the Company or any of their respective Subsidiaries, except as provided in this Section 8.3, the last sentence of Section 5.1(c), Section 5.8, the second sentence of Section 5.10(b), Section 8.2, and Article IX, which will survive any termination hereof, and provided further that none of Parent, either Merger Sub or the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach.

(b) In the event that:

(i) this Agreement is terminated (x) by the Company pursuant to Section 8.1(d)(ii), (y) by Parent pursuant to Section 8.1(e)(ii) or (z) by either Parent or the Company pursuant to Section 8.1(f) at a time when this Agreement was terminable by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay one hundred fifty three million dollars ($153,000,000) (the “Company Termination Fee”) to Parent (or its designee), at or prior to the time of termination and as a condition to such termination in the case of a termination by the Company or as promptly as reasonably practicable in the case of a termination pursuant by Parent (and, in any event, within two (2) Business Days following such termination), payable by wire transfer of immediately available funds; or

(ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(f), by Parent pursuant to Section 8.1(e)(i), or by either Parent or the Company pursuant to Section 8.1(b) (with respect to Section 8.1(b), prior to the Company Requisite Vote being obtained unless at such time, Parent is permitted to terminate this Agreement pursuant to Section 8.1(e)(i)), and (A) at any time after the date of this Agreement, but prior to the date of the Stockholders Meeting (in the case of Section 8.1(f)), prior to the breach giving rise to such right of termination (in the case of Section 8.1(e)(i)) or prior to the date of the Stockholders Meeting (or if the Stockholders Meeting is not held, prior to such termination) (in the case of Section 8.1(b)), any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, or an Acquisition Proposal shall have otherwise become publicly known and (B) within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into a definitive agreement with respect to an Acquisition Proposal (regardless of whether consummated), or an Acquisition Proposal shall have been consummated involving the Company or any of its Subsidiaries (whether or not involving the same Acquisition Proposal as that which was announced or otherwise became publicly known prior to such termination), then, in any such event, the Company shall pay to Parent (or its designee) the Company Termination Fee, such payment to be made within two (2) Business Days from the earliest to occur of the foregoing events, payable by wire transfer of immediately available funds to an account designated by Parent.

(c) The Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(d) Each of the Company, Parent and the Merger Subs acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if a Party fails to promptly pay any amount due pursuant to this Section 8.3, and the other Party commences a suit that results in a judgment against the failing Party for the amount set forth in this Section 8.3 or a portion thereof, the failing Party shall pay to the other Party all fees, costs and expenses of enforcement (including attorney’s fees as well as expenses incurred in connection with any such action), together with interest on such amount or such portion thereof at the prime lending rate as published in the Wall Street Journal, in effect on the date such payment is required to be made. The amounts payable by the Company pursuant to Section 8.3(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be, together with any amounts payable pursuant to this Section 8.3(d), the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company pursuant to Section 8.3(b) and the Company Termination Fee is actually paid to Parent.

8.4. Specific Performance. The parties agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions, specific performance and other equitable remedies to prevent and restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court specified in Section 9.13, in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

ARTICLE IX

MISCELLANEOUS

9.1. Nonsurvival of Representations and Warranties. None of the representations and warranties and, subject to the following sentence, covenants and agreements, in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

9.2. Amendment. Prior to the Effective Time, this Agreement may be amended, modified or supplemented, but only in a writing signed by Parent and the Company; provided, however, that after receipt of the Company Requisite Vote, if any such amendment shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the stockholders of the Company, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.

9.3. Notices. Any notice, request, instruction or other document or other communication to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given (i) when received if given in person or by courier or a courier service (providing proof of delivery), (ii) on the date of transmission if sent by confirmed email, (iii) on the next Business Day if sent by an overnight delivery service (providing proof of delivery), or (iv) five (5) Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid:

(a)	If to the Company, addressed as follows:

Heartland Payment Systems, Inc.

90 Nassau Street, Second Floor

Princeton, NJ 08542

Attention: General Counsel

Email: charles.kallenbach@e-hps.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Edward D. Herlihy

                 Matthew M. Guest

Email: EDHerlihy@wlrk.com

            MGuest@wlrk.com

(b)	If to Parent or a Merger Sub, or after the Closing, the Surviving Company, addressed as follows:

Global Payments Inc.

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

Attention: General Counsel

Email: David.Green@globalpay.com

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Marni J. Lerner

Email: mlerner@stblaw.com

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

9.4. Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty. After receipt of the Company Requisite Vote, if any waiver hereunder shall by applicable Law or in accordance with the rules and regulations of NYSE require further approval of the stockholders of the Company, the effectiveness of such waiver shall be subject to the approval of the stockholders of the Company.

9.5. Counterparts. This Agreement may be executed in counterparts and such counterparts may be delivered in electronic format (including by fax and email). Such delivery of counterparts shall be conclusive evidence of the intent to be bound hereby and each such counterpart and copies produced therefrom shall have the same effect as an original. To the extent applicable, the foregoing constitutes the election of the parties hereto to invoke any Law authorizing electronic signatures.

9.6. Interpretation. The headings preceding the text of Articles and Sections included in this Agreement and the headings to Sections of the Company Disclosure Letter and the Parent Disclosure Letter are for convenience only and shall not be deemed part of this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter or be given any effect in interpreting this Agreement, the Company Disclosure Letter or the Parent Disclosure Letter. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this

Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively. Underscored references to Articles, Sections or Exhibits shall refer to those portions of this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term in this Agreement the singular. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic format) in a visible form. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning given to such term in this Agreement. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to dollars or to “$” shall be references to United States dollars.

9.7. APPLICABLE LAW. EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.18, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

9.8. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

9.9. Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective heirs, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (including by operation of law) by any of the parties without the prior written consent of the other parties; provided that Parent and either Merger Sub may assign (in whole but not in part) any of their rights and obligations under this Agreement to another wholly owned direct or indirect Subsidiary of Parent without the prior written consent of the Company, but no such assignment shall relieve Parent of its obligations under this Agreement. Any purported assignment in contravention of this Section 9.9 shall be null and void.

9.10. Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, except for (i) Sections 5.9 and (ii) as to the Debt Financing Sources, the provisions of Section 9.2, Section 9.7, this Section 9.10, Section 9.13, and Section 9.18, no provision of this Agreement shall be deemed to confer upon third parties, either express or implied, any remedy, claim, liability, reimbursement, cause of action or other right.

9.11. Further Assurances. Upon the reasonable request of Parent or the Surviving Company, each party will, on and after the Closing Date, execute and deliver to the other parties such other documents, assignments and other instruments as may be reasonably required to effectuate the Mergers and to effect and evidence the provisions of this Agreement and the transactions contemplated hereby.

9.12. Entire Understanding. The Exhibits, the Company Disclosure Letter and the Parent Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement and the Confidentiality Agreement set forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede any and all prior agreements, arrangements and understandings among the parties with respect to the subject matter hereof.

9.13. JURISDICTION OF DISPUTES. IN THE EVENT ANY PARTY TO THIS AGREEMENT COMMENCES ANY LITIGATION, PROCEEDING OR OTHER LEGAL ACTION IN CONNECTION WITH OR RELATING TO NEGOTIATION, EXPLORATION, DUE DILIGENCE WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED

HEREIN, THE PARTIES TO THIS AGREEMENT HEREBY (A) AGREE THAT ANY SUCH LITIGATION, PROCEEDING OR OTHER LEGAL ACTION SHALL BE INSTITUTED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (UNLESS THE DELAWARE COURT OF CHANCERY SHALL DECLINE TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, IN WHICH CASE, IN ANY DELAWARE STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE); (B) AGREE THAT IN THE EVENT OF ANY SUCH LITIGATION, PROCEEDING OR ACTION, SUCH PARTIES WILL CONSENT AND SUBMIT TO PERSONAL JURISDICTION IN ANY SUCH COURT DESCRIBED IN CLAUSE (A) OF THIS SECTION 9.13 AND TO SERVICE OF PROCESS UPON THEM IN ACCORDANCE WITH THE RULES AND STATUTES GOVERNING SERVICE OF PROCESS; (C) AGREE TO WAIVE TO THE FULL EXTENT PERMITTED BY LAW ANY OBJECTION THAT THEY MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH LITIGATION, PROCEEDING OR ACTION IN ANY SUCH COURT OR THAT ANY SUCH LITIGATION, PROCEEDING OR ACTION WAS BROUGHT IN AN INCONVENIENT FORUM; (D) AGREE AS AN ALTERNATIVE METHOD OF SERVICE TO SERVICE OF PROCESS IN ANY LEGAL PROCEEDING BY MAILING OF COPIES THEREOF TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 9.3 FOR COMMUNICATIONS TO SUCH PARTY; (E) AGREE THAT ANY SERVICE MADE AS PROVIDED HEREIN SHALL BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (F) AGREE THAT NOTHING HEREIN SHALL AFFECT THE RIGHTS OF ANY PARTY TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH OF THE PARTIES TO THIS AGREEMENT AGREES THAT IT WILL NOT BRING OR SUPPORT ANY ACTION, CAUSE OF ACTION, CLAIM, CROSS-CLAIM OR THIRD-PARTY CLAIM OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE DEBT FINANCING SOURCES AND THEIR RESPECTIVE CURRENT, FORMER OR FUTURE DIRECTORS, OFFICERS, GENERAL OR LIMITED PARTNERS, STOCKHOLDERS, MEMBERS, MANAGERS, CONTROLLING PERSONS, AFFILIATES, EMPLOYEES OR ADVISORS, IN EACH CASE, THAT ARE NOT PARTIES HERETO, IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, INCLUDING ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE FINANCING OR THE PERFORMANCE THEREOF, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK, COUNTY OF NEW YORK OR, IF UNDER APPLICABLE LAW JURISDICTION IS VESTED IN THE FEDERAL COURTS, THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK (AND APPELLATE COURTS THEREOF).

9.14. WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES OF FACT AND LAW, AND THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY OTHERWISE HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THE NEGOTIATION, EXPLORATION, DUE DILIGENCE WITH RESPECT TO OR ENTERING INTO OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (INCLUDING, FOR THE AVOIDANCE OF DOUBT, THE FINANCING). EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.14.

9.15. Disclosure Letters. Disclosure in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall apply only to the indicated Section of this Agreement, except to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to or relevant to another Section of this Agreement. The inclusion of information in the Company Disclosure Letter or the Parent Disclosure Letter shall not be construed as an admission that such information is material to any of the Company or its Subsidiaries or to any of Parent or its Subsidiaries, as applicable. In addition, matters reflected in the Company Disclosure Letter or the Parent Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected in the Company Disclosure Letter or the Parent Disclosure Letter. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy. Further, neither the specification of any item or matter in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Letter or the Parent Disclosure Letter is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business (except where expressly stated in the relevant representation, warranty or covenant), and shall not be construed as an admission of liability or responsibility under any Law or in any dispute or controversy.

9.16. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.17. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, the language shall be construed as mutually chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.18. Financing Source Arrangements. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto agrees that, except as specifically set forth in the Debt Financing Commitments, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against the Financing Sources in any way relating to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company and its subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, and members shall not have any rights or claims against any Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise and (ii) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company and its subsidiaries and their respective Affiliates, directors, officers, employees, agents, partners, managers, or members for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Financing Commitments or the performance thereof or the financings contemplated thereby, whether at law or in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, the Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of this provision to the same extent as if the Financing Sources were parties to this Agreement. This Section 9.18 and Sections 9.7, 9.10 and 9.13 may not be amended, modified or supplemented, or any of its provisions waived, without the written consent of the Financing Sources, which consent may be granted or withheld in the sole discretion of the Financing Sources.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

COMPANY

HEARTLAND PAYMENT SYSTEMS, INC.

By:	/s/ Robert H.B. Baldwin, Jr.

Name: Robert H.B. Baldwin, Jr.
Title: Vice Chairman

[Signature Page to Merger Agreement]

PARENT

GLOBAL PAYMENTS INC.

By:	/s/ David L. Green

Name: David L. Green
Title: Executive Vice President, General Counsel and Corporate Secretary

DATA MERGER SUB ONE, INC.

By:	/s/ David L. Green

Name: David L. Green
Title: Secretary

DATA MERGER SUB TWO, LLC

By:	/s/ David L. Green

Name: David L. Green
Title: Secretary

[Signature Page to Merger Agreement]

ANNEX B

[LETTERHEAD OF GREENHILL & CO., LLC]

December 15, 2015

Board of Directors

Heartland Payment Systems, Inc.

90 Nassau Street

Princeton, New Jersey 08542

Members of the Board of Directors:

We understand that Heartland Payment Systems, Inc. (“Heartland”), Global Payments Inc. (“Global”), Data Merger Sub One, Inc. (“Merger Sub One”) and Data Merger Sub Two, LLC (“Merger Sub Two” and, together with Merger Sub One, the “Merger Subs”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), which provides, among other things, for the merger of Merger Sub One with and into Heartland (the “Initial Merger”), with Heartland continuing as the surviving corporation and wholly owned subsidiary of Global, followed by the merger of Heartland with and into Merger Sub Two (the “Follow-On Merger” and, together with the Initial Merger as an integrated transaction, the “Mergers”), with Merger Sub Two continuing as the surviving entity and wholly owned subsidiary of Global. As more fully described in the Merger Agreement, in the Initial Merger, each outstanding share of the common stock, par value $0.001 per share, of Heartland (“Heartland Common Stock”), other than shares held by Heartland as treasury stock or by a subsidiary of Heartland or shares held by Global or Merger Subs (collectively, “Excluded Holders”) or shares held by holders with respect to which appraisal rights have been properly exercised, will be converted into the right to receive (i) 0.6687 of a share of the common stock, without par value, of Global (“Global Common Stock” and, the number of shares of Global common stock issuable in the Initial Merger, the “Stock Consideration”), subject to reduction as specified in the Merger Agreement to the minimum extent necessary such that the aggregate number of shares of Global Common Stock issuable in the Mergers equals 19.9% of the outstanding shares of Global Common Stock immediately prior to the effective time of the Initial Merger, and (ii) $53.28 in cash (the “Cash Consideration” and, together with the Stock Consideration, the “Merger Consideration”), subject to increase as specified in the Merger Agreement in the event the Stock Consideration is decreased as contemplated by the Merger Agreement. The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Heartland Common Stock (other than Excluded Holders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision to proceed with or effect the Mergers.

For purposes of the opinion set forth herein, we have, among other things:

1.	reviewed an execution copy of the Merger Agreement as provided to us on December 15, 2015;

2.	reviewed certain publicly available financial statements of each of Heartland and Global that we deemed relevant;

3.	reviewed certain other publicly available business, operating and financial information relating to each of Heartland and Global that we deemed relevant;

4.	reviewed certain information prepared by the management of Heartland, including financial forecasts and other financial and operating data concerning Heartland (such forecasts and other data, the “Heartland Forecasts”), and reviewed certain information prepared by the management of Global, including financial forecasts and other financial and operating data concerning Global (such forecasts and other data, the “Global Forecasts”);

Board of Directors

Heartland Payment Systems, Inc.

December 15, 2015

5.	discussed the past and present operations and financial condition and the prospects of Heartland and Global with the respective senior executives of Heartland and Global;

6.	reviewed the historical market prices and trading activity for Heartland Common Stock and Global Common Stock and analyzed their respective implied valuation multiples;

7.	compared the purchase prices and implied premiums paid in certain publicly available transactions that we deemed relevant;

8.	analyzed the trading valuations of certain publicly traded companies that we deemed relevant to Heartland and Global;

9.	analyzed the valuation derived by discounting future cash flows and a terminal value of each of Heartland and Global at discount rates we deemed appropriate;

10.	participated in discussions and negotiations among representatives of Heartland and its legal advisors and representatives of Global and its legal and financial advisors; and

11.	performed such other analyses and considered such other factors as we deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to us by representatives and managements of Heartland and Global for the purposes of this opinion and further have relied upon the assurances of the representatives and managements of Heartland and Global that they are not aware of any facts or circumstances that would make such information inaccurate, incomplete or misleading. With respect to the Heartland Forecasts that have been furnished or otherwise provided to us and that we have been directed to utilize in our analyses, we have assumed that the Heartland Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Heartland as to the matters reflected therein, and we have relied upon the Heartland Forecasts in arriving at our opinion. With respect to the Global Forecasts that have been furnished or otherwise provided to us and that we have been directed to utilize in our analyses, we have assumed that the Global Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of Global as to the matters reflected therein, and we have relied upon the Global Forecasts in arriving at our opinion. We express no opinion with respect to the Heartland Forecasts, the Global Forecasts or the assumptions upon which they are based. We have relied upon the assessments of the managements of Heartland and Global as to, among other things, (i) the potential impact on Heartland and Global of market, cyclical and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the payment processing industry, (ii) the products, technology and intellectual property of Heartland and Global and associated risks, (iii) existing and future contracts and relationships, agreements and arrangements with, and the ability of Heartland and Global to attract, retain and/or replace, key employees, bank sponsors, clearing services providers and other commercial relationships of Heartland and Global and (iv) the ability to integrate the businesses and operations of Heartland and Global. We have assumed that there will be no developments with respect to any such matters that would have an adverse effect on Heartland, Global or the Mergers (or the contemplated benefits thereof) that would be meaningful in any respect to our analyses or opinion.

We have not made any independent valuation or appraisal of the assets or liabilities (contingent, accrued, off-balance sheet or otherwise) of Heartland, Global or any other entity, nor have we been furnished with any such appraisals. We have assumed that the Mergers will be consummated in accordance with the terms set forth in the final, executed Merger Agreement, which we further have assumed will be identical in all material respects to the

Board of Directors

Heartland Payment Systems, Inc.

December 15, 2015

execution copy thereof we have reviewed, without waiver, modification or amendment of any material terms or conditions set forth in the Merger Agreement, and that the Mergers will be consummated in accordance with all applicable laws. We also have assumed that all material governmental, regulatory and other consents and approvals necessary for the consummation of the Mergers will be obtained without any effect on Heartland, Global, the Mergers or the contemplated benefits of the Mergers in any respect meaningful to our analyses or opinion. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion.

In connection with our engagement, we were not requested to and we did not solicit expressions of interest from third parties with respect to the sale of Heartland or any other alternative transaction; however, we in the past have had discussions with Heartland and, at Heartland’s direction, with selected third parties regarding certain potential strategic transactions involving Heartland.

We have acted as financial advisor to Heartland in connection with the Mergers and will receive a fee for such services, the principal portion of which is contingent on the consummation of the Initial Merger and a portion of which is payable in connection with the delivery of this opinion. In addition, Heartland has agreed to indemnify us for certain liabilities arising out of our engagement and to reimburse us for expenses incurred in connection with such engagement. During the two years preceding the date of this opinion, we have not been engaged to perform investment banking services for Heartland unrelated to the Mergers or to Global for which services we received compensation, other than certain financial advisory services performed for Heartland in connection with potential merger and acquisition transactions. As you are aware, in 2001, certain private equity funds previously affiliated with us acquired an equity interest in Heartland, which was converted into shares of Heartland Common Stock at the time of Heartland’s initial public offering in 2005, and, in connection with such private investment in 2001, a senior member of our transaction advisory team joined the Board of Directors of Heartland (the “Board”) on which he served until 2005. In 2008, such private equity funds distributed the shares of Heartland Common Stock held by such funds to their general and limited partners, including the senior member of our transaction advisory team, 47,045 shares of which such senior member continues to beneficially own as of the date hereof.

It is understood that this letter is for the information of the Board (in its capacity as such) and is rendered to the Board in connection with its evaluation of the Mergers and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy or other information statement or registration statement to be mailed to the stockholders of Heartland in connection with the Mergers. We are not expressing any opinion as to any terms, aspects or implications of the Mergers (other than the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Heartland Common Stock (other than Excluded Holders) pursuant to the Merger Agreement), including the form or structure of the Mergers, any tax consequences of the Mergers or any agreement, arrangement or understanding to be entered into in connection with the Mergers or otherwise. We express no opinion as to the prices at which shares of Heartland Common Stock, Global Common Stock or any other securities of Heartland or Global will trade or otherwise be transferable at any time. We express no opinion with respect to the amount or nature of any compensation or other consideration to any officers, directors or employees of Heartland, or any class of such persons, relative to the Merger Consideration or otherwise or with respect to the fairness of any such compensation. We also express no opinion regarding matters that require legal, regulatory, accounting, tax or other similar professional advice and we assume that opinions, counsel and interpretations regarding such matters have been or will be obtained from appropriate professional sources. The issuance of this opinion has been

Board of Directors

Heartland Payment Systems, Inc.

December 15, 2015

approved by our fairness committee. This opinion is not intended to be and does not constitute a recommendation to the members of the Board as to whether they should approve the Mergers or the Merger Agreement, nor does it constitute a recommendation as to how any stockholder of Heartland should vote or act in connection with the Mergers.

Based on and subject to the foregoing, including the limitations and assumptions set forth herein, we are of the opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Heartland Common Stock (other than Excluded Holders) pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very best regards,

GREENHILL & CO., LLC

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware Appraisal Rights

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that , except as expressly provided in §363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §251(h), §253 or §267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by §363(a) of this title, appraisal rights shall be available as contemplated by §363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with §255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228, §251(h), §253, or §267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of §114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to §251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to §251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30- 32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7.

Part II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (a) such individual conducted himself or herself in good faith; and (b) such individual reasonably believed: (i) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation; (ii) in all other cases, that such conduct was at least not opposed to the best interests of the corporation; and (iii) in the case of any criminal proceeding, that the individual had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director: (1) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct; or (2) in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court shall order a corporation to indemnify or give an advance for expenses to a director if such court determines the director is entitled to indemnification under the indemnification provisions of the GBCC or if it determines that in view of all relevant circumstances, it is fair and reasonable, even if the director has not met the standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC or was adjudged liable in a proceeding referred to in subsection (d) of Section 14-2-851 of the GBCC, but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful in the defense of any proceeding to which the director was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceed. Subsection (a) of Section 14-2-852 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if he or she is not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability arising out of conduct that constitutes (a) appropriation, in violation of his or her duties, of any business opportunity of the corporation; (b) acts of omission which involve intentional misconduct or a knowing violation of the law; (c) the types of liability set forth in Section 14-2-832 of the GBCC, or (d) receipt of an improper personal benefit. Subsection (c) of Section 14-2-857 of the GBCC provides that an officer of the corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances for expenses, in each case to the same extent to which ha director may be entitled to indemnification or advances for expenses under those provisions.

Article 9 of the Global Payments bylaws requires it to indemnify any director or officer who is party to a proceeding because he or she is or was a director or officer against liability incurred in the proceeding. The Global Payments bylaws generally prohibit it from indemnifying any officer or director who is adjudged liable to Global Payments or is subjected to injunctive relief in favor of Global Payments (a) for any appropriation, in violation of his or her duties, of any business opportunity of Global Payments, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for the types of liability set forth in Section 14-2-832 of the GBCC, or (d) for any transaction from which he or she received an improper personal benefits. The Global Payments bylaws require Global Payments, under certain circumstances, to advance expenses to its officers and directors who are parties to a proceeding for which indemnification may be sought.

Certain of Global Payments’ employee benefit plans provide indemnification of directors and other agents against certain claims arising from administration of such plans.

Global Payments maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors and officers of Global Payments.

Item 21. Exhibits and Financial Statements

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (17 CFR 230.424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to

Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(7)	(i) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(ii) That every prospectus (A) that is filed pursuant to paragraph (i) immediately preceding, or (B) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one (1) business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 21st day of March, 2016.

Global Payments Inc.

By:	/s/ Jeffrey S. Sloan
Jeffrey S. Sloan
Chief Executive Officer and Director (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on March 21, 2016.

	Signatures	Title

	/s/ Jeffrey S. Sloan Jeffrey S. Sloan	Chief Executive Officer and Director (Principal Executive Officer)

	* Cameron M. Bready	Chief Financial Officer (Principal Financial Officer)

	* David M. Sheffield	Chief Accounting Officer (Principal Accounting Officer)

	* William I Jacobs	Chairman of the Board

	* John G. Bruno	Director

	* Ruth Ann Marshall	Director

	* John M. Partridge	Director

	* Alan M. Silberstein	Director

	* Michael W. Trapp	Director

	* Gerald J. Wilkins	Director

*By:	/s/ Jeffrey S. Sloan Jeffrey S. Sloan	Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of December 15, 2015, by and among Heartland Payment Systems, Inc., Global Payments Inc., Data Merger Sub One, Inc. and Data Merger Sub Two, LLC (included as Annex A to the proxy statement/prospectus which forms a part of this registration statement).†

3.1	Second Amended and Restated Articles of Incorporation of Global Payments Inc., incorporated by reference to Exhibit 3.1 to Global Payments Inc.’s Annual Report on Form 10-K filed July 25, 2013.

3.2	Sixth Amended and Restated Bylaws of Global Payments Inc., incorporated by reference to Exhibit 3.2 to Global Payments Inc.’s Annual Report on Form 10-K filed July 25, 2013.

5.1**	Opinion of Alston & Bird LLP as to validity of securities being registered.

10.1	First Amendment to Second Amended and Restated Credit Agreement, First Amendment to Second Amended and Restated Term Loan Agreement, First Amendment to Company Guaranties and First Amendment to Subsidiary Guaranties, incorporated by reference to Exhibit 10.1 to Global Payments Inc.’s Current Report on Form 8-K filed March 1, 2016.

23.1**	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Global Payments Inc.

23.3*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Heartland Payment Systems, Inc.

24.1**	Powers of Attorney of Directors.

99.1*	Form of Proxy Card of Heartland Payment Systems, Inc.

99.2**	Consent of Greenhill & Co., LLC.

*	Filed herewith.
**	Previously filed.
†	Schedules omitted pursuant to Section 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request.